UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SJW GROUP

(Exact name of registrant as specified in its charter)

Delaware	4941	77-0066628
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

110 West Taylor Street

San Jose, California 95110

(408) 279-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Suzy Papazian

General Counsel and Corporate Secretary

SJW Group

110 West Taylor Street

San Jose, California 95110

(408) 279-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leif B. King Kenton J. King Pankaj K. Sinha Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, California 94301 Tel: (650) 470-4500	David C. Benoit President and Chief Executive Officer Connecticut Water Service, Inc. 93 West Main Street Clinton, Connecticut 06413 Tel: (860) 669-8636	Joseph B. Frumkin Tia. S. Barancik Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Tel: (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Exchange Act Rule 14d-1 (d) (Cross-Border Third-Party Tender Offer)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JUNE 25, 2018

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

The boards of directors of SJW Group (“SJW”) and Connecticut Water Service, Inc. (“CTWS”) have unanimously approved, and SJW and CTWS have entered into, an Agreement and Plan of Merger, dated as of March 14, 2018 (as amended and restated by that certain Amended and Restated Agreement and Plan of Merger on May 30, 2018, and as it may be further amended from time to time, the “merger agreement”), with respect to a “merger of equals” strategic business combination (the “merger”) between SJW and CTWS. Pursuant to the terms of the merger agreement, Hydro Sub, Inc., a wholly owned subsidiary of SJW and a party to the merger agreement (“Merger Sub”), will merge with and into CTWS, with CTWS surviving the merger as a wholly owned subsidiary of SJW. Upon completion of the merger, SJW and CTWS, and their respective subsidiaries, will operate as a combined company initially under the name “SJW Group”, which name will be changed within two years following the merger to a new name representing the combined company.

Upon completion of the merger, each issued and outstanding share of CTWS common stock (other than those owned directly or indirectly by CTWS, SJW or any of their respective subsidiaries that are not held on behalf of third parties) will be converted into the right to receive 1.1375 shares of SJW common stock (the “exchange ratio”). This exchange ratio will not be adjusted for changes in the market price of either SJW common stock or CTWS common stock between the date of signing of the merger agreement and completion of the merger.

Based on the estimated number of shares of SJW common stock and CTWS common stock that will be outstanding immediately prior to the closing of the merger, upon such closing, SJW stockholders immediately prior to the effective time of the merger will own approximately 60% of the combined company and CTWS shareholders immediately prior to the effective time of the merger will own approximately 40% of the combined company. The combined company will be listed on the New York Stock Exchange (the “NYSE”) initially under SJW’s current symbol, “SJW.”

SJW and CTWS will each hold a special meeting of its respective shareholders to consider the proposed merger. At the special meeting of SJW stockholders, SJW stockholders will be asked to vote on the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, the proposal to adopt the amendment to the SJW certificate of incorporation (the “SJW certificate of incorporation amendment”) and the proposal to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment. At the special meeting of CTWS shareholders, CTWS shareholders will be asked to vote on the proposal to approve the merger agreement, the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment by SJW stockholders and approval of the merger agreement by CTWS shareholders. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the SJW or the CTWS special meeting, as applicable.

The SJW board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SJW and its stockholders. The SJW board of directors unanimously recommends that SJW stockholders vote “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, “FOR” the proposal to adopt the SJW certificate of incorporation amendment and “FOR” the proposal to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

The CTWS board of directors unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of CTWS and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The CTWS board of directors unanimously recommends that CTWS shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and “FOR” the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

The obligations of SJW and CTWS to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. The accompanying joint proxy statement/prospectus contains detailed information about SJW, CTWS, the special meetings, the merger agreement and the merger. SJW and CTWS encourage you to read the joint proxy statement/prospectus carefully and in its entirety, including the section entitled “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus.

We look forward to the successful combination of SJW and CTWS.

Sincerely,	Sincerely,
Eric W. Thornburg	David C. Benoit
Chairman of the Board, Chief Executive Officer and President	President and Chief Executive Officer
SJW Group	Connecticut Water Service, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger and other transactions described in the joint proxy statement/prospectus, nor have they approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [●], 2018 and is first being mailed to SJW stockholders and CTWS shareholders with a GREEN proxy card on or about [●], 2018.

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

(860) 664-6056

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [●], 2018

To the Shareholders of Connecticut Water Service, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), which will be held at [●] on [●], 2018 at [●], local time, for the following purposes:

•	to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of March 14, 2018, among SJW Group, a Delaware corporation (“SJW”), Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned subsidiary of SJW (“Merger Sub”), and CTWS (as amended and restated by that certain Amended and Restated Agreement and Plan of Merger on May 30, 2018, and as it may be further amended from time to time, “the merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

•	to consider and vote on the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger, as described in the accompanying joint proxy statement/prospectus of which this notice forms a part; and

•	to consider and vote upon the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

CTWS will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the CTWS special meeting.

Completion of the merger is conditioned on, among other things, approval of the merger agreement by CTWS shareholders.

The CTWS board of directors unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of CTWS and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The CTWS board of directors unanimously recommends that CTWS shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and “FOR” the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

If any matters other than the proposals listed above are properly submitted for shareholder action at the CTWS special meeting (or at any adjournment or postponement thereof) and you submit a proxy, the persons named as proxy holders will be authorized to vote your shares in their discretion with respect to such matters.

The CTWS board of directors has fixed the close of business on [●], 2018 as the record date (the “CTWS record date”) for determination of holders of CTWS common stock entitled to receive notice of, and to vote at, the CTWS special meeting or any adjournments or postponements thereof. As of the CTWS record date, CTWS issued and outstanding capital stock consists solely of outstanding shares of CTWS common stock. Accordingly, only holders of record of CTWS common stock at the close of business on the CTWS record date are entitled to receive notice of, and to vote at, the CTWS special meeting or at any adjournments or postponements thereof. Approval of the merger agreement requires the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of CTWS common stock entitled to vote thereon. Approval, on a non-binding advisory basis, of specific compensatory arrangements between CTWS and its named executive officers relating to the merger requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon, although such vote will not be binding on CTWS or the CTWS board of directors or any of its committees. Approval of the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon. A list of the names of CTWS shareholders of record will be available for 10 days prior to the CTWS special meeting for any purpose germane to the special meeting between the hours of 8:30 a.m. and 4:30 p.m., local time, at CTWS’s headquarters, 93 West Main Street, Clinton, Connecticut 06413. The CTWS shareholder list will also be available at the CTWS special meeting for examination by any shareholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the CTWS special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either:

(1) logging onto www.proxyvote.com and following the instructions on your GREEN proxy card;

(2) dialing (800) 454-8683 and listening for further directions; or

(3) signing, dating and returning the enclosed GREEN proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the CTWS special meeting.

If your shares are held in a CTWS plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate. If you do not follow these instructions, your shares cannot be voted.

We urge you to discard any blue proxy cards sent to you by Eversource Energy, which is soliciting proxies in opposition to the merger. If you previously submitted a blue proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any blue proxy card. Only the latest validly executed proxy that you submit will be counted.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of CTWS common stock, please contact CTWS’s proxy solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders May Call Toll-Free: (800) 662-5200

Banks and Brokers May Call: (203) 658-9400

By Order of the Board of Directors of Connecticut Water Service, Inc.,

Kristen A. Johnson
Vice President, Human Resources and Corporate Secretary
Clinton, Connecticut
[●], 2018

SJW Group

110 West Taylor Street

San Jose, California 95110

(408) 279-7800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [●], 2018

To the Stockholders of SJW Group:

We are pleased to invite you to attend the special meeting of stockholders of SJW Group (“SJW”), a Delaware corporation, which will be held at 110 West Taylor Street, San Jose, California 95110, on [●], 2018, at [●], local time, for the following purposes:

•	to consider and vote on the proposal to approve the issuance of shares of SJW common stock to Connecticut Water Service, Inc. (“CTWS”) shareholders pursuant to the merger as contemplated by the Agreement and Plan of Merger, dated as of March 14, 2018 (as amended and restated by that certain Amended and Restated Agreement and Plan of Merger on May 30, 2018, and as it may be further amended from time to time, the “merger agreement”), by and among SJW, CTWS and Hydro Sub, Inc., a wholly owned subsidiary of SJW (“Merger Sub”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice forms a part;

•	to consider and vote on the proposal to adopt the amendment to the SJW certificate of incorporation (the “SJW certificate of incorporation amendment”) in connection with the closing of the merger, a copy of the form of which is included as Annex D to the joint proxy statement/prospectus of which this notice forms a part; and

•	to consider and vote upon the proposal to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

SJW will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the SJW special meeting.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment by SJW stockholders.

The SJW board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SJW and its stockholders. The SJW board of directors unanimously recommends that SJW stockholders vote “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, “FOR” the proposal to adopt the SJW certificate of incorporation amendment and “FOR” the proposal to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

If any matters other than the proposals listed above are properly submitted for stockholder action at the SJW special meeting (or at any adjournment or postponement thereof) and you submit a proxy, the persons named as proxy holders will be authorized to vote your shares in their discretion with respect to such matters.

The SJW board of directors has fixed the close of business on [●], 2018 as the record date for determination of SJW stockholders entitled to receive notice of, and to vote at, the SJW special meeting or any adjournments or postponements thereof. SJW issued and outstanding capital stock consists solely of outstanding shares of SJW common stock. Accordingly, only holders of record of SJW common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the SJW special meeting or at any adjournments or postponements thereof. The issuance of shares of SJW common stock requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock present in person or represented by proxy at the SJW special meeting and entitled to vote on the proposal. Adoption of the SJW certificate of incorporation amendment requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock entitled to vote on the proposal. Adjournment of the SJW special meeting requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock present in person or represented by proxy at the SJW special meeting and entitled to vote on the proposal. A list of the names of SJW stockholders of record will be available for 10 days prior to the SJW special meeting for any purpose germane to the special meeting between the hours of 8:30 a.m. and 4:30 p.m., local time, at the office of SJW’s Corporate Secretary, 110 West Taylor Street, San Jose, California 95110. The SJW stockholder list will also be available at the SJW special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the SJW special meeting in person, we urge you to submit a proxy to vote your shares as promptly as possible by either:

(1) logging onto www.proxyvote.com and following the instructions on your GREEN proxy card;

(2) dialing (866) 357-4029 and listening for further directions; or

(3) signing, dating and returning the enclosed GREEN proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the SJW special meeting.

If your shares are held in the name of a bank, broker or other nominee, including an employee benefit plan trustee, please follow the instructions on the voting instruction card furnished by the record holder, as appropriate. If you do not follow these instructions, your shares cannot be voted.

We urge you to discard any white proxy cards sent to you by California Water Service Group, which is soliciting proxies in opposition to the merger. If you previously submitted a white proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any white proxy card. Only the latest validly executed proxy that you submit will be counted.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement as well as a description of the proposed issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and a description of the SJW certificate of incorporation amendment. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of SJW common stock, please contact SJW’s proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Stockholders, Banks and Brokers May Call Toll-Free: (866) 357-4029

By Order of the Board of Directors of SJW Group,

Suzy Papazian
General Counsel and Corporate Secretary
San Jose, California
[●], 2018

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about SJW and CTWS from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus, as well as a GREEN proxy card, free of charge by requesting them in writing or by telephone from the appropriate company’s proxy solicitor at the following addresses and telephone numbers:

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, New York 10104 Stockholders, Banks and Brokers May Call Toll-Free: (866) 357-4029	Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Shareholders May Call Toll-Free: (800) 662-5200 Banks and Brokers May Call: (203) 658-9400

You may also obtain any of the documents incorporated by reference into this joint proxy statement/prospectus without charge through the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov. In addition, you may obtain copies of documents filed by SJW with the SEC by accessing SJW’s website at www.sjwgroup.com under the heading “Investor Relations” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by CTWS with the SEC by accessing CTWS’s website at www.ctwater.com under the tab “Investors” and then under the tab “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, SJW, CTWS or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

If you would like to request any documents, including a GREEN proxy card, please do so by [●], 2018 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by SJW, constitutes a prospectus of SJW under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of SJW common stock to be issued to CTWS shareholders pursuant to the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both SJW and CTWS under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of SJW stockholders and a notice of meeting with respect to the special meeting of CTWS shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to SJW stockholders or CTWS shareholders nor the issuance by SJW of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy or offer to sell or buy securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding SJW has been provided by SJW and information contained in this joint proxy statement/prospectus regarding CTWS has been provided by CTWS.

All references in this joint proxy statement/prospectus to “SJW” refer to SJW Group, a Delaware corporation; all references in this joint proxy statement/prospectus to “CTWS” refer to Connecticut Water Service, Inc., a Connecticut corporation; and all references to “Merger Sub” refer to Hydro Sub, Inc., a Connecticut corporation and wholly owned subsidiary of SJW formed for the sole purpose of effecting the merger. Unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to SJW and CTWS collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” or the “amended and restated merger agreement” refer to the Amended and Restated Agreement and Plan of Merger, dated as of May 30, 2018, by and among SJW, CTWS and Merger Sub, a copy of which is included as Annex A to this joint proxy statement/prospectus, as it may be further amended from time to time. SJW, following completion of the merger, is sometimes referred to in this joint proxy statement/prospectus as the “combined company” or “Combined SJW.” CTWS, following completion of the merger, is sometimes referred to in this joint proxy statement/prospectus as the “New England Region.”

i

Annex A — Amended and Restated Agreement and Plan of Merger

Annex B — Opinion of J.P. Morgan Securities LLC

Annex C — Opinion of Wells Fargo Securities LLC

Annex D — Form of SJW Certificate of Incorporation Amendment

Annex E — Voting and Support Agreement (George Edward Moss Trust)

Annex F — Voting and Support Agreement (Roscoe Moss Jr. Trust)

Annex G — Voting and Support Agreement (Robert A. Van Valer)

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of SJW Group (“SJW”) or a shareholder of Connecticut Water Service, Inc. (“CTWS”), may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. SJW and CTWS urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus and GREEN proxy card?

A:	SJW and CTWS have agreed to a “merger of equals” strategic business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:

•	SJW stockholders must approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger;

•	SJW stockholders must approve the adoption of the amendment to the SJW certificate of incorporation (the “SJW certificate of incorporation amendment”); and

•	CTWS shareholders must approve the merger agreement.

SJW and CTWS will hold separate special meetings of their respective shareholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about SJW, CTWS, the special meetings, the merger agreement and the merger. You should read all the available information carefully and in its entirety.

Q:	What will stockholders receive in the merger?

A:	SJW Stockholders: If the merger is completed, SJW stockholders will not receive any merger consideration and will continue to hold their existing shares of SJW common stock.

CTWS Shareholders: If the merger is completed, holders of CTWS common stock will receive 1.1375 shares of SJW common stock for each share of CTWS common stock they hold immediately prior to the effective time of the merger. CTWS shareholders will not receive any fractional shares of SJW common stock in the merger. Instead, CTWS shareholders will receive cash in lieu of any fractional shares of SJW common stock that CTWS shareholders would otherwise have been entitled to receive.

Q:	What is the value of the merger consideration?

A:	Because SJW will issue 1.1375 shares of SJW common stock in exchange for each share of CTWS common stock, the market value of the merger consideration that CTWS shareholders will receive will depend on the price per share of SJW common stock at the effective time of the merger. That price will not be known at the time of the CTWS special meeting or the SJW special meeting and may be less or more than the current market price or the market price at the time of the special meetings. We urge you to obtain current market quotations of SJW common stock and CTWS common stock. See also “Comparative Stock Price Data and Dividends” beginning on page 182 of this joint proxy statement/prospectus.

Q:	What percentage of the combined company will SJW stockholders and CTWS shareholders, respectively, own following the merger?

A:	Upon completion of the merger, SJW stockholders immediately prior to the effective time of the merger will own approximately 60% of the combined company and CTWS shareholders immediately prior to the effective time of the merger will own approximately 40% of the combined company, in each case, calculated on a fully diluted basis.

Q:	When and where will the special meetings be held?

A:	SJW Stockholders: The special meeting of SJW stockholders will be held at 110 West Taylor Street, San Jose, California 95110, on [●], 2018, at [●], local time.

CTWS Shareholders: The special meeting of CTWS shareholders will be held at [●], on [●], 2018, at [●], local time.

If you wish to attend your respective company’s special meeting, you must bring photo identification. If you hold your shares through a bank, broker or other nominee, including an employee benefit plan trustee, you must also bring proof of ownership such as the voting instruction form from your broker or other nominee or an account statement.

For information on voting in advance of your respective company’s special meeting, see “The SJW Special Meeting” and “The CTWS Special Meeting” beginning, respectively, on page 25 and page 26 of this joint proxy statement/prospectus.

Q:	Who is entitled to vote on the proposals?

A:	SJW Stockholders: The record date for the SJW special meeting is [●], 2018. Only holders of record of outstanding shares of SJW common stock as of the close of business on the SJW record date are entitled to notice of, and to vote at, the SJW special meeting or any adjournments or postponements of the SJW special meeting.

CTWS Shareholders: The record date for the CTWS special meeting is [●], 2018. Only holders of record of outstanding shares of CTWS common stock as of the close of business on the CTWS record date are entitled to notice of, and to vote at, the CTWS special meeting or any adjournments or postponements of the CTWS special meeting.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	SJW stockholders are being asked to vote on the following proposals:

(1) to approve the issuance of SJW common stock to CTWS shareholders pursuant to the merger;

(2) to approve the adoption of the SJW certificate of incorporation amendment in connection with the merger, which increases the number of authorized shares of SJW stock to 73 million, including 72 million shares of common stock; and

(3) to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

Approval by SJW stockholders of the share issuance proposal and the proposal concerning adoption of the SJW certificate of incorporation amendment is required to complete the merger.

CTWS shareholders are being asked to vote on the following proposals:

(1) to approve the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus;

(2) to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger; and

(3) to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Neither SJW nor CTWS anticipates any other proposals being submitted for stockholder action at the SJW special meeting or the CTWS special meeting, respectively. If, however, other matters are properly submitted for stockholder action at the respective special meetings (or at any adjournment or postponement thereof) and you have submitted a proxy, the persons named as proxy holders will be authorized to vote your shares in their discretion with respect to such matters. For more information, see the section entitled “Stockholder Proposals” beginning on page 205 of this joint proxy statement/prospectus.

Approval by CTWS shareholders of the proposal to approve the merger agreement is required to complete the merger. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules that require CTWS to seek an advisory (non-binding) vote on compensation that is tied to or based on completion of the merger and that will or may be paid or provided by CTWS to its named executive officers in connection with the merger.

Q:	What vote is required to approve each proposal at the SJW special meeting?

A:	The issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock present in person or represented by proxy at the SJW special meeting and entitled to vote on the proposal. Failures to vote and broker non-votes, which are described below, will have no effect on the proposal, assuming a quorum is present. Abstentions are treated the same as votes against this proposal.

Adoption of the SJW certificate of incorporation amendment requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock entitled to vote on the proposal. Failures to vote, broker non-votes and abstentions will have the effect of a vote against this proposal.

Approval of the proposal to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock present in person or represented by proxy at the SJW special meeting and entitled to vote on the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Abstentions will have the effect of a vote against this proposal.

Q:	Have any SJW stockholders agreed to vote their shares in favor of any of the proposals to be considered at the SJW special meeting?

A:	Yes. In connection with the merger agreement, on March 14, 2018, SJW entered into voting and support agreements (collectively, the “SJW voting and support agreements”) with certain of its stockholders, pursuant to which, subject to certain conditions, such SJW stockholders have agreed to vote shares controlled by them in favor of the matters to be submitted to SJW stockholders at the SJW special meeting. As of the record date for the SJW special meeting, such parties collectively owned approximately [●]% of the outstanding shares of SJW common stock. For more information on the merger agreement, see the section entitled “The Merger — SJW Voting and Support Agreements” beginning on page 141 of this joint proxy statement/prospectus.

Q:	What vote is required to approve each proposal at the CTWS special meeting?

A:	Approval of the merger agreement requires the affirmative vote of holders of two-thirds (66 2/3%) of the issued and outstanding shares of CTWS common stock entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have the effect of a vote against the proposal, assuming a quorum is present.

Approval, on a non-binding advisory basis, of specific compensatory arrangements between CTWS and its named executive officers relating to the merger requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Because the vote regarding these specific merger-related compensatory arrangements between CTWS and its named executive officers is advisory only, it will not be binding on CTWS or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, the CTWS named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of CTWS shareholders.

Approval of the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present.

Q:	What constitutes a quorum at the special meetings?

A:	SJW Stockholders: Stockholders who hold shares representing at least a majority of the outstanding shares of common stock entitled to vote at the SJW special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the SJW special meeting. Any adjournment of the special meeting may be made from time to time, if a quorum does not exist, by approval holders of SJW stock representing a majority of the voting power of all shares present in person or represented by proxy at the special meeting, or by the chairman of the special meeting, without further notice other than by an announcement made at the special meeting. In addition, the chairman of the special meeting may adjourn such meeting after the special meeting has been duly organized. At any such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the original meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Abstentions will be included in the calculation of the number of shares of SJW common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes, which are described below, will not be included.

CTWS Shareholders: Shareholders who hold shares representing at least a majority of the shares of CTWS common stock issued and outstanding as of the close of business on the CTWS record date and entitled to vote at the CTWS special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the CTWS special meeting. If a quorum is not present at such meeting, the shareholders present in person or by proxy may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be given to the shareholders not present or represented at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares of CTWS common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How does the SJW board of directors recommend that SJW stockholders vote?

A:	The SJW board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SJW and its stockholders. The SJW board of directors unanimously recommends that SJW stockholders vote:

(1) “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger;

(2) “FOR” the proposal to adopt the SJW certificate of incorporation amendment; and

(3) “FOR” the proposal to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

Q:	How does the CTWS board of directors recommend that CTWS shareholders vote?

A:	The CTWS board of directors unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of CTWS and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The CTWS board of directors unanimously recommends that CTWS shareholders vote:

(1) “FOR” the proposal to approve the merger agreement;

(2) “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger; and

(3) “FOR” the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Q:	How many votes do I have?

A:	SJW Stockholders: Holders of SJW common stock are entitled to one vote for each share owned as of the close of business on the SJW record date. As of the close of business on the SJW record date, there were [●] shares of SJW common stock outstanding and entitled to vote at the SJW special meeting.

CTWS Shareholders: Holders of CTWS common stock are entitled to three votes for each share owned as of the close of business on the CTWS record date. As of the close of business on the CTWS record date, there were [●] shares of CTWS common stock outstanding and entitled to vote at the CTWS special meeting.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record of SJW as of [●], 2018, which is referred to as the SJW record date, or a stockholder of record of CTWS as of [●], 2018, which is referred to as the CTWS record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

•	use the toll-free number shown on your GREEN proxy card;

•	visit the website shown on your GREEN proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed GREEN proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record, you may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name,” through a broker, trustee or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, trustee or other nominee.

Q:	My shares are held in “street name” by my broker, bank, employee benefit plan trustee or other nominee. How do I vote? Will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares are held in the name of a broker, bank, employee benefit plan trustee or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank, employee benefit plan trustee or other nominee. As the beneficial holder, unless your broker, bank, employee benefit plan trustee or other nominee has discretionary authority over your shares, you generally have the right to direct your broker, bank, employee benefit plan trustee or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal, as your broker, bank, employee benefit plan trustee or other nominee will not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus. This is often called a “broker non-vote.”

In connection with the SJW special meeting:

•	Broker non-votes, if any, will have no effect on the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger (assuming a quorum is present);

•	Broker non-votes, if any, will have the same effect as a vote against the proposal to adopt the SJW certificate of incorporation amendment (assuming a quorum is present); and

•	Broker non-votes, if any, will have no effect on the proposal to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies (assuming a quorum is present).

In connection with the CTWS special meeting:

•	Broker non-votes, if any, will have the same effect as a vote against the proposal to approve the merger agreement (assuming a quorum is present); and

•	Broker non-votes, if any, will have no effect on the non-binding, advisory, CTWS merger-related compensation proposal or the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies (in each case assuming a quorum is present).

You should therefore provide your broker, bank, employee benefit plan trustee or other nominee with instructions as to how to vote your shares of SJW common stock or CTWS common stock.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in “street name” by returning a proxy card directly to SJW or CTWS or by voting in person at your special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:	What will happen if I abstain from voting or I fail to vote?

A:	For purposes of each of the SJW special meeting and the CTWS special meeting, an abstention occurs when a respective shareholder attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote and a failure to vote occurs when a holder of SJW common stock or CTWS common stock fails to vote in person or by proxy and fails to instruct his or her bank, broker, trust or other nominee to vote shares beneficially owned by such holder.

SJW

•	SJW share issuance proposal: If an SJW stockholder present in person at the SJW special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote against the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger. If an SJW stockholder is not present in person at the SJW special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal (assuming a quorum is present).

•	SJW certificate of incorporation amendment proposal: An abstention or failure to vote will have the same effect as a vote against the proposal to approve the adoption of the SJW certificate of incorporation amendment (assuming a quorum is present).

•	SJW adjournment of special meeting proposal: If an SJW stockholder present in person at the SJW special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote against the motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies. If an SJW stockholder is not present in person at the SJW special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal to approve any motion to adjourn the SJW special meeting (assuming a quorum is present).

CTWS

•	Merger agreement proposal: If a CTWS shareholder present in person at the CTWS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote against the proposal to approve the merger agreement, assuming a quorum is present. If a CTWS shareholder is not present in person at the CTWS special meeting and does not respond by proxy, it will also have the same effect as a vote against the proposal to approve the merger agreement (assuming a quorum is present).

•	Non-binding, advisory, CTWS merger-related compensation proposal: If a CTWS shareholder present in person at the CTWS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the non-binding, advisory, CTWS merger-related compensation proposal, assuming a quorum is present. If a CTWS shareholder is not present in person at the CTWS special meeting and does not respond by proxy, it will also have no effect on the vote count for this proposal (assuming a quorum is present).

•	CTWS adjournment of special meeting proposal: If a CTWS shareholder present in person at the CTWS special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have no effect on the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies, assuming a quorum is present. If a CTWS shareholder is not present in person at the CTWS special meeting and does not respond by proxy, it will also have no effect on the vote count for such proposal to adjourn the CTWS special meeting (assuming a quorum is present).

Q:	What will happen if I return my GREEN proxy card without indicating how to vote?

A:	SJW Stockholders: If you properly complete and sign your GREEN proxy card but do not indicate how your shares of SJW common stock should be voted on a matter, the shares of SJW common stock represented by your proxy will be voted as the SJW board of directors recommends and, therefore, “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, “FOR” the proposal to adopt the SJW certificate of incorporation amendment and “FOR” the proposal to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment (assuming a quorum is present).

CTWS Shareholders: If you properly complete and sign your GREEN proxy card but do not indicate how your shares of CTWS common stock should be voted on a matter, the shares of CTWS common stock represented by your proxy will be voted as the CTWS board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and “FOR” the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, assuming a quorum is present.

Q:	I am a CTWS shareholder and I received a blue card. Should I sign and mail it?

A:	No.

We urge you to discard any blue proxy cards and disregard any related solicitation materials sent to you by Eversource Energy (“Eversource”), which is soliciting proxies in opposition to the merger. If you previously submitted a blue proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any blue proxy card. Only the latest dated proxy card you submit will be counted. If you have any questions or need assistance, please call Morrow Sodali LLC, CTWS’s proxy solicitor, toll-free at (800) 662-5200.

Q:	I am an SJW stockholder and I received a white card. Should I sign and mail it?

A:	No.

We urge you to discard any white proxy cards and disregard any related solicitation materials sent to you by California Water Service Group (“Cal Water”), which is soliciting proxies in opposition to the merger. If you previously submitted a white proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any white proxy card. Only the latest dated proxy card you submit will be counted. If you have any questions or need assistance, please call Georgeson LLC (“Georgeson”), SJW’s proxy solicitor, toll-free at (866) 357-4029.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are a holder of record of either SJW or CTWS shares: If you are a holder of record of either SJW common stock or CTWS common stock, as applicable, you can change your vote or revoke your proxy at any time before your proxy is voted at your respective special meeting. You can do this in one of three ways:

•	timely delivering a signed written notice of revocation to the Corporate Secretary of SJW or the Secretary of CTWS, as applicable;

•	timely delivering a new, valid proxy for SJW or CTWS, as applicable, bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the applicable proxy card; or

•	attending your special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the SJW special meeting or the CTWS special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by SJW or CTWS, as applicable, no later than the beginning of the applicable special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above. Only your last submitted proxy card will be considered. Please cast your vote “FOR” the proposals, following the instructions on your GREEN proxy card, as promptly as possible. You do not need to contact SJW or CTWS to revoke any previously granted proxy you may have given.

If you hold shares of either SJW or CTWS in “street name”: If your shares are held in “street name”, you must contact your broker, bank or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of CTWS common stock?

A:	Assuming that the merger is completed as currently contemplated, SJW and CTWS intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to the obligation of SJW to complete the merger that SJW receive the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or such other nationally recognized tax counsel reasonably satisfactory to CTWS), dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of CTWS to complete the merger that CTWS receive the written opinion of Sullivan & Cromwell LLP (or such other nationally recognized tax counsel reasonably satisfactory to SJW), dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of CTWS common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of CTWS common stock for shares of SJW common stock in the merger (other than gain or loss with respect to any cash received in lieu of a fractional share of SJW common stock).

The particular consequences of the merger to each CTWS shareholder depend on such shareholder’s particular facts and circumstances. CTWS shareholders should consult their tax advisors to understand fully the consequences to them of the merger given their specific circumstances. For more information, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 166 of this joint proxy statement/prospectus.

Q:	When do you expect the merger to be completed?

A:	SJW and CTWS are working to complete the merger as soon as practicable and expect the closing of the merger to occur during the fourth quarter of 2018. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of SJW and CTWS could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the SJW and CTWS special meetings and the completion of the merger.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:	SJW Stockholders: If you are an SJW stockholder, after the merger is completed, you are not required to take any action with respect to your shares of SJW common stock.

CTWS Shareholders: If you are a CTWS shareholder, after the merger is completed, each share of CTWS common stock you hold will be converted automatically into the right to receive 1.1375 shares of SJW common stock together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares of CTWS common stock for shares of SJW common stock. You do not need to take any action at this time. Please do not send your CTWS share certificates with your GREEN proxy card.

Q:	Are stockholders entitled to appraisal rights?

A:	No. Under Delaware and Connecticut laws, neither SJW stockholders nor CTWS shareholders will be entitled to exercise any appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

Q:	What happens if I sell my shares of CTWS common stock before the CTWS special meeting?

A:	The CTWS record date is earlier than the date of the CTWS special meeting and the date that the merger is expected to be completed. If you transfer your CTWS shares after the CTWS record date but before the CTWS special meeting, you will retain your right to vote at the CTWS special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What happens if I sell my shares of SJW common stock before the SJW special meeting?

A:	The record date for the SJW special meeting is earlier than the date of the SJW special meeting. If you transfer your SJW shares after the SJW record date but before the SJW special meeting, you will retain your right to vote at the SJW special meeting.

Q:	What if I hold shares in both SJW and CTWS?

A:	If you are a stockholder of both SJW and CTWS, you will receive two separate packages of proxy materials. A vote cast as an SJW stockholder will not count as a vote cast as a CTWS shareholder, and a vote cast as a CTWS shareholder will not count as a vote cast as an SJW stockholder. Therefore, please submit separate proxies for each of your SJW and CTWS shares.

Q:	Why did the CTWS board of directors decide to reject the Eversource proposal?

A:	On April 5, 2018, CTWS received an unsolicited written proposal from Eversource regarding the acquisition by Eversource of all of the outstanding shares of CTWS common stock for $63.50 per share in cash and/or Eversource common stock at the election of CTWS shareholders. In accordance with the terms of the merger agreement, the independent directors of CTWS, in consultation with CTWS’s legal and financial advisors, carefully reviewed Eversource’s unsolicited acquisition proposal and, on April 19, 2018, unanimously concluded that it is not a superior proposal or reasonably likely to lead to a superior proposal as defined by the merger agreement. On May 31, 2018, the CTWS board of directors reaffirmed that it does not believe that Eversource’s April 5 proposal is a superior proposal to the merger agreement and unanimously determined that it would not agree to a transaction with Eversource on the terms currently proposed, regardless of the outcome of the proposed merger with SJW, because the CTWS board of directors believes that the Eversource’s April 5 proposal substantially undervalues CTWS.

Please see the sections of this joint proxy statement/prospectus titled “The Merger — Background of the Merger” and “The Merger — CTWS’s Reasons for the Merger; Recommendation of the CTWS Board of Directors,” beginning on pages 63 and 103, respectively, for more information on Eversource’s unsolicited written proposal and an explanation of the reasons taken into account by the independent directors of CTWS in connection with its conclusion that such proposal is not a superior proposal or reasonably likely to lead to a superior proposal as defined by the merger agreement.

Q:	Why did the SJW board of directors decide to reject the California Water Service Group tender offer?

A:	The SJW board of directors considered in detail the price and non-price terms of Cal Water’s unsolicited tender offer to acquire all outstanding shares of SJW for $68.25 per share in cash (the “Cal Water tender offer”) and concluded the Cal Water tender offer was not superior to the planned merger of equals with CTWS and was not in the best interests of SJW stockholders. The SJW board of directors concluded, acting in good faith with a view to the best interests of SJW stockholders and in consultation with SJW’s management and legal and financial advisors, that the Cal Water tender offer:

•	significantly undervalued SJW’s long-term prospects, particularly in light of the opportunity to share in the benefits expected from being stockholders of the combined company with CTWS (please see “The Merger—SJW’s Reasons for the Merger; Recommendation of the SJW Board of Directors”);

•	would require the merger agreement be terminated, and thus the planned merger of equals with CTWS and its anticipated benefits to SJW stockholders be abandoned;

•	would eliminate SJW stockholders’ ability to participate in a potential sale of SJW or the combined company at a later date from a stronger position, or of SJW following a full process if and when the SJW board of directors determined to pursue a potential sale of SJW; and

•	involved high execution risks including:

•	a significant risk that Cal Water’s proposed transaction would not close in a reasonable period of time, if at all, due to the potentially protracted regulatory review, which could be as long as 18 months;

•	the risks presented by the uncommitted nature of Cal Water’s sources of financing and the substantial amount of financing that the proposed all-cash transaction would require, such as the risks identified by S&P Global RatingsDirect on June 12, 2018 in reports downgrading its outlook of San Jose Water Company due to “the possibility that SJW’s previously agreed-upon merger agreement with CTWS may not close as expected, resulting in high event risk, including the potential that SJW could be acquired by Cal Water in a manner that results in greater use of leverage” (terms conformed) and of California Water Service Company due to “increased event risk associated with a potential for Cal Water’s financial measures to weaken further in light of the announced cash tender offer” (terms conformed); and

•	the significant conditions placed on the Cal Water tender offer, subjecting it to significant contingencies, including approval by the California Public Utilities Commission.

Please see the section of this joint proxy statement/prospectus titled “The Merger—Recent Developments” for more information.

Q:	Has the merger agreement entered into on March 14, 2018 been amended?

A:	Yes. On May 30, 2018, SJW, Merger Sub and CTWS entered into an amended and restated merger agreement providing CTWS with a 45-day period (the “go-shop period”), which will conclude at 11:59 p.m. Eastern time on July 14, 2018, during which CTWS has the right to solicit takeover proposals from third parties (which may include proposals for an alternative merger, acquisition or other strategic transaction), engage in discussions regarding such proposals, furnish certain information (including non-public information) in connection with such proposals, and otherwise cooperate with efforts to make such proposals. The amended and restated merger agreement also permits CTWS to continue discussions with any party who submits a takeover proposal by the end of the go-shop period if the CTWS board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that the proposal constitutes or is reasonably likely to lead to a proposal superior to the merger, until the earlier of (i) a withdrawal of the proposal, (ii) a determination in good faith by the CTWS board of directors, after consultation with its outside counsel and financial advisor, that the proposal no longer constitutes or is reasonably likely to lead to a superior proposal and (iii) 11:59 p.m. Eastern time on the 30th day following the end of the go-shop period. Before CTWS is entitled to change its recommendation in order to accept a superior proposal, SJW has the right, over a period of five business days (which was extended in the amended and restated merger agreement from 96 hours in the merger agreement as entered into on March 14, 2018), to propose changes to the terms of the merger agreement and, if requested by SJW, CTWS is required to engage with SJW in good faith negotiations regarding any changes to the terms of the amended and restated merger agreement proposed by SJW. If any amendment is made to the financial terms or any other material terms of the superior proposal which forms the basis of the intention of the CTWS board of directors to change its recommendation, SJW has the right to propose changes and negotiate with CTWS for an additional three business days (which was extended in the amended and restated merger agreement from 72 hours in the merger agreement as entered into on March 14, 2018).

The amended and restated merger agreement also provides for an extension to 15 months (from 12 months in the merger agreement as entered into on March 14, 2018) of the time period for the cash termination fee in the amount of $28.1 million that CTWS will be required to pay to SJW if each of the following three events occurs: (i) an alternative proposal is made to CTWS or becomes publicly known, or an intention to make such a proposal is publicly announced and not publicly withdrawn, after the date of the merger agreement as entered into on March 14, 2018 and prior to the CTWS shareholders meeting, (ii) the merger agreement is thereafter terminated by (A) either SJW or CTWS because the merger has not closed by March 14, 2019 (if the CTWS shareholders meeting has not been held) or the CTWS shareholders fail to approve the merger, or (B) SJW because CTWS materially breaches the merger agreement; and (iii) within 15 months of such termination of the merger agreement, CTWS enters into a definitive agreement to consummate or consummates an alternative proposal.

Please see the section of this joint proxy statement/prospectus titled “The Merger Agreement—Solicitation of Alternative Proposals” for more information.

Q:	If CTWS shareholders do not approve the merger agreement at the CTWS special meeting, does that mean that CTWS shareholders are instead voting to approve the Eversource April 5 proposal or a proposal that CTWS receives during the go-shop period?

A:	No. The proposals that CTWS shareholders are being asked to vote on at the CTWS special meeting are specific to the planned merger of equals with SJW.

Q:	If SJW stockholders do not approve the share issuance proposal and the proposal concerning adoption of the SJW certificate of incorporation amendment at the SJW special meeting, does that mean that SJW stockholders are instead voting to approve a transaction with Cal Water?

A:	No. The proposals that SJW stockholders are being asked to vote on at the SJW special meeting are specific to the planned merger of equals with CTWS.

Q:	Has there been any other changes to the merger agreement?

A:	No. Other than as set forth in the amended and restated merger agreement entered into by SJW, Merger Sub and CTWS on May 30, 2018, the terms and conditions of the merger agreement have not changed since March 14, 2018. A copy of the merger agreement, as amended and restated on May 30, 2018, is included as Annex A to this joint proxy statement/prospectus.

Q:	Who can help answer my questions?

A:	SJW stockholders or CTWS shareholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or desire additional copies of this joint proxy statement/prospectus or additional GREEN proxy cards should contact:

If you are an SJW stockholder:	If you are a CTWS shareholder:

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, New York 10104 Stockholders, Banks and Brokers May Call Toll-Free: (866) 357-4029	Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Shareholders May Call Toll-Free: (800) 662-5200 Banks and Brokers May Call: (203) 658-9400

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you with respect to the merger and the other matters being considered at the SJW special meeting and CTWS special meeting. SJW and CTWS urge you to read carefully this joint proxy statement/prospectus in its entirety, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

SJW Group (see page 50)

SJW was incorporated in California as “SJW Corp” on February 8, 1985. On November 15, 2016, SJW Corp. changed its state of incorporation to the state of Delaware and changed its name to “SJW Group.” SJW is a holding company that conducts its business in the United States through three wholly owned subsidiaries, namely, San Jose Water Company, SJWTX, Inc., doing business as Canyon Lake Water Service Company, and SJW Land Company. San Jose Water Company and Canyon Lake Water Service Company are public utilities regulated by the California Public Utilities Commission (the “CPUC”) and Public Utilities Commission of Texas, respectively, and operate within a service area approved by the regulators.

San Jose Water Company is a public utility that provides water service to approximately 230,000 connections serving a population of approximately one million people in an area comprising approximately 139 square miles in the metropolitan San Jose, California area. SJWTX, Inc. is another public utility that provides water service to approximately 14,000 connections serving approximately 42,000 people in an area comprising more than 244 square miles in western Comal County and southern Blanco County in the growing region between San Antonio and Austin, Texas. In addition, SJWTX, Inc. has a 25% interest in Acequia Water Supply Corporation, which has been consolidated with SJWTX, Inc. within the scope of Financial Accounting Standards Board Accounting Standard Codification (“ASC”) Topic 810, “Consolidation.” The principal business of these water utility services consists of the production, purchase, storage, purification, distribution, wholesale, and retail sale of water. San Jose Water Company also provides non-tariffed services under agreements with municipalities and other utilities. These non-tariffed services include water system operations, maintenance agreements and antenna site leases.

SJW Land Company owns an undeveloped real estate property, commercial and warehouse properties in Tennessee. SJW Land Company also has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which sold all of its interests in the commercial building and land the partnership owned and operated on April 6, 2017.

SJW’s common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “SJW.” The principal executive offices of SJW are located on 110 West Taylor Street, San Jose, California 95110. Its telephone number is (408) 279-7800, and its Internet address is www.sjwgroup.com.

Connecticut Water Service, Inc. (see page 50)

CTWS was incorporated in 1974, with The Connecticut Water Company as its largest subsidiary, which was organized in 1956. CTWS is a non-operating holding company, whose income is derived from the earnings of its six wholly owned subsidiary companies. In 2017, approximately 95% of the company’s net income was attributable to water operations carried out within its four regulated water companies, The Connecticut Water Company, The Heritage Village Water Company, The Avon Water Company and The Maine Water Company. The Connecticut Water Company, The Heritage Village Water Company and The Avon Water Company are regulated by the Connecticut Public Utilities Regulatory Authority (the “PURA”) and The Maine Water Company is regulated by the Maine Public Utilities Commission (the “MPUC”). These regulated companies supplied water to 135,000 connections serving approximately 450,000 people in 80 municipalities in Connecticut and Maine and wastewater to more than 3,000 connections serving approximately 10,000 people in Southbury, Connecticut. They are subject to state regulation regarding financial issues, rates, service and operating issues, and to various other state and federal regulatory agencies concerning water quality and environmental standards.

In addition to its regulated companies, CTWS owns two active unregulated companies. In 2017, these unregulated companies, together with real estate transactions within The Connecticut Water Company, contributed the remaining 5% of CTWS’s net income through real estate transactions as well as services and rentals. The two active unregulated companies are Chester Realty, Inc., a real estate company in Connecticut, and New England Water Utility Services, Inc., which provides contract water and sewer operations and other water related services.

CTWS’s common stock is traded on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “CTWS.” The principal executive offices of CTWS are located on 93 West Main Street, Clinton, Connecticut 06413. Its telephone number is (860) 669-8636, and its Internet address is www.ctwater.com.

Hydro Sub, Inc. (see page 51)

Hydro Sub, Inc., a wholly owned subsidiary of SJW (“Merger Sub”), is a Connecticut corporation that was formed on March 9, 2018 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into CTWS, with CTWS surviving as a wholly owned subsidiary of SJW.

The Merger

A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus. SJW and CTWS encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 143 of this joint proxy statement/prospectus.

Terms of the Merger (see page 143)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into CTWS. CTWS will survive the merger as a wholly owned subsidiary of SJW. Upon completion of the merger, SJW and CTWS, and their respective subsidiaries, will operate as a combined company initially under the name “SJW Group”, which name will be changed within two years following the merger to a new name representing the combined company.

Merger Consideration (see page 143)

CTWS shareholders will have the right to receive 1.1375 shares of SJW common stock for each share of CTWS common stock that is issued and outstanding immediately prior to the effective time of the merger (the “exchange ratio”). This exchange ratio will not be adjusted for changes in the market price of either SJW common stock or CTWS common stock between the date of signing of the merger agreement and completion of the merger. As a result, the implied value of the consideration to CTWS shareholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. No fractional shares of SJW common stock will be issued in connection with the merger. Each CTWS shareholder that otherwise would have been entitled to receive a fraction of a share of SJW common stock will be entitled to receive cash in lieu of the fractional share. SJW stockholders will continue to own their existing shares, which ownership will not be affected by the merger.

Assumption of CTWS Stock Plans

At the effective time of the merger, SJW will assume the CTWS 2014 Performance Stock Program, the CTWS 2004 Performance Stock Program and the CTWS 1994 Performance Stock Program, as amended and restated in 2002 (the “CTWS 1994 Performance Stock Program”), as well as outstanding equity awards as described on page 184. Following the effective time of the merger, SJW may grant equity awards to certain employees covering SJW common stock to the extent permitted by applicable NYSE rules, using the share reserve available under the assumed CTWS 2014 performance stock program immediately prior to the effective time of the merger as converted into SJW common stock based on the exchange ratio. In addition, to the extent permitted by applicable NYSE rules, dividend equivalents credited to assumed CTWS awards may be issued from the reserve available under the assumed stock plan from which the awards were granted. As of May 25, 2018, 368,032, 259,712 and 218,105 shares of CTWS common stock were available for issuance under the 2014 Performance Stock Program, the CTWS 2004 Stock Program and the CTWS 1994 Performance Stock Program, respectively.

Recommendation of the SJW Board of Directors (see page 91)

After careful consideration, the SJW board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SJW and its stockholders. For more information regarding the factors considered by the SJW board of directors in reaching its decision to approve the merger agreement, to authorize the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and to approve the SJW certificate of incorporation amendment, see the section entitled “The Merger — SJW’s Reasons for the Merger; Recommendation of the SJW Board of Directors.”

The SJW board of directors unanimously recommends that SJW stockholders vote “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, “FOR” the proposal to adopt the SJW certificate of incorporation amendment and “FOR” the proposal to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

Recommendation of the CTWS Board of Directors (see page 103)

After careful consideration, the CTWS board of directors unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of CTWS and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. For more information regarding the factors considered by the CTWS board of directors in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, see the section entitled “The Merger — CTWS’s Reasons for the Merger; Recommendation of the CTWS Board of Directors.”

The CTWS board of directors unanimously recommends that CTWS shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and “FOR” the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Opinion of SJW’s Financial Advisor (see page 94)

In connection with its consideration of the merger, the SJW board of directors received an oral opinion on March 14, 2018 from SJW’s financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”), subsequently confirmed by delivery of a written opinion on the same day, to the effect that, as of such date and based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to SJW. The full text of J.P. Morgan’s written opinion, dated March 14, 2018, which sets forth, among other things, the assumptions made, matters considered and limitations and qualifications on the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. SJW stockholders are urged to read J.P. Morgan’s written opinion and the description beginning on page 94 carefully and in their entirety. J.P. Morgan’s opinion was addressed to the SJW board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the fairness to SJW, from a financial point of view, of the exchange ratio in the merger and does not address any other matter. J.P. Morgan’s opinion expressed no opinion as to the fairness of the exchange ratio to any class of securities, creditors or other constituencies of SJW or CTWS or SJW’s or CTWS’s underlying decision to effect the merger. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of SJW or CTWS as to how such stockholder should vote with respect to the merger or any other matter.

For a description of the opinion that the SJW board of directors received from J.P. Morgan, see the section entitled “— Opinion of SJW’s Financial Advisor — Opinion of J.P. Morgan Securities LLC” beginning on page  94 of this joint proxy statement/prospectus.

Opinion of CTWS’s Financial Advisor (see page 110)

CTWS retained Wells Fargo Securities, LLC (“Wells Fargo Securities”) as the financial advisor to the CTWS board of directors in connection with a review of potential strategic alternatives, including a potential transaction with SJW. At the meeting of the CTWS board of directors on March 14, 2018, Wells Fargo Securities rendered its oral opinion to the CTWS board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of CTWS common stock, other than the excluded shares. Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the CTWS board of directors, dated March 14, 2018. For purposes of Wells Fargo Securities’ opinion, the term “excluded shares” means any shares of CTWS common stock owned by CTWS, SJW, Merger Sub or any of their respective subsidiaries (in each case, other than shares of CTWS common stock held on behalf of third parties).

The full text of the written opinion of Wells Fargo Securities dated March 14, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. CTWS shareholders are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the CTWS board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, to the holders of CTWS common stock, other than the excluded shares, of the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. The opinion does not constitute a recommendation to any CTWS shareholder as to how such shareholder should vote with respect to the proposed merger or any other matter. For a description of the opinion that the CTWS board of directors received from Wells Fargo Securities, see the section entitled “— Opinion of CTWS’s Financial Advisor — Opinion of Wells Fargo Securities, LLC” beginning on page 110 of this joint proxy statement/prospectus.

Interests of SJW Directors and Executive Officers in the Merger (see page 122)

Executive officers of SJW and members of the SJW board of directors have certain interests in the merger that may be different from, or in addition to, the interests of SJW stockholders generally. These interests are described, and certain of them are quantified, in the section entitled “— Interests of SJW Directors and Executive Officers in the Merger” beginning on page 122 of this joint proxy statement/prospectus.

Moreover, as detailed below under “— Board of Directors and Management Following the Merger” beginning on page 134 and “— Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus, certain of SJW’s executive officers and members of the SJW board of directors will continue to serve as officers and/or directors of the combined company upon completion of the merger. Specifically, Eric W. Thornburg will serve as the chairman, chief executive officer and president of the combined company, as described in further detail below under “— Board of Directors and Management Following the Merger” beginning on page 134 of this joint proxy statement/prospectus. Mr. Thornburg, who was the chairman, chief executive officer and president of CTWS until September 28, 2017 and an employee of CTWS until October 15, 2017, continues to hold 25,749 shares of CTWS common stock and 126,662 CTWS DSUs (as defined below in the summary of the section entitled “— Treatment of CTWS Restricted Share Units, Deferred Share Units, Performance Share Units and Performance Cash Units” beginning on page 19 of this joint proxy statement/prospectus which will be settled in shares of CTWS common stock on June 15, 2018, subject to the terms of the CTWS 2014 Performance Stock Program) as of May 25, 2018.

The SJW board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that you vote “FOR” the proposal to issue shares of SJW common stock to CTWS shareholders pursuant to the merger and “FOR” the proposal to adopt the SJW certificate of incorporation amendment.

In addition, as of May 25, 2018, James P. Lynch, the chief financial officer and treasurer of SJW and Walter J. Bishop, a non-employee director of SJW, held a de minimus number of shares of CTWS common stock. For additional information, see the section entitled “— Interests of SJW Directors and Executive Officers in the Merger.”

Interests of CTWS Directors and Executive Officers in the Merger (see page 124)

Executive officers of CTWS and members of the CTWS board of directors have interests in the merger that may be different from, or in addition to, the interests of CTWS shareholders generally. These interests include, for example, the continued employment of certain executive officers of CTWS by the combined company or its subsidiaries, the continued service of certain members of the CTWS board of directors on the board of directors of the combined company and its subsidiaries, severance benefits of executive officers under employment agreements and other arrangements payable upon certain qualifying terminations of employment, benefits pursuant to equity awards held by executive officers and directors and the fact that Mr. Thornburg, who was the chairman, chief executive officer and president of CTWS until September 28, 2017 and an employee of CTWS until October 15, 2017, continues to hold 25,749 shares of CTWS common stock and 126,662 CTWS DSUs (which will be settled in shares of CTWS common stock on June 15, 2018, subject to the terms of the CTWS 2014 Performance Stock Program), as of May 25, 2018. These interests are described and quantified in further detail below in the sections entitled “— Board of Directors and Management Following the Merger” beginning on page 134, “The Merger

Agreement — Governance Matters After the Merger” beginning on page 154, “— Interests of CTWS Directors and Executive Officers in the Merger” beginning on page 124, and certain of them are described and quantified in the narrative and table disclosure included under “— CTWS Shareholder Advisory Vote On Merger-Related Compensation for CTWS’s Named Executive Officers Proposal,” beginning on page 130.

The CTWS board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in recommending that you vote “FOR” the proposal to approve the merger agreement.

Board of Directors and Management Following the Merger (see page 134)

Immediately following the effective time of the merger, the board of directors of Combined SJW will consist of twelve members, comprised of: (i) seven of the directors of SJW immediately prior to the effective time of the merger, to be selected by the SJW board of directors (together with their replacement directors as provided in the Combined SJW bylaws, the “SJW continuing directors”) and (ii) five of the directors of CTWS immediately prior to the effective time of the merger, to be selected by the CTWS board of directors (together with their replacement directors as provided in the Combined SJW bylaws, the “CTWS continuing directors”). Unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW, such board composition will continue until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of Combined SJW are elected during the calendar year ended December 31, 2020.

One of the SJW continuing directors will be Eric W. Thornburg, who will serve as the chairman, chief executive officer and president of Combined SJW; in the event that Eric W. Thornburg is not the chairman, chief executive officer and president of SJW immediately prior to the effective time of the merger, the SJW board of directors shall determine his replacement after consulting in good faith with the CTWS board of directors. From and after the effective time of the merger until December 31, 2020, the CTWS continuing directors will be authorized to select a CTWS continuing director (who qualifies as “independent” under the applicable standards of the NYSE and the policies of Combined SJW) to serve as the lead independent director of Combined SJW, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW. As of the date of this joint proxy statement/prospectus, other than Mr. Thornburg, in the case of SJW, neither SJW nor CTWS has made a determination as to which directors will be appointed to the board of directors of the combined company.

All of SJW’s and its subsidiaries’ current officers are expected to continue to serve as officers of Combined SJW or its subsidiaries following the completion of the merger. In addition, pursuant to the terms of the merger agreement, at the effective time of the merger, the following CTWS officers will be appointed to serve as officers of Combined SJW or its subsidiaries, as applicable: (i) David C. Benoit will serve as president of Combined SJW’s New England Region (CTWS following completion of the merger) and The Connecticut Water Company, an indirect subsidiary of Combined SJW; (ii) Richard L. Knowlton will serve as president of The Maine Water Company, an indirect subsidiary of Combined SJW; (iii) Kristen A. Johnson will serve as chief human resource officer of Combined SJW and its subsidiaries; (iv) Maureen P. Westbrook will serve as senior vice president of external affairs of Combined SJW and its subsidiaries; (v) Craig J. Patla will serve as vice president, operations of Combined SJW’s New England Region; and (vi) Robert J. Doffek will serve as vice president, controller of Combined SJW’s New England Region.

From and after the effective time of the merger until December 31, 2020, David C. Benoit (or such other chief executive officer of CTWS as of the effective time of the merger) shall continue as president of Combined SJW’s New England Region and of The Connecticut Water Company, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW. Other officers of CTWS and its subsidiaries, effective as of the effective time of the merger, will include the existing officers of CTWS and its respective subsidiaries as of immediately prior to the effective time of the merger.

For additional information regarding the board directors and officers of the combined company following the effectiveness of the merger, see the section entitled “— Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus.

Amendment to Bylaws of SJW (see page 122)

The merger agreement provides that SJW and CTWS will take all actions necessary to effect the governance matters described in the section entitled “— Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus. Among other things, SJW will amend and restate its bylaws as of the effective time of the merger to include the amendment that is attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus.

Litigation Related to the Merger (see page 140)

On June 14, 2018, a putative class action complaint was filed against the members of the CTWS board of directors, SJW and Eric W. Thornburg on behalf of CTWS shareholders in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Dunn v. Benoit, et al., Case No. MMX-CV18-6021536-S (Conn. Super. Ct.). The complaint alleges that the members of the CTWS board of directors breached their fiduciary duties owed to CTWS shareholders in connection with negotiating the merger. The complaint further alleges that SJW and Eric W. Thornburg aided and abetted the alleged breaches by the CTWS board of directors. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

Also on June 14, 2018, a near-identical putative class action complaint was filed against the members of the CTWS board of directors, SJW and Eric W. Thornburg on behalf of CTWS shareholders in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Tillotson v. Benoit, et al., Case No. MMX-CV18-6021537-S (Conn. Super. Ct.). The complaint alleges that the members of the CTWS board of directors breached their fiduciary duties owed to CTWS shareholders in connection with negotiating the merger. The complaint further alleges that SJW and Eric W. Thornburg aided and abetted the alleged breaches by the CTWS board of directors. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

Treatment of SJW Equity Incentive Awards (see page 135)

The merger will not result in a change in control for purposes of any SJW equity incentive awards and accordingly no accelerated vesting of any such awards will be triggered by the merger. All such awards will remain subject to the same terms and conditions that are applicable to the awards prior to the merger.

Treatment of CTWS Restricted Share Units, Deferred Share Units, Performance Share Units and Performance Cash Units (see page 136)

CTWS Restricted Share Units and CTWS Deferred Share Units. Upon completion of the merger, (i) all outstanding and unvested CTWS restricted share unit awards (“CTWS RSUs”) and (ii) all outstanding CTWS deferred share unit awards (“CTWS DSUs”) will be automatically converted pursuant to the merger agreement into, respectively, restricted stock units of SJW and deferred stock units of SJW based on the exchange ratio with any fractional units rounded down to the nearest whole unit and will continue to be subject to the same terms and conditions (including any deferral elections) as were in effect for such awards immediately prior to the completion of the merger. CTWS RSUs are awards that are subject to service-based vesting and are not or are no longer subject to performance-based vesting and entitle the holder to receive shares of CTWS upon vesting, and include awards granted as CTWS PSUs for which performance has been determined prior to the effective date of the merger and which are still subject to service vesting. CTWS DSUs are awards previously granted as CTWS PSUs that are fully vested (based on performance and completion of service vesting) with the underlying shares of CTWS common stock to be issued on a specified date or event, as elected by the participant.

CTWS Performance Share Units. Upon completion of the merger, (i) all outstanding and unvested CTWS performance-based restricted stock unit awards (“CTWS PSUs”) that were granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the effective date of the merger, will become performance vested as to a number of shares of CTWS common stock determined by calculating the actual level of attainment of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service-based vesting for each such performance vested CTWS PSU shall be accelerated and each such vested share of CTWS common stock will be cancelled and converted into the right to receive a number of shares of SJW common stock based on the exchange ratio, and will continue to be subject to the same dividend equivalents and deferral elections as in effect for such award prior to the completion of the merger, if any, and (ii) all outstanding and unvested CTWS PSUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting awards covering a number of restricted stock units of SJW equal to the product of (x) the target number of outstanding and unvested share units that was subject to each applicable CTWS PSU immediately prior to closing of the merger and (y) the exchange ratio, with any fractional share units rounded down to the nearest whole share unit. CTWS PSUs are equity awards that are subject to attainment of performance goals and service vesting.

CTWS Performance Cash Units. Upon completion of the merger, (i) all outstanding and unvested CTWS performance-based cash unit awards (“CTWS PCUs”) that were granted prior to the date of the merger agreement, and for which the amount payable based on the level of attainment of the performance goals applicable to the award has been determined by the CTWS board of directors prior to the effective date of the merger but are subject to service vesting, will be accelerated and will be paid out in cash in such amount at the effective time, (ii) all outstanding and unvested CTWS PCUs that were granted prior to the date of the merger agreement and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the effective date of the merger, will become performance vested for an amount based on the actual performance of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service vesting will be accelerated and the award shall be paid out in cash in such amount at the effective time, and (iii) all outstanding and unvested CTWS PCUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting cash awards based on target. CTWS PCUs are awards that are denominated in dollars and subject to attainment of performance goals and service vesting.

Under certain employment agreements with certain named executive officers as discussed under “— Employment Agreements”, if the named executive officer’s employment is terminated without cause or if the executive voluntarily terminates employment for good reason following the completion of the merger, then all of such executive’s outstanding equity awards will vest in full, except that, pursuant to the merger agreement, any CTWS PSUs or CTWS PCUs granted on or after the date of the merger agreement will not be subjected to any such accelerated vesting.

Regulatory Clearances Required for the Merger (see page 137)

SJW and CTWS have each agreed to take certain actions in order to obtain the regulatory clearances required to complete the merger. Required regulatory clearances include expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), following required notifications to and review by either the United States Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice. On April 18, 2018, each of SJW and CTWS filed its notification under the HSR Act, with the waiting period set to expire as of 11:59 p.m., Eastern time, on May 18, 2018. The FTC granted early termination of the waiting period on April 27, 2018.

Required regulatory clearances also include clearance under applicable laws of the Federal Communications Commission (the “FCC”), the PURA and the MPUC. On May 4, 2018, The Maine Water Company filed with the MPUC an application for approval of the merger. On May 7, 2018, SJW and CTWS filed with the PURA a joint application for approval of the merger. On June 8, 2018, the PURA issued a draft decision to dismiss without prejudice the joint application for approval of the merger in Connecticut filed by SJW and CTWS on May 7, 2018. The draft decision stated that the joint application was not ripe for review by the PURA and that a new application may be filed after CTWS’s go-shop process has concluded and CTWS has determined all of the details of any proposed change of control or merger for which it seeks PURA approval. On June 19, 2018, CTWS sent a letter to the PURA on behalf of SJW and CTWS withdrawing the joint application for approval of the merger in Connecticut filed by SJW and CTWS on May 7, 2018. CTWS and SJW will file with the PURA a new joint application for approval of the merger. CTWS and SJW will also file the required applications with the FCC.

While SJW and CTWS expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Amendment to Certificate of Incorporation of SJW (see page 122)

The SJW board of directors has approved, subject to stockholder approval, the SJW certificate of incorporation amendment increasing the number of authorized shares of SJW common stock, par value $0.001 per share, from 36 million to 72 million and increasing the total authorized SJW capital stock from 37 million shares to 73 million shares. A form of the SJW certificate of incorporation amendment is included in this joint proxy statement/prospectus as Annex D. The adoption of the SJW certificate of incorporation amendment by SJW stockholders is a condition to the completion of the merger. The SJW certificate of incorporation amendment will become effective immediately prior to the effective time of the merger. In the event this proposal is approved by SJW stockholders, but the merger is not expected to be completed, the SJW certificate of incorporation amendment may not be filed with the Secretary of State of the State of Delaware and may not become effective.

Expected Timing of the Merger

SJW and CTWS are working to complete the merger as soon as practicable and expect the closing of the merger to occur during the fourth quarter of 2018. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of SJW and CTWS could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the SJW and CTWS special meetings and the completion of the merger.

Conditions to Completion of the Merger (see page 159)

Each party’s obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the merger of each of the following:

•	approval of the merger agreement by CTWS shareholders;

•	approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger by SJW stockholders;

•	approval of the SJW certificate of incorporation amendment by SJW stockholders;

•	filing with and acceptance by the Secretary of State of the State of Delaware of the SJW certificate of incorporation amendment;

•	approval of the listing on the NYSE of the shares of SJW common stock to be issued to CTWS shareholders pursuant to the merger, subject to official notice of issuance;

•	any required approvals (as listed below) having been obtained and having become final orders (as to which all conditions, not within the control of SJW or CTWS, to the consummation of such transactions prescribed by applicable law or order have been satisfied) and any waiting period having expired or been terminated, and that do not impose terms or conditions that are materially adverse to CTWS, SJW, or Combined SJW, in each case, taken as a whole (and in the case of SJW and Combined SJW, the materiality assessed for an equivalent entity of the size and scale of CTWS);

•	the expiration or earlier termination of the waiting period applicable to the completion of the merger and the other transactions contemplated by the merger agreement under the HSR Act;

•	any pre-approvals of license transfers by the FCC;

•	consents required by the PURA; and

•	consents required by the MPUC;

•	absence of any statute, law, ordinance, rule, regulation, binding legal requirement, judgment, order or decree by any court, tribunal or other governmental entity of appropriate jurisdiction that seeks to make illegal or prohibit the consummation of the merger, the SJW certificate of incorporation amendment or the other transactions contemplated by the merger agreement; and

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings initiated and not subsequently withdrawn by the SEC for that purpose.

In addition, the obligations of each of SJW and Merger Sub, on the one hand, and CTWS, on the other hand, to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party (other than the representations and warranties related to (i) the shares of capital stock issued and outstanding or reserved for issuance, (ii) the absence of any outstanding voting debt interests, (iii) the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, (iv) the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement and (v) solely in the case of SJW and Merger Sub, the sole purpose of and lack of business engagement by Merger Sub) will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the closing date of the merger (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the representations and warranties of the other party relating to (i) the absence of any outstanding voting debt interests, (ii) the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement and (iii) the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement will be true and correct in all material respects as of the closing date of the merger (except to the extent such representations or warranties address matters only as of an earlier date, which need only be true and correct as of such earlier date);

•	the representations and warranties of the other party relating to (i) the shares of capital stock issued and outstanding or reserved for issuance and (ii) solely in the case of SJW and Merger Sub, the sole purpose of and lack of business engagement by Merger Sub, will be true and correct in all respects (except de minimis errors) as of the closing date of the merger (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date);

•	the other party having performed in all material respects all of its obligations under the merger agreement at or prior to the closing of the merger;

•	receipt of a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions described in the preceding four bullet points;

•	no fact, circumstance, effect, change, event or development will have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party that has not been ameliorated or cured; and

•	receipt of a legal opinion of such party’s counsel (or such other nationally recognized tax counsel), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Solicitation of Alternative Proposals (see page 150)

SJW and CTWS have agreed that, during the 45-day go-shop period which will conclude at 11:59 p.m. Eastern time on July 14, 2018, CTWS has the right to solicit proposals for a competing transaction (which may include proposals for an alternative merger, acquisition or other strategic transaction), engage in discussions regarding such proposals, furnish certain information (including non-public information) in connection with such proposals, and otherwise cooperate with efforts to make such proposals. CTWS is entitled to continue discussions with any party who submits such a proposal by the end of the go-shop period if the CTWS board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that the proposal constitutes or is reasonably likely to lead to a proposal that is superior to the merger, until the earlier of (i) a withdrawal of the proposal, (ii) a determination in good faith by the CTWS board of directors, after consultation with its outside counsel and financial advisor, that the proposal no longer constitutes or is reasonably likely to lead to a superior proposal and (iii) 11:59 p.m. Eastern time on the 30th day following the end of the go-shop period.

Other than in connection with the go-shop period, the merger agreement prohibits SJW and CTWS from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction. However, if, following the conclusion of the go-shop period and prior to obtaining approval from its shareholders, CTWS receives an unsolicited bona fide written takeover proposal for a competing transaction that the CTWS board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a proposal that is superior to the merger, CTWS may, subject to procedures included in the merger agreement, furnish non-public information to and participate in discussions with, and only with, that third party (and its representatives) regarding such competing transaction. Additionally, if, from the execution of the original merger agreement on March 14, 2018 and prior to obtaining approval from its stockholders, SJW receives an unsolicited bona fide written takeover proposal for a competing transaction that the SJW board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a proposal that is superior to the merger, SJW may, subject to procedures included in the merger agreement, furnish non-public information to and participate in discussions with, and only with, that third party (and its representatives) regarding such competing transaction.

Termination of the Merger Agreement (see page 160)

SJW and CTWS may mutually agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if the merger is not completed by March 14, 2019 (regardless of whether such date is before or after the stockholders of the party approve the transactions), subject to automatic extension to June 14, 2019 in certain circumstances in order to obtain certain regulatory clearances have not yet been obtained. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” for a discussion of these and other rights of each of SJW and CTWS to terminate the merger agreement.

Expenses and Termination Fees (see page 162)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus where (i) SJW may be required to pay a termination fee of $42.5 million to CTWS and CTWS may be required to pay a termination fee of $28.1 million to SJW and (ii) either company may be required to reimburse the other company for merger-related expenses of up to $5 million under certain circumstances, which expense reimbursement amount paid by a party would be credited against any termination fee otherwise payable by such party. See the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” for a discussion of the circumstances under which such termination fee will be required to be paid.

Material U.S. Federal Income Tax Consequences (see page 166)

Assuming that the merger is completed as currently contemplated, SJW and CTWS intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of SJW to complete the merger that SJW receive the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or such other nationally recognized tax counsel reasonably satisfactory to CTWS), dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the obligation of CTWS to complete the merger that CTWS receive the written opinion of Sullivan & Cromwell LLP (or such other nationally recognized tax counsel reasonably satisfactory to SJW), dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of CTWS common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of CTWS common stock for shares of SJW common stock in the merger (other than gain or loss with respect to any cash received in lieu of a fractional share of SJW common stock).

You should read “Material U.S. Federal Income Tax Consequences” beginning on page 166 of this joint proxy statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the merger. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment (see page 169)

SJW prepares its financial statements in accordance with accounting principles generally accepted in the United States, which is referred to as U.S. GAAP. The merger of SJW and CTWS will be accounted for as an acquisition of CTWS common stock by SJW and will follow the acquisition method of accounting for business combinations.

No Appraisal Rights (see page 140)

Under Delaware and Connecticut law, as applicable, neither the holders of shares of SJW common stock nor the holders of shares of CTWS common stock are entitled to exercise any appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

Comparison of Rights of CTWS Shareholders and Combined SJW Stockholders (see page 190)

CTWS shareholders who receive shares of SJW common stock in the merger will become stockholders of the combined company and their rights as stockholders will be governed by Delaware law, the combined company’s certificate of incorporation and the combined company’s bylaws, rather than Connecticut law, CTWS’s amended and restated certificate of incorporation (“CTWS’s certificate of incorporation”) and CTWS’s amended and restated bylaws (“CTWS’s bylaws”). Therefore, CTWS shareholders receiving merger consideration will have different rights once they become stockholders of Combined SJW due to differences between the governing corporate documents of CTWS, the proposed governing corporate documents of Combined SJW and the provisions of applicable law governing CTWS and Combined SJW. See the section entitled “Comparison of Rights of CTWS Shareholders and Combined SJW Stockholders” for a discussion of these differences.

Listing of SJW Common Stock; De-listing and Deregistration of CTWS Stock (see page 140)

It is a condition to the completion of the merger that the shares of SJW common stock to be issued to CTWS shareholders pursuant to the merger be authorized for listing, and SJW and CTWS have agreed to cooperate to cause such shares to be listed, on the NYSE, subject to official notice of issuance. Upon completion of the merger, shares of CTWS common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will be deregistered under the Exchange Act as soon as reasonably practicable thereafter.

The Meetings

The SJW Special Meeting (see page 52)

The special meeting of SJW stockholders is scheduled to be held at 110 West Taylor Street, San Jose, California 95110, on [●], 2018, at [●], local time, subject to any adjournments or postponements thereof. The special meeting of SJW stockholders is being held to consider and vote on:

•	the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger;

•	the proposal to adopt the SJW certificate of incorporation amendment, in connection with the merger; and

•	the proposal to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment by SJW stockholders.

Only holders of record of SJW common stock at the close of business on [●], 2018, the record date for the SJW special meeting, are entitled to receive notice of, and to vote at, the SJW special meeting or any adjournments or postponements thereof. At the close of business on the record date, [●] shares of SJW common stock were outstanding, approximately [●]% of which were owned and entitled to be voted by SJW directors and executive officers and their affiliates. We currently expect that SJW’s directors (including those who are party to the SJW voting and support agreements) and executive officers will vote their shares in favor of each proposal being submitted to a vote of SJW stockholders at the SJW special meeting.

You may cast one vote for each share of SJW common stock you own. The proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock present in person or represented by proxy and entitled to vote on the proposal. The proposal to adopt the SJW certificate of incorporation amendment requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock entitled to vote on the proposal. If necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the proposal for the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the proposal to adopt the SJW certificate of incorporation amendment, the holders of a majority of the outstanding shares entitled to vote on the proposal and present in person or represented by proxy may adjourn the meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The CTWS Special Meeting (see page 58)

The special meeting of CTWS shareholders is scheduled to be held at [●], on [●], 2018, at [●], local time, subject to any adjournments or postponements thereof. The special meeting of CTWS shareholders is being held to consider and vote on:

•	the proposal to approve the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus, and which is further described in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 63 and 143, respectively;

•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger; and

•	the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Only holders of record of CTWS common stock at the close of business on [●], 2018, the CTWS record date, are entitled to receive notice of and to vote at the CTWS special meeting or any adjournments or postponements thereof. At the close of business on the CTWS record date, [●] shares of CTWS common stock were issued and outstanding, approximately [●]% of which were owned and entitled to be voted by CTWS directors and executive officers and their affiliates. We currently expect that CTWS’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of CTWS shareholders at the CTWS special meeting, although no director or executive officer has entered into any agreement obligating him or her to do so.

You may cast three votes for each share of CTWS common stock you own. The proposal to approve the merger agreement requires the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of CTWS common stock entitled to vote thereon; abstentions, failures to vote and broker non-votes will have the effect of a vote against this proposal, assuming a quorum is present. The proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon; abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present. The proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon; abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present.

If a quorum is not present at the CTWS special meeting, the shareholders present in person or by proxy may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be given to the shareholders not present or represented at the meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, then CTWS shareholders may be asked to vote on the proposal to adjourn the special meeting so as to permit the further solicitation of proxies. Abstentions and broker non-votes will be included in the calculation of the number of shares of CTWS common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Recent Developments

Entry into Amended and Restated Merger Agreement

On May 30, 2018, SJW, Merger Sub and CTWS entered into an amended and restated merger agreement. The amended and restated merger agreement amended the original merger agreement entered into on March 14, 2018 to provide CTWS with a 45-day go-shop period, which will conclude at 11:59 p.m. Eastern time on July 14, 2018. During this go-shop period, CTWS has the right to solicit takeover proposals from third parties (which may include proposals for an alternative merger, acquisition or other strategic transaction), engage in discussions regarding such proposals, furnish certain information (including non-public information) in connection with such proposals, and otherwise cooperate with efforts to make such proposals.

The amended and restated merger agreement also permits CTWS to continue discussions with any party who submits a takeover proposal by the end of the go-shop period if the CTWS board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that the proposal constitutes or is reasonably likely to lead to a proposal superior to the merger, until the earlier of (i) a withdrawal of the proposal, (ii) a determination in good faith by the CTWS board of directors, after consultation with its outside counsel and financial advisor, that the proposal no longer constitutes or is reasonably likely to lead to a superior proposal and (iii) 11:59 p.m. Eastern time on the 30th day following the end of the go-shop period. Before CTWS is entitled to change its recommendation in order to accept a superior proposal, SJW has the right, over a period of five business days (which was extended in the amended and restated merger agreement from 96 hours in the merger agreement as entered into on March 14, 2018), to propose changes to the terms of the merger agreement and, if requested by SJW, CTWS is required to engage with SJW in good faith negotiations regarding any changes to the terms of the amended and restated merger agreement proposed by SJW. If any amendment is made to the financial terms or any other material terms of the superior proposal which forms the basis of the intention of the CTWS board of directors to change its recommendation, SJW has the right to propose changes and negotiate with CTWS for an additional three business days (which was extended in the amended and restated merger agreement from 72 hours in the merger agreement as entered into on March 14, 2018).

As discussed further in “The Merger—Recent Developments”, beginning on May 31, 2018, as part of the go-shop process, at the direction of the CTWS board of directors and CTWS management, Wells Fargo Securities directly contacted more than 50 parties, including more than 20 water and regulated utilities and more than 30 financial sponsors, to determine their interest in exploring a potential transaction with CTWS. Parties were encouraged to review CTWS’s publicly-available information, including all regulatory and SEC filings made in connection with the planned merger of equals with SJW. Of the parties contacted, half sought and received additional details regarding CTWS. All parties were informed that June 13, 2018 was the deadline for submitting preliminary, non-binding indications of interest, after which selected parties would be provided additional information and access to management before the July 14, 2018 deadline for submitting final proposals. On June 18, 2018, CTWS issued a press release announcing that the deadline to submit non-binding indicative proposals under the go-shop process had expired and that no proposals or indications of interest were received. Given the absence of any alternative proposal submitted during the go-shop process, the CTWS board of directors unanimously determined to conclude the go-shop process and unanimously reaffirmed its support for the planned merger of equals with SJW.

The amended and restated merger agreement also provides for an extension to 15 months (from 12 months in the merger agreement as entered into on March 14, 2018) of the time period for the cash termination fee in the amount of $28.1 million that CTWS will be required to pay to SJW if each of the following three events occurs: (i) an alternative proposal is made to CTWS or becomes publicly known, or an intention to make such a proposal is publicly announced and not publicly withdrawn, after the date of the merger agreement as entered into on March 14, 2018 and prior to the CTWS shareholders meeting, (ii) the merger agreement is thereafter terminated by (A) either SJW or CTWS because the merger has not closed by March 14, 2019 (if the CTWS shareholders meeting has not been held) or the CTWS shareholders fail to approve the merger, or (B) SJW because CTWS materially breaches the merger agreement; and (iii) within 15 months of such termination of the merger agreement, CTWS enters into a definitive agreement to consummate or consummates an alternative proposal.

Please see the sections of this joint proxy statement/prospectus titled “The Merger—Recent Developments” and “The Merger Agreement — Solicitation of Alternative Proposals” for more information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain, in addition to historical information, “forward-looking statements” (as defined in the Securities Litigation Reform Act of 1995) regarding, among other things, future events or the future financial performance of SJW and CTWS. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: statements about the benefits of the proposed transaction between SJW and CTWS, including future financial and operating results; SJW’s and CTWS’s plans, objectives, expectations and intentions; the expected timing of completion of the proposed transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements are based on information currently available to SJW and CTWS and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. With respect to the proposed transaction between SJW and CTWS, these factors, in addition to those set forth under “Risk Factors,” beginning on page 31 of this joint proxy statement/prospectus, could include, but are not limited to: the risk that SJW or CTWS may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; the risk that a condition to closing of the transaction may not be satisfied, whether due to a competing proposal or otherwise; the risk that the merger agreement is terminated as a result of a competing proposal; the length of time necessary to consummate the proposed transaction, which may be longer than anticipated for various reasons; the risk that the businesses will not be integrated successfully; the risk that some or all of the benefits expected to result from the elimination of duplicative public company and other related costs expected from the transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on transaction-related issues; the effect of future regulatory or legislative actions on the companies or the industries in which they operate; the risk that the credit ratings of SJW and CTWS may be different from SJW’s expectations; general economic conditions; changes in the general economic environment or social or political conditions that could affect the businesses; the effect of current or future water, utility, environmental and other governmental policies and regulations on SJW and CTWS or the industries in which they operate; SJW’s ability to achieve forecasted sales; changes in actual or projected cash flows; competitive pressures; reliance on and integration of information technology systems; the outcomes of any litigation; changes in tax laws; the risk that the anticipated tax treatment of the transaction is not obtained; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; the ability to attract new customers and retain existing customers in the manner anticipated; the ability to hire and retain key personnel; the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs.

Additional information concerning these and other risk factors is also contained in SJW’s and CTWS’s most recently filed Annual Reports on Form 10-K, Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond SJW’s or CTWS’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the information currently available to the parties on the date they are made, and neither SJW nor CTWS undertakes any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. Nothing in this communication is intended, or is to be construed, as a profit forecast or to be interpreted to mean that earnings per SJW share or CTWS share for the current or any future financial years or those of the combined company, will necessarily match or exceed the historical published earnings per SJW share or CTWS share, as applicable. Neither SJW nor CTWS gives any assurance (1) that either SJW or CTWS will achieve its expectations, or (2) concerning any result or the timing thereof, in each case, with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, cost reductions, business strategies, earnings or revenue trends or future financial results. All subsequent written and oral forward-looking statements concerning SJW, CTWS, the proposed transaction, the combined company or other matters and attributable to SJW or CTWS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of SJW and CTWS because these risks will also affect the combined company. These risks can be found in SJW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, SJW’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, CTWS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and CTWS’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, as such risks may be updated or supplemented in each company’s subsequently filed Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either SJW’s or CTWS’s stock price, which can affect the market value of the merger consideration at the date of the completion of the merger.

Upon closing of the merger, each share of CTWS common stock will be converted into the right to receive 1.1375 shares of SJW common stock. This exchange ratio will not be adjusted for changes in the market price of either SJW common stock or CTWS common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of SJW common stock prior to the merger will affect the value of SJW common stock that CTWS shareholders will receive on the date of the merger. The exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares or other similar transaction with respect to the shares of either SJW common stock or CTWS common stock prior to the closing of the merger.

The prices of SJW common stock and CTWS common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholders meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of SJW common stock during the period from March 14, 2018, the last trading day before public announcement of the merger, through June 22, 2018, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $77.52 to a low of $58.79 for each share of CTWS common stock.

These variations could result from market assessment of the likelihood that the merger will be completed, changes in the business, operations or prospects of SJW or CTWS prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of SJW and CTWS. We may complete the merger a considerable period after the dates of both the SJW special meeting and the CTWS special meeting. Therefore, at the time of the CTWS special meeting, CTWS shareholders will not know with certainty the value of the shares of SJW common stock that they will receive upon completion of the merger. Similarly, at the time of the SJW special meeting, SJW stockholders will not know with certainty the value of the shares of SJW common stock that will be issued to holders of shares of CTWS common stock upon completion of the merger.

The merger is subject to the receipt of consents and clearances from regulatory authorities that may impose conditions that could have an adverse effect on SJW, CTWS or the combined company or, if not obtained, could prevent completion of the merger.

Completion of the merger is contingent upon, among other things, the receipt of all required regulatory approvals, which consist of filings with the SEC, filing and acceptance of the certificate of merger with the Secretary of the State of the State of Connecticut and appropriate documents with the states having jurisdictions over SJW and CTWS, filings and approvals under the securities or “blue sky” laws of various states, filing and acceptance of the SJW certificate of incorporation amendment with the Secretary of State of the State of Delaware, authorization from the NYSE for the listing of the shares of SJW common stock to be issued as merger consideration, pre-approvals of license transfers by the FCC, compliance with the Delaware General Corporation Law (the “DGCL”) and the Connecticut Business Corporation Act (the “CBCA”), and consents required by the PURA and the MPUC.

The terms and conditions of the approvals that are granted by such governmental entities and regulatory authorities may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The merger agreement may require SJW and/or CTWS to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the merger on the basis of regulatory conditions imposed. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions or that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger. Additionally, neither SJW nor CTWS can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger, or the consummation of the merger on terms different than those contemplated by the merger agreement.

Before the merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws. The special meetings of SJW stockholders and CTWS shareholders at which the merger-related proposals will be considered may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. In this event, if the merger-related proposals are approved, SJW and CTWS may subsequently agree to conditions without further seeking stockholder approval and/or shareholder approval, as the case may be, even if such conditions could have an adverse effect on SJW, CTWS or the combined company. For a more detailed description of the regulatory review process, see the section entitled “The Merger — Regulatory Clearances Required for the Merger” beginning on page 137 of this joint proxy statement/prospectus.

There can be no assurance that the CPUC will not determine that its prior authorization is required for the planned merger of equals between SJW and CTWS.

By letter dated June 8, 2018, the General Counsel of the CPUC directed SJW and San Jose Water Company to submit an application to the CPUC seeking authorization of the planned merger of equals between SJW and CTWS. On June 11, 2018, the CPUC published an agenda for a meeting to be held on June 21, 2018; included among the agenda items was a proposal to ratify the General Counsel’s direction to SJW and San Jose Water Company to submit an application for approval. On June 13, 2018, SJW and San Jose Water Company responded to the General Counsel’s letter through its California regulatory counsel. In their response, SJW and San Jose Water Company stated their belief that, based on the relevant California statute and applicable CPUC precedent, CPUC approval is not required because the planned merger of equals with CTWS would entail neither a merger of a public utility doing business in California nor an acquisition of control over a public utility doing business in California. At its meeting on June 21, 2018, the CPUC did not address the General Counsel’s letter and deferred any action with respect to the planned merger of equals with CTWS until the CPUC’s July 12, 2018 meeting. SJW is unable to predict what action, if any, the CPUC will take with respect to the planned merger of equals at its July 12, 2018 meeting. There can be no assurance that the CPUC will not determine that its prior authorization is required for the planned merger of equals between SJW and CTWS. If the CPUC were to determine that its prior authorization is required for the planned merger of equals with CTWS, SJW believes that the CPUC’s review would be completed within six to 12 months (and not the longer period that would be required to consider California Water’s proposed transaction, due to the highly leveraged nature of California Water’s proposed transaction and its focus on synergies, among other factors). In such circumstances, however, there can be no assurance that the planned merger of equals between SJW and CTWS will be completed on a timely basis or at all.

Any delay in completing the merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances, the merger is subject to a number of other conditions beyond SJW’s and CTWS’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits expected to result from elimination of duplicative public company and other related costs that we expect to achieve if the merger is successfully completed within its expected time frame. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 159 of this joint proxy statement/prospectus.

If the merger is not consummated by the end date, SJW or CTWS may terminate the merger agreement in certain circumstances. The merger agreement may also be terminated by SJW or CTWS under certain circumstances relating to a superior proposal as defined in the merger agreement.

Either SJW or CTWS may terminate the merger agreement under certain circumstances, including, if the merger has not been consummated by March 14, 2019 (unless such date is extended automatically to June 14, 2019 pursuant to the terms of the merger agreement). However, this termination right will not be available to a party if such failure of the merger to occur on or before such date is the result of a material breach of any representation, warranty, covenant or agreement of the merger agreement by such party.

In addition, if the merger agreement is terminated under certain circumstances, CTWS may be required to pay a termination fee to SJW of $28.1 million or reimburse SJW’s expenses up to $5 million. CTWS may not be able to obtain the approval of the CTWS shareholders required to consummate the merger, including in particular because some of the CTWS shareholders may be persuaded to vote against approval of the merger agreement as a result of Eversource’s actions to solicit proxies from the CTWS shareholders in opposition to the merger. If the CTWS shareholders fail to approve the merger, then the merger agreement will be terminated and CTWS will be required to reimburse SJW’s expenses up to $5 million and may also be required to pay to SJW the termination fee of $28.1 million (less the amount of expenses reimbursed) in certain circumstances. Similarly, if the merger agreement is terminated under certain circumstances, SJW may be required to pay a termination fee to CTWS of $42.5 million or reimburse CTWS’s expenses up to $5 million. SJW may not be able to obtain the approval of the SJW stockholders required to consummate the merger, including in particular because some of the SJW stockholders may be persuaded to vote against the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment as a result of Cal Water’s actions to solicit proxies from the SJW stockholders in opposition to the merger. If the SJW stockholders fail to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or adopt the SJW certificate of incorporation amendment, then the merger agreement will be terminated and SJW will be required to reimburse CTWS’s expenses up to $5 million and may also be required to pay to CTWS the termination fee of $42.5 million (less the amount of expenses reimbursed) in certain circumstances.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

SJW and CTWS are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon the ability of SJW and CTWS to retain key management personnel and other key employees. Current and prospective employees of SJW and CTWS may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of SJW and CTWS to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of SJW and CTWS to the same extent that SJW and CTWS have previously been able to attract or retain their own employees. A failure by SJW, CTWS or, following the completion of the merger, the combined company to attract, retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative impact on their respective businesses.

An adverse judgment in any litigation challenging the merger may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

On June 14, 2018, a putative class action complaint was filed against the members of the CTWS board of directors, SJW and Eric W. Thornburg on behalf of CTWS shareholders in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Dunn v. Benoit, et al., Case No. MMX-CV18-6021536-S (Conn. Super. Ct.). The complaint alleges that the members of the CTWS board of directors breached their fiduciary duties owed to CTWS shareholders in connection with negotiating the merger. The complaint further alleges that SJW and Eric W. Thornburg aided and abetted the alleged breaches by the CTWS board of directors. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

Also on June 14, 2018, a near-identical putative class action complaint was filed against the members of the CTWS board of directors, SJW and Eric W. Thornburg on behalf of CTWS shareholders in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Tillotson v. Benoit, et al., Case No. MMX-CV18-6021537-S (Conn. Super. Ct.). The complaint alleges that the members of the CTWS board of directors breached their fiduciary duties owed to CTWS shareholders in connection with negotiating the merger. The complaint further alleges that SJW and Eric W. Thornburg aided and abetted the alleged breaches by the CTWS board of directors. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations. See the section entitled “The Merger — Litigation Related to the Merger” beginning on page 140 of this joint proxy statement/prospectus for more information about these lawsuits.

It is possible that SJW stockholders or CTWS shareholders may file additional lawsuits challenging the merger or the other transactions contemplated by the merger agreement, which may name SJW, the SJW board of directors, CTWS and/or the CTWS board of directors as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of SJW’s and CTWS’s business.

One of the conditions to the closing of the merger is the absence of any law or order, decree, or judgment by a court, arbitrator or other governmental entity that makes illegal or prohibits the consummation of the merger or the other transactions contemplated by the merger agreement. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the parties’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all.

Failure to complete the merger as currently contemplated or at all could negatively impact the stock prices and the future business and financial results of SJW and CTWS.

Completion of the merger is not assured and is subject to risks, including the risks that approval of the transactions by shareholders of SJW and CTWS or by governmental entities will not be obtained or that certain other closing conditions will not be satisfied. If the merger is not completed, or is completed on different terms than as contemplated by the merger agreement, the ongoing businesses and financial results of SJW and/or CTWS may be adversely affected and SJW and/or CTWS will be subject to several risks, including the following:

•	having to pay certain significant costs relating to the merger without receiving the benefits of the merger, including, in certain circumstances, a termination fee of $42.5 million, in the case of SJW, a termination fee of $28.1 million, in the case of CTWS, or an expense reimbursement of up to $5 million, in the case of each of SJW and CTWS;

•	the potential loss of key personnel during the pendency of the merger as employees may experience uncertainty about their future roles with the combined company;

•	reputational harm due to the adverse public perception of any failure to successfully complete the merger;

•	having been subject to certain restrictions on the conduct of their businesses, in the case of each of the companies, which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the merger was pending; and

•	each company’s management having focused on the merger instead of on conducting their day-to-day business and operational matters and pursuing other opportunities that could have been beneficial to the companies.

Any delay in the completion of the merger, any uncertainty about the completion of the merger on terms other than those contemplated by the merger agreement and any failure to complete the merger could adversely affect the business, financial results and stock price of SJW and/or CTWS.

The merger agreement contains provisions that could encourage a potential competing acquiror of CTWS, result in a competing proposal that is superior to the planned merger of equals between SJW and CTWS, cause CTWS to terminate the merger agreement and result in expense for CTWS.

During the 45-day go-shop period, which will conclude at 11:59 p.m. Eastern time on July 14, 2018, CTWS has the right to solicit takeover proposals (which may include proposals for an alternative merger, acquisition or other strategic transaction), engage in discussions regarding such proposals, furnish certain information (including non-public information) in connection with such proposals, and otherwise cooperate with efforts to make such proposals. The merger agreement also permits CTWS to continue discussions with any party who submits a proposal by the end of the go-shop period if the CTWS board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that the proposal constitutes or is reasonably likely to lead to a proposal superior to the planned merger of equals with SJW, until the earlier of (i) a withdrawal of the proposal, (ii) a determination in good faith by the CTWS board of directors, after consultation with its outside counsel and financial advisor, that the proposal no longer constitutes or is reasonably likely to lead to a superior proposal and (iii) 11:59 p.m. Eastern time on the 30th day following the end of the go-shop period. Before CTWS is entitled to change its recommendation in order to accept a superior proposal, SJW has the right to propose changes to the terms of the merger agreement and, if requested by SJW, CTWS is required to engage with SJW in good faith negotiations regarding any changes to the terms of the merger agreement proposed by SJW. See the sections entitled “The Merger Agreement — Solicitation of Alternative Proposals” and “The Merger Agreement — Termination of the Merger Agreement” beginning on pages 150 and 160 of this joint proxy statement/prospectus, respectively.

If CTWS terminates the merger agreement to accept a proposal that is superior to the planned merger of equals between SJW and CTWS, CTWS will be required to pay to SJW a $28.1 million termination fee. The fees and expenses up to $5 million that CTWS will be required to pay SJW if CTWS fails to obtain the approval by its shareholders of the merger agreement, as summarized under the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 162 of this joint proxy statement/

prospectus, would be credited against such $28.1 million payment. See the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 162 of this joint proxy statement/prospectus.

The merger agreement contains provisions that could discourage a potential competing acquiror of either SJW or CTWS, or could result in any competing proposal being at a lower price than it might otherwise be. However, potential competing acquirors could negatively impact the completion and timing of the proposed transaction and result in disruption and expense for both SJW and CTWS.

Other than in connection with the 45-day go-shop period, which will conclude at 11:59 p.m. Eastern time on July 14, 2018, the merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of SJW’s and CTWS’s ability to solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal. In addition, the other party has an opportunity to offer to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. See the sections entitled “The Merger Agreement — Solicitation of Alternative Proposals”, “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on pages 150, 160 and 162 of this joint proxy statement/prospectus, respectively.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of SJW or CTWS from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the $42.5 million or $28.1 million termination fee, as applicable, that may become payable in certain circumstances.

On April 4, 2018, SJW received an unsolicited proposal from Cal Water regarding the acquisition of all of the outstanding shares of SJW common stock for $68.25 per share. See “Summary—Recent Developments.” On April 5, 2018, CTWS received an unsolicited proposal from Eversource regarding the acquisition of all of the outstanding shares of CTWS common stock for $63.50 per share in cash and/or stock at the election of holders of CTWS common stock. See “The Merger—Background of the Merger.” While each of SJW and CTWS has determined that the unsolicited proposal that it had received was neither a superior proposal nor reasonably likely to lead to a superior proposal, Cal Water filed on May 2, 2018 a preliminary proxy statement and on May 31, 2018 a definitive proxy statement to solicit proxies in opposition to the merger, Eversource filed on April 27, 2018 a preliminary proxy statement to solicit proxies in opposition to the merger, and it is unclear what additional actions these third parties may take to further their proposals. In addition, on June 7, 2018, Cal Water filed a Schedule TO with the SEC and issued a press release announcing that it had commenced the Cal Water tender offer. Even if ultimately unsuccessful, actions taken by these or other third parties, including the proxy contests, could disrupt the business of each of SJW and CTWS, cause SJW and CTWS to incur substantial additional expense, and negatively impact the ability of SJW and CTWS to consummate the merger and the expected timing of the consummation of the merger. In addition, as a result of the proxy solicitations by Cal Water and Eversource in opposition to the merger, initiation of the Cal Water tender offer, and other actions that may be taken by these or other third parties, shareholders of SJW or CTWS may vote against the proposals at their respective special meetings and, consequently, the required shareholder approvals may not be obtained.

If the merger agreement is terminated and either SJW or CTWS determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The SJW voting and support agreements contains provisions that could discourage a potential competing acquiror of SJW, or could result in any competing proposal being at a lower price than it might otherwise be.

In connection with the merger agreement, on March 14, 2018, SJW entered into SJW voting and support agreements with certain holders of shares of SJW common stock (collectively, the “SJW supporting parties”). As of the record date for the SJW stockholders meeting, the SJW supporting parties collectively beneficially owned approximately [●]% of the outstanding shares of SJW common stock.

Pursuant to and during the terms of the SJW voting and support agreements, each of the SJW supporting parties agreed, subject to certain conditions and exceptions, at any meeting of SJW stockholders and each action by written consent in lieu of a meeting, or at any postponement or adjournment thereof, to vote its respective SJW supporting party shares (i) in favor of the approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger; (ii) in favor of the adoption of the SJW certificate of incorporation amendment; (iii) in favor of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes to approve of the matters described in the immediately preceding two bullets; (iv) in favor of any other matter considered at any such meeting of SJW stockholders recommended by the SJW board of directors as required thereunder; (v) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of SJW in the merger agreement; (vi) against any takeover proposal in respect of SJW; and (vii) against any agreement, amendment of the SJW certificate of incorporation (other than the SJW certificate of incorporation amendment included in this joint proxy statement/prospectus) or SJW bylaws (other than as included as Exhibit C of the merger agreement) or other action that would delay, postpone or discourage the consummation of the merger.

The SJW voting and support agreements also provide, among other things and subject to certain conditions and exceptions, the SJW supporting parties (i) will not, and will not to agree to, (A) sell, transfer, give, pledge, encumber, assign or otherwise dispose of any of its respective SJW supporting party shares; (B) deposit such shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to them; (C) permit such shares to become subject to liens; or (D) take any action that would make any representation or warranty of such SJW supporting party set forth in the respective SJW voting and support agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such SJW supporting party from performing any of his obligations thereunder; and (ii) will not, directly or indirectly, (A) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal in respect of SJW; (B) participate in any discussions or negotiations with any third party regarding any takeover proposal in respect of SJW (other than to inform any person of such prohibition); or (C) enter into any agreement related to any takeover proposal in respect of SJW, unless SJW notifies such SJW supporting party that SJW is permitted to take similar actions in response to a takeover proposal in accordance with the terms of the merger agreement.

For more information on the SJW voting and support agreements, see the section entitled “The Merger — SJW Voting and Support Agreements” beginning on page 141 of this joint proxy statement/prospectus. The existence of the SJW voting and support agreements could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of SJW.

SJW’s and CTWS’s executive officers and directors have certain interests in the merger that may be different from, or in addition to, the interests of SJW stockholders and CTWS shareholders generally.

SJW’s and CTWS’s executive officers and directors have certain interests in the merger that may be different from, or in addition to, the interests of SJW stockholders and CTWS shareholders generally. SJW’s executive officers and CTWS’s executive officers negotiated the terms of the merger agreement. SJW’s and CTWS’s executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Upon completion of the merger, the board of directors of the combined company will be comprised of twelve members, consisting of seven of the directors of SJW immediately prior to the effective time of the merger and five of the directors of CTWS immediately prior to the effective time of the merger. Unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of the combined company, such board composition will continue until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of combined company are elected during the calendar year ended December 31, 2020. For more information on the combined company’s board of directors, see the section entitled “ — Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus.

Mr. Thornburg, the current chief executive officer and president of SJW, will serve as chairman, chief executive officer and president of the combined company. Mr. Thornburg, who was the chairman, chief executive officer and president of CTWS until September 28, 2017 and an employee of CTWS until October 15, 2017, continues to hold 25,749 shares of CTWS common stock and 126,662 CTWS DSUs (which will be settled in shares of CTWS common stock on June 15, 2018, subject to the terms of the CTWS 2014 Performance Stock Program), as of May 25, 2018. Mr. Benoit, currently the president and chief executive officer of CTWS, will serve as president of Combined SJW’s New England Region and of The Connecticut Water Company, an indirect subsidiary of the combined company, from and after the effective time of the merger until December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of the combined company. All of SJW’s and its subsidiaries’ current officers are expected to continue to serve as officers of the combined company or its subsidiaries following the completion of the merger. In addition, the combined company’s and certain of its subsidiaries’ management teams will include officers from CTWS, including as follows: (i) Richard L. Knowlton will serve as president of The Maine Water Company, an indirect subsidiary of the combined company; (ii) Kristen A. Johnson will serve as chief human resource officer of the combined company and its subsidiaries; (iii) Maureen P. Westbrook will serve as senior vice president of external affairs of the combined company and its subsidiaries; (iv) Craig J. Patla will serve as vice president, operations of the Combined SJW’s New England Region; and (v) Robert J. Doffek will serve as vice president, controller of the Combined SJW’s New England Region.

Messrs. Benoit and Patla and Mesdames Johnson and Westbrook are parties to employment agreements that will become effective upon the closing of the merger. Under these employment agreements, each of Messrs. Benoit and Patla and Mesdames Johnson and Westbrook is entitled to severance benefits that are more fully described under “Interests of CTWS Directors and Executive Officers in the Merger — Employment Agreements” and are triggered if his or her employment is terminated, at any time during the term of the employment agreement, for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason. Notably, with respect to Mr. Benoit and Ms. Westbrook, “good reason” to terminate their employment includes any reason or no reason during the first 13 months following the closing of the merger. Accordingly, under these agreements, key executives potentially could resign from employment following the merger. In addition, the CTWS equity awards held by the CTWS executive officers will be entitled to special treatment pursuant to the terms of the merger agreement, as is more fully described under “The Merger Agreement — Treatment of CTWS Equity Awards.” The payouts under these equity awards could make retention of these key executives more challenging.

The SJW and CTWS boards of directors were aware of these interests at the time each approved the merger and the other transactions contemplated by the merger agreement. These interests, including the continued employment of certain executive officers of SJW and CTWS by the combined company, Mr. Thornburg’s ownership of 25,749 shares of CTWS common stock and 126,662 CTWS DSUs, the continued positions of certain directors of SJW and CTWS as directors of the combined company and the indemnification of former directors and officers by the combined company, and Mr. Lynch’s and Mr. Bishop’s ownership of shares of CTWS common stock may cause SJW’s and CTWS’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See the section entitled “The Merger — Interests of SJW Directors and Executive Officers in the Merger” beginning on page 122 of this joint proxy statement/prospectus and “The Merger — Interests of CTWS Directors and Executive Officers in the Merger” beginning on page 124 of this joint proxy statement/prospectus for more information.

Risk Factors Relating to the Combined Company Following the Merger

The combined company may be unable to integrate successfully the businesses of SJW and CTWS and realize the anticipated benefits of the merger on the anticipated timeframe or at all.

The merger involves the combination of two companies that currently operate as independent public companies. The success of the merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of SJW and CTWS. To realize these anticipated benefits, the businesses of SJW and CTWS must be successfully integrated. This integration will be complex and time consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not fully achieving the anticipated benefits of the merger. Potential difficulties the combined company may encounter as part of the integration process include the following:

•	the inability to successfully combine the businesses of SJW and CTWS in a manner that permits the combined company to achieve the full benefits expected to result from the elimination of duplicative public company and other related costs expected as a result of the merger;

•	complexities associated with managing the combined businesses, including the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	coordinating geographically separated organizations, systems and facilities;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	integrating the workforces of the two companies while maintaining focus on providing consistent, high quality customer service;

•	potential unknown liabilities and unforeseen increased or new expenses, delays or regulatory conditions associated with the merger;

•	diversion of the attention of each company’s management;

•	failure to perform by third-party service providers who provide key services for the combined company; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in operations, services, standards, controls, procedures and policies, any of which could adversely affect each company’s ability to maintain relationships with customers, vendors, employees and other constituencies or SJW’s and CTWS’s ability to achieve the anticipated benefits of the merger, or which could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either SJW’s or CTWS’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancements and other benefits currently anticipated from the merger.

The merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the combined company’s common stock.

SJW and CTWS currently anticipate that the merger will result in mid-to-high single-digit accretion on an earnings per share basis to CTWS shareholders immediately and to shareholders of both companies by the second full year. This expectation is based on preliminary estimates, which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to the combined company’s adjusted earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market value of the combined company’s common stock.

The combined company is expected to incur substantial expenses related to the merger and the integration of SJW and CTWS.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of SJW and CTWS. There are a large number of processes, policies, procedures, operations, technologies and systems at each company that must be integrated, including accounting and finance, payroll, revenue management, commercial operations, risk management, and employee benefits. While SJW and CTWS have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the benefits that the combined company expects to achieve from the elimination of duplicative public company and other related costs expected from the transaction. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. Substantial expenses related to the transaction, including fees payable to the companies’ advisors, will also be borne by SJW and CTWS even if the merger is not completed.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus are not intended to be representative of the combined company’s results after the merger.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented solely for informational purposes and is not intended to be indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company following the merger. This unaudited pro forma condensed combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

Current holders of SJW common stock and CTWS common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Current holders of SJW common stock and CTWS common stock have the right to vote in the election of the board of directors and on other matters affecting SJW and CTWS, respectively. Upon the completion of the merger, each CTWS shareholder who receives shares of SJW common stock will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of CTWS. Similarly, after completion of the merger, the shares of combined company common stock retained by each SJW stockholder will represent a smaller percentage ownership of the combined company. It is currently expected that the shareholders of CTWS immediately prior to the effective time of the merger as a group will receive shares in the merger constituting approximately 40% of the shares of combined company common stock on a fully diluted basis immediately after the merger. As a result, stockholders of SJW immediately prior to the effective time of the merger as a group will own approximately 60% of the shares of combined company common stock on a fully diluted basis immediately after the merger. Because of this, current holders of SJW common stock and CTWS common stock will have less influence on the management and policies of the combined company than they now have on the management and policies of SJW and CTWS, respectively.

The merger will result in changes to the board of directors that may affect the strategy and operations of the combined company.

In connection with the consummation of the merger, the board of directors of the combined company will be expanded to consist of twelve members, which will be comprised of seven of the directors of SJW immediately prior to the effective time of the merger and five of the directors of CTWS immediately prior to the effective time of the merger, as more fully described in the section entitled “ — Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus. Unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of the combined company, such board composition will continue until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of combined company are elected during the calendar year ended December 31, 2020. This new composition of the board of directors may affect the combined company’s business strategy and operating decisions following the completion of the merger.

The merger will combine two companies that are currently affected by developments in the water utility industry, including changes in regulation. A failure to adapt to the changing regulatory environment after the merger could adversely affect the stability of the combined company’s earnings.

Because SJW, CTWS and their respective subsidiaries are regulated in the U.S. at the federal level and, in the case of SJW, in California and Texas, and, in the case of CTWS, Connecticut and Maine, the two companies have been and will continue to be affected by legislative and regulatory developments. After the merger, the combined company and/or its subsidiaries will be subject in the U.S. to extensive federal regulation as well as to state regulation in the states in which the combined company will operate. The costs and burdens associated with complying with these regulatory jurisdictions may have an adverse effect on the combined company. Moreover, potential legislative changes, regulatory changes or otherwise may create greater risks to the stability of the combined company’s earnings generally.

The rights of CTWS shareholders who become stockholders of the combined company in the merger will be governed by Delaware law, the combined company’s certificate of incorporation and the combined company’s bylaws.

CTWS shareholders who receive shares of SJW common stock in the merger will become stockholders of the combined company and their rights as stockholders will be governed by Delaware law, the combined company’s certificate of incorporation and the combined company’s bylaws, rather than Connecticut law, CTWS’s certificate of incorporation and CTWS’s bylaws. There may be material differences between the current rights of CTWS shareholders, as compared to the rights they will have as stockholders of the combined company. For more information, see the section entitled “Comparison of Rights of CTWS Shareholders and Combined SJW Stockholders” beginning on page 190 of this joint proxy statement/prospectus.

The combined company’s dividend policy is subject to the discretion of its board of directors and may be limited by the combined company’s credit agreements and limitations under Delaware law.

Although it is currently anticipated that the combined company will pay a regular quarterly dividend following the completion of the merger, any such determination to pay dividends will be at the discretion of the board of directors of the combined company and will be dependent on then-existing conditions, including the company’s financial condition, earnings, legal requirements, including limitations under Delaware law, restrictions in the combined company’s credit agreements that limit its ability to pay dividends to stockholders and other factors the board of directors of the combined company deems relevant. The board of directors of the combined company may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. For these reasons, you will not be able to rely on dividends to receive a return on your investment. Accordingly, realization of a gain on your shares of the combined company common stock received in the merger may depend on the appreciation of the price of the combined company common stock, which may never occur.

The market price of shares of SJW common stock may be affected by factors different from those that historically have affected shares of CTWS common stock.

Upon completion of the merger, holders of CTWS common stock will become holders of SJW common stock. The businesses of SJW differ from those of CTWS in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of the combined company after the merger, as well as the market price of shares of SJW common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of CTWS. Following the completion of the merger, CTWS will be part of a larger company with other lines of business and a broader geographic footprint, so decisions affecting CTWS may be made in respect of the larger combined business as a whole rather than the CTWS businesses individually. For a discussion of the businesses of SJW and CTWS and of some important factors to consider in connection with those businesses, see the section entitled “The Companies” beginning on page 50, and the documents incorporated by reference in the section entitled “Where You Can Find More Information” beginning on page 207, including, in particular, in the sections entitled “Risk Factors” in each of SJW’s Annual Report on Form 10-K for the year ended December 31, 2017, SJW’s Quarterly Report for the period ended March 31, 2018, CTWS’s Annual Report on Form 10-K for the year ended December 31, 2017 and CTWS’s Quarterly Report on Form 10-Q for the period ended March 31, 2018.

The market price of shares of SJW common stock may decline in the future as a result of the sale of shares of SJW common stock held by former CTWS shareholders or current SJW stockholders.

Based on the number of shares of CTWS common stock outstanding as of May 25, 2018 and the number of shares of CTWS common stock that are reserved for issuance pursuant to outstanding CTWS equity awards or otherwise, SJW expects to issue up to approximately 14,194,354 shares of SJW common stock to CTWS shareholders in connection with the merger. Following their receipt of shares of SJW common stock as merger consideration in the merger, former CTWS shareholders may seek to sell the shares of SJW common stock delivered to them. Other SJW stockholders may also seek to sell shares of SJW common stock held by them following, or in anticipation of, completion of the merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of SJW common stock, may affect the market for, and the market price of, SJW common stock in an adverse manner.

The market price of shares of SJW common stock will continue to fluctuate after the merger.

Upon completion of the merger, holders of CTWS common stock will become holders of shares of SJW common stock. The market price of shares of SJW common stock may fluctuate significantly following completion of the merger and holders of CTWS common stock could lose some or all of the value of their investment in SJW common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have an adverse effect on the market for, or liquidity of, the SJW common stock, regardless of the combined company’s actual operating performance.

Other Risk Factors of SJW and CTWS

SJW’s and CTWS’s businesses are and will be subject to the risks described above. In addition, SJW’s and CTWS’s businesses are, and will continue to be, subject to the risks described in Part I, Item 1A in SJW’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Part II, Item 1A in SJW’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, Part I, Item 1A in CTWS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Part II, Item 1A in CTWS’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, each as updated by subsequent Current Reports on Form 8-K, all of which are or will be filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus for the location of information incorporated by reference in this joint proxy statement/prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

Summary Historical Consolidated Financial Data of SJW

The following statement of operations data for the years ended December 31, 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 have been derived from the audited consolidated financial statements of SJW contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated into this joint proxy statement/prospectus by reference. The statement of operations data for the years ended December 31, 2014 and 2013 and the balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from SJW’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

The statement of operations data for the three months ended March 31, 2018 and 2017 and the balance sheet data as of March 31, 2018 have been derived from the SJW unaudited interim consolidated financial statements contained in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which is incorporated into this joint proxy statement/prospectus by reference.

The balance sheet data as of March 31, 2017 has been derived from SJW’s unaudited interim consolidated financial statements for such period, which have not been incorporated into this joint proxy statement/prospectus by reference. These financial statements are unaudited but, in the opinion of SJW’s management, contain all adjustments necessary to present fairly SJW’s financial position, results of operations and cash flows for the periods indicated.

You should read this summary historical financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of SJW contained in such reports.

Statement of Operations Data of SJW

(In thousands of U.S. dollars, except per share data)

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Operating revenue	$75,042	$69,045	$389,225	339,706	305,082	319,668	276,869
Operating income	$7,331	$11,704	$98,079	93,116	79,960	92,878	53,407
Net income	$1,285	$3,671	$59,204	52,839	37,882	51,806	22,384
Dividends paid	$5,754	$4,456	$21,332	16,559	15,885	15,177	14,443
Consolidated Per Share Data:
Earnings per share — basic	$0.06	$0.18	$2.89	2.59	1.86	2.56	1.13
Earnings per share — diluted	$0.06	$0.18	$2.86	2.57	1.85	2.54	1.12
Dividends paid	$0.28	$0.22	$1.04	0.81	0.78	0.75	0.73

Balance Sheet Data of SJW

(In thousands of U.S. dollars)

	As of March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Net utility plant	$1,254,936	$1,165,339	$1,239,264	1,146,363	1,036,763	963,014	898,738
Total assets	$1,463,874	$1,435,777	$1,458,001	1,443,376	1,337,325	1,269,304	1,109,986
Capitalization:
Stockholders’ equity	$457,830	$421,400	$463,209	421,646	383,783	360,155	321,175
Long-term debt, less current portion(1)	$431,175	$433,388	$431,092	433,335	377,187	384,365	334,997
Total capitalization	$889,005	$854,788	$894,301	854,981	760,970	744,520	656,172

(1)	SJW adopted Accounting Standards Update No. 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” in January 2016. Long-term debt in the Summary Historical Consolidated Financial Data for 2015, 2014 and 2013 has not been adjusted to reflect the adoption of this standard.

Summary Historical Consolidated Financial Data of CTWS

The following statement of income data for the years ended December 31, 2017, 2016 and 2015 and the balance sheet data as of December 31, 2017 and 2016 have been derived from the audited consolidated financial statements of CTWS contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated into this joint proxy statement/prospectus by reference. The statement of income data for the years ended December 31, 2014 and 2013 and the balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from the audited consolidated financial statements of CTWS for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

The statement of income data for the three-month periods ended March 31, 2018 and 2017 and the balance sheet data as of March 31, 2018 have been derived from the unaudited interim consolidated financial statements of CTWS contained in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which is incorporated into this joint proxy statement/prospectus by reference.

The balance sheet data as of March 31, 2017 has been derived from the unaudited interim consolidated financial statements of CTWS for such period, which have not been incorporated into this joint proxy statement/prospectus by reference. These financial statements are unaudited but, in the opinion of CTWS management, contain all adjustments necessary to present fairly CTWS’s financial position, results of operations and cash flows for the periods indicated.

You should read this summary historical financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of CTWS contained in such reports.

Statement of Income Data of CTWS

(In thousands of U.S. dollars, except per share data)

	(Unaudited)
	Three Months Ended, March 31,		Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Operating Revenue	$24,853	$22,463	$107,054	98,667	96,041	94,020	91,481
Total Utility Operating Income	$4,545	$5,518	$34,229	28,949	27,439	25,997	22,849
Net (Loss) Income	($1,227)	$4,068	$25,054	23,387	22,761	21,319	18,269
Earnings per share:
Basic	($0.10)	$0.36	$2.17	2.12	2.07	1.95	1.68
Diluted	($0.10)	$0.36	$2.13	2.08	2.04	1.92	1.66
Declared Common Dividends Per Share	$0.2975	$0.2825	$1.175	1.115	1.05	1.01	0.98

Balance Sheet Data of CTWS(1)

(In thousands of U.S. dollars)

	(Unaudited)
	As of March 31,		Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Net Utility Plant	$699,629	$636,610	$697,723	601,396	546,284	506,939	471,876
Total Assets	$901,964	$838,549	$898,783	784,502	710,715	664,897	623,970
Common Shareholders’ Equity	$289,419	$254,325	$293,630	236,028	223,977	209,451	197,753
Long-Term Debt (Consolidated, Excluding Current Maturities)	$252,194	$205,589	$253,367	197,047	171,868	170,309	168,201

(1)	The balance sheet data as of December 31, 2015, 2014 and 2013 reflects adjustments pursuant to Accounting Standards Update No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU No. 2015-03”), which was issued by the Financial Accounting Standards Board in April 2015. ASU No. 2015-03 became effective for CTWS on January 1, 2016.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION OF SJW AND CTWS

The following table shows selected unaudited pro forma condensed combined financial information regarding the financial condition and results of operations of SJW after giving effect to the merger with CTWS. The selected unaudited pro forma combined financial statements have been prepared using the acquisition method of accounting for business combinations pursuant to the provisions of ASC Topic 805, Business Combinations and otherwise in accordance with United States generally accepted accounting principles (“U.S. GAAP”) under which the assets and liabilities of CTWS will be recorded by SJW at their respective fair values as of the date the merger is completed. The selected unaudited pro forma condensed combined balance sheet as of March 31, 2018 assumes that the merger took place on March 31, 2018. The selected unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2018 and the fiscal year ended December 31, 2017 assume that the merger took place on January 1, 2017, the beginning of the earliest period presented.

The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma combined financial statements of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma combined financial statements. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 170 of this joint proxy statement/prospectus. In addition, the selected unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of both SJW and CTWS for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information has been presented for informational purposes only. The selected unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected elimination of duplicative public company and other related costs, opportunities to earn additional revenue, the impact of restructuring, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

Selected Unaudited Pro Forma Combined Statement of Operations

(In thousands of US dollars, except per share data)

Three Months Ended March 31, 2018
Operating Revenue	$99,895
Operating Income	$14,968
Net Income	$5,031
Dividends Paid	$9,358
Consolidated Per Share Data:
Earnings Per Share — Basic	$0.15
Earnings Per Share — Diluted	$0.15
Dividends Per Share	$0.27

Selected Unaudited Pro Forma Combined Statement of Operations

(In thousands of US dollars, except per share data)

Year ended December 31, 2017
Operating Revenue	$496,279
Operating Income	$127,412
Net Income	$83,540
Dividends Paid	$35,252
Consolidated Per Share Data:
Earnings Per Share — Basic	$2.44
Earnings Per Share — Diluted	$2.43
Dividends Per Share	$1.04

Selected Unaudited Pro Forma Combined Balance Sheet

(in thousands of US dollars, except per share data)

March 31, 2018
Net Utility Plant	$1,954,565
Total Assets	$2,949,005
Total Shareholder’s Equity	$1,293,889
Long-term debt, less current portion	$687,694
Preferred Stock	$772

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below are SJW’s and CTWS’s historical and pro forma per share data for the three months ended March 31, 2018 and the year ended December 31, 2017. Except for the historical information for the year ended December 31, 2017, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of SJW and CTWS that are filed by SJW and CTWS with the SEC, and incorporated by reference in this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 170.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of opportunities to earn additional revenue, the impact of restructuring, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma earnings by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period. The pro forma book value per share of the combined company is computed as if the merger had been completed on December 31, 2017. The CTWS unaudited pro forma equivalent per share financial information is determined using the pro forma combined per share data multiplied by 1.1375 (the exchange ratio of SJW common stock per outstanding share of CTWS common stock).

Comparative Historical and Unaudited Pro Forma Per Share Financial Data

	Three months ended March 31, 2018
	SJW Group		CTWS
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Basic earnings per share	$0.06	$0.15	$(0.10)	$0.17
Diluted earnings per share	$0.06	$0.15	$(0.10)	$0.17
Book value per share	$22.24	$37.67	$23.94	$42.85
Dividends per share	$0.28	$0.27	$0.30	$0.31

	Year ended December 31, 2017
	SJW Group		CTWS
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Basic earnings per share	$2.89	$2.44	$2.17	$2.78
Diluted earnings per share	$2.86	$2.43	$2.13	$2.76
Book value per share	$22.57	$34.05	$24.34	$38.74
Dividends per share	$1.04	$1.04	$1.18	$1.18

THE COMPANIES

SJW Group

SJW was incorporated in California as “SJW Corp.” on February 8, 1985. On November 15, 2016, SJW Corp. changed its state of incorporation to the state of Delaware and changed its name to “SJW Group.” SJW is a holding company that conducts its business in the United States through three wholly owned subsidiaries, namely, San Jose Water Company, SJWTX, Inc., doing business as Canyon Lake Water Service Company, and SJW Land Company. San Jose Water Company and Canyon Lake Water Service Company are public utilities regulated by the CPUC and Public Utilities Commission of Texas, respectively, and operate within a service area approved by the regulators.

San Jose Water Company is a public utility that provides water service to approximately 230,000 connections serving a population of approximately one million people in an area comprising approximately 139 square miles in the metropolitan San Jose, California area. SJWTX, Inc. is another public utility that provides water service to approximately 14,000 connections serving approximately 42,000 people in an area comprising more than 244 square miles in western Comal County and southern Blanco County in the growing region between San Antonio and Austin, Texas. In addition, SJWTX, Inc. has a 25% interest in Acequia Water Supply Corporation, which has been consolidated with SJWTX, Inc. within the scope of Financial Accounting Standards Board ASC Topic 810, “Consolidation.” The principal business of these water utility services consists of the production, purchase, storage, purification, distribution, wholesale, and retail sale of water. San Jose Water Company also provides non-tariffed services under agreements with municipalities and other utilities. These non-tariffed services include water system operations, maintenance agreements and antenna site leases.

SJW Land Company owns an undeveloped real estate property, commercial and warehouse properties in Tennessee. SJW Land Company also has a 70% limited partnership interest in 444 West Santa Clara Street, L.P., which sold all of its interests in the commercial building and land the partnership owned and operated on April 6, 2017.

SJW’s common stock is traded on the NYSE under the symbol “SJW.” The principal executive offices of SJW are located on 110 West Taylor Street, San Jose, California 95110. Its telephone number is (408) 279-7800, and its Internet address is www.sjwgroup.com.

Connecticut Water Service, Inc.

CTWS was incorporated in 1974, with The Connecticut Water Company as its largest subsidiary, which was organized in 1956. CTWS is a non-operating holding company, whose income is derived from the earnings of its six wholly owned subsidiary companies. In 2017, approximately 95% of the company’s net income was attributable to water operations carried out within its four regulated water companies, The Connecticut Water Company, The Heritage Village Water Company, The Avon Water Company and The Maine Water Company. The Connecticut Water Company, The Heritage Village Water Company and The Avon Water Company are regulated by the PURA and The Maine Water Company is regulated by the MPUC. These regulated companies supplied water to 135,000 connections serving approximately 450,000 people in 80 municipalities in Connecticut and Maine and wastewater to more than 3,000 connections serving approximately 10,000 people in Southbury, Connecticut. They are subject to state regulation regarding financial issues, rates, service and operating issues, and to various other state and federal regulatory agencies concerning water quality and environmental standards.

In addition to its regulated companies, CTWS owns two active unregulated companies. In 2017, these unregulated companies, together with real estate transactions within The Connecticut Water Company, contributed the remaining 5% of CTWS’s net income through real estate transactions as well as services and rentals. The two active unregulated companies are Chester Realty, Inc., a real estate company in Connecticut, and New England Water Utility Services, Inc., which provides contract water and sewer operations and other water related services.

CTWS’s common stock is traded on the NASDAQ under the symbol “CTWS.” The principal executive offices of CTWS are located on 93 West Main Street, Clinton, Connecticut 06413. Its telephone number is (860) 669-8636, and its Internet address is www.ctwater.com.

Hydro Sub, Inc.

Hydro Sub, Inc., a wholly owned subsidiary of SJW (“Merger Sub”), is a Connecticut corporation that was formed on March 9, 2018 for the sole purpose of effecting the merger. In the merger, Merger Sub will be merged with and into CTWS, with CTWS surviving as a wholly owned subsidiary of SJW.

THE SJW SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the stockholders of SJW as part of a solicitation of proxies by the SJW board of directors for use at SJW’s special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This joint proxy statement/prospectus provides stockholders of SJW with the information they need to know to be able to vote or instruct their vote to be cast at SJW’s special meeting.

Date, Time and Place

The special meeting of SJW stockholders is scheduled to be held at 110 West Taylor Street, San Jose, California 95110, on [●], 2018, at [●], local time, subject to any adjournments or postponements thereof.

Purpose of the SJW Special Meeting

At the SJW special meeting, SJW stockholders will be asked to consider and vote on:

•	the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger as contemplated by the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus, as it may be further amended from time to time;

•	the proposal to adopt the SJW certificate of incorporation amendment, a copy of the form of which is included as Annex D to this joint proxy statement/prospectus, as contemplated by the merger agreement; and

•	the proposal to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment by SJW stockholders.

Recommendation of the SJW Board of Directors

The SJW board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SJW and its stockholders.

The SJW board of directors unanimously recommends that SJW stockholders vote “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, “FOR” the proposal to adopt the SJW certificate of incorporation amendment and “FOR” the proposal to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

SJW Record Date; Stockholders Entitled to Vote

Only SJW stockholders of record at the close of business on [●], 2018, the SJW record date for the SJW special meeting, are entitled to notice of, and to vote at, the SJW special meeting or any adjournments or postponements thereof.

At the close of business on the SJW record date, there were [●] shares of SJW common stock outstanding and entitled to vote at the SJW special meeting. SJW issued and outstanding capital stock consists solely of outstanding shares of SJW common stock. SJW stockholders will have one vote for each share of SJW common stock they owned on the SJW record date, in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the SJW special meeting. A list of stockholders of SJW will be available for review for any purpose germane to the special meeting at SJW’s executive offices and principal place of business at the 110 West Taylor Street, San Jose, California 95110, during regular business hours for a period of 10 days before the special meeting. The list will also be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by SJW’s Directors and Executive Officers

At the close of business on the SJW record date, directors and executive officers of SJW and their affiliates were entitled to vote [●] shares of SJW common stock, or approximately [●]% of the shares of SJW common stock outstanding on that date. We currently expect that SJW’s directors (including those who are party to the SJW voting and support agreements) and executive officers will vote their shares in favor of the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the proposal to adopt the SJW certificate of incorporation amendment.

Quorum

No business may be transacted at the SJW special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the voting power of all shares of SJW stock issued and outstanding and entitled to vote at the SJW special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the SJW special meeting. If a quorum is not present, the special meeting may be adjourned by the approval of holders of SJW stock representing a majority of the voting power of all shares present in person or represented by proxy at the special meeting, or by the chairman of the special meeting, to allow additional time for obtaining additional proxies. In addition, the chairman of the special meeting may adjourn such meeting after the special meeting has been duly organized. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

For purposes of determining whether a quorum has been achieved, abstentions (shares of SJW common stock for which proxies have been received but for which the holders have abstained from voting or as to which the holder attends the special meeting in person but does not vote) will be included in the calculation of the number of shares of SJW common stock represented at the special meeting, but broker non-votes will not be included.

Required Vote

•	The issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock present in person or represented by proxy at the SJW special meeting and entitled to vote on the proposal. Failures to vote and broker non-votes, which are described below, will have no effect on the proposal, assuming a quorum is present. Abstentions are treated the same as votes against this proposal.

•	The adoption of the SJW certificate of incorporation amendment requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock entitled to vote on the proposal. Failures to vote, broker non-votes and abstentions will have the effect of a vote against this proposal.

•	The adjournment of the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment requires the affirmative vote of holders of a majority of the outstanding shares of SJW common stock present in person or represented by proxy at the SJW special meeting and entitled to vote on the proposal. Failures to vote and broker non-votes will have no effect on the proposal, assuming a quorum is present. Abstentions will have the effect of a vote against this proposal.

Completion of the merger is conditioned on, among other things, approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment by SJW stockholders.

Failure to Vote, Broker Non-Votes and Abstentions

Failure to Vote. A failure to vote occurs when a holder of SJW common stock fails to vote in person or by proxy and fails to instruct his or her bank, broker, trust or other nominee to vote shares beneficially owned by such holder. Accordingly, if an SJW stockholder fails to vote with respect to:

•	the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, it will have no effect on the vote count for this proposal (assuming a quorum is present);

•	the proposal to approve adoption of the SJW certificate of incorporation amendment, it will have the same effect as a vote against the proposal (assuming a quorum is present); and

•	a proposal to adjourn the SJW special meeting, it will have no effect on the vote count for a proposal to approve any motion to adjourn the SJW special meeting (assuming a quorum is present).

Broker Non-Votes. If you hold your SJW shares in a stock brokerage account or if your shares are held by a bank, broker, trustee or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, trustee or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to SJW or by voting in person at your stockholders meeting unless you have a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of SJW common stock on behalf of their customers may not give a proxy to SJW to vote those shares without specific instructions from their customers. If you are an SJW stockholder and you do not instruct your broker on how to vote your shares, pursuant to the rules of the NYSE, your broker may not vote your shares on:

•	the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, which will have no effect on the vote on this proposal (assuming a quorum is present);

•	the proposal to adopt the SJW certificate of incorporation amendment, which will have the same effect as a vote against this proposal (assuming a quorum is present); and

•	any proposal to adjourn the SJW special meeting, which will have no effect on the vote on this proposal (assuming a quorum is present).

Abstentions. An abstention occurs when an SJW stockholder attends the SJW special meeting, either in person or by proxy, but abstains from voting. An abstention of any SJW stockholder with respect to each of the proposals to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, the proposal to approve adoption of the SJW certificate of incorporation amendment and a proposal to adjourn the SJW special meeting will have the same effect as a vote against such proposal.

Voting at the Special Meeting In Person

Whether or not you plan to attend the SJW special meeting, please vote your shares in advance of the meeting by proxy by following the instructions set forth in the section below.

If you plan to attend the SJW special meeting and wish to vote in person, you will be given a ballot at the special meeting.

If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer & Trust Company, SJW’s transfer agent, you may vote in person at the special meeting. In addition, if you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license.

If your shares are held in “street name” and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting. You will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting at the Special Meeting by Proxy

If you are a holder of record, a GREEN proxy card is enclosed for your use. SJW requests that you submit a proxy via the Internet by logging onto www.proxyvote.com and following the instructions on your GREEN proxy card or by telephone by dialing (866) 357-4029 and listening for further directions or by signing and dating the enclosed proxy and returning it promptly in the enclosed postage-paid envelope. When the enclosed proxy is returned properly executed and dated, the shares of SJW common stock represented by it will be voted at the SJW special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is returned without an indication as to how the shares of SJW common stock represented are to be voted with regard to a particular proposal, the SJW common stock represented by the proxy will be voted in accordance with the recommendation of the SJW board of directors and, therefore, “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, “FOR” the proposal to adopt the SJW certificate of incorporation amendment and “FOR” the proposal to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment. At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related GREEN proxy card other than the matters set forth in SJW’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

If you hold your shares of SJW common stock in “street name”, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., Eastern time, on [●], 2018.

Your vote is important. Accordingly, please sign and return the enclosed GREEN proxy card whether or not you plan to attend the SJW special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., Eastern time, on [●], 2018.

Revocation of Proxies

If you are the record holder of SJW stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Corporate Secretary of SJW;

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the GREEN proxy card; or

•	attending the SJW special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the SJW special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

We urge you to discard any white proxy cards sent to you by Cal Water, which is soliciting proxies in opposition to the merger. If you previously submitted a white proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any white proxy card. Only the latest validly executed proxy that you submit will be counted.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

SJW Group

110 West Taylor Street

San Jose, California 95110

Attention: General Counsel and Corporate Secretary

Please note that if your shares are held in “street name” through a broker, bank, employee benefit plan trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank, employee benefit plan trustee or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or other nominee).

Tabulation of Votes

Georgeson will tabulate affirmative and negative votes and abstentions on behalf of SJW. SJW expects to retain one or more independent contractors to serve as the Inspector of Election for the SJW special meeting.

Solicitation of Proxies

SJW is soliciting proxies for the SJW special meeting and, in accordance with the merger agreement, the cost of SJW proxy solicitation will be borne by SJW. In addition to solicitation by use of mails, proxies may be solicited by SJW directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with brokers, banks, trustees and other nominees for forwarding of proxy solicitation material to beneficial owners of common stock held of record and we may reimburse these individuals for their reasonable expenses.

To help assure the presence in person or by proxy of the largest number of stockholders possible, SJW has engaged Georgeson, a proxy solicitation firm, to solicit proxies on SJW’s behalf. SJW has agreed to pay Georgeson a proxy solicitation fee of up to $250,000. SJW will also reimburse Georgeson for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the special meeting may be made from time to time, if a quorum does not exist, by approval holders of SJW stock representing a majority of the voting power of all shares present in person or represented by proxy at the special meeting, or by the chairman of the special meeting, without further notice other than by an announcement made at the special meeting. In addition, the chairman of the special meeting may adjourn such meeting after the special meeting has been duly organized. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of SJW common stock to CTWS shareholders or the proposal to adopt the SJW certificate of incorporation amendment, then SJW stockholders may be asked to vote on the proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

THE CTWS SPECIAL MEETING

This joint proxy statement/prospectus is being provided to CTWS shareholders as part of a solicitation of proxies by the CTWS board of directors for use at the CTWS special meeting to be held at the time and place specified below and at any properly convened meeting following any adjournments or postponements thereof. This joint proxy statement/prospectus provides CTWS shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the CTWS special meeting.

Date, Time and Place

The special meeting of CTWS shareholders is scheduled to be held at [●] on [●], 2018 at [●], local time, subject to any adjournments or postponements thereof.

Purpose of the CTWS Special Meeting

At the CTWS special meeting, CTWS shareholders will be asked to consider and vote on:

•	the proposal to approve the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, and which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 63 and 143, respectively;

•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger; and

•	the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Completion of the merger is conditioned on, among other things, approval of the merger agreement by CTWS shareholders.

Recommendation of the CTWS Board of Directors

The CTWS board of directors unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of CTWS and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger.

The CTWS board of directors unanimously recommends that CTWS shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and “FOR” the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

CTWS Record Date; Shareholders Entitled to Vote

Only holders of record of CTWS common stock at the close of business on [●], 2018, the CTWS record date, will be entitled to notice of, and to vote at, the CTWS special meeting or any adjournments or postponements thereof.

At the close of business on the CTWS record date, [●] shares of CTWS common stock were issued and outstanding and held by [●] holders of record. As of the CTWS record date, CTWS issued and outstanding capital stock consists solely of outstanding shares of CTWS common stock. Holders of record of CTWS common stock on the CTWS record date are entitled to three votes per share at the CTWS special meeting on each proposal. A list of CTWS shareholders will be available for review for any purpose germane to the CTWS special meeting at CTWS’s executive offices and principal place of business at 93 West Main Street, Clinton, Connecticut 06413, during regular business hours for a period of 10 days before the CTWS special meeting. The list will also be available at the CTWS special meeting for examination by any shareholder of record present at the CTWS special meeting.

Voting by CTWS’s Directors and Executive Officers

At the close of business on the CTWS record date, directors and executive officers of CTWS and their affiliates were entitled to vote [●] shares of CTWS common stock, or approximately [●] of the shares of CTWS common stock outstanding on that date. We currently expect that CTWS’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of CTWS shareholders at the CTWS special meeting, although no director or officer has entered into any agreement obligating him or her to do so.

Quorum

No business may be transacted at the CTWS special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares of common stock issued and outstanding as of the close of business on the CTWS record date and entitled to vote at the CTWS special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the meeting. If a quorum is not present at the CTWS special meeting, the shareholders present in person or by proxy may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be given to the shareholders not present or represented at the meeting.

Abstentions and broker non-votes will be included in the calculation of the number of shares of CTWS common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

Approval of the merger agreement requires the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of CTWS common stock entitled to vote on the proposal. Abstentions, failures to vote and broker non-votes will have the effect of a vote against this proposal, assuming a quorum is present.

Approval, on a non-binding advisory basis, of specific compensatory arrangements between CTWS and its named executive officers relating to the merger requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon, although such vote will not be binding on CTWS or its board of directors or any of its committees. Abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present.

Approval of the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by such shareholders. Abstentions, failures to vote and broker non-votes will have no effect on this proposal, assuming a quorum is present.

Completion of the merger is conditioned on, among other things, approval of the merger agreement by CTWS shareholders.

Failure to Vote; Broker Non-Votes and Abstentions

Failure to Vote. A failure to vote occurs when a holder of CTWS common stock fails to vote in person or by proxy and fails to instruct his or her bank, broker, trust or other nominee to vote shares beneficially owned by such holder. Accordingly, if a CTWS shareholder fails to vote with respect to:

•	the proposal to approve the merger agreement, it will have the same effect as a vote against the proposal (assuming a quorum is present);

•	the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger, it will have no effect on the proposal (assuming a quorum is present); and

•	the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, it will have no effect on the proposal (assuming a quorum is present).

Broker Non-Votes. Under the rules of the NYSE (which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner), banks, brokers, trusts or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of CTWS common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the proposals to be voted on at the CTWS special meeting. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposals. For shares of CTWS common stock held in “street name,” only shares of CTWS common stock affirmatively voted “FOR” the proposals will be counted as a favorable vote for such proposals.

Abstentions. An abstention occurs when a CTWS shareholder attends the CTWS special meeting, either in person or by proxy, but abstains from voting. Abstentions will have the same effect on each proposal as a failure to vote (as described above).

Voting at the Special Meeting In Person

Your vote is important. Whether or not you plan to attend the CTWS special meeting, please vote your shares in advance of the meeting by proxy by following the instructions set forth in the section below.

If you plan to attend the CTWS special meeting and wish to vote in person, you will be given a ballot at the special meeting.

If you are a registered or “record” holder, which means your shares are registered in your name with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), CTWS’s transfer agent, you may vote in person at the special meeting. In addition, if you are a registered shareholder, please be prepared to provide proper identification, such as a driver’s license.

If your shares are held in “street name,” which means your shares are held of record in an account with a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting. You will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting at the Special Meeting by Proxy

If you are a holder of record, a GREEN proxy card is enclosed for your use. CTWS requests that you submit a proxy via the Internet by logging onto www.proxyvote.com and following the instructions on your GREEN proxy card or by telephone by dialing (800) 454-8683 and listening for further directions. Shareholders of record of CTWS may also submit their proxies through the mail by completing the enclosed GREEN proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. You should submit your proxy in advance of the meeting even if you plan to attend the CTWS special meeting. You can always change your vote at the special meeting.

If you hold your shares of CTWS common stock in “street name”, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by 11:59 p.m., Eastern time, on [●], 2018.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the CTWS special meeting will be voted at the meeting in the manner specified by the shareholders giving those proxies.

If you properly execute your GREEN proxy card but do not indicate how your shares of CTWS common stock should be voted on a matter, the shares of CTWS common stock represented by your proxy will be voted as the CTWS board of directors recommends and, therefore, “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and “FOR” the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement, assuming a quorum is present.

Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to approve the merger agreement. Abstentions and broker non-votes will have the same effect as votes against the proposal to approve the merger agreement. Abstentions and broker non-votes will have no effect on the proposals to approve, on a non-binding advisory basis, the specific compensatory arrangements or to adjourn the CTWS special meeting.

Revocation of Proxies

If you are the record holder of CTWS common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the secretary of CTWS;

•	timely delivering a new, valid proxy bearing a later date by submitting instructions through the Internet, by telephone or by mail as described on the proxy card; or

•	attending the CTWS special meeting and voting in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person. Simply attending the CTWS special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered shareholder may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.

We urge you to discard any blue proxy cards sent to you by Eversource, which is soliciting proxies in opposition to the merger. If you previously submitted a blue proxy card, we urge you to cast your vote as instructed on your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any blue proxy card. Only the latest validly executed proxy that you submit will be counted.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

Attention: Corporate Secretary

Please note that if your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

CTWS expects to appoint one or more representatives of Broadridge to serve as the Inspector of Election for the CTWS special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

CTWS is soliciting proxies for its special meeting from its shareholders. CTWS will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its shareholders. In addition to solicitation by use of the mails, proxies may be solicited by CTWS’s directors, officers and employees in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for actual and reasonable fees and expenses in connection with this solicitation.

CTWS has retained the services of Morrow Sodali LLC to assist in the solicitation of proxies for a fee of up to $220,000, plus reimbursement of disbursements for actual and reasonable fees and expenses. CTWS will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. CTWS will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

If a quorum is not present at the CTWS special meeting, the shareholders present in person or by proxy may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be given to the shareholders not present or represented at the meeting. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, then CTWS shareholders may be asked to vote on the proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read this joint proxy statement/prospectus carefully and in its entirety, including the merger agreement which is included as Annex A to this joint proxy statement/prospectus, for a more complete understanding of the merger.

Effects of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Connecticut law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of SJW and a party to the merger agreement, will merge with and into CTWS. CTWS will survive the merger as a wholly owned subsidiary of SJW and, following completion of the merger, is sometimes referred to in this joint proxy statement/prospectus as the combined company’s “New England Region.” The merger will become effective at such time as a certificate of merger has been duly filed with the Secretary of the State of the State of Connecticut or at any later date or time mutually agreed to by SJW and CTWS in writing and specified in the certificate of merger in accordance with Connecticut law.

At the effective time of the merger, each share of CTWS common stock (other than shares of CTWS common stock owned by SJW, Merger Sub, CTWS or any of their respective subsidiaries and not held on behalf of third parties, which will be canceled and retired and cease to exist) issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive 1.1375 shares of SJW common stock (the “exchange ratio”), with cash paid in lieu of fractional shares. This exchange ratio will not be adjusted for changes in the market price of either SJW common stock or CTWS common stock between the date of signing of the merger agreement and completion of the merger.

SJW stockholders will not receive any merger consideration and will continue to hold their shares of SJW common stock after the merger.

SJW and CTWS are working to complete the merger as soon as practicable and expect the closing of the merger to occur during the fourth quarter of 2018. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of SJW and CTWS could result in the merger being completed at an earlier time, at a later time or not at all. There may be a substantial amount of time between the SJW and CTWS special meetings and the completion of the merger.

Background of the Merger

From time to time, the CTWS board of directors and CTWS senior management have reviewed and evaluated various strategic alternatives available to CTWS. Among the strategic alternatives evaluated were (i) maintaining CTWS as an independent public company, including making strategic acquisitions, (ii) a business combination with a strategic partner or (iii) a whole-company sale of CTWS. Except as otherwise described below, in recent years none of the matters evaluated in connection with any of the strategic alternatives that involved a transaction with a third party (other than strategic acquisitions by CTWS) has progressed beyond the initial stages.

From time to time, the SJW board of directors and SJW senior management have reviewed and evaluated various strategic alternatives available to SJW. Among the strategic alternatives evaluated were (i) maintaining SJW as an independent public company, including making strategic acquisitions, (ii) a business combination with a strategic partner or (iii) a whole-company sale of SJW. Except as otherwise described below, in recent years none of the matters evaluated in connection with any of the strategic alternatives that involved a transaction with a third party (other than strategic acquisitions by SJW) has progressed beyond the initial stages.

Over the course of 2016, CTWS negotiated the acquisitions of Heritage Village Water Company (“HVWC”) and The Avon Water Company (“AWC”), each a specially-chartered Connecticut corporation, whereby CTWS would purchase 100% of the outstanding shares of common stock of each HVWC and AWC. CTWS entered into an agreement to acquire HVWC in exchange for stock consideration at an aggregate purchase price of $16.9 million on May 10, 2016, and the acquisition of HVWC was completed on February 27, 2017. CTWS entered into an agreement to acquire AWC in exchange for a mixture of cash and stock consideration at an aggregate purchase price of $33.0 million on October 11, 2016, and the acquisition of AWC was completed on July 1, 2017.

On June 10, 2016, Mr. Andrew Walters, chief administrative officer of San Jose Water Company, a subsidiary of SJW, approached Mr. Eric W. Thornburg, then chairman, president and chief executive officer of CTWS, to explore the concept of a merger of equals transaction between SJW and CTWS. Messrs. Walters and Thornburg concluded that they would approach their respective boards of directors regarding further exploration of the merger of equals concept.

On August 10, 2016, SJW (after consulting with and obtaining authorization from the SJW board of directors) and CTWS (after consulting with and obtaining authorization from the CTWS board of directors) entered into a mutual confidentiality agreement (the “confidentiality agreement”) to share certain non-public information about their respective businesses. The confidentiality agreement included, among other things, covenants prohibiting SJW and CTWS from soliciting for employment any employee of the other party, or inducing any employee of the other party to terminate such employee’s employment, subject to certain exceptions.

On August 25, 2016, the CTWS board of directors held a regular meeting with members of CTWS management in attendance. The CTWS board of directors and CTWS management discussed various matters relating to a potential merger of equals transaction with SJW. Following discussion, the CTWS board of directors authorized CTWS management to engage in discussions with SJW management regarding each company’s culture, the industrial logic of a merger of equals transaction, governance matters for the combined company that would result from such a transaction and financial projections for each company.

From August 2016 through January 2017, as further described below, members of the CTWS board of directors and CTWS management, in consultation with and pursuant to authorization from the CTWS board of directors, engaged in in-person and telephonic discussions with members of the SJW board of directors and SJW management, in consultation with and pursuant to authorization from the SJW board of directors, from time to time about various matters relating to a potential transaction, including each company’s culture, the industrial logic of a merger of equals transaction, governance matters for the combined company that would result from such a transaction and financial projections for each company. Throughout this time period, the CTWS board of directors and members of CTWS management evaluated the potential benefits and risks of a merger of equals transaction with SJW and consulted with representatives of Wells Fargo Securities, which was engaged to advise CTWS in connection with its review of strategic alternatives, and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), CTWS’s outside legal counsel. Also throughout this time period, the SJW board of directors and members of SJW management evaluated the potential benefits and risks of a merger of equals transaction with CTWS and consulted with representatives of J.P. Morgan, which was engaged to advise SJW in connection with its review of a possible transaction, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), SJW’s outside legal counsel.

On September 8 and 9, 2016, representatives of SJW and CTWS met to review a presentation regarding a potential combination and generally discuss such a combination.

On September 12, 2016, a representative of Company A, a large water utility company, presented Mr. W. Richard Roth, then-chairman, chief executive officer and president of SJW, with an illustrative example of a transaction pursuant to which Company A would acquire all outstanding SJW shares at $55.00 per share, reflecting a 30% premium to SJW’s closing price on September 9, 2016 (the “Company A indication”).

On September 19, 2016, the finance committee of the SJW board of directors (the “SJW finance committee”) held a meeting with members of SJW management in attendance. During the meeting, among other things, Mr. Roth described the September 12, 2016 meeting and the Company A indication and also provided a report on recent meetings with CTWS, each of which the SJW finance committee reviewed and discussed along with forecasts of SJW’s standalone plan.

On October 26, 2016, the SJW board of directors held a meeting with members of SJW management in attendance and representatives of Skadden and J.P. Morgan in attendance for a portion of the meeting. During the meeting, the SJW board of directors discussed the Company A indication, SJW’s standalone plan and a potential merger of equals between SJW and CTWS. Following such discussion, as well as consideration of financial advice from representatives of J.P. Morgan and legal advice from representatives of Skadden, the SJW board of directors concluded that SJW should continue discussions with CTWS. The SJW board of directors also concluded not to proceed with discussions with Company A for various reasons, including, without limitation, SJW’s analysis of valuation under multiple methodologies, including by comparison to alternative transactions and SJW’s standalone long-term plan at the time, execution and regulatory risks, operational and timing considerations and ability to engage in a strategic or sale transaction at a later date that would likely, in the opinion of the SJW board of directors, better maximize shareholder value. The SJW board of directors instructed SJW’s management to inform Company A that SJW was not interested in pursuing a sale transaction on the terms proposed. At this meeting, the SJW board of directors also determined to engage J.P. Morgan as SJW’s financial advisor and to delegate to the SJW finance committee certain additional powers and responsibilities regarding consideration of potential transactions, including to engage additional advisors on behalf of SJW, to enter into discussions or negotiations and to make recommendations to the SJW board of directors in connection with such potential transactions. The following day, representatives of SJW and CTWS held a call to discuss updates regarding the parties’ interest in pursuing a potential transaction.

On November 4, 2016, representatives of SJW and CTWS met to discuss various matters relating to a potential transaction, including the industrial logic of a merger of equals transaction and governance matters for the combined company that would result from such a transaction.

From November 2016 through May 2017, the CTWS board of directors and members of CTWS management explored another transaction involving the possible acquisition of a large water utility company, which transaction did not occur in part because CTWS was unable to secure financing on terms acceptable to the CTWS board of directors.

On November 10, 2016, the CTWS board of directors held a special meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. The CTWS board of directors discussed with CTWS management and its advisors the potential benefits and risks of a merger of equals with SJW, including the impact of pursuing this opportunity on the potential transaction being considered by CTWS involving the possible acquisition of a large water utility company and CTWS’s pending acquisitions of HVWC and AWC. Representatives of Wells Fargo Securities provided an overview of SJW and of a potential merger of equals with SJW, including certain preliminary financial analysis regarding such a transaction. Representatives of Sullivan & Cromwell then reviewed and discussed with the members of the CTWS board of directors their fiduciary duties in connection with considering strategic alternatives, including the potential transaction with SJW.

On November 11, 2016, the SJW finance committee held a meeting with members of SJW management and a representative of Skadden in attendance. During the meeting, among other things, the SJW finance committee discussed key updates and recent communications between SJW and CTWS. The SJW finance committee determined, as previously recommended by the SJW board of directors, to inform Company A that the SJW board of directors was not interested at the time in pursuing a potential transaction with Company A on the terms described in the Company A indication.

On November 21, 2016, the CTWS board of directors held a special meeting with members of CTWS management and representatives of Sullivan & Cromwell and Murtha Cullina LLP (“Murtha Cullina”), outside Connecticut legal counsel to CTWS, in attendance. The CTWS board of directors and its advisors discussed various issues regarding a potential merger of equals with SJW and the impact of pursuing this opportunity on the potential transaction being considered by CTWS involving the possible acquisition of a large water utility company, CTWS’s pending acquisitions of HVWC and AWC and maintaining CTWS as an independent public company. Following discussion, the CTWS board of directors authorized and directed CTWS management to engage in further discussions with SJW regarding a potential merger of equals transaction.

On December 2, 2016, Mr. W. Richard Roth held a call with the representative of Company A and conveyed that the SJW board of directors was not interested at the time in pursuing a potential transaction with Company A on the terms described in the Company A indication.

On December 9, 2016, the SJW board of directors held a meeting with members of SJW management in attendance. During the meeting, the SJW board of directors discussed updates provided on discussions with CTWS and agreed that it would identify SJW directors to meet with CTWS directors to continue such discussions.

On December 19, 2016, certain members of the boards of directors of SJW and CTWS held a meeting to discuss a potential transaction. Also, throughout December 2016, representatives of SJW and CTWS held calls to discuss key terms of a potential transaction, select financial projections and provide certain feedback regarding their respective boards’ discussion of next steps regarding such a transaction.

By January 2017, SJW and CTWS had not agreed to terms upon which they would be willing to conduct a merger of equals transaction, and discussions between SJW and CTWS discontinued.

Thereafter, during the first half of 2017, members of the SJW board of directors received various contacts from representatives of Company B, a large water utility company, Company C, a large electric utility company, Company D, a large infrastructure fund, and Company E, a large infrastructure fund, in each case indicating general interest in acquiring SJW if it were to engage in a sale process and without providing specific transaction terms. Following such indications of interest, the SJW board of directors continued to believe that SJW’s standalone prospects would provide superior value to SJW stockholders and that significant third-party interest in acquiring SJW would remain present as SJW’s management continued to implement its long-term strategic plan.

On April 11, 2017, a representative of Company A presented Mr. Robert A. Van Valer, lead independent director of the SJW board of directors, and Mr. Roth with a revised illustrative example of a transaction pursuant to which Company A would acquire all outstanding SJW shares at $64.90 per share, reflecting a 35% premium to its closing price on April 7, 2017 (the “revised Company A indication”). The representative of Company A noted that the revised Company A indication did not constitute an offer but that Company A would prepare a more formal proposal if the SJW board of directors was interested in pursuing further discussions.

On May 22, 2017, the SJW finance committee held a meeting with representatives of Skadden in attendance. During the meeting, which was the first regularly scheduled meeting of the SJW finance committee following receipt of the revised Company A indication, the SJW finance committee discussed the terms of the revised Company A indication as well as SJW’s standalone plan and considered retaining a financial advisor.

On May 24, 2017, the SJW board of directors held a meeting with members of SJW management and a representative of Skadden in attendance. During the meeting, which was the first meeting of the full SJW board of directors following receipt of the revised Company A indication, Messrs. Van Valer and Roth described the April 11, 2017 meeting and the conversation resulting in the presentation of the revised Company A indication. The SJW board of directors discussed the revised Company A indication, including as compared to the initial Company A indication, as well as other potential alternative transactions and SJW’s standalone plan, following which the SJW board of directors determined to instruct Mr. Daniel B. More, chairman of the SJW finance committee, to inform Company A that SJW was not for sale at the time but that the SJW board of directors would consider the revised Company A indication in due course.

On May 30, 2017, Mr. More held a call with the representative of Company A, introducing himself as chairman of the SJW finance committee and noting that the SJW board of directors had determined that communications regarding potential strategic initiatives should be directed to him. During the call, Mr. More noted that SJW was not for sale at the time but that the SJW board of directors would consider the revised Company A indication in due course.

On June 5, 2017, the SJW finance committee held a meeting to discuss the revised Company A indication. At the meeting, the SJW finance committee determined to authorize J.P. Morgan to prepare an analysis of the revised Company A indication for presentation at the next meeting of the SJW board of directors.

On June 26, 2017, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. More updated the SJW board of directors on recent meetings of the SJW finance committee and conversations with Company A. Following a financial presentation by representatives of J.P. Morgan and a legal presentation by representatives of Skadden, the SJW board of directors considered the revised Company A indication as well as SJW’s standalone plan, executive succession plan and other strategic priorities and determined that pursing SJW’s standalone plan was a superior alternative to the revised Company A indication. Mr. More thereafter informed the representative of Company A that SJW was not interested in pursuing a sale transaction on the terms proposed, to which Company A expressed continued interest in acquiring SJW if it were to engage in a sale process.

In connection with the retirement of Mr. W. Richard Roth as president and chief executive officer of SJW, SJW engaged in an executive search process. As a part of such search process, which included multiple candidates, Mr. Thornburg met with the nominating and governance committee of the SJW board of directors in June 2017 and the full SJW board of directors in July 2017. In August 2017, the executive compensation committee of the SJW board of directors informed Mr. Thornburg of its interest in discussing the terms upon which SJW might hire Mr. Thornburg to serve as its president and chief executive officer provided that CTWS agrees to waive the non-solicitation provision of the confidentiality agreement for the purpose of SJW’s hiring of Mr. Thornburg.

On August 31, 2017, SJW and CTWS entered into a release and waiver whereby CTWS agreed to waive, solely with respect to SJW’s solicitation and possible or actual employment of Mr. Thornburg, the covenants of the confidentiality agreement which prohibited SJW from soliciting for employment any employee of CTWS. As part of the release and waiver, in the event SJW did employ Mr. Thornburg, SJW agreed to reimburse CTWS for its fees and expenses related to engaging an executive search firm to perform a search for Mr. Thornburg’s replacement and other fees and expenses incident to his replacement, up to $500,000.

Also in August 2017, a representative of Cal Water contacted Mr. Roth regarding a potential transaction, to which Mr. Roth responded that any inquiries regarding a potential transaction should be directed to Mr. More, chairman of the SJW finance committee.

On September 18, 2017, a representative of Cal Water contacted Mr. More, to inform Mr. More that he would be delivering a letter from Cal Water’s chief executive office expressing interest in a business combination with SJW. Cal Water’s letter, dated the same day, proposed a cash, stock or combination of cash-and-stock transaction at a 25% to 30% premium to SJW’s then-current stock price (the “Cal Water letter”). While the Cal Water letter did not specify a price per share of SJW common stock, the 25%-to-30% premium offered implied a range of $70.43 to $73.24 per share based on SJW’s closing price on September 15, 2017, the prior business day. Following receipt, Mr. More thereafter informed the representative that SJW had retained legal counsel and a financial advisor and would review the Cal Water letter.

On September 21, 2017, the SJW board of directors held a meeting with members of SJW management in attendance and a representative of Skadden in attendance for a portion of the meeting. During the meeting, the SJW board of directors discussed the Cal Water letter and requested that J.P. Morgan prepare a financial analysis of the financial terms proposed in the Cal Water letter for consideration by the SJW finance committee.

On September 28, 2017, SJW announced that the SJW board of directors had appointed Mr. Thornburg to serve as president and chief executive officer of SJW, effective as of November 6, 2017. At the time of such hiring, the SJW board of directors was aware of Mr. Thornburg’s ownership of CTWS securities.

Also on September 28, 2017, CTWS announced the resignation of Mr. Thornburg and that the CTWS board of directors had appointed Mr. David C. Benoit, who was then the senior vice president — finance, chief financial officer and treasurer of CTWS, to serve as the interim president and chief executive officer of CTWS, effective as of September 28, 2017.

On October 19, 2017, the SJW finance committee held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, representatives of J.P. Morgan presented a financial analysis of the proposed financial terms of the transaction proposed by Cal Water. Members of the SJW finance committee proceeded to engage in a discussion of the terms proposed in the Cal Water letter, SJW’s standalone prospects and other strategic alternatives, the likelihood that SJW could obtain comparable or superior proposals in the future and the desirability of providing SJW’s new chief executive officer with an opportunity to develop and present his strategic vision to the SJW board of directors, following which the SJW finance committee recommended that the full SJW board of directors reject the non-binding indication of interest included in the Cal Water letter.

On October 25, 2017, the SJW board of directors held a meeting with members of SJW management in attendance and representatives of J.P. Morgan and Skadden in attendance for a portion of the meeting. During the meeting, J.P. Morgan presented a financial analysis regarding the financial terms proposed in the Cal Water letter and Skadden made a legal presentation regarding certain other terms of the Cal Water letter, which the SJW board of directors discussed, along with the recommendation of the SJW finance committee. Following consideration of the terms of the Cal Water letter, a discussion of SJW’s estimated valuation under multiple methodologies, a discussion of alternative transactions that might be available to SJW as well as SJW’s standalone long-term plan and the related risks under each scenario, and a discussion of the desirability of providing SJW’s new chief executive officer with an opportunity to develop and present his strategic vision, the SJW board of directors determined to reject the non-binding indication of interest included in the Cal Water letter and to independently consider SJW’s strategic alternatives, standalone plan and growth initiatives. The next day, Mr. More informed a representative of Cal Water that the SJW board of directors had carefully considered its non-binding indication of interest and had unanimously decided that it was not in the best interest of SJW’s stockholders.

Also, in October 2017, the executive vice president and general counsel of Eversource contacted Ms. Carol P. Wallace, chairman of the CTWS board of directors, by phone, expressing an interest in scheduling a meeting for them to get further acquainted. During the course of their discussion, Ms. Wallace indicated that, at this time, the CTWS board of directors was pleased with the company’s strategy and results and intended to continue maintaining CTWS as an independent public company.

On November 14, 2017, the SJW board of directors held a meeting with members of SJW management in attendance. During the meeting, the SJW board of directors discussed the possibility of exploring a merger of equals transaction between SJW and CTWS and directed Mr. Thornburg to contact Mr. Benoit in order to assess whether the CTWS board of directors would be interested in discussing such a merger of equals transaction with SJW.

The following day, on November 15, 2017, Mr. Thornburg telephoned Mr. Benoit to inquire as to whether Mr. Benoit and the CTWS board of directors would be interested in receiving a proposal regarding a potential merger of equals transaction with SJW. Following their phone call, Mr. Benoit informed Ms. Wallace and members of CTWS management of his phone call with Mr. Thornburg.

On November 16, 2017, the CTWS board of directors held a special telephonic meeting with members of CTWS management in attendance. During the meeting, Mr. Benoit informed the CTWS board of directors of the phone call from Mr. Thornburg inquiring if the CTWS board of directors would be interested in receiving a proposal for a merger of equals transaction with SJW. Following a discussion about the merits and potential risks and benefits of a return communication to Mr. Thornburg, it was agreed that the CTWS board of directors would continue its discussion at a telephonic meeting to occur the next day on November 17, 2017. Following the CTWS board of directors meeting, Mr. Benoit informed Sullivan & Cromwell of the phone call with Mr. Thornburg and the CTWS board meeting.

On November 17, 2017, the CTWS board of directors held a special telephonic meeting with members of CTWS management in attendance. Following additional discussion regarding the merits and potential risks and benefits of a return communication to Mr. Thornburg, the CTWS board of directors agreed that Mr. Benoit should communicate to Mr. Thornburg that the CTWS board of directors would be open to reviewing a proposal from SJW regarding a merger of equals transaction and would give such a proposal careful consideration, with specific attention to the premium that would be offered in the merger of equals, the governance terms and SJW’s plans and pathway to achieve regulatory approval for the transaction.

Between November 17, 2017 and early December 2017, Messrs. Benoit and Thornburg communicated periodically regarding ongoing internal discussions at CTWS and SJW, respectively, and of potential key issues, including regulatory approval, board composition and merger premium, in connection with submitting a proposal for a potential transaction.

On December 6, 2017, the finance committee of the SJW finance committee held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, members of SJW management presented to the SJW finance committee a potential merger of equals transaction with CTWS, which included the possibility of a potential share repurchase to be effective following consummation of the potential transaction. Review of the background, rationale and terms of the potential transaction included its anticipated impact on SJW’s liquidity position, capital cost, ability to scale and attractiveness to investors, as well as likely benefits from increased regulatory, geographic and weather diversification. Representatives of J.P. Morgan then presented a financial analysis of the proposed financial terms of the potential transaction and also discussed with the SJW finance committee a potential share repurchase to be effective following consummation of the potential transaction. Members of the SJW finance committee proceeded to engage in a discussion of the potential transaction, following which the SJW finance committee recommended that the full SJW board of directors consider delivering to CTWS an indication of interest letter outlining the potential transaction.

On December 8, 2017, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Daniel B. More, chairman of the SJW finance committee, provided the SJW board of directors with an update of matters discussed by the SJW finance committee during its December 6 meeting and the SJW finance committee’s recommendation that the SJW board of directors consider delivery to CTWS of an indication of interest letter relating to the potential transaction. Members of SJW management then reviewed the background, rationale and proposed terms of the potential transaction, including a possible accelerated repurchase of shares of SJW common stock to be announced in connection with such potential transaction to take advantage of the combined company’s improved credit profile and optimize the balance sheet, while increasing earnings per share accretion and maintaining a strong investment grade rating. During this discussion, Mr. Thornburg disclosed his ownership of CTWS securities. Representatives of J.P. Morgan presented a financial analysis of the proposed financial terms of the potential transaction and also discussed with the SJW board of directors a potential share repurchase to be effective following consummation of the proposed transaction. In addition, at the meeting, a representative of

Skadden reviewed with the members of the SJW board of directors their fiduciary duties in the context of consideration of a strategic transaction and discussed with the board Mr. Thornburg’s participation in negotiations with CTWS and deliberations with respect to a potential transaction involving CTWS. The SJW board of directors unanimously determined that, because Mr. Thornburg would be expected to lead the combined company following a potential merger of equals with CTWS and due to his experience with the PURA and MPUC and in completing successful transactions in the New England region, as well as his established rapport with members of CTWS management and the CTWS board of directors, it was in the best interests of the SJW stockholders for Mr. Thornburg, in consultation with SJW’s lead independent director and the chairman of the SJW finance committee, to participate in the process and to deliver a letter to, and to enter into non-binding negotiations with, CTWS with respect to the terms of the potential transaction.

Later on December 8, 2017, following the direction of the SJW board of directors, Mr. Thornburg sent Mr. Benoit a non-binding indicative offer (the “proposal”) to acquire all of the outstanding shares of CTWS common stock in a merger of equals transaction at an exchange ratio of 1.0 share of SJW common stock per outstanding share of CTWS common stock. At market close on December 7, 2017, this exchange ratio represented a premium for CTWS shareholders of 11.2% based on the closing share prices of SJW and CTWS and would result in SJW stockholders and CTWS shareholders owning approximately 63% and 37%, respectively, of the outstanding shares of the combined company. The proposal outlined SJW’s belief that the combination of SJW and CTWS would create a leading, diversified North American water utility company (measured by each of enterprise value and rate base) with strong positions on the West Coast, in Texas, and in the New England Region. The proposal included SJW’s expectation that the combined company’s board of directors would be comprised of directors from both companies, in numbers commensurate with the pro forma ownership of the current SJW stockholders and CTWS shareholders in the combined company, and that CTWS would designate the lead independent director of the combined company. SJW also proposed that Mr. Thornburg serve as chairman and chief executive officer of the combined company, with current members of CTWS management and CTWS employees playing vital lead roles within the combined company and continuing to lead CTWS’s existing businesses. In addition, the proposal specified that SJW’s current headquarters would remain as corporate headquarters for the combined company and that CTWS’s current headquarters would be retained as the New England headquarters for the combined company.

Following receipt of the proposal, Mr. Benoit informed the CTWS board of directors and CTWS management of the proposal. CTWS management consulted with Sullivan & Cromwell and Wells Fargo Securities regarding appropriate next steps and process, including scheduling a special meeting of the CTWS board of directors on December 15, 2017 and instructing Wells Fargo Securities to assemble preliminary financial analyses regarding the potential transaction.

On December 13, 2017, Mr. Benoit emailed Mr. Thornburg to update him that a meeting of the CTWS board of directors had been scheduled to discuss and consider the potential transaction and that members of the CTWS management were consulting with Sullivan & Cromwell and Wells Fargo Securities regarding the proposal.

On December 15, 2017, the CTWS board of directors held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities in attendance. During the meeting, representatives of Wells Fargo Securities reviewed with the CTWS board of directors its preliminary financial analyses regarding the proposal, considerations specific to merger of equals transactions and potential next steps (including required due diligence). The CTWS board of directors then discussed with the members of CTWS management and representatives of Wells Fargo Securities a wide range of considerations regarding the potential risks and benefits associated with the proposal, including the value to CTWS shareholders of the proposed exchange ratio (including the implied premium and pro forma ownership for CTWS shareholders in the combined company), strategic considerations, cultural fit, governance matters and credit rating impact. Following these discussions, the CTWS board of directors authorized members of CTWS management to engage in preliminary discussions with SJW, provide CTWS’s five-year financial projections to SJW, and to report any updates regarding the discussions with SJW to the corporate finance and investments committee of the CTWS board of directors (the “CTWS CF&I committee”). The CTWS CF&I committee is authorized pursuant to its committee charter to assist the CTWS board of directors in the evaluation of proposed merger and acquisition transactions and other significant activities of CTWS.

Following the December 15, 2017 meeting and over the course of December 2017 and early January 2018, SJW and CTWS exchanged five-year financial projections, held calls to review each other’s financial forecasts and assumptions, and maintained communication to facilitate due diligence and otherwise explore the potential transaction. Representatives of J.P. Morgan and Wells Fargo Securities also participated in the due diligence review of SJW and CTWS.

On January 10, 2018, Mr. Thornburg sent Mr. Benoit a letter reiterating SJW’s interest in a transaction with CTWS on the terms outlined in the proposal and detailing SJW’s perspective of the significant benefits that would result from the potential transaction, including: the creation of a leading, national water utility (measured by each of enterprise value and rate base); greater geographic diversity and new growth regions for both organizations; increased scale enabling the combined company to take advantage of more and larger growth opportunities; a combined leadership team closely aligned in their commitment to a culture of serving customers, communities, employees, shareholders and the environment; greater earnings growth potential than either SJW or CTWS could attain individually, with significant and immediate earnings accretion for the two companies’ combined shareholders; a stronger balance sheet with a lower cost of capital over the long term; and customer benefits through the reduction of public company costs, enhancing information technology services systems and procurement benefits. Mr. Thornburg’s letter also specified that Mr. Benoit would be named president of the New England Region and The Connecticut Water Company, and that certain other CTWS officers may be named as officers of the combined company or its subsidiaries. Mr. Thornburg’s letter to Mr. Benoit was accompanied by discussion materials prepared by J.P. Morgan at the direction of SJW management regarding the strategic and financial benefits of the potential transaction. The discussion materials included a proposal from SJW to conduct share repurchases in conjunction with the closing of the potential transaction in order to optimize the pro forma balance sheet of the combined company and increase earnings accretion.

On January 12, 2018, the CTWS CF&I committee held a special meeting with members of CTWS management and representatives of Wells Fargo Securities in attendance. During the meeting, representatives of Wells Fargo Securities provided an update on developments since the December 15, 2017 meeting of the CTWS board of directors, reviewed the strategic considerations and potential risks associated with the potential transaction and provided preliminary financial analyses to assist the CTWS CF&I committee in its evaluation of the potential transaction. After discussion, the CTWS CF&I committee unanimously determined to recommend that the CTWS board of directors authorize the members of CTWS management and CTWS’s advisors to conduct additional due diligence on the potential transaction with SJW and to develop information for the CTWS board of directors and the CTWS CF&I committee to consider in structuring a counterproposal, if appropriate. On the same day, Mr. Benoit updated Mr. Thornburg on the recommendation of the CTWS CF&I committee and outlined next steps.

On January 18, 2018, the CTWS board of directors held a regular meeting with members of CTWS management and representatives of Wells Fargo Securities in attendance. During the meeting, the CTWS board of directors discussed with the members of CTWS management and representatives of Wells Fargo Securities the strategic considerations and potential risks associated with the potential transaction. Following this discussion, the CTWS board of directors agreed with the CTWS CF&I committee’s recommendation authorizing the members of CTWS management and CTWS’s advisors to conduct additional due diligence on the potential transaction with SJW and to develop information for the CTWS board of directors and the CTWS CF&I committee to consider in structuring a counterproposal, if appropriate. Following the meeting, Mr. Benoit contacted Mr. Thornburg to communicate the CTWS board of directors’ authorization to proceed with management meetings and due diligence.

On January 19, 2018, Mr. Benoit and Mr. Thornburg discussed next steps regarding the potential transaction, including a meeting between certain members of management of CTWS and SJW.

On January 25 and 26, 2018, members of SJW management and CTWS management and representatives of J.P. Morgan and Wells Fargo Securities met at the offices of Wells Fargo Securities in Houston, Texas. Over the course of these two days, the companies reviewed and discussed their businesses and operations, shared commitments to customer service, approach to regulatory affairs, required approvals for the potential transaction, the potential benefits of the potential transaction on various stakeholders, SJW’s proposal to conduct share repurchases in conjunction with the closing of the potential transaction, and the potential organizational structure and operations of the combined company, as well as outstanding diligence items, transaction timing and next steps in their evaluation of the potential transaction. During the meetings, the companies also discussed SJW’s and CTWS’s plan to share updated five-year financial projections that reflected the expected financial impact on SJW and CTWS of the 2017 Tax Cuts and Jobs Act.

On January 30, 2018, the SJW finance committee held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, members of SJW management reviewed recent communications with CTWS, including the management meetings that took place in Houston, Texas on January 25 and 26, 2018, and developments regarding the potential transaction, including a summary of key resolved and outstanding items. The SJW finance committee discussed market, process and timing considerations, and regulatory and shareholder approval matters with members of SJW management and representatives of J.P. Morgan and Skadden. Following discussion, the SJW finance committee came to a consensus to continue to review the financial, regulatory and other aspects of the potential transaction with CTWS.

On January 31, 2018, the SJW board of directors held a meeting with members of SJW management in attendance. The SJW finance committee reviewed and discussed with the SJW board of directors a report regarding the matters discussed at the January 30 meeting of the SJW finance committee, including the status of discussions with CTWS regarding the potential transaction.

On February 7, 2018, CTWS issued a press release and filed a Current Report on Form 8-K disclosing that The Connecticut Water Company, a wholly-owned subsidiary of CTWS, had entered into a rate settlement agreement with the Connecticut Office of Consumer Counsel on February 6, 2018. The rate settlement agreement contemplates a change in The Connecticut Water Company’s customer rates effective for bills rendered on and after April 1, 2018 made up of the following components: (i) the revenue requirements associated with a $36.3 million addition to rate base to reflect necessary upgrades to The Connecticut Water Company’s Rockville Water Treatment Facility; and (ii) folding the amount of the Water Infrastructure Conservation Adjustment charge on customers’ bills into base rates. If approved by the PURA, the settlement will permit The Connecticut Water Company to recover additional investments through its rates, which is expected to have a positive impact on CTWS’s earnings per share.

Also on February 7, 2018, the CTWS CF&I committee held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities in attendance. During the meeting, representatives of Wells Fargo Securities reviewed with the CTWS board of directors a preliminary analysis of the strategic alternatives available to CTWS, including continuing to operate on a standalone basis, the merger of equals transaction with SJW and a comparison of a merger of equals transaction with a hypothetical transaction involving the acquisition of CTWS for cash. The CTWS CF&I committee engaged in further discussion regarding the strategic alternatives available to CTWS and concluded that a merger of equals transaction, provided acceptable terms could be negotiated, would best position CTWS to continue delivering value to its shareholders and fulfilling its commitment to its customers, employees and communities because, among other reasons, such a transaction structure was expected to: result in meaningful earnings growth; lead to an increased market capitalization, an expanded market presence, a diversified investor base, increased scale and a greater geographic footprint, providing opportunities for the combined company to grow the business, compete more effectively in its industry and make investments in service and reliability; and lead to benefits through the reduction of public company costs. Representatives of Wells Fargo Securities then reviewed with the CTWS CF&I committee its updated preliminary financial analyses in connection with the potential transaction, including the implied premium to CTWS shareholders of approximately 10.6% based on the 1.0 exchange ratio in the proposal and current market prices and pro forma ownership for SJW stockholders and CTWS shareholders of approximately 62.5% and 37.5%, respectively, of the outstanding shares of the combined company. Representatives of Wells Fargo Securities also discussed the proposal from SJW to conduct share repurchases in conjunction with the closing of the potential transaction in order to optimize the pro forma balance sheet of the combined company and increase earnings accretion. The members of CTWS management also briefed the CTWS CF&I committee on the key areas of discussion during the management meetings that took place in Houston, Texas on January 25 and 26, 2018. The CTWS CF&I committee engaged in discussion with the members of CTWS management and representatives of Wells Fargo Securities regarding whether or not to recommend that the CTWS board of directors proceed with making a counterproposal to SJW and the appropriate terms of any such counterproposal, including the exchange ratio, governance rights and the board composition of the combined company. With respect to the exchange ratio, the CTWS CF&I committee discussed the recent volatility in the equity markets and the impact of the CPUC’s proposed decision (as defined below) and The Connecticut Water Company’s rate settlement agreement on SJW’s and CTWS’s respective stock prices. Following such discussion, the CTWS CF&I committee authorized members of CTWS management and CTWS’s advisors to continue to evaluate the potential transaction and develop a counterproposal to share with the CTWS CF&I committee at a meeting to be scheduled in the near future.

On February 9, 2018, SJW filed a Current Report on Form 8-K disclosing that the CPUC had issued a proposed decision (the “CPUC’s proposed decision”) on February 6, 2018 in connection with SJW’s April 3, 2017 application requesting authority to increase its authorized cost of capital for the period from January 1, 2018 to December 31, 2020. The CPUC’s proposed decision provided for a reduction to SJW’s authorized return on equity from 9.43% to 8.30% and its overall return on rate base from 8.09% to 7.19%. While the CPUC’s proposed decision was subject to change, SJW’s authorized revenue was expected to reduce by approximately $10 million for 2018 if the proposal remained unchanged (on March 22, 2018, the CPUC issued a final decision providing a reduction to SJW’s authorized return on equity from 9.43% to 8.90% and its overall return on rate base from 8.09% to 7.64%, with an anticipated reduction in SJW’s authorized revenue for 2018 of approximately $6 million). Following the issuance of the CPUC’s proposed decision, members of SJW management discussed with members of CTWS management the impact of the CPUC’s proposed decision on SJW’s business and SJW’s plan to address the proposed decision.

On February 9, 2018, Mr. Thornburg called Mr. Benoit to provide an update on SJW’s plan of action in response to the CPUC’s proposed decision. Mr. Thornburg reaffirmed SJW’s interest in the potential transaction and expressed SJW’s intention to revise its proposed exchange ratio in light of the relative movement in the companies’ stock prices and the potential impact of the CPUC’s proposed decision. Mr. Thornburg and Mr. Benoit agreed that SJW and CTWS would share updated five-year financial projections that reflected the expected financial impact on SJW and CTWS of the 2017 Tax Cuts and Jobs Act, the CPUC’s proposed decision on SJW and The Connecticut Water Company’s rate settlement agreement on CTWS.

Later that day, Mr. Benoit sent a letter to the CTWS board of directors informing them of his conversation with Mr. Thornburg. The CTWS CF&I committee, members of CTWS management and representatives of Wells Fargo Securities discussed that it was preferable not to make a counterproposal at this time, but that SJW and CTWS should continue sharing information.

Also on February 9, 2018, representatives of SJW sent to CTWS and Wells Fargo Securities an initial draft of the merger agreement. SJW also sent to CTWS and Wells Fargo Securities its updated five-year financial projections.

On February 12, 2018, the SJW finance committee held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, members of SJW management reviewed recent developments regarding the potential transaction, including SJW’s delivery of an initial draft of the merger agreement to CTWS, as well as the CPUC’s proposed decision and its potential detrimental impact on SJW’s cost of capital. Representatives of J.P. Morgan presented to the SJW finance committee a revised financial presentation based on revised projections provided by SJW. Members of the SJW finance committee then engaged in a discussion regarding the potential impact of the CPUC’s proposed decision and recent improved market performance of CTWS on SJW’s value and the potential financial terms of the potential transaction. Thereafter, the SJW finance committee instructed Mr. Thornburg to reiterate to CTWS management SJW’s continued interest in the potential transaction and to deliver, subject to the approval of the SJW board of directors, a revised exchange ratio proposal of 1.125 shares of SJW common stock per outstanding share of CTWS common stock (the “1.125 exchange ratio”) (which, at market close on February 12, 2018, represented a premium of approximately 8.3% based on the closing share prices of SJW and CTWS and would result in SJW stockholders and CTWS shareholders owning approximately 60.3% and 39.7%, respectively, of the outstanding shares of the combined company).

On February 13, 2018, Messrs. Thornburg and Benoit had a phone discussion during which Mr. Thornburg proposed the 1.125 exchange ratio, subject to approval of the SJW board of directors. Following the phone discussion, Mr. Thornburg sent Mr. Benoit discussion materials prepared by J.P. Morgan at the direction of SJW management containing a contribution analysis and an accretion analysis based on SJW’s proposed revised exchange ratio. Mr. Benoit informed the CTWS board of directors and members of CTWS management of his discussion with Mr. Thornburg regarding the 1.125 exchange ratio.

On February 14, 2018, representatives of Wells Fargo Securities sent to SJW and J.P. Morgan the updated CTWS five-year financial projections on behalf of CTWS.

Also on February 14, 2018, the executive vice president and general counsel of Eversource contacted Ms. Wallace to set up a meeting between Ms. Wallace, Mr. Benoit and the chief executive officer and executive vice president and general counsel of Eversource.

On February 16, 2018, the CTWS CF&I committee held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities in attendance. During the meeting, the CTWS CF&I committee discussed with the members of CTWS management and representatives of Wells Fargo Securities the latest developments with respect to the potential transaction with SJW, including Wells Fargo Securities’ preliminary analysis of the 1.125 exchange ratio. At market close on February 15, 2018, the 1.125 exchange ratio represented a premium of approximately 13% based on the closing share prices of SJW and CTWS and would result in SJW stockholders and CTWS shareholders owning approximately 59.7% and 40.3%, respectively, of the outstanding shares of the combined company. Following additional discussion, the CTWS CF&I committee unanimously proposed to recommend that the CTWS board of directors make a counterproposal to SJW that provided for, among other matters, equal board representation for directors designated by each of SJW and CTWS on the combined company’s board of directors (with CTWS designating the lead independent director, consistent with SJW’s initial proposal) and an exchange ratio of 1.150 shares of SJW common stock per outstanding share of CTWS common stock (which, at market close on February 15, 2018, represented a premium of approximately 15.5% based on the closing share prices of SJW and CTWS and would result in SJW stockholders and CTWS shareholders owning approximately 59.3% and 40.7%, respectively, of the outstanding shares of the combined company). The CTWS CF&I committee authorized members of CTWS management and CTWS’s advisors to draft a response to SJW’s proposal to be shared with the CTWS board of directors at a meeting to be held in the near future.

Later on February 16, 2018, Mr. Benoit informed Mr. Thornburg that, at a meeting earlier that day, the CTWS CF&I committee determined to recommend to the full CTWS board of directors that CTWS submit a counterproposal to SJW.

On February 19, 2018, the CTWS board of directors held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance.

During the meeting, the members of CTWS management and representatives of Wells Fargo Securities provided an update on the recent developments in the potential transaction with SJW and the matters discussed by the CTWS CF&I committee during its February 16 meeting. Representatives of Sullivan & Cromwell then reviewed and discussed with the members of the CTWS board of directors their fiduciary duties in connection with considering strategic alternatives, including the potential transaction with SJW. The CTWS board of directors then engaged in further discussion regarding the strategic alternatives available to CTWS and determined that a merger of equals transaction on appropriate terms would best position CTWS to continue delivering value to its shareholders and fulfilling its commitment to its customers, employees and communities. After additional discussions, the CTWS board of directors agreed with the recommendations of the CTWS CF&I committee and authorized members of CTWS management to respond to SJW’s current proposal with a counterproposal that provided for, among other matters, equal board representation for directors designated by each of SJW and CTWS on the combined company’s board of directors and an exchange ratio of 1.150 shares of SJW common stock per outstanding share of CTWS common stock (which, at market close on February 16, 2018, represented a premium of approximately 18.9% based on the closing share prices of SJW and CTWS and would result in SJW stockholders and CTWS shareholders owning approximately 59.3% and 40.7%, respectively, of the outstanding shares of the combined company).

The CTWS board of directors also discussed the meeting invitation that Ms. Wallace received from Eversource and concluded that Ms. Wallace should respond to the executive vice president and general counsel of Eversource to accept the meeting request. Following the board meeting, Ms. Wallace contacted the executive vice president and general counsel of Eversource. During the course of their phone conversation, Ms. Wallace indicated that while she was willing to meet, it was unlikely that the CTWS board would be receptive to pursuing an actual or effective sale of CTWS, and Ms. Wallace and the executive vice president and general counsel of Eversource determined not to move forward with scheduling a meeting.

On February 20, 2018, Mr. Benoit sent a letter to Mr. Thornburg that reflected the CTWS counterproposal approved by the CTWS board of directors. On the same day, Mr. Benoit and Mr. Thornburg also had a brief phone discussion about CTWS’s counterproposal.

On February 21, 2018, the SJW finance committee held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, the members of SJW management provided an update on recent developments in the potential transaction with CTWS and the CTWS counterproposal included in Mr. Benoit’s February 20 letter, which contemplated an exchange ratio of 1.150 shares of SJW common stock per outstanding share of CTWS common stock and equal representation on the combined company’s board of directors. Representatives of J.P. Morgan then reviewed and discussed with the SJW finance committee the terms of the CTWS counterproposal. The SJW finance committee then engaged in further discussion regarding financial, governance, dividend, regulatory and shareholder support matters, as well as potential counterproposals to CTWS. Following additional discussion, the SJW finance committee recommended that SJW management review with the full SJW board of directors potential alternative exchange ratios that may be appropriate for the potential transaction.

On February 22, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, the members of SJW management provided an update on the recent developments in the potential transaction with CTWS. Mr. More provided the SJW board of directors with an update of matters discussed by the SJW finance committee during its February 21 meeting. The SJW board of directors engaged in a discussion regarding the February 20 letter received from CTWS. Representatives of J.P. Morgan then reviewed and discussed with the SJW board of directors the financial terms of the CTWS counterproposal and the financial terms of potential counterproposals to CTWS. After additional discussions with representatives of Skadden and J.P. Morgan, the members of the SJW board of directors present at the meeting unanimously determined to authorize Mr. Thornburg to respond to CTWS’s current proposal with a counterproposal that, among other matters, provided that the combined company’s board of directors be composed of a number of representatives from each of the SJW and CTWS board of directors proportionate to SJW’s and CTWS’s relative post-merger ownership of the combined company and provided for a revised exchange ratio of 1.1375 shares of SJW common stock per outstanding share of CTWS common stock (which, at market close on February 22, 2018, represented a premium of approximately 22.5% based on the closing share prices of SJW and CTWS and would result in SJW stockholders and CTWS shareholders owning approximately 59.5% and 40.5%, respectively, of the outstanding shares of the combined company).

Later on February 22, 2018, following the meeting of the SJW board of directors, Mr. Thornburg contacted Mr. Benoit and informed him that the SJW board of directors had authorized him to respond to CTWS with a counterproposal of a revised exchange ratio of 1.1375 shares of SJW common stock per outstanding share of CTWS common stock and that the combined company’s board of directors be composed of a number of representatives from each of the SJW and CTWS board of directors proportionate to SJW’s and CTWS’s relative post-merger ownership of the combined company, consistent with the initial proposal.

On February 23, 2018, Mr. Benoit updated the CTWS board of directors regarding the latest terms proposed by SJW. Following a review by the CTWS board of directors of such terms and updated preliminary financial analyses provided by representatives of Wells Fargo Securities, all members of the CTWS board of directors expressed their support and authorization for the members of CTWS management and CTWS’s advisors to conduct further due diligence and negotiate a definitive merger agreement on the basis of such terms. Later that day, Mr. Benoit communicated to Mr. Thornburg the decision of the CTWS board of directors to proceed with conducting further due diligence and negotiating a definitive merger agreement on the basis of such terms.

Also on February 23, 2018, SJW and CTWS opened virtual data rooms. Reciprocal due diligence commenced and continued through March 14, 2018 and included review of financial and legal information and due diligence calls with representatives of SJW and CTWS and their respective advisors.

On February 26, 2018, the SJW board of directors held a meeting with members of SJW management in attendance. Messrs. Thornburg and More provided to the SJW board of directors a report regarding the status of communications with CTWS respecting the potential transaction. The SJW board of directors reviewed and discussed such report.

On March 2, 2018, with authorization from members of SJW management, representatives of Skadden sent to representatives of Sullivan & Cromwell a draft SJW voting and support agreement proposed to be entered into by certain stockholders of SJW beneficially owning, in the aggregate, approximately 16% of the outstanding shares of SJW common stock.

On March 5, 2018, the CTWS CF&I committee held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, representatives of Wells Fargo Securities provided the CTWS CF&I committee with an overview of the latest developments in the various due diligence work streams. Representatives of Sullivan & Cromwell then summarized the key terms of, and the issues raised by, the draft merger agreement proposed by SJW. The CTWS CF&I committee discussed with the members of CTWS management and representatives of Sullivan & Cromwell their proposed responses to the draft merger agreement, including, among other matters, (i) reducing the proposed termination fee to be paid by CTWS in certain circumstances from approximately 3.9% of CTWS equity value to approximately 3.0% of CTWS equity value, (ii) revising the proposed termination fee to be paid by SJW in certain circumstances from approximately 3.9% of CTWS equity value to approximately 3.0% of SJW equity value and (iii) rejecting the reciprocal “force the vote” provision proposed by SJW that would prohibit CTWS or SJW from terminating the merger agreement in order to enter into an agreement with respect to a superior proposal and would instead require SJW and CTWS to hold their respective shareholder meetings even if the relevant party has changed its recommendation that its shareholders vote in favor of the merger. Following discussion, the CTWS CF&I committee authorized members of CTWS management and Sullivan & Cromwell to send a revised draft of the merger agreement to SJW and Skadden.

Later on March 5, 2018, representatives of Sullivan & Cromwell sent a revised draft of the merger agreement to representatives of Skadden.

On March 6, 2018, members of SJW management reviewed the draft merger agreement with representatives of Skadden and J.P. Morgan, following which representatives of Skadden discussed certain issues with representatives of Sullivan & Cromwell.

On March 6, 2018, the CTWS board of directors held a special telephonic meeting with members of CTWS management in attendance. During the meeting, Mr. Richard Forde, chairman of the CTWS CF&I committee, and the members of CTWS management updated the CTWS board of directors on the key terms of, issues raised by and CTWS’s response to the draft merger agreement proposed by SJW.

Between March 6, 2018 and March 14, 2018, SJW and CTWS, with assistance from their respective financial advisors and legal counsel, continued to negotiate the commercial and legal terms of the potential transaction and related documentation, including the merger agreement, the confidential disclosure letters to the merger agreement and the SJW voting and support agreements (with the assistance of the stockholders’ legal counsel). Among other terms, over the course of the negotiations SJW and CTWS agreed that (i) the termination fee to be paid by CTWS in certain circumstances would be equal to approximately 3.75% of CTWS’s equity value, (ii) the termination fee to be paid by SJW in certain circumstances would be equal to approximately 3.75% of SJW’s equity value, (iii) each of SJW and CTWS would be required to reimburse the expenses of the other party up to $5 million (a reduction of $2 million from the $7 million proposed by SJW) in the event that such party did not obtain the approvals of its shareholders required in connection with the merger, and (iv) the merger agreement would not include a “force the vote” provision.

On March 8, 2018, representatives of SJW met with representatives of Standard & Poor’s Financial Services LLC (“S&P”) in New York, New York to discuss the potential transaction, a potential share repurchase to be effective following consummation of the potential transaction and the impact of such transaction and share repurchase on SJW’s credit rating. Mr. Benoit also participated in the meeting by telephone.

On March 9, 2018, the SJW finance committee held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, representatives of Skadden reviewed and discussed with the SJW finance committee a summary of negotiations with CTWS regarding the merger agreement, and the members of SJW management provided an update of recent developments in the potential transaction with CTWS and reported to the SJW finance committee on the status of ongoing mutual due diligence with CTWS and meetings with credit ratings agencies in connection with the potential transaction. The SJW finance committee also engaged in discussion regarding a potential share repurchase to be effective following consummation of the potential transaction, ongoing negotiations with certain SJW stockholders to enter into the SJW voting and support agreements in support of the potential transaction, tentative communications rollout plans and change-in-control provisions relating to employment agreements with certain members of CTWS management.

On March 13, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. More provided the SJW board of directors with an update of the SJW finance committee’s meetings and activities in connection with the potential transaction. Representatives of Skadden reviewed with the SJW board of directors its fiduciary duties in connection with considering the potential transaction with CTWS, the key terms of the merger agreement, including the remaining open points, and the SJW voting and support agreements. Representatives of J.P. Morgan then reviewed with the SJW board of directors J.P. Morgan’s financial analysis of the financial terms of the potential transaction. Following discussion with members of SJW management and representatives of J.P. Morgan and Skadden, the SJW board of directors provided guidance to management regarding the remaining open points with respect to the potential transaction.

On the morning of March 14, 2018, the CTWS board of directors held a regular meeting with members of CTWS management and representatives of Wells Fargo Securities, Sullivan & Cromwell and Murtha Cullina in attendance. Representatives of Sullivan & Cromwell reviewed with the CTWS board of directors its fiduciary duties in connection with considering whether to approve the potential transaction with SJW as well as the key terms of the merger agreement, including the remaining open points. Representatives of Wells Fargo Securities then reviewed with the CTWS board of directors the financial analyses performed by Wells Fargo Securities in connection with its evaluation of the potential transaction, highlighting key valuation methods and financial metrics, as described further in the section entitled “The Merger — Opinion of CTWS’s Financial Advisor — Opinion of Wells Fargo Securities, LLC” beginning on page 110 of this joint proxy statement/prospectus. The CTWS board of directors engaged in discussions with and asked questions of the members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell. A representative of Murtha Cullina then reviewed with the CTWS board of directors a proposed amendment to the Amended and Restated Bylaws of CTWS to adopt a forum selection clause (the “forum selection bylaw amendment”) to designate certain courts located in the State of Connecticut as the exclusive forum for certain actions brought against CTWS or any director, officer or shareholder of CTWS. The CTWS board of directors authorized members of CTWS management and representatives of Sullivan & Cromwell to resolve the open points in the transaction documents and decided to reconvene in the afternoon.

Also on the morning of March 14, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, representatives of Skadden reviewed with the SJW board of directors its fiduciary duties in connection with considering the potential transaction with CTWS, the key terms of the merger agreement, including the remaining open points, and the SJW voting and support agreements. Representatives of J.P. Morgan reviewed with the SJW board of directors J.P. Morgan’s financial analysis of the financial terms of the potential transaction. Representatives of J.P. Morgan then delivered to the SJW board of directors J.P. Morgan’s oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 14, 2018, to the effect that, as of such date and based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to SJW, as more fully described below in the section entitled “The Merger — Opinion of SJW’s Financial Advisor — Opinion of J.P. Morgan Securities LLC” beginning on page 94 of this joint proxy statement/prospectus. Following further discussion, the SJW board of directors thereafter unanimously declared advisable and in the best interests of SJW and its stockholders and determined to approve each of (i) the merger agreement, (ii) the issuance of shares of SJW common stock to holders of CTWS common stock pursuant to the merger, (iii) the SJW certificate of incorporation amendment, (iv) the SJW voting and support agreements and (v) the consummation of the transactions contemplated by the merger agreement, including the merger. The SJW board of directors also unanimously resolved to submit for consideration and approval by the SJW stockholders entitled to vote at a special meeting of the SJW stockholders, and to recommend that the SJW stockholders approve, the issuance of shares of SJW common stock to holders of CTWS common stock pursuant to the merger and the SJW certificate of incorporation amendment.

Later in the day on March 14, 2018, the CTWS board of directors held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, representatives of Sullivan & Cromwell updated the CTWS board of directors regarding the outcome of the points in the transaction documents that had remained open earlier in the day, and reviewed with the CTWS board of directors the resolutions that it would be adopting if it determined to enter into the potential transaction with SJW. Representatives of Wells Fargo Securities then reviewed with the CTWS board of directors its final financial analysis of the exchange ratio provided for in the merger agreement based on the stock prices of SJW and CTWS. At market close on March 14, 2018, the exchange ratio of 1.1375 shares of SJW common stock per outstanding share of CTWS common stock represented a premium of approximately 18% based on the closing share prices of SJW and CTWS and would result in SJW stockholders and CTWS shareholders owning approximately 60% and 40%, respectively, of the outstanding shares of the combined company. Representatives of Wells Fargo Securities then delivered to the CTWS board of directors its oral opinion, which was confirmed by delivery of a written opinion dated March 14, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of CTWS common stock, other than the excluded shares, as more fully described below in the section entitled “The Merger — Opinion of CTWS’s Financial Advisor — Opinion of Wells Fargo Securities, LLC” beginning on page 110 of this joint proxy statement/prospectus. Following further discussion, the CTWS board of directors thereafter unanimously determined that (i) the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of CTWS and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The CTWS board of directors also unanimously resolved that the merger agreement be submitted for consideration and approval by the CTWS shareholders entitled to vote at a special meeting of the CTWS shareholders and recommended that the CTWS shareholders approve the merger agreement at the CTWS special meeting. The CTWS board of directors also authorized, approved and adopted the forum selection bylaw amendment.

On the evening of March 14, 2018, SJW, CTWS and Merger Sub executed the merger agreement, and certain stockholders of SJW beneficially owning, in the aggregate, approximately 16% of the outstanding shares of SJW common stock executed the SJW voting and support agreements.

On the morning of March 15, 2018, SJW and CTWS issued a joint press release announcing the potential transaction and the execution of the merger agreement. In the joint press release, SJW also announced that, upon closing of the potential transaction and subject to market conditions and approval of the combined company’s board of directors at the time, the combined company is expected to establish a dividend at least equivalent to SJW’s announced 2018 annual dividend of $1.12 per share, which represents an immediate dividend increase of approximately 7% for the CTWS shareholders, when adjusted for the agreed exchange ratio, based on the annualized quarterly cash dividend of $0.2975 per share. SJW also announced that, given the incremental debt capacity resulting from the potential transaction, the combined company expects to pursue a share repurchase program of up to $100 million, subject to the closing of the potential transaction, market conditions and approval of the combined company’s board of directors at the time.

Recent Developments

On April 4, 2018, SJW received an unsolicited non-binding indication of interest from Cal Water with respect to a potential proposal to acquire all of the issued and outstanding shares of SJW in an all-cash transaction for $68.25 per share (the “April 4 Cal Water indication”). Mr. Thornburg promptly informed the SJW board of directors, members of SJW management, Skadden and J.P. Morgan of the receipt of the April 4 Cal Water indication.

Also on April 4, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. At the meeting, the SJW board of directors was presented with the April 4 Cal Water indication and a representative of Skadden then reviewed and discussed with the members of the SJW board of directors the provisions of the merger agreement setting forth SJW’s obligations with respect to the April 4 Cal Water indication and provided legal advice, including regarding the directors’ fiduciary duties in connection with considering the April 4 Cal Water indication, and the SJW board of directors instructed J.P. Morgan to prepare a financial analysis of the all-cash transaction described in the April 4 Cal Water indication. Following the meeting, in accordance with the terms of the merger agreement, SJW promptly notified CTWS of the receipt of the April 4 Cal Water indication and that the SJW board of directors planned to review and consider the April 4 Cal Water indication in consultation with its legal counsel and financial advisor.

On April 5, 2018, Mr. Benoit received an unsolicited written proposal from Eversource regarding the acquisition by Eversource of all of the outstanding shares of CTWS common stock for $63.50 per share in cash and/or Eversource common stock at the election of CTWS shareholders (the “Eversource proposal”). Mr. Benoit promptly informed the CTWS board of directors, members of CTWS management, Sullivan & Cromwell and Wells Fargo Securities of the receipt of the Eversource proposal. CTWS also promptly notified SJW of the receipt of the Eversource proposal and that the CTWS board of directors planned to review and consider the Eversource proposal in consultation with its legal counsel and financial advisor, all in accordance with the terms of the merger agreement.

On April 6, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. At the meeting, the SJW board of directors were presented with an update by SJW management on, and discussed the receipt by CTWS of, the Eversource proposal. A representative of Skadden summarized the terms applicable to the CTWS board of directors’ review of the Eversource proposal under the merger agreement.

On April 8, 2018, the CTWS board of directors held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities, Sullivan & Cromwell and Murtha Cullina in attendance. During the meeting, the members of CTWS management and representatives of Wells Fargo Securities provided the CTWS board of directors with an update on recent developments surrounding the receipt by CTWS of the Eversource proposal and the receipt by SJW of the April 4 Cal Water indication. Representatives of Sullivan & Cromwell then reviewed and discussed with the members of the CTWS board of directors their fiduciary duties in connection with considering the Eversource proposal, the provisions of the merger agreement setting forth CTWS’s obligations with respect to the receipt of an unsolicited written takeover proposal and the process and considerations for the CTWS board of directors to assess whether or not the Eversource proposal constitutes or is reasonably likely to lead to a superior proposal as defined in the merger agreement. Representatives of Wells Fargo Securities then reviewed with the CTWS board of directors its preliminary financial analyses regarding the Eversource proposal as compared to the planned merger of equals with SJW. The representatives of Wells Fargo Securities informed the CTWS board of directors that Wells Fargo Securities had requested and expected to receive updated five-year projected financial plans for SJW reflecting the CPUC’s March 22, 2018 decision regarding SJW’s authorized cost of capital, and that Wells Fargo Securities planned to update its preliminary financial analyses following receipt of the updated SJW financial plans. The CTWS board of directors then engaged in further discussion regarding the Eversource proposal and the timeline and next steps for evaluating the Eversource proposal. The CTWS board of directors determined that the CF&I committee should meet in the near future to further consider the Eversource proposal once Wells Fargo Securities had updated its financial analyses.

On April 11, 2018, SJW shared its updated five-year projected financial plans with CTWS and Wells Fargo Securities through SJW’s virtual data room.

On April 13, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. Following a careful and thorough review in consultation with SJW’s management and legal and financial advisors, the SJW board of directors voted unanimously to reject the April 4 Cal Water indication. The SJW board of directors determined that the April 4 Cal Water indication neither constituted nor was reasonably likely to lead to a superior proposal as defined in the merger agreement with CTWS. In reaching this determination, the SJW board of directors concluded that the all-cash transaction described in the April 4 Cal Water indication would not permit SJW stockholders the opportunity to share in the benefits expected from being shareholders of the combined company with CTWS. The SJW board of directors believes that the merger of equals with CTWS will result in SJW stockholders having the ability to realize greater long-term value than in an acquisition of SJW by Cal Water. The opportunity presented by the merger of equals with CTWS includes the long-term benefits of increased scale, enhanced financial strength and geographic diversity; expected continued payment of dividends over time; anticipated higher future growth profile and associated share price appreciation; the tax-free nature of the merger of equals with CTWS; and significant earnings accretion – all of which the SJW board of directors believes are unique to the planned merger of equals with CTWS. Moreover, the SJW board of directors determined that there is a significant risk that the all-cash transaction described in the April 4 Cal Water indication would not close in a reasonable period of time, if at all, due to the risks presented by the substantial amount of financing that the proposed all-cash transaction would require and the uncommitted nature of Cal Water’s sources of financing and the potentially protracted regulatory review. The SJW board of directors determined that such regulatory review by the CPUC could take as long as 18 months based upon the advice of California regulatory counsel and its belief that the CPUC could take even longer to review a potential acquisition of SJW than it did in the case of Cal Water’s acquisition of Dominguez Services Corporation, which was less than 20% of the current size of SJW, where it took 15 months to receive CPUC approval after the initial application was filed.

In addition, at the April 13, 2018 meeting, the SJW board of directors determined that the non-binding nature of the April 4 Cal Water indication means it is subject to significant contingencies, including, among other things, performance of due diligence by Cal Water and negotiation of binding documentation. The SJW board of directors’ unanimous decision to reject the April 4 Cal Water indication was made after careful consideration thereof in consultation with SJW’s management, legal advisors and financial advisors. The SJW board of directors also unanimously reaffirmed its recommendation that SJW stockholders vote “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, for the reasons that it initially approved such recommendation, including, among others, that: the transaction with CTWS is expected to result in mid- to-high single-digit percentage accretion on an earnings per share basis to both companies by the second full year following completion of the transaction; SJW stockholders are expected to continue to own approximately 60% of the combined company; the transaction is expected to offer greater financial flexibility to grow the business through increased investments and to compete more effectively across a national footprint and in a fragmented industry; the belief that the combined company will be able to continue and further SJW’s historic practice of paying robust and stable quarterly dividends to stockholders; the expectation that the combined company would maintain SJW’s strong credit profile, which would enable a share repurchase program of up to $100 million; and the belief that all required regulatory approvals are capable of being obtained during the fourth quarter of 2018.

On April 16, 2018, the CF&I committee held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, the members of CTWS management and representatives of Wells Fargo Securities provided the CF&I committee with an update on the most recent developments, including the outcome of the SJW board of directors meeting held on April 13, 2018 with respect to the unsolicited proposal from Cal Water. Representatives of Wells Fargo Securities then reviewed with the CF&I committee its preliminary financial analyses regarding the Eversource proposal as compared to the planned merger of equals with SJW, which analyses had been updated to reflect the latest SJW five-year projected financial plans. The CF&I committee asked questions throughout Wells Fargo Securities’ presentation and requested additional financial analyses of the stock consideration component included in the Eversource proposal. The CF&I committee then engaged in further discussion regarding the Eversource proposal with Wells Fargo Securities and Sullivan & Cromwell. The CF&I committee determined to meet again in the near future to further discuss the Eversource proposal after receiving the additional financial analysis that the CF&I committee requested from Wells Fargo Securities.

On April 17, 2018, the chairman, chief executive officer and president of Eversource sent a follow up email to Mr. Benoit regarding the Eversource proposal, in which Eversource requested a substantive response to the Eversource proposal by the close of business on Thursday, April 19, 2018. Mr. Benoit responded that CTWS expects to be in a position to respond to the Eversource proposal by the end of the week or early the following week, but emphasized that the timing of a decision remains with the CTWS board of directors, which is carefully considering the Eversource proposal with CTWS management and its advisors.

On April 19, 2018 at 12:30 p.m., Eastern time, the CF&I committee held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, the representatives of Wells Fargo Securities reviewed with the CF&I committee various information and analyses regarding the Eversource proposal as compared to the planned merger of equals with SJW, which analyses had been updated to include the stock consideration component included in the Eversource proposal that was requested by the CF&I committee during the April 16 committee meeting. Wells Fargo Securities compared the historical stock performance of SJW, CTWS and Eversource. Based on publicly available information and synergy assumptions provided by members of CTWS management, Wells Fargo Securities also performed hypothetical and illustrative calculations of potential share prices and dividends of the combinations of CTWS and Eversource and CTWS and SJW. Wells Fargo Securities noted to the CF&I committee that these calculations were illustrative and not formal valuations. The CF&I committee asked questions throughout Wells Fargo Securities’ presentation and engaged in further discussion regarding the Eversource proposal with representatives of Wells Fargo Securities and Sullivan & Cromwell. The CF&I committee discussed the reasons that it continues to believe that the planned merger of equals with SJW, as compared to the transaction contemplated by the Eversource proposal, is in the best interests of CTWS shareholders and has significant long-term benefits for CTWS’s customers, employees and communities, which reasons are further described in the section entitled “— CTWS’s Reasons for the Merger; Recommendation of the CTWS Board of Directors.” After discussion, the CF&I committee unanimously recommended to the CTWS board of directors that (i) the CTWS board of directors determine that the Eversource proposal does not constitute and is not reasonably likely to lead to a superior proposal and (ii) CTWS inform Eversource that CTWS is not permitted to participate in any discussions with, or furnish any information regarding CTWS to, Eversource in connection with the Eversource proposal pursuant to the terms of the merger agreement.

On April 19, 2018 at 1:30 p.m., Eastern time, the CTWS board of directors held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance. During the meeting, the representatives of Wells Fargo Securities reviewed with the CTWS board of directors various information and analyses regarding the Eversource proposal as compared to the planned merger of equals with SJW. Wells Fargo Securities compared the historical stock performance of SJW, CTWS and Eversource. Based on publicly available information and synergy assumptions provided by members of CTWS management, Wells Fargo Securities also performed hypothetical and illustrative calculations of potential share prices and dividends of the combinations of CTWS and Eversource and CTWS and SJW. Wells Fargo Securities noted to the CTWS board of directors that these calculations were illustrative and not formal valuations. The CTWS board of directors asked questions throughout Wells Fargo Securities’ presentation and engaged in further discussion regarding the Eversource proposal with representatives of Wells Fargo Securities and Sullivan & Cromwell. The CTWS board of directors discussed the reasons that it continues to believe that the planned merger of equals with SJW, as compared to the transaction contemplated by the Eversource proposal, is in the best interests of CTWS shareholders and has significant long-term benefits for CTWS’s customers, employees and communities, which reasons are further described in the section entitled “— CTWS’s Reasons for the Merger; Recommendation of the CTWS Board of Directors.” After further discussion in executive session with the non-employee directors and Sullivan & Cromwell in attendance, the non-employee directors of the CTWS board of directors unanimously accepted the CF&I committee’s recommendation and (i) determined that the Eversource proposal does not constitute and is not reasonably likely to lead to a superior proposal, (ii) authorized Mr. Benoit and CTWS’s advisors to inform Eversource that CTWS is not permitted to participate in any discussions with, or furnish any information regarding CTWS to, Eversource in connection with the Eversource proposal pursuant to the terms of the merger agreement and (iii) reaffirmed its recommendation that the CTWS shareholders approve the merger agreement and such other matters that are submitted for their approval in connection with the merger agreement at the special meeting.

On April 19, 2018 at approximately 5:00 p.m., Eastern time, Eversource issued a press release to disclose the Eversource proposal.

On April 19, 2018 at approximately 6:00 p.m., Eastern time, Mr. Benoit telephoned the chairman, chief executive officer and president of Eversource to inform him that the CTWS board of directors had unanimously determined that the Eversource proposal does not constitute and is not reasonably likely to lead to a superior proposal. Mr. Benoit noted that, pursuant to the terms of the merger agreement, CTWS is not permitted to participate in any discussions with, or furnish any information regarding CTWS to, Eversource in connection with the Eversource proposal.

On April 19, 2018 at approximately 6:15 p.m., Eastern time, CTWS issued a press release reaffirming the CTWS board of directors’ intention to recommend that all CTWS shareholders approve the merger agreement. The press release also confirmed receipt of the Eversource proposal and disclosed that the CTWS board of directors had unanimously determined that the Eversource proposal is not a superior proposal and is not reasonably likely to lead to a superior proposal.

On April 19, 2018 at approximately 10:30 p.m., Eastern time, SJW issued a press release reaffirming its commitment to the existing merger agreement with CTWS and reiterating that the SJW board of directors continues to believe that the planned merger of equals provides the shareholders of both CTWS and SJW with the best opportunity for value creation over the long term.

On April 25, 2018, Mr. Thornburg delivered a letter to the chief executive officer and president and the chairman of the board of directors of Cal Water, informing them that the SJW board of directors had unanimously determined to reject the April 4 Cal Water indication.

On April 26, 2018, Cal Water issued a press release confirming its interest in acquiring SJW for $68.25 per share in an all-cash transaction, which included the text of the letter sent to SJW the same day reiterating Cal Water’s interest in such a transaction with SJW. Later that day, SJW issued a press release confirming its rejection of the April 4 Cal Water indication and reiterating its commitment to pursue its existing merger agreement with CTWS. SJW’s press release included the text of the rejection letter sent to Cal Water the previous day explaining why the planned merger of equals with CTWS is superior to a potential acquisition of SJW by Cal Water for the shareholders as well as employees, customers and communities of both SJW and CTWS.

On April 27, 2018, Eversource filed with the SEC a preliminary proxy statement on Schedule 14A (the “Eversource proxy”) in connection with Eversource’s solicitation of proxies for the CTWS special meeting, recommending that the CTWS shareholders vote against each of the proposals related to the planned merger of equals between SJW and CTWS, namely the proposals to approve the merger agreement, to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement. Later that day, Eversource issued a press release announcing the filing of the Eversource proxy and reiterating its interest in its proposal to acquire all of the outstanding shares of CTWS common stock for $63.50 per share in cash and/or Eversource common stock at the election of CTWS shareholders.

On April 28, 2018, the CTWS board of directors held a special telephonic meeting with members of CTWS management and representatives of Sullivan & Cromwell in attendance to discuss the Eversource proxy, CTWS’s proposed response to Eversource’s actions, as well as other matters related to the planned merger of equals with SJW.

Later on April 28, 2018, CTWS issued a press release in response to the filing of the Eversource proxy, reiterating that the CTWS board of directors, in consultation with its financial and legal advisors, and in consideration of the numerous financial and strategic benefits of the contemplated merger with SJW, which are more fully described in the section entitled “The Merger — CTWS’s Reasons for the Merger; Recommendation of the CTWS Board of Directors,” carefully reviewed Eversource’s unsolicited acquisition proposal and unanimously concluded that it is not a superior proposal or reasonably likely to lead to a superior proposal as defined in the merger agreement, and reaffirming its intention to recommend that all CTWS shareholders vote FOR the merger.

On April 30, 2018, Eversource, through The Rocky River Realty Company, a Connecticut corporation and wholly owned subsidiary of Eversource and an owner of shares of CTWS common stock, sent a demand letter to CTWS to inspect and make copies of certain books, records and documents of CTWS.

On May 2, 2018, Cal Water filed with the SEC a preliminary proxy (the “Cal Water proxy”) in connection with Cal Water’s solicitation of proxies to be used at the SJW special meeting, recommending that the SJW stockholders vote against the proposals related to the planned merger of equals between SJW and CTWS, namely to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, to adopt the SJW certificate of incorporation amendment and to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment. Later that day, Cal Water issued a press release announcing the filing of the Cal Water proxy and reiterating Cal Water’s interest in acquiring SJW for $68.25 per share in an all-cash transaction.

Also on May 2, 2018, SJW issued a press release reaffirming its intention to recommend that the SJW stockholders vote for the proposals related to the planned merger of equals between SJW and CTWS at the SJW special meeting and explaining why the planned merger of equals with CTWS is superior to a potential acquisition of SJW by Cal Water for the shareholders as well as employees, customers and communities of both SJW and CTWS.

Following such announcement, each of Cal Water and SJW have issued a number of communications and press releases and engaged in other activities related to the planned merger of equals between SJW and CTWS and Cal Water’s proxy solicitation campaign in opposition, but during such time SJW and Cal Water have not engaged in any direct discussions or negotiations regarding the April 4 Cal Water indication. The SJW board of directors has not changed its determination that the April 4 Cal Water indication neither constituted nor was reasonably likely to lead to a superior proposal.

On May 3, 2018, following an earnings call held by Eversource during which several industry analysts questioned the merits and timing of the Eversource proposal, CTWS issued a statement noting the concerns raised by the industry analysts, further noting that, on the earnings call, Eversource did not directly address the impact on, or the relevance to, its expected growth in earnings per share of its proposed acquisition of CTWS and did not explain its rationale for pursuing an acquisition of CTWS so aggressively in a hostile manner, beyond noting generally that CTWS would constitute a strategic and geographic fit for its new water operations.

On May 4, 2018, Eversource sent an open letter to CTWS shareholders reiterating its belief that the CTWS board of directors should engage with Eversource regarding the Eversource proposal and its recommendation that the CTWS shareholders vote against the proposals related to the planned merger of equals between SJW and CTWS.

On May 7, 2018, CTWS sent an open letter to CTWS shareholders reiterating the reasons why the planned merger of equals with SJW would position CTWS to continue delivering value to its shareholders and fulfilling its commitment to its customers, employees and communities, and encouraging CTWS shareholders to disregard Eversource’s actions to interfere with the planned merger of equals with SJW.

On May 8, 2018, CTWS and Eversource entered into a confidentiality agreement regarding Eversource’s access to certain materials in response to requests in its April 30, 2018 demand letter that are required by CTWS to be provided pursuant to the CBCA and in the possession of CTWS.

On May 10, 2018, CTWS held its 2018 annual meeting of shareholders. Prior to the annual meeting, the CTWS board of directors held a regular meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss various matters related to the planned merger of equals between SJW and CTWS, including concerns expressed by certain CTWS shareholders since the planned merger of equals with SJW was announced regarding (i) their confidence in CTWS’s strategic direction, including the value being delivered to CTWS shareholders and (ii) ensuring that CTWS has explored every viable alternative. The CTWS board of directors discussed with its advisors an idea to approach SJW regarding an amendment to the merger agreement that would allow CTWS to actively solicit alternative acquisition proposals for an alternative merger, acquisition or other strategic transaction involving CTWS for a certain period (the “go-shop proposal”). The CTWS board of directors discussed that while it continues to believe that the planned merger of equals with SJW is in the best interests of CTWS shareholders and provides substantial value to them in both the near-and long-term, based on conversations with CTWS stakeholders since the merger was announced, the CTWS board of directors believes that conducting a go-shop process is an appropriate step to allow CTWS shareholders to have full confidence in CTWS’s strategic direction and to know that every viable alternative has been explored. Following the annual meeting, the CTWS board of directors met again in executive session and determined to authorize the representatives of Sullivan & Cromwell to discuss the go-shop proposal with SJW.

Also on May 10, 2018, Cal Water, as an owner of shares of SJW common stock, sent a demand letter to SJW to inspect and make copies of certain books, records and documents of SJW pursuant to DGCL Section 220.

On May 15, 2018, a representative of Eversource’s outside legal counsel, Ropes & Gray LLP (“Ropes & Gray”), sent an email to representatives of Sullivan & Cromwell contending that, pursuant to Eversource’s April 30, 2018 demand letter and Section 33-946 of the CBCA, Eversource is entitled to receive from CTWS’s proxy solicitor on a weekly basis an updated list of the holders of CTWS common stock, and adding that CTWS’s proxy solicitor has not delivered updated versions of such list.

On May 16, 2018, representatives of Sullivan & Cromwell discussed the go-shop proposal with representatives of Skadden.

On May 17, 2018, a representative of Sullivan & Cromwell responded to the May 15, 2018 email from the representative of Ropes & Gray noting that, pursuant to a letter dated May 4, 2018, CTWS had agreed to provide Eversource access to the information requested in its April 30, 2018 demand letter to the extent such information was required to be furnished by CTWS to a shareholder under applicable law. The representative of Sullivan & Cromwell further noted that CTWS is not required under the CBCA to provide Eversource with corporate records that are not in CTWS’s possession.

On May 18, 2018, SJW and Cal Water entered into a confidentiality agreement regarding Cal Water’s access to certain materials in response to requests in its May 10, 2018 demand letter.

Also on May 18, 2018, Eversource filed a motion with the PURA requesting party status in the proceeding in Connecticut for which SJW and CTWS filed a joint application for approval of the merger on May 7, 2018.

On May 21, 2018, the SJW finance committee held a meeting with members of SJW management and representatives of J.P. Morgan, Skadden and Georgeson in attendance. At the meeting, members of SJW management and Georgeson updated the SJW finance committee regarding the planned merger of equals with CTWS and certain recent communications with CTWS and its proxy solicitor regarding, among other things, certain CTWS shareholder concerns expressed since the planned merger of equals with SJW was announced. A representative of Skadden also provided the SJW finance committee with a legal presentation regarding the go-shop proposal. Following discussion, the SJW finance committee determined to recommend that the SJW board of directors accept the go-shop proposal, subject to CTWS agreeing to extend, to 24 months (from 12 months in the merger agreement as entered into on March 14, 2018), the “tail” period during which CTWS would be required to pay the $28.1 million termination fee upon entering into an alternative acquisition agreement following termination of the merger agreement.

Later on May 21, 2018, representatives of Skadden informed representatives of Sullivan & Cromwell that the SJW finance committee recommended that SJW pursue the go-shop proposal, provided that any amendment to the merger agreement entered into to account for such go-shop proposal provide for an extension to 24 months (from 12 months in the merger agreement as entered into on March 14, 2018) of the time period for the cash termination fee in the amount of $28.1 million that CTWS will be required to pay to SJW if each of the following three events occurs: (i) an alternative acquisition proposal is made to CTWS or becomes publicly known, or an intention to make such a proposal is publicly announced and not publicly withdrawn, after the date of the merger agreement as entered into on March 14, 2018 and prior to the CTWS shareholders meeting, (ii) the merger agreement is thereafter terminated by (A) either SJW or CTWS because the merger has not closed by March 14, 2019 (if the CTWS shareholders meeting has not been held) or the CTWS shareholders fail to approve the merger, or (B) SJW because CTWS materially breaches the merger agreement; and (iii) within 12 months of such termination of the merger agreement (the “tail fee period”), CTWS enters into a definitive agreement to consummate or consummates an alternative proposal, as more fully described under the section “The Merger Agreement — Solicitation of Alternative Proposals”.

In the days that followed, members of CTWS management discussed with representatives of Sullivan & Cromwell the go-shop proposal, including SJW’s proposed extension of the tail fee period.

On May 22, 2018, the representative of Ropes & Gray sent a follow-up email to the representatives of Sullivan & Cromwell restating its request that CTWS make an updated list of shareholders available to Eversource on a weekly basis in accordance with Eversource’s April 30, 2018 demand letter.

Also on May 22, 2018, SJW and CTWS filed an objection to Eversource’s motion requesting party status in their joint proceeding to approve the merger in Connecticut.

On May 23, 2018, Eversource filed a response to the objection of SJW and CTWS to Eversource’s motion requesting party status in their joint proceeding to approve the merger in Connecticut.

Also on May 23, 2018, following the instructions of CTWS management, representatives of Sullivan & Cromwell sent a proposed amended and restated version of the merger agreement reflecting the go-shop proposal to Skadden.

On May 24, 2018, representatives of Skadden sent to Sullivan & Cromwell a revised amended and restated version of the merger agreement, which provided for an extension of the tail fee period to 18 months. The revised amended and restated version of the merger agreement also provided for an extension to five business days (from 96 hours in the merger agreement as entered into on March 14, 2018) of SJW’s right to propose changes to the terms of the merger agreement and negotiate with CTWS regarding such proposed changes before CTWS is entitled to change its recommendation in order to accept a proposal that is superior to the merger. The revised amended and restated version of the merger agreement also provided for an extension to three business days (from 72 hours in the merger agreement as entered into on March 14, 2018) of such right to propose changes and negotiate with CTWS if any amendment is made to the financial terms or any other material terms of the superior proposal which forms the basis of the intention of the CTWS board of directors to change its recommendation. The revised amended and restated version of the merger agreement also provided that SJW would have the right to hold the SJW stockholders meeting on the business day following the CTWS shareholders meeting.

Also on May 24, 2018, a representative of Sullivan & Cromwell sent a letter via email to the representative of Ropes & Gray reiterating that, among other things, CTWS has no obligation under the CBCA to supplement its response to Eversource’s April 30, 2018 demand letter as the CBCA nowhere contemplates seriatim inspections of records following a proper demand and that the CBCA makes clear that a demand for a shareholder list does not entitle the shareholder to an updated list or even to dictate the date of the shareholder list.

On May 25, 2018, following discussions with members of CTWS management, representatives of Sullivan & Cromwell sent a revised amended and restated version of the merger agreement to Skadden, rejecting (i) the proposed extension of the tail fee period and (ii) the provision allowing SJW to hold the SJW stockholders meeting on the business day following the CTWS shareholders meeting, but accepting the extension of the time periods for SJW’s right to propose changes to the terms of the merger agreement and negotiate with CTWS before CTWS is entitled to change its recommendation in order to accept a proposal that is superior to the merger.

In the days that followed, representatives of Skadden and Sullivan & Cromwell continued to negotiate the terms of the amended and restated merger agreement.

On May 26, 2018, a representative of J.P. Morgan received an unsolicited call from a representative of Lazard Frères & Co. LLC (“Lazard”), who indicated that Lazard represented an unnamed “strategic” company that had noted its potential interest in an acquisition of SJW if the SJW board of directors were to pursue other strategic alternatives in the event the planned merger of equals with CTWS did not occur and believed that, in such case, it could provide superior value as compared to other potential acquirers.

On May 29, 2018, the CTWS board of directors held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss recent developments in connection with the planned merger of equals with SJW, including the go-shop proposal and the amended and restated merger agreement. Following discussion with its advisors, the CTWS board of directors determined to accept an extension of the tail fee period up to 15 months. The CTWS board of directors also unanimously determined that (i) the merger and the consummation of the transactions contemplated thereby are in the best interests of CTWS and its shareholders, (ii) declared advisable the amended and restated merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the amended and restated merger agreement and the transactions contemplated thereby, including the merger. The CTWS board of directors also unanimously resolved that the amended and restated merger agreement be submitted for consideration and approval by the CTWS shareholders entitled to vote at a special meeting of the CTWS shareholders and recommended that the CTWS shareholders approve the merger agreement at the CTWS special meeting. The CTWS board of directors also unanimously determined that it would not agree to a transaction with Eversource on the current terms of the Eversource proposal, regardless of the outcome of the planned merger of equals with SJW, because the CTWS board of directors believes that the current Eversource proposal substantially undervalues CTWS.

On May 30, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan, Skadden and Georgeson in attendance. At the meeting, a member of SJW management updated the SJW board of directors regarding the planned merger of equals with CTWS and certain recent communications with CTWS and its proxy solicitor regarding, among other things, certain CTWS shareholder concerns expressed since the planned merger of equals with SJW was announced. Mr. More provided the SJW board of directors with an update of matters discussed by the SJW finance committee, including the go-shop proposal, during its May 21 meeting. A representative of Georgeson presented a situation update with regard to CTWS and Eversource’s solicitation of proxies for the CTWS special meeting. A representative of Skadden provided a legal presentation and also summarized the terms of the proposed amended and restated merger agreement to be considered by the SJW board in connection with the go-shop proposal. Following discussion with SJW’s advisors, the SJW board of directors unanimously declared advisable and in the best interests of SJW and its stockholders and determined to approve the amended and restated merger agreement and the transactions contemplated thereby. Also at the meeting, a member of SJW management noted Lazard’s May 26 outreach. Following further discussion, the SJW board of directors also determined that the terms of the merger agreement did not, and the terms of the amended and restated merger agreement would not, permit SJW to respond to Lazard’s contact.

Later on May 30, 2018, SJW and CTWS executed the amended and restated merger agreement. On the morning of May 31, 2018, CTWS issued a press release announcing the execution of the amended and restated merger agreement.

Beginning on May 31, 2018, as part of the go-shop process, at the direction of the CTWS board of directors and CTWS management, Wells Fargo Securities directly contacted more than 50 parties, including more than 20 water and regulated utilities and more than 30 financial sponsors, to determine their interest in exploring a potential transaction with CTWS. Parties were encouraged to review CTWS’s publicly-available information, including all regulatory and SEC filings made in connection with the planned merger of equals with SJW. Of the parties contacted, half sought and received additional details regarding CTWS. All parties were informed that June 13, 2018 was the deadline for submitting preliminary, non-binding indications of interest, after which selected parties would be provided additional information and access to management before the July 14, 2018 deadline for submitting final proposals.

On May 31, 2018, Cal Water filed with the SEC a definitive proxy statement and issued a press release announcing that Cal Water had sent a letter reiterating its interest in acquiring SJW for $68.25 per share in an all-cash transaction and white proxy card to SJW stockholders.

Also on May 31, 2018, SJW issued a press release reaffirming the SJW board of directors’ support of the merger of equals with CTWS and reiterating that the SJW board of directors had previously considered the April 4 Cal Water indication and determined that it was neither a superior proposal nor reasonably likely to lead to a superior proposal.

On June 4, 2018, Eversource filed with the PURA a supplement to its motion requesting party status in the joint proceeding of SJW and CTWS to approve the merger in Connecticut.

On June 5, 2018, CTWS filed with the PURA a response to Eversource’s supplement to its motion requesting party status.

Also on June 5, 2018, Eversource issued a press release criticizing the go-shop process undertaken by CTWS pursuant to the amended and restated merger agreement and stating that it will not participate in the process.

On June 6, 2018, CTWS issued a statement reiterating its invitation for Eversource to participate in the go-shop process undertaken by CTWS pursuant to the amended and restated merger agreement and reaffirming that the CTWS board of directors is committed to the go-shop process and serving the best interests of all CTWS shareholders.

On June 7, 2018, Cal Water filed a Schedule TO with the SEC and issued a press release announcing that it had commenced the Cal Water tender offer to acquire all outstanding shares of SJW for $68.25 per share in cash, subject to the Minimum Tender Condition, the Termination Condition, the Section 203 Condition, the State Regulatory Condition and the HSR Condition (each such condition as defined in such Schedule TO) and the other conditions described in Section 14 thereof.

Later on June 7, 2018, SJW issued a press release noting that the SJW board of directors would review Cal Water’s announced tender offer and intended to advise SJW stockholders of its formal position regarding such tender offer within 10 business days by making available to stockholders and filing with the SEC a solicitation/recommendation statement on Schedule 14D-9 and advised its stockholders to take no action at the time in response to Cal Water’s tender offer.

Also on June 7, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. The SJW board of directors reviewed and discussed the terms of the Cal Water tender offer with management and its advisors. Following discussion, the SJW board of directors determined to reconvene at a later date to consider the Cal Water tender offer further and to receive additional advice from management and its advisors.

On June 8, 2018, the PURA issued a draft decision to dismiss without prejudice the joint application for approval of the merger in Connecticut filed by SJW and CTWS on May 7, 2018. The draft decision stated that the joint application was not ripe for review by the PURA and that a new application may be filed after CTWS’s go-shop process has concluded and CTWS has determined all of the details of any proposed change of control or merger for which it seeks PURA approval. Later on June 8, 2018, CTWS issued a statement expressing that it understood the PURA’s interest in conserving its resources and conducting its review once the go-shop process has completed.

Also on June 8, 2018, Eversource and Aquarion Water Company, Eversource’s water subsidiary, filed a petition with the MPUC requesting intervenor status in the proceeding in Maine for which The Maine Water Company filed an application for approval of the merger on May 4, 2018.

By letter dated June 8, 2018, the General Counsel of the CPUC directed SJW and San Jose Water Company to submit an application for approval by the CPUC of the planned merger of equals with CTWS.

On June 11, 2018, the CPUC published an agenda for a meeting to be held on June 21, 2018; included among the agenda items was a proposal to ratify the CPUC General Counsel’s direction to SJW and San Jose Water Company to submit an application for approval.

On June 13, 2018, SJW and San Jose Water Company responded to the CPUC General Counsel’s letter through its California regulatory counsel. In their response, SJW and San Jose Water Company stated their belief that, based on the relevant California statute and applicable CPUC precedent, CPUC approval is not required because the planned merger of equals with CTWS would entail neither a merger of a public utility doing business in California nor an acquisition of control over a public utility doing business in California.

On June 13, 2018, Eversource issued a press release reiterating the Eversource proposal and noting that it was not increasing its proposal.

On June 14, 2018 at 9:00 a.m., Eastern time, the CF&I committee held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss the go-shop process following the June 13, 2018 deadline for submitting preliminary, non-binding indications of interest. During the meeting, the representatives of Wells Fargo Securities reviewed with the CF&I committee the process that it had undertaken, at the direction of the CTWS board of directors and CTWS management, to actively solicit alternative acquisition proposals from more than 50 parties. Representatives of Wells Fargo Securities updated the CF&I committee that no alternative proposals or indications of interest were received. Following discussion among the CF&I committee with representatives of Wells Fargo Securities and Sullivan & Cromwell, the CF&I committee unanimously determined to recommend that the CTWS board of directors conclude the go-shop process and reaffirm its support for the planned merger of equals with SJW given the absence of any alternative proposals submitted during the go-shop process.

On June 14, 2018 at 1:00 p.m., Eastern time, the CTWS board of directors held a special telephonic meeting with members of CTWS management and representatives of Wells Fargo Securities and Sullivan & Cromwell in attendance to discuss the go-shop process following the June 13, 2018 deadline for submitting preliminary, non-binding indications of interest. During the meeting, representatives of Wells Fargo Securities reviewed with the CTWS board of directors the process that it had undertaken, at the direction of the CTWS board of directors and CTWS management, to actively solicit alternative acquisition proposals from more than 50 parties. Representatives of Wells Fargo Securities updated the CTWS board of directors that no alternative proposals or indications of interest were received. Mr. Forde informed the CTWS board of directors that the CF&I committee unanimously recommended that the CTWS board of directors conclude the go-shop process and reaffirm its support for the planned merger of equals with SJW given the absence of any alternative proposals submitted during the go-shop process. Following additional discussion among the CTWS board of directors with representatives of Wells Fargo Securities and Sullivan & Cromwell, the CTWS board of directors unanimously accepted the CF&I committee’s recommendation and (i) determined to conclude the go-shop process and (ii) reaffirmed its support for the planned merger of equals with SJW.

Also on June 14, 2018, Eversource filed with the SEC an amended version of the Eversource proxy in connection with Eversource’s solicitation of proxies for the CTWS special meeting.

Also on June 14, 2018, the SJW board of directors held a meeting with members of SJW management and representatives of J.P. Morgan and Skadden in attendance. Following presentations by representatives of J.P. Morgan and Skadden, the SJW board of directors discussed and considered the terms of the Cal Water tender offer with management and its advisors. Thereafter, the SJW board of directors unanimously determined that the Cal Water tender offer did not constitute a superior proposal and was not in the best interests of SJW and its stockholders, recommended that SJW’s stockholders reject the Cal Water tender offer and not tender their shares of SJW common stock into the Cal Water tender offer and reaffirmed the SJW board of directors’ recommendation in favor of the planned merger of equals with CTWS and the transactions contemplated by the merger agreement.

On the morning of June 15, 2018, SJW filed a Schedule 14D-9 with the SEC and issued a press release announcing the SJW board of directors’ recommendation that stockholders reject the Cal Water tender offer and not tender their Shares into the Cal Water tender offer and reaffirming SJW’s commitment to the planned merger of equals with CTWS. For more information regarding the reasons that the SJW board of directors determined to recommend against the Cal Water tender offer, please refer to the section entitled “— Reasons for the Recommendation” beginning on page 16 of such Schedule 14D-9.

On June 18, 2018, CTWS issued a press release announcing that the deadline to submit non-binding indicative proposals under CTWS’s previously announced go-shop process had expired and that no proposals or indications of interest were received. CTWS noted that Eversource was among those contacted and invited to participate in the go-shop process, but that Eversource did not participate in the process and did not submit a proposal for consideration. The press release disclosed that given the absence of any alternative proposal submitted during the go-shop process, the CTWS board of directors unanimously determined to conclude the go-shop process and unanimously reaffirmed its support for the planned merger of equals with SJW.

On June 19, 2018, CTWS sent a letter to the PURA on behalf of SJW and CTWS withdrawing the joint application for approval of the merger in Connecticut filed by SJW and CTWS on May 7, 2018.

Also on June 19, 2018, Eversource issued a press release criticizing CTWS’s go-shop process and reaffirming its commitment to the Eversource proposal.

On June 20, 2018, a representative of Eversource’s financial advisor, Goldman Sachs Group, Inc. (“Goldman Sachs”), contacted a representative of Wells Fargo Securities in order to set up a meeting between Mr. Benoit and James J. Judge, the chairman, president and chief executive officer of Eversource. The representative of Goldman Sachs informed the representative of Wells Fargo Securities that the intended purpose of the meeting was to clarify aspects of the Eversource proposal. CTWS has determined to accept the meeting with Eversource and provide Eversource with the opportunity to clarify its proposal in order to confirm that every viable alternative has been explored. The meeting, which is expected to be attended by Mr. Benoit, Ms. Wallace and representatives of Wells Fargo Securities on behalf of CTWS, is currently scheduled to take place during the week of June 25, 2018.

On June 21, 2018, California Water filed an Amendment No. 1 to the Schedule TO with the SEC.

Also on June 21, 2018, the CPUC held a meeting, the published agenda for which included a proposal to ratify the CPUC General Counsel’s direction to SJW and San Jose Water Company to submit for approval an application in connection with the planned merger of equals with CTWS. During this meeting, however, the

CPUC did not address the General Counsel’s letter and deferred any action with respect to the planned merger of equals until the CPUC’s July 12, 2018 meeting. SJW is unable to predict what action, if any, the CPUC will take with respect to the planned merger of equals at the CPUC’s July 12, 2018 meeting.

SJW’s Reasons for the Merger; Recommendation of the SJW Board of Directors

In reaching its decision to approve the merger agreement and recommend approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment, the SJW board of directors consulted with SJW’s management, as well as with SJW’s legal and financial advisors, and also considered a number of factors that the SJW board of directors viewed as supporting its decisions, including, but not limited to, the following:

•	the combination of SJW’s portfolio of regulated utilities in California and Texas with CTWS’s portfolio of regulated utilities in Connecticut and Maine is expected to create the third largest investor-owned water and wastewater utility in the U.S., based on pro forma enterprise value (such pro forma enterprise value being based on SJW enterprise value at market close on March 14, 2018 and CTWS enterprise value at the exchange ratio) and combined rate base;

•	the SJW and CTWS combination should result in the combined company’s earnings being derived from more diversified operations both from a geographic and regulatory perspective;

•	SJW expects the combined company to have an increased market capitalization, an improved and diversified investor base, enhanced access to capital, improved cash flow stability, increased investment opportunities and a strengthened balance sheet with total assets of approximately $2.4 billion, providing incremental benefits to stockholders;

•	SJW expects that the combined company will be able to achieve meaningful earnings growth based on the five-year projected financial plans prepared by SJW management for SJW as a standalone company, the five-year projected financial plans prepared by CTWS management for CTWS as a standalone company, and the pro forma financial projections for the combined company, which include the Synergies (as defined below), in each case as summarized under “Unaudited Financial Forecasts” beginning on page 116 of this joint proxy statement/prospectus;

•	SJW expects the combined company to maintain a strong “A” credit profile, which in conjunction with the incremental debt capacity resulting from the merger, will enable the combined company to pursue a share repurchase program of up to $100 million;

•	the potential that the merger, at the agreed-upon 1.1375 exchange ratio, factoring in the expected savings from the elimination of public company and other related costs, and assuming a contemplated share repurchase following the merger of approximately $100 million, would generate an increase in 2020 earnings per share of approximately 5.5% to 6% for SJW, and 8.5% to 9% for CTWS, relative to forecasted 2020 earnings per share;

•	the financial terms of the merger, including the tax-free nature of the all-stock transaction, the value of the merger consideration based on the fixed exchange ratio of 1.1375 shares of SJW common stock for each share of CTWS common stock, and the fact that legacy stockholders of SJW will own approximately 60% of the common stock of the combined company upon completion of the merger;

•	its knowledge of SJW’s business, operations, financial condition, earnings and prospects, as well as its assessment, of CTWS’s business, operations, financial condition, earnings and prospects, taking into account the results of SJW’s due diligence review of CTWS;

•	the belief that combination of the companies’ management teams, both with successful and proven operational track records, should provide benefits from a broader set of skills in the combined company’s workforce, and benefits to be obtained in the standardization of key processes by leveraging existing best practices at SJW and CTWS;

•	the belief that the corporate cultures and goals of SJW and CTWS are compatible, in that both companies are committed to reliability, customer satisfaction, safety and diligent stewardship of economic, human and environmental resources;

•	the belief that the combined company will be able to better serve the customers and communities in which it will operate through sharing of best practices, operational expertise and more extensive resources within the combined company and continued local support;

•	the belief that there should be more opportunities for career development and geographic mobility for all employees of the combined company, which should be a larger, more competitive company, and anticipation of no significant changes in employee compensation or benefits packages;

•	the belief that the combined company can cost-effectively implement updated customer service tools across CTWS’s Connecticut and Maine utility operations;

•	the commitment by SJW to cause the combined company to maintain SJW’s and CTWS’s historic levels of charitable contributions and community support, including continued focus on supporting economic development with investments in growth, safety and reliability;

•	the transaction is expected to offer greater flexibility to grow the business through investments across a national footprint and to compete more effectively in a fragmented industry;

•	the belief that the combined company will be able to continue and further SJW’s historic practice of paying stable and growing quarterly dividends;

•	the general terms of the merger agreement, including the representations, warranties, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligations to complete the merger, and the circumstances under which each party is permitted to terminate the merger agreement, as described in more detail in the section entitled “The Merger Agreement” beginning on page 143 of this joint proxy statement/prospectus;

•	SJW would be entitled to a break-up fee or reimbursement of certain of its expenses under certain circumstances if the transaction is not consummated;

•	the fact that SJW is not required to take any action that would result in a “Regulatory Material Adverse Effect” in order to obtain the regulatory approvals required to consummate the merger;

•	the corporate governance terms of the merger agreement, including that, upon completion of the merger, the board of directors of the combined company will include seven directors from the SJW board of directors and five directors from the CTWS board of directors, the chairman, chief executive officer and president of the combined company will be Mr. Thornburg, the lead independent director will be selected by CTWS, and the key leadership positions of the combined company will be filled by current executives of each of CTWS and SJW, which are specified with respect to CTWS in an exhibit to the merger agreement, as described in more detail in the section entitled “— Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus;

•	the terms of the merger agreement permitting the SJW board of directors to fulfill its fiduciary duties with respect to a bona fide proposal to acquire SJW, including the ability to terminate the merger agreement under certain circumstances in order to accept a superior proposal, subject to certain terms and conditions, including the payment of a termination fee, as described in more detail in the sections entitled “The Merger Agreement — Solicitation of Alternative Proposals” “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on pages 150 and 162, respectively, of this joint proxy statement/prospectus;

•	the fact that SJW stockholders will have an opportunity to vote on approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment;

•	the fact that SJW and certain of its stockholders beneficially owning, in the aggregate, approximately 16% of the outstanding shares of SJW common stock entered into agreements pursuant to which, subject to certain conditions, such SJW stockholders have agreed to vote shares controlled by them in favor of the matters to be submitted to SJW stockholders at the SJW special meeting, as described in more detail in the section entitled “— SJW Voting and Support Agreements” beginning on page 141 of this joint proxy statement/prospectus;

•	the belief that all required regulatory approvals are capable of being obtained, as described in more detail in the section entitled “— Regulatory Clearances Required for the Merger” beginning on page 137 of this joint proxy statement/prospectus; and

•	the opinion of J.P. Morgan Securities LLC, dated March 14, 2018, addressed to the SJW board of directors to the effect that, as of such date and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to SJW, as described in more detail in the section entitled “— Opinion of SJW’s Financial Advisor — Opinion of J.P. Morgan Securities LLC” beginning on page 94 of this joint proxy statement/prospectus.

The SJW board of directors weighed the foregoing against a number of risks and potentially negative factors, including:

•	the risks inherent to CTWS’s business and operations;

•	the fixed exchange ratio of 1.1375 shares of SJW common stock for each share of CTWS common stock, which will not change even if the value of CTWS’s businesses decline relative to the value of SJW’s businesses prior to completion of the merger;

•	the restrictions on the conduct of SJW’s business during the period between execution of the merger agreement and the consummation of the merger;

•	the potential effect of the merger on SJW’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the challenges inherent in combining the businesses, operations and workforces of two businesses of the size, geographic diversity and complexity of SJW and CTWS, including the potential for (i) unforeseen difficulties in integrating operations and systems, (ii) the possible distraction of management’s attention for an extended period of time and (iii) difficulties in assimilating employees;

•	the risk that the transaction and subsequent integration of the two businesses may preclude other business development opportunities;

•	the risk of losing key CTWS or SJW employees during the pendency of the merger and thereafter;

•	the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses of SJW and CTWS and the refinancing costs, transaction fees, expenses and other payments that will or may arise from the merger;

•	the risk that governmental entities may oppose or refuse to approve the merger or impose undesirable conditions on SJW and/or CTWS prior to approving the merger that may adversely impact the combined company;

•	the potential of negative regulatory outcomes in Connecticut, Maine, California and Texas following the merger;

•	the risk that the merger may not be completed despite the combined efforts of SJW and CTWS or that completion may be unduly delayed, even if the requisite approval is obtained from SJW stockholders and CTWS shareholders;

•	the fact that SJW is obligated to pay CTWS a termination fee of $42.5 million in certain circumstances as described in more detail in the section entitled “The Merger Agreement — Expenses and

Termination Fees; Liability for Breach” beginning on page 162 of this joint proxy statement/prospectus;

•	the fact that SJW is obligated to reimburse CTWS for certain fees and expenses up to $5 million under certain circumstances as described in more detail in the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 162 of this joint proxy statement/prospectus;

•	the risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, may have the effect of discouraging other parties that would otherwise be interested in a transaction with SJW from proposing such a transaction;

•	the fact that certain executive officers and directors of SJW may have interests with respect to the merger in addition to their interests as stockholders of SJW, as described in more detail in the sections entitled “— Interests of SJW Directors and Executive Officers in the Merger” beginning on page 122 of this joint proxy statement/prospectus; and

•	the risks of the type and nature described under the heading “Risk Factors,” and the matters described under the heading “Special Note Regarding Forward-Looking Statements.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the SJW board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and to recommend that SJW stockholders vote “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, “FOR” the proposal to adopt the SJW certificate of incorporation amendment and “FOR” the proposal to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment. In addition, although the SJW board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors, individual members of the SJW board of directors may have assigned different weights to different factors.

The SJW board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of SJW and its stockholders. The SJW board of directors unanimously recommends that SJW stockholders vote “FOR” the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger, “FOR” the proposal to adopt the SJW certificate of incorporation amendment and “FOR” the proposal to approve any motion to adjourn the SJW special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment.

Opinion of SJW’s Financial Advisor — Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated October 27, 2016, as amended by an extension letter dated October 20, 2017, SJW retained J.P. Morgan as its financial advisor in connection with a review of potential strategic alternatives, including a potential transaction with CTWS.

At the meeting of the SJW board of directors on March 14, 2018, J.P. Morgan rendered its oral opinion to the SJW board of directors that, as of such date and based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to SJW. J.P. Morgan has confirmed its oral opinion by delivering its written opinion to the SJW board of directors, dated March 14, 2018, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to SJW.

The full text of the written opinion of J.P. Morgan dated as of March 14, 2018, which sets forth the assumptions made, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. SJW stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the SJW board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of SJW or CTWS or as to SJW’s or CTWS’s underlying decision to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of SJW or CTWS as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed a draft dated March 13, 2018 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning SJW and CTWS and the industries in which they operate;

•	compared the financial and operating performance of SJW and CTWS with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the SJW common stock and the CTWS common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of SJW and CTWS relating to their respective businesses, as well as the estimated amount and timing of the financial benefits expected to result from the elimination of duplicative public company and other related costs expected from the transaction (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of SJW and CTWS with respect to certain aspects of the merger, and the past and current business operations of SJW and CTWS, the financial condition and future prospects and operations of SJW and CTWS, the effects of the merger on the financial condition and future prospects of SJW and CTWS, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by SJW and CTWS or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of SJW or CTWS under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom (including the Synergies), J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of SJW and CTWS to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this joint proxy statement/prospectus, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to J.P.

Morgan. J.P. Morgan also assumed that the representations and warranties made by SJW and CTWS in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to SJW with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on SJW or CTWS or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to SJW of the exchange ratio in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the exchange ratio in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the SJW common stock or the CTWS common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between SJW and CTWS, and the decision to enter into the merger agreement was solely that of the SJW board of directors and the CTWS board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the SJW board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the SJW board of directors or management with respect to the proposed merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the SJW board of directors on March 14, 2018 and contained in the presentation delivered to the SJW board of directors on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Analysis of CTWS

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of CTWS with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to CTWS. The companies selected by J.P. Morgan were as follows:

•	American Water Works Company, Inc.

•	Aqua America, Inc.

•	California Water Service Group

•	American States Water Company

•	SJW

•	Middlesex Water Company

•	The York Water Company

•	Artesian Resources Corporation

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of CTWS based on business sector participation, financial metrics and form of operations. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect CTWS.

For each company listed above, J.P. Morgan calculated and compared the multiple of market price per share of its common equity based on research analysts’ consensus estimates for earnings per share (“EPS”) for the calendar years 2018 (“2018E P/E Multiple”) and 2019 (“2019E P/E Multiple”) based on FactSet market prices, Institutional Brokers’ Estimate System consensus estimates, equity analyst research reports and other publicly available information as of March 9, 2018. In addition, with respect to CTWS, J.P. Morgan also calculated and compared the 2018E P/E Multiple and 2019E P/E Multiple based on the CTWS projections (as defined under “— Opinion of CTWS’s Financial Advisor — Opinion of Wells Fargo Securities, LLC”).

Results of the analysis were presented for the selected companies, as indicated in the following table:

	2018E P/E Multiple	2019E P/E Multiple
American Water Works Company, Inc.	24.9x	23.1x
Aqua America, Inc.	24.0x	22.8x
California Water Service Group	26.6x	24.9x
American States Water Company	28.9x	27.4x
SJW	21.4x	19.8x
Middlesex Water Company	21.4x	20.6x
The York Water Company	31.0x	29.5x
Artesian Resources Corporation	22.3x	21.7x
Overall median	24.5x	22.9x
Overall mean	25.1x	23.7x
CTWS (consensus)	22.0x	21.0x
CTWS (management)	22.0x	21.3x

Based on the results of this analysis and J.P. Morgan’s professional judgment, J.P. Morgan selected a multiple reference range of 21.5x – 31.0x for P/E for calendar year 2018 and a multiple reference range of 20.5x – 29.5x for P/E for calendar year 2019.

After applying such ranges to the respective estimated 2018 EPS and estimated 2019 EPS for CTWS based on the CTWS projections, the analysis indicated the following ranges of implied equity value per share for the CTWS common stock (rounded to the nearest $0.25):

Public Trading Multiples Analysis	2018E	2019E
	$50.00 – $72.25	$49.25 – $71.00

The ranges of implied equity value per share for CTWS were compared to (1) the closing price per share of CTWS common stock of $51.18 on March 9, 2018 and (2) the implied offer price of $61.36 per share based on the exchange ratio of 1.1375 per share and the closing price per share of SJW common stock of $53.94 on March 9, 2018.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the CTWS common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the present value of unlevered free cash flows for CTWS (1) for the calendar years 2018 through 2022 using unlevered free cash flows that were based upon the CTWS projections and were reviewed and approved by the management of SJW for use by J.P. Morgan in connection with its financial analyses and rendering its fairness opinion and (2) for the calendar years 2023 through 2027 using unlevered free cash flows that were derived from a rate base model and were reviewed and approved by the management of SJW for use by J.P. Morgan in connection with its financial analyses and rendering its fairness opinion. J.P. Morgan also calculated a range of terminal values for CTWS at December 31, 2027 by applying a terminal growth rate ranging from 1.25% to 1.75% to the unlevered free cash flows of CTWS for calendar year 2027, which were adjusted by the management of SJW for valuation purposes. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 5.25% to 5.75%. The present values were then adjusted for CTWS’s 2017 fiscal year end total debt and cash to derive implied equity values for CTWS. The discount rate range was based upon J.P. Morgan’s analysis of the weighted average cost of capital for CTWS determined by applying the Capital Asset Pricing Model and based on considerations J.P. Morgan deemed relevant in its professional judgment and experience, including target capital structures, yields for U.S. Treasury notes, levered and unlevered betas for CTWS and the selected publicly traded companies identified above, market risk premium and tax rates.

This analysis indicated the following range of implied equity value per share for the CTWS common stock, rounded to the nearest $0.25.

CTWS Implied Equity Value Per Share
Low	High
$46.25	$70.00

The range of implied equity values per share for the CTWS common stock was compared to (1) the closing price per share of CTWS common stock of $51.18 on March 9, 2018 and (2) the implied value of the merger consideration of $61.36 per share based on the exchange ratio of 1.1375 per share and the closing price per share of SJW common stock of $53.94 on March 9, 2018.

Other Information

Historical Trading Range

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the CTWS common stock for the 52-week period ending March 9, 2018, which was $48.86 per share to $65.04 per share, and compared that to (1) the closing price per share of CTWS common stock of $51.18 on March 9, 2018 and (2) the implied value of the merger consideration of $61.36 per share based on the exchange ratio of 1.1375 per share and the closing price per share of SJW common stock of $53.94 on March 9, 2018.

Analyst Price Targets

For reference only and not as a component of its fairness analysis, J.P. Morgan also reviewed certain publicly available equity research analyst share price targets for the CTWS common stock and noted that the range of such price targets was $53.00 per share to $64.00 per share, and compared that to (1) the closing price per share of CTWS common stock of $51.18 on March 9, 2018 and (2) the implied value of the merger consideration of $61.36 per share based on the exchange ratio of 1.1375 per share and the closing price per share of SJW common stock of $53.94 on March 9, 2018.

Analysis of SJW

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of SJW with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to SJW. The companies selected by J.P. Morgan were as follows:

•	American Water Works Company, Inc.

•	Aqua America, Inc.

•	California Water Service Group

•	American States Water Company

•	CTWS

•	Middlesex Water Company

•	The York Water Company

•	Artesian Resources Corporation

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of SJW based on business sector participation, financial metrics and form of operations. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect SJW.

For each company listed above, J.P. Morgan calculated and compared the 2018E P/E Multiple and 2019E P/E Multiple based on FactSet market prices, Institutional Brokers’ Estimate System consensus estimates, equity analyst research reports and other publicly available information as of March 9, 2018. In addition, with respect to SJW, J.P. Morgan also calculated and compared the 2018E P/E Multiple and 2019E P/E Multiple based on the SJW projections (as defined below under the section entitled “— Miscellaneous — Financial Forecasts Regarding SJW and CTWS”).

Results of the analysis are as follows:

	2018E P/E Multiple	2019E P/E Multiple
American Water Works Company, Inc.	24.9x	23.1x
Aqua America, Inc.	24.0x	22.8x
California Water Service Group	26.6x	24.9x
American States Water Company	28.9x	27.4x
CTWS	22.0x	21.0x
Middlesex Water Company	21.4x	20.6x
The York Water Company	31.0x	29.5x
Artesian Resources Corporation	22.3x	21.7x
Overall median	24.5x	22.9x
Overall mean	25.1x	23.9x
SJW (consensus)	21.4x	19.8x
SJW (management)	26.7x	24.7x

Based on the results of this analysis and J.P. Morgan’s professional judgment, J.P. Morgan selected a multiple reference range of 21.5x – 31.0x for P/E for calendar year 2018 and a multiple reference range of 20.5x – 29.5x for P/E for calendar year 2019.

After applying such ranges to the respective estimated 2018 EPS and estimated 2019 EPS for SJW, the analysis indicated the following ranges of implied equity value per share for the SJW common stock (rounded to the nearest $0.25):

Public Trading Multiples Analysis	2018E	2019E
	$43.50 – $62.50	$44.75 – $64.50

The ranges of implied equity value per share for SJW were compared to the closing price per share of SJW common stock of $53.94 on March 9, 2018.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the SJW common stock.

J.P. Morgan calculated the present value of unlevered free cash flows for SJW (i) for the calendar years 2018 through 2022 using unlevered free cash flows that were based upon the SJW projections and were reviewed and approved by the management of SJW for use by J.P. Morgan in connection with its financial analyses and rendering its fairness opinion and (ii) for the calendar years 2023 through 2027 using unlevered free cash flows that were derived from a rate base model and were reviewed and approved by the management of SJW in connection with J.P. Morgan’s financial analyses and rendering its fairness opinion. J.P. Morgan also calculated a range of terminal values for SJW at December 31, 2027 by applying a terminal growth rate ranging from 1.25% to 1.75% to the unlevered free cash flows of SJW for calendar year 2027, which were adjusted by the management of SJW for valuation purposes. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 5.25% to 5.75%. The present values were then adjusted for SJW’s 2017 fiscal year end total debt and cash to derive implied equity values for SJW. The discount rate range was based upon J.P. Morgan’s analysis of the weighted average cost of capital for SJW determined by applying the Capital Asset Pricing Model and based on considerations J.P. Morgan deemed relevant in its professional judgment and experience, including target capital structures, yields for U.S. Treasury notes, levered and unlevered betas for SJW and the selected publicly traded companies identified above, market risk premium and tax rates.

This analysis indicated the following range of implied equity value per share for the SJW common stock, rounded to the nearest $0.25.

SJW Implied Equity Value Per Share
Low	High
$40.75	$62.00

The range of implied equity values per share for the SJW common stock was compared to the closing price per share of SJW common stock of $53.94 on March 9, 2018.

Other Information

Historical Trading Range

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the SJW common stock for the 52-week period ending March 9, 2018, which was $45.39 per share to $69.29 per share, and compared that to the closing price per share of SJW common stock of $53.94 on March 9, 2018.

Analyst Price Targets

For reference only and not as a component of its fairness analysis, J.P. Morgan also reviewed certain publicly available equity research analyst share price targets for the SJW common stock and noted that such price target was $63.00 per share, and compared that to the closing price per share of SJW common stock of $53.94 on March 9, 2018.

Relative Value Analysis

Based upon the implied equity values per share for CTWS and SJW calculated above in “— Analysis of CTWS — Public Trading Multiples Analysis,” “— Analysis of CTWS — Discounted Cash Flow Analysis,” “— Analysis of SJW — Public Trading Multiples Analysis,” and “— Analysis of SJW — Discounted Cash Flow Analysis,” J.P. Morgan calculated a range of implied exchange ratios based on a comparison of a share of CTWS common stock to a share of SJW common stock, as shown in the table below. For each comparison, J.P. Morgan divided the highest equity value per share for CTWS by the lowest equity value per share for SJW to derive the highest exchange ratio implied by each set of reference ranges. J.P. Morgan also divided the lowest equity value per share for CTWS by the highest equity value per share for SJW to derive the lowest exchange ratio implied by each set of reference ranges. The implied exchange ratios resulting from J.P. Morgan’s analysis were:

Range of Implied Exchange Ratios
	Low	High
Public Trading Multiples Analysis
2018E	0.800x	1.661x
2019E	0.764x	1.587x
Discounted Cash Flow Analysis	0.746x	1.718x

The implied exchange ratios for CTWS and SJW were compared to (1) the exchange ratio of .9488 of a share of SJW common stock for a share of CTWS common stock, based on the respective closing prices per share on March 9, 2018 and (2) the proposed exchange ratio of 1.1375 shares of SJW common stock for a share of CTWS common stock in the merger.

Intrinsic Value Creation Analysis

J.P. Morgan conducted an illustrative implied intrinsic value creation analysis, based on the SJW projections and the CTWS projections, that compared the implied equity value per share of SJW common stock derived from a discounted cash flow valuation on a standalone basis to the implied equity value per share attributable to the existing holders of SJW common stock in the pro forma combined company.

J.P. Morgan determined the implied total equity value attributable to the existing holders of SJW common stock in the pro forma combined company (the “Implied Value to Holders of SJW Common Stock”) by calculating (a) the sum of (i) the implied equity values of SJW common stock and CTWS common stock using the midpoint values determined pursuant to J.P. Morgan’s discounted cash flow analyses described above and (ii) the estimated present value of the Synergies, which were discounted to present value using a 5.50% discount rate and a 0.0% terminal growth rate, multiplied by (b) the equity ownership percentage of the pro forma combined company attributable to the existing holders of SJW common stock pursuant to the merger. J.P. Morgan then determined the implied equity value attributable to the existing holders of SJW common stock in the pro forma combined company on a per share basis by dividing the Implied Value to Holders of SJW Common Stock by the number of SJW shares outstanding, as provided by management of SJW. The analysis indicated that, on an illustrative basis, the merger created hypothetical incremental implied value per share to the holders of SJW common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of SJW or CTWS. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to SJW or CTWS. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of SJW and CTWS. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to SJW and CTWS.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise SJW with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with SJW, CTWS and the industries in which they operate.

For services rendered in connection with the merger (including the delivery of its opinion), SJW agreed to pay J.P. Morgan certain fees, which are payable in installments as follows: (i) $1.5 million, upon the delivery of a fairness opinion by J.P. Morgan, (ii) a fee equal to $2.5 million upon receipt of the upon receipt of approval by the stockholders of SJW of the issuance of shares of SJW common stock in the merger and the SJW certificate of incorporation amendment and (iii) a fee equal to $3.5 million upon the consummation of the merger. Also, at its sole discretion, SJW may pay J.P. Morgan a discretionary fee of $2.5 million based on its evaluation of J.P. Morgan’s performance under the engagement letter, upon the consummation of the merger. In addition, SJW has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have not had any other material financial advisory or other material commercial or investment banking relationships with SJW or CTWS. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of SJW or CTWS for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Financial Forecasts Regarding SJW and CTWS

The management forecasts furnished to J.P. Morgan by SJW regarding SJW for the fiscal years ending December 31, 2018 through December 31, 2022 were prepared by the management of SJW (the “SJW projections”) and were reviewed and approved by the management of SJW for use by J.P. Morgan in connection with its financial analyses and rendering its fairness opinion (see the section entitled “Unaudited Financial Forecasts — Certain Financial Projections Utilized by the SJW Board of Directors and SJW’s Financial Advisor” beginning on page 116 of this joint proxy statement/prospectus for more information). The management forecasts furnished to J.P. Morgan by SJW regarding CTWS were prepared by the management of CTWS and were reviewed and approved by the management of SJW for use by J.P. Morgan in connection with its financial analyses and rendering its fairness opinion (see the section entitled “Unaudited Financial Forecasts — Certain Financial Projections Utilized by the CTWS Board of Directors and CTWS’s Financial Advisor” beginning on page 119 of this joint proxy statement/prospectus for more information). The estimated Synergies furnished to J.P. Morgan were prepared by the management of SJW and were reviewed and approved by the management of SJW for use by J.P. Morgan in connection with its financial analyses and in rendering its fairness opinion (see the section entitled “Unaudited Financial Forecasts — Certain Financial Projections Utilized by the SJW Board of Directors and SJW’s Financial Advisor” beginning on page 116 of this joint proxy statement/prospectus for more information). Neither SJW nor CTWS publicly discloses long-term projections as to future revenues, earnings or other results of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such forecasts were not prepared with a view toward public disclosure or soliciting proxies. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of SJW and CTWS, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. As a result, actual results may differ materially from those contained in the financial projections. For more information regarding the use of forecasts, please refer to the sections entitled “— Unaudited Financial Forecasts — Certain Financial Projections Utilized by the SJW Board of Directors and SJW’s Financial Advisor” beginning on page 116 in this joint proxy statement/prospectus.

CTWS’s Reasons for the Merger; Recommendation of the CTWS Board of Directors

The CTWS board of directors and CF&I committee held multiple meetings after receiving SJW’s proposal on December 8, 2017 during which SJW’s proposal and other strategic alternatives available to CTWS were evaluated and considered. CTWS’s outside legal counsel, Sullivan & Cromwell, and financial advisor, Wells Fargo Securities, participated in portions of many of such meetings. At certain of these meetings, the CTWS board of directors met in executive session without management or any advisors present.

After careful consideration, at a meeting held on March 14, 2018, the CTWS board of directors unanimously (i) determined that the merger agreement and the consummation of the transactions contemplated thereby, including the merger, are in the best interests of CTWS and its shareholders, (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The CTWS board of directors also unanimously recommended that CTWS shareholders approve the merger agreement at the CTWS special meeting.

In the course of evaluating the merger and reaching its decision to approve the merger agreement and recommend that its shareholders approve the merger agreement, the CTWS board of directors consulted with CTWS management and legal and financial advisors and considered a number of factors, both positive and negative, and a substantial amount of information.

The CTWS board of directors considered the following principal factors that weighed positively in favor of its decision to approve and recommend the merger:

Economic Terms of the Transaction

•	the value to be received by CTWS shareholders in the merger, including the fact that the per share value implied by the exchange ratio represented a premium over the trading price of CTWS common stock of approximately 18% on March 14, 2018;

•	the material improvement in the exchange ratio, premium offered by SJW and resulting pro forma ownership stake in the combined company for CTWS shareholders as compared to the exchange ratio in SJW’s initial December 8, 2017 proposal of 1.0 share of SJW common stock per share of CTWS common stock, which had represented a premium over the trading price of CTWS common stock of approximately 11.2%;

•	CTWS shareholders will own approximately 40% of the combined company immediately following completion of the merger and with the opportunity to continue to participate in the future earnings and expected growth of the combined company and any future appreciation in the equity value of the combined company’s common stock;

•	the oral opinion of Wells Fargo Securities delivered to the CTWS board of directors, which was confirmed by delivery of a written opinion dated March 14, 2018, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of CTWS common stock, other than the excluded shares, as more fully described below under the section entitled “— Opinion of CTWS’s Financial Advisor — Opinion of Wells Fargo Securities, LLC” beginning on page 110 of this joint proxy statement/prospectus. The full text of the written opinion of Wells Fargo Securities, dated March 14, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus;

•	the fact that the merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes, with the result that a U.S. holder of CTWS common stock generally would not recognize any gain or loss upon receipt of SJW common stock in exchange for CTWS common stock in the merger, except with respect to cash received in lieu of fractional shares of SJW common stock;

Financial Characteristics of the Combined Company

•	the merger is expected to be approximately 3% to 7% annually accretive on an earnings per share basis for the years 2019 through 2022, as compared to CTWS’s expected stand-alone earnings per share for such years, based on forecasts prepared by CTWS management and SJW management as of February 14, 2018 and February 9, 2018, respectively, which reflected the impact of the CPUC’s proposed decision on SJW’s authorized return on equity, issued on February 6, 2018 (after reflecting the revised forecasts prepared by SJW management to reflect the CPUC’s final decision issued on March 22, 2018, the merger is expected to be approximately 5% to 10% annually accretive on an earnings per share basis for the years 2019 through 2022, as compared to CTWS’s expected stand-alone earnings per share for such years);

•	upon completion of the merger and subject to market conditions and board approval at the time, the combined company is expected to establish a dividend at least equivalent to SJW’s announced 2018 annual dividend of $1.12 per share, which represents an immediate dividend increase of approximately 7% for CTWS shareholders, when adjusted for the exchange ratio, based on an annualized quarterly cash dividend of $0.2975 per share of CTWS common stock;

•	the combined company is expected to have total assets of approximately $2.4 billion and benefit from a robust balance sheet, improved cash flow stability and diversity and enhanced financial flexibility, which is expected to result in increased capital markets access yielding a lower cost of capital and a strong credit profile, better enabling the combined company to compete for attractive growth opportunities on a national level;

•	the merger will result in the combined company’s earnings being derived from more diversified operations from both a geographic and regulatory perspective;

•	the belief that the combined company will be able to achieve meaningful earnings growth based on the five-year projected financial plans prepared by CTWS management for CTWS as a standalone company, the five-year projected financial plans prepared by SJW management for SJW as a standalone company, and the pro forma financial projections for the combined company, in each case as summarized under “Unaudited Financial Forecasts” beginning on page 116 of this joint proxy statement/prospectus;

•	the merger preserves optionality for CTWS and SJW to sell the combined company at a later date from a stronger position, if and when the board of directors of the combined company determines that it is in the best interests of the combined company and its stockholders to do so;

•	the CTWS board of directors’ knowledge of CTWS’s business, financial condition, results of operations and prospects, as well as SJW’s business, financial condition, results of operations and prospects, taking into account the results of CTWS’s due diligence review of SJW;

Operational Considerations for CTWS

•	the combination of CTWS’s portfolio of regulated utilities in Connecticut and Maine and SJW’s portfolio of regulated utilities in California and Texas is expected to create the third largest investor- owned water and wastewater utility in the United States, based on pro forma enterprise value (such pro forma enterprise value being based on the closing share prices of CTWS and SJW at market close on March 14, 2018 and the exchange ratio) and combined rate base;

•	the combined company will have an increased market capitalization, an expanded market presence, a diversified investor base, increased scale and a greater geographic footprint, providing opportunities for the combined company to grow the business, compete more effectively in its industry and make investments in service and reliability that can enhance value for shareholders, customers and communities;

•	the expected benefits to CTWS shareholders from gaining access to attractive and high growth water utility markets in California and Texas, reflecting discussions among the members of the CTWS board of directors referencing 2016 statistics demonstrating that (i) the gross domestic product growth for the San Jose, California and San Antonio, Texas metropolitan areas was 5.9% and 3.1%, respectively, as compared to 1.5% for the United States as a whole, and (ii) the population of each of San Jose, California and San Antonio, Texas grew by 10,200 and 47,900, respectively;

•	customer and shareholder benefits are expected to be achieved through the reduction of public company costs, enhanced information technology services systems and procurement benefits, including the fact that the combined company is expected to be able to cost effectively implement updated customer service tools across Connecticut and Maine utility operations by leveraging the more sophisticated information services and technology systems that have been established at SJW;

•	the commitment of the combined company to maintain CTWS’s and SJW’s historic levels of charitable contributions and strong community ties, including participating in community events and organizations, with continued focus on supporting economic development with investments in growth, safety and reliability;

•	the belief that the combined company will benefit from the broader set of skills and proven operational track records of CTWS’s and SJW’s respective leadership teams and employees;

•	the fact that the CTWS board of directors had considered certain alternatives to the merger, including continuing to operate as an independent public company, including making strategic acquisitions, pursuing business combination transactions with a strategic partner or a whole-company sale of CTWS;

•	the challenges that the CTWS board of directors believes CTWS would face in the future as an independent public water utility company of its size based on its knowledge of economic and industry conditions;

Governance Terms of the Transaction

•	the structure of the transaction as a merger of equals, including the following governance provisions more fully described under the section entitled “— Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus:

•	the combined company’s headquarters will be located in San Jose, California, with the New England headquarters located in Clinton, Connecticut;

•	the combined company’s board of directors will have five directors designated by CTWS and seven directors designated by SJW;

•	the lead independent director of the combined company’s board of directors will be a CTWS designee;

•	the directors designated by CTWS will have the exclusive authority of the combined company’s board of directors to nominate directors for election to fill the board seats designated to the CTWS continuing directors in connection with each stockholders meeting to elect directors through December 31, 2020;

•	the directors designated by CTWS will have the exclusive authority of the combined company’s board of directors to fill vacancies in the board seats designated to the CTWS continuing directors until the termination of the term of office that commences following the annual meeting to elect directors during the calendar year ended December 31, 2020;

•	Mr. Benoit will serve as the president of the New England Region, overseeing Combined SJW’s New England operations, and The Connecticut Water Company, through December 31, 2020;

•	the aforementioned governance rights related to the combined company’s board of directors and Mr. Benoit’s position in the combined company can only be amended by a supermajority vote of 75% of the combined company’s board of directors;

•	Mr. Thornburg, the former chief executive officer of CTWS whom CTWS views favorably, will serve as the chairman, chief executive officer and president of the combined company; and

•	additional officers of CTWS will serve in significant roles at the combined company;

•	the belief that the proposed leadership team of the combined company, and the corporate cultures and goals of CTWS and SJW, are closely aligned in their commitment to serving customers, communities, employees, shareholders and the environment;

•	CTWS employees will have additional opportunities for career development and geographic mobility following the completion of the merger as part of a larger and more diverse organization, and SJW does not anticipate any significant changes in employee compensation or benefits packages as a result of the transaction;

Other Transaction Terms

•	the general terms of the merger agreement, including the representations, warranties, obligations and rights of the parties under the merger agreement, the conditions to each party’s obligations to complete the merger, and the circumstances under which each party is permitted to terminate the merger agreement, as described in more detail under the section entitled “The Merger Agreement” beginning on page 143 of this joint proxy statement/prospectus;

•	the belief that all regulatory approvals required to consummate the merger are capable of being obtained on the terms set forth in the merger agreement, as described in more detail under the section entitled “Regulatory Clearances Required for the Merger” beginning on page 137 of this joint proxy statement/prospectus;

•	the fact that CTWS is not required to take any action that would result in a “Regulatory Material Adverse Effect,” as defined in the merger agreement, in order to obtain the regulatory approvals required to consummate the merger;

•	the fact that CTWS shareholders will have an opportunity to vote on the approval of the merger agreement;

•	the fact that SJW is obligated to pay CTWS a termination fee of $42.5 million in certain circumstances as summarized under the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 162 of this joint proxy statement/prospectus;

•	the fact that SJW is obligated to reimburse CTWS for certain fees and expenses up to $5 million if SJW fails to obtain the approvals of its stockholders required in connection with the merger as summarized under the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 162 of this joint proxy statement/prospectus;

•	the fact that, in certain circumstances, the CTWS board of directors has the right under the merger agreement, subject to certain conditions (including certain rights of SJW to match a superior proposal and payment by CTWS of a termination fee), to terminate the merger agreement or withdraw its recommendation to CTWS shareholders that they adopt the merger agreement as summarized under the sections entitled “The Merger Agreement — Changes in Board Recommendations” and “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on pages 152 and 162, respectively, of this joint proxy statement/prospectus; and

•	the fact that SJW and certain of its stockholders beneficially owning, in the aggregate, approximately 16% of the outstanding shares of SJW common stock entered into agreements pursuant to which, subject to certain conditions, such SJW stockholders have agreed to vote shares controlled by them in favor of the matters to be submitted for approval of SJW stockholders at the SJW special meeting, as described in more detail under the section entitled “— SJW Voting and Support Agreements” beginning on page 141 of this joint proxy statement/prospectus.

The CTWS board of directors also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the merger, including:

•	the exchange ratio of 1.1375 shares of SJW common stock per outstanding share of CTWS common stock is fixed and will not adjust upwards to compensate for declines, or downwards to compensate for increases, in SJW’s stock price prior to completion of the merger, which could impact the value of the SJW common stock that CTWS shareholders will receive in the merger;

•	the fact that the designees from the CTWS board of directors will represent less than half of the members of the combined company’s board of directors;

•	the risks inherent to SJW’s business and operations;

•	the challenges inherent in combining the businesses, operations and workforces of CTWS and SJW based on their size, geographic diversity and complexity, including: (i) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (ii) unforeseen difficulties in integrating and retaining management and employees;

•	the fact that forecasts of future results of operations are necessarily estimates based on assumptions, and the risk that the anticipated benefits of the merger might not be realized;

•	the substantial costs to be incurred in connection with the merger, including the transaction expenses arising from the merger and any costs of integrating the businesses and operations of CTWS and SJW;

•	the potential effect of the announcement and pendency of the merger, or the failure to complete the merger, on CTWS’s business and its relationships with shareholders, customers, employees, regulators and the communities it serves;

•	the risk of losing key CTWS or SJW employees during the pendency of the merger and following consummation of the merger;

•	the risk that governmental entities may not approve the merger or may impose conditions on CTWS or SJW in order to gain approval for the merger that adversely impact the combined company or its ability to realize the anticipated benefits of the merger;

•	the possibility that the merger might not be completed, or that completion might be unduly delayed, for reasons beyond CTWS’s or SJW’s control, whether or not the requisite approvals are obtained from CTWS shareholders and SJW stockholders;

•	the potential for negative regulatory outcomes for the combined company in Connecticut, Maine, California and/or Texas following the merger;

•	the covenants in the merger agreement placing restrictions on the conduct of CTWS’s business during the period between the signing of the merger agreement and the completion of the merger, which, subject to specific exceptions, could delay or prevent CTWS from undertaking capital expenditures and business opportunities it would otherwise undertake absent the pending merger as summarized under the section entitled “The Merger Agreement — Conduct of Business Pending the Effective Time” beginning on page 147 of this joint proxy statement/prospectus;

•	the risk that the terms of the merger agreement, including certain reciprocal provisions relating to the payment of termination fees under certain circumstances, may have the effect of discouraging alternative acquisition proposals from parties that would otherwise be interested in a transaction with CTWS;

•	the fact that, in certain circumstances, the SJW board of directors has the right under the merger agreement, subject to certain conditions (including certain rights of CTWS to match a superior proposal and payment by SJW of a termination fee), to terminate the merger agreement or withdraw its recommendation to SJW stockholders that they approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and adopt the amendment to SJW’s certificate of incorporation as summarized under the section entitled “The Merger Agreement — Changes in Board Recommendations” beginning on page 152 of this joint proxy statement/prospectus;

•	the fact that CTWS is obligated to pay SJW a termination fee of $28.1 million in certain circumstances as summarized under the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 162 of this joint proxy statement/prospectus;

•	the fact that CTWS is obligated to reimburse SJW for certain fees and expenses up to $5 million if CTWS fails to obtain the approval by its shareholders of the merger agreement as summarized under the section entitled “The Merger Agreement — Expenses and Termination Fees; Liability for Breach” beginning on page 162 of this joint proxy statement/prospectus;

•	the absence of appraisal rights for CTWS shareholders; and

•	the risks of the type and nature described under the section entitled “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus.

The CTWS board of directors was also apprised of certain interests in the merger of CTWS’s directors and executive officers that may be different from, or in addition to, the interests of CTWS shareholders generally as discussed in “— Interests of CTWS Directors and Executive Officers in the Merger.”

After careful consideration of the Eversource proposal as compared to the planned merger of equals with SJW, at a meeting held on April 19, 2018, the non-employee directors of the CTWS board of directors unanimously reaffirmed its recommendation that CTWS shareholders approve the merger agreement at the CTWS special meeting. In the course of reaching its decision to reaffirm its recommendation, the CTWS board of directors consulted with CTWS management and legal and financial advisors and considered a number of factors and a substantial amount of information.

The reasons that the CTWS board of directors continues to believe that the planned merger of equals with SJW is in the best interests of CTWS shareholders and has significant long-term benefits for CTWS’s customers, employees and communities, include, among other things, that:

•	the 1.1375 exchange ratio and stock consideration provide CTWS shareholders with a significant premium of approximately 21% based on SJW’s stock price on April 19, 2018 and CTWS’s unaffected stock price on March 14, 2018, as compared to the average premium of 5% for merger of equals transactions in the utility industry since 2005 (excluding the planned merger of equals with SJW), and also provides CTWS shareholders with the opportunity for continued substantial value creation. In contrast, Eversource’s proposal of $63.50 per share would constitute an actual or effective sale of CTWS but represented the same premium to CTWS shareholders of approximately 21% based on CTWS’s unaffected stock price on March 14, 2018, and was lower than CTWS’s closing stock price of $64.53 on April 19, 2018;

•	the planned merger of equals is expected to be immediately accretive to CTWS’s standalone earnings per share, achieving high-single digit accretion in the first fiscal year post-closing and maintaining mid- to high-single digit accretion over the next few years;

•	the combination of CTWS and SJW will create the third largest investor-owned water and wastewater utility in the United States with an enhanced growth platform and expanded rate base as a result of increased scale, geographic diversity and a strong financial foundation;

•	SJW has, and the combined company is expected to have, a robust stable dividend that represents an immediate dividend uplift of approximately 7% for CTWS shareholders, when adjusted for the agreed exchange ratio;

•	the combined company will be led by an experienced board of directors and leadership team with a record of strategic execution, superior value creation and regional focus; and

•	the merger with SJW will maintain CTWS’s longstanding commitments to outstanding customer service, which will be enhanced by sharing of best practices, operational expertise and more extensive resources.

Further, in considering the Eversource proposal, the CF&I committee discussed the financial and strategic benefits of the planned merger of equals with SJW as compared to the Eversource proposal, including, among other things, that:

•	the planned merger of equals with SJW is expected to create greater value for CTWS and its shareholders than pursuing the Eversource proposal, noting that over the past five years, CTWS has delivered a 154 percent total return to CTWS shareholders compared to only 57 percent for Eversource over the same period;

•	the planned merger of equals with SJW presents CTWS shareholders with the opportunity to benefit from enhanced future growth prospects, financial strength and a compelling total return profile for the pro forma combined company, while allowing CTWS shareholders to maintain their investment in a pure-play water utility company; and

•	CTWS shareholders will maintain a meaningful ownership position (approximately 40%) in the combined pure-play water company and continue to benefit from a proven management team who has a record of delivering superior value creation and world-class customer service that supports strong operations and regulatory relationships.

This discussion of the information and factors considered by the CTWS board of directors in reaching its conclusions and recommendation summarizes the material factors considered by the CTWS board of directors, but is not intended to be exhaustive or presented in any relative order of importance. In view of the wide variety of factors considered in connection with its evaluation of the planned merger of equals and the complexity of these matters, the CTWS board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to recommend that CTWS shareholders vote in favor of the proposal to approve the merger agreement. In addition, individual members of the CTWS board of directors may have given differing weights to different factors. The CTWS board of directors conducted an overall review of the factors described above and based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the matters described in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 29 of this joint proxy statement/prospectus.

The CTWS board of directors unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CTWS and its shareholders. The CTWS board of directors unanimously recommends that CTWS shareholders vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between CTWS and its named executive officers relating to the merger and “FOR” the proposal to adjourn the CTWS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement.

Opinion of CTWS’s Financial Advisor — Opinion of Wells Fargo Securities, LLC

Pursuant to an engagement letter dated January 27, 2017, CTWS retained Wells Fargo Securities as the financial advisor to the CTWS board of directors in connection with a review of potential strategic alternatives, which would include a potential transaction with SJW.

On March 14, 2018, Wells Fargo Securities rendered its oral opinion to the CTWS board of directors, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date, that, as of March 14, 2018, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of CTWS common stock, other than the excluded shares.

Wells Fargo Securities’ opinion was for the information and use of the CTWS board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of CTWS common stock, other than the excluded shares, of the exchange ratio in the proposed merger pursuant to the merger agreement and did not address any other aspect or implication of the proposed merger. The summary of Wells Fargo Securities’ opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the CTWS board of directors or any holder of CTWS common stock as to how such holder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, dated March 13, 2018, of the merger agreement;

•	reviewed certain publicly available business and financial information relating to CTWS and SJW;

•	reviewed certain other information relating to CTWS and SJW, including financial forecasts for CTWS for the fiscal years ending December 31, 2018 through December 31, 2022 prepared by CTWS management (the “CTWS projections”), which were provided to Wells Fargo Securities and approved by CTWS management, the SJW projections, which were provided to Wells Fargo Securities and approved by CTWS management for use in Wells Fargo Securities’ opinion;

•	discussed with the managements of CTWS and SJW the respective businesses and prospects of CTWS and SJW;

•	compared certain financial and stock market data of CTWS and certain financial data of SJW with similar data for other companies with publicly traded equity securities in businesses that Wells Fargo Securities deemed relevant; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities did not independently verify any of the foregoing information, and Wells Fargo Securities assumed and relied upon such information being complete and accurate in all respects. Wells Fargo Securities was advised, and at CTWS’s direction, assumed, that the CTWS projections and the SJW projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of CTWS and SJW as to the respective future financial performance of CTWS and SJW. At CTWS’s direction, Wells Fargo Securities further assumed that the CTWS projections and SJW projections were a reasonable basis upon which to evaluate CTWS, SJW and the proposed merger and used and relied upon such forecasts for purposes of its analyses and opinion. Wells Fargo Securities expressed no view or opinion with respect to the CTWS projections and the SJW projections or the assumptions upon which they were based.

Neither CTWS nor SJW publicly discloses internal management projections of the type provided to Wells Fargo Securities in connection with Wells Fargo Securities’ analysis of the proposed merger, and the CTWS projections and SJW projections were not prepared with a view toward public disclosure. The CTWS projections and SJW projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the CTWS projections and SJW projections. For more information regarding the use of the CTWS projections and SJW projections, please refer to the section entitled “— Unaudited Financial Forecasts — Certain Financial Projections Utilized by the CTWS Board of Directors and CTWS’s Financial Advisor” beginning on page 119 of this joint proxy statement/prospectus.

For purposes of its analyses and opinion, Wells Fargo Securities, at CTWS’s direction, assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the proposed merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CTWS, SJW or the contemplated benefits of the proposed merger that was material to Wells Fargo Securities’ analyses or opinion. Wells Fargo Securities also assumed that the proposed merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that was material to its analyses or opinion and that the final form of the merger agreement would not differ from the draft reviewed by Wells Fargo Securities in any respect material to its analyses or opinion. In addition, Wells Fargo Securities was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CTWS or SJW, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not undertake any independent analysis of any potential or actual litigation or claims, regulatory action, possible unasserted claims or other contingent assets or liabilities, to which CTWS or SJW was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which CTWS or SJW was or may have been a party or was or may have been subject.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of CTWS common stock, other than the excluded shares, of the exchange ratio in the proposed merger pursuant to the merger agreement and did not address any other aspect or implication (financial or otherwise) of the proposed merger, or any other agreement, arrangement or understanding entered into in connection with the proposed merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the proposed merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice. Wells Fargo Securities assumed that CTWS had or would obtain such advice or opinions from appropriate professional sources.

Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the proposed merger as compared to any alternative transactions or strategies that might have been available to CTWS, nor did it address the underlying business decision of the CTWS board of directors or CTWS to proceed with or effect the proposed merger. Wells Fargo Securities also did not express any opinion as to the price at which the CTWS common stock or the SJW common stock may be traded at any time.

Financial Analyses

In preparing its opinion to the CTWS board of directors, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.

In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo Securities’ analyses is identical to CTWS or SJW and an evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of CTWS or SJW.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.

Wells Fargo Securities’ opinion was only one of many factors considered by the CTWS board of directors in evaluating the proposed merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the exchange ratio or of the views of the CTWS board of directors or management with respect to the proposed merger or the exchange ratio. The type and amount of consideration payable in the proposed merger were determined through negotiations between CTWS and SJW, and the decision to enter into the merger agreement was solely that of the CTWS board of directors.

The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the CTWS board of directors on March 14, 2018. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting, each analysis, could create an incomplete view of Wells Fargo Securities’ analyses.

The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies and the estimates of the future financial performance of CTWS and SJW relied upon for the financial analyses described below were based on the CTWS projections and the SJW projections, respectively.

Selected Companies Analysis

Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected companies used in Wells Fargo Securities’ analyses is identical to CTWS or SJW. The selected companies were selected by Wells Fargo Securities because they are comparably-sized, U.S. investor-owned public regulated water utilities and were deemed by Wells Fargo Securities similar to CTWS and SJW in one or more respects, including, among other things, services offered, customers, end-markets and financial performance.

The financial data reviewed for CTWS and SJW included:

•	the price as a multiple of the estimated earnings per share for the calendar year ending December 31, 2018, or “2018E EPS”; and

•	the price as a multiple of the estimated earnings per share for the calendar year ending December 31, 2019, or “2019E EPS.”

CTWS

For CTWS, the selected companies and median, mean, high and low of such financial data for the selected companies were:

•	American States Water Company

•	Artesian Resources Corporation

•	California Water Service Group

•	Middlesex Water Company

•	SJW Group

•	The York Water Company

	Minimum	Mean	Median	Maximum
2018E EPS	22.5x	26.5x	26.5x	30.5x
2019E EPS	20.6x	24.8x	24.8x	28.4x

Taking into account the results of the selected companies analysis, Wells Fargo Securities applied multiple ranges of 22.5x to 27.0x to CTWS’s 2018E EPS and 20.5x to 25.0x to CTWS’s 2019E EPS. The selected companies analysis indicated the following implied price per share reference ranges for CTWS common stock:

	Implied Price per Share
	Low	High
2018E EPS	$52.39	$62.87
2019E EPS	$49.32	$60.15

The implied price per share reference ranges were then compared to CTWS’s closing price per share of $52.19 as of March 13, 2018 and the implied offer price per share of $61.62, based on the proposed exchange ratio of 1.1375x.

SJW

For SJW, the selected companies and median, mean, high and low of such financial data for the selected companies were:

•	American States Water Company

•	Artesian Resources Corporation

•	California Water Service Group

•	Connecticut Water Service, Inc.

•	Middlesex Water Company

•	The York Water Company

	Minimum	Mean	Median	Maximum
2018E EPS	22.4x	25.7x	24.7x	30.5x
2019E EPS	20.6x	24.3x	23.7x	28.4x

Taking into account the results of the selected companies analysis, Wells Fargo Securities applied multiple ranges of 22.5x to 28.0x to SJW’s 2018E EPS and 20.5x to 26.0x to SJW’s 2019E EPS. The selected companies analysis indicated the following implied price per share reference ranges for SJW common stock:

	Implied Price per Share
	Low	High
2018E EPS	$45.44	$56.54
2019P EPS	$44.82	$56.85

The implied price per share reference ranges were then compared to SJW’s closing price per share of $54.17 as of March 13, 2018.

Discounted Cash Flow Analysis

Wells Fargo Securities performed a discounted cash flow analysis for each of CTWS and SJW by calculating the estimated net present value (as of January 1, 2018) of the projected unlevered free cash flows of each of CTWS and SJW for the calendar years ending December 31, 2018 through December 31, 2022, based on the CTWS projections and the SJW projections, respectively. Unlevered free cash flows were calculated as EBITDA (earnings before interest, taxes, depreciation and amortization) less cash taxes, capital expenditures and increases in net working capital.

CTWS

For CTWS’s discounted cash flow analysis, Wells Fargo Securities applied a perpetuity growth rate of 1.50% and discount rates ranging from 5.65% to 6.70%, which were chosen by Wells Fargo Securities based on its experience and professional judgment taking into account an analysis of CTWS’s weighted average cost of capital. The discounted cash flow analysis indicated the following implied price per share reference range for CTWS common stock:

	Implied Price per Share
	Low	High
Discounted Cash Flow Analysis	$40.42	$61.38

The implied price per share reference range was then compared to CTWS’s closing price per share of $52.19 as of March 13, 2018 and the implied offer price per share of $61.62, based on the proposed exchange ratio of 1.1375x.

SJW

For SJW’s discounted cash flow analysis, Wells Fargo Securities applied a perpetuity growth rate of 2.00% and discount rates ranging from 6.21% to 6.93%, which were chosen by Wells Fargo Securities based on its experience and professional judgment taking into account an analysis of SJW’s weighted average cost of capital. The discounted cash flow analysis indicated the following implied price per share reference range for SJW common stock:

	Implied Price per Share
	Low	High
Discounted Cash Flow Analysis	$37.59	$50.26

The implied price per share reference range was then compared to SJW’s closing price per share of $54.17 as of March 13, 2018.

Exchange Ratio Analysis

Based upon the implied price per share for each of CTWS and SJW as described above under “— Selected Companies Analysis” and “— Discounted Cash Flow Analysis” and the fully diluted shares of CTWS common stock and SJW common stock, as provided by the managements of CTWS and SJW, respectively, Wells Fargo Securities calculated the implied exchange ratio reference ranges per share of CTWS common stock to a share of SJW common stock.

Wells Fargo Securities calculated the implied exchange ratios for CTWS by dividing the low end of each range of the implied price per share of CTWS common stock by the high end of each range of the implied price per share of SJW common stock and by dividing the high end of each range of the implied price per share of CTWS common stock by the low end of each range of the implied price per share of SJW common stock. The exchange ratio analysis indicated the following implied exchange ratio reference ranges for CTWS:

Implied Exchange Ratios
	Low/High	High/Low
Discounted Cash Flow Analysis	0.804x	1.633x
Selected Public Companies Analysis
2018E EPS	0.927x	1.384x
2019E EPS	0.868x	1.342x

The implied exchange ratio reference ranges were then compared to the proposed exchange ratio of 1.1375x.

Other Matters

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. CTWS retained Wells Fargo Securities as its financial advisor in connection with the proposed merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. CTWS has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $10.5 million, $2.0 million of which became payable to Wells Fargo Securities at the time Wells Fargo Securities delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed merger. Also, at its sole discretion, CTWS may pay Wells Fargo Securities a discretionary fee. In addition, CTWS has agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo Securities’ written opinion, neither Wells Fargo Securities nor its affiliates have had any other material investment, commercial banking or financial advisory relationships with CTWS or SJW. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of CTWS, SJW and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.

Unaudited Financial Forecasts

Certain Financial Projections Utilized by the SJW Board of Directors and SJW’s Financial Advisor

SJW does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with the SJW board of directors’ consideration of the proposed merger, the SJW projections were prepared by SJW management for the fiscal years 2018 through 2022. In addition, SJW management provided J.P. Morgan with estimates of the Synergies expected to result from the merger.

Specifically, SJW management estimated that the merger would result in approximately $2 million per year of Synergies from the elimination of public company and other related costs. In the case of CTWS, CTWS management prepared the CTWS projections for the fiscal years 2018 through 2022 for its board of directors (see section entitled “— Unaudited Financial Forecasts — Certain Financial Projections Utilized by the CTWS Board of Directors and CTWS’s Financial Advisor”), which were then provided to SJW. The SJW projections and the CTWS projections were independently prepared by SJW management and CTWS management, respectively, based on assumptions that SJW management or CTWS management, as applicable, believed to be reasonable at the time. The SJW projections and the CTWS projections were provided to the SJW board of directors and to SJW’s financial advisor for its use in connection with its financial analyses and rendering its opinion (see section “— Opinion of SJW’s Financial Advisor — Opinion of J.P. Morgan Securities LLC” beginning on page 94 of this joint proxy statement/prospectus).

The SJW projections and the CTWS projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with published guidelines of the SEC regarding forecasts, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or compliance with U.S. GAAP. In addition, neither the SJW projections nor the CTWS projections were prepared with the assistance of, or reviewed, compiled or examined by, an independent auditor. Neither SJW’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the SJW projections or the CTWS projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The KPMG LLP (“KPMG”) report incorporated by reference into this joint proxy statement/prospectus relates to SJW’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Although the SJW projections and the CTWS projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by SJW management and/or CTWS management, as applicable, that they believed were reasonable at the time the SJW projections and the CTWS projections were prepared, taking into account the relevant information available to SJW’s management or CTWS management, as applicable, at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the SJW projections and/or the CTWS projections not to be achieved include general economic conditions; changes in the general economic environment or social or political conditions that could affect the businesses; the effect of current or future water, utility, environmental and other governmental policies and regulations on SJW and CTWS or the industries in which they operate; SJW’s ability to achieve forecasted sales; accuracy of certain accounting estimates; changes in actual or projected cash flows; competitive pressures; reliance on and integration of information technology systems; the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs; the ability to hire and retain key personnel; the risk that the credit ratings of SJW and CTWS may be different from SJW’s expectations; the outcomes of any litigation; changes in tax laws; the risk that the anticipated tax treatment of the transaction is not obtained; litigation relating to the transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and the combined company’s ability to achieve some or all of the benefits expected to result from the elimination of duplicative public company and other related costs expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined company’s existing businesses. Neither the SJW projections nor the CTWS projections take into account any circumstances or events occurring after the date they were prepared. As a result, none of SJW, CTWS or their respective affiliates, officers, directors or other representatives can provide any assurance that actual results will not differ materially from the financial projections set forth below, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. The financial projections set forth below cover multiple years and such information by its nature becomes less predictive with each successive year. None of SJW, CTWS or their respective affiliates, officers, directors or other representatives has made or makes any representation to any stockholder or other person regarding SJW’s or CTWS’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved.

The financial projections set forth below were based on numerous variables and assumptions that are inherently uncertain and are beyond the control of SJW and CTWS. The SJW projections and the CTWS projections are subject to many risks and uncertainties, including, but not limited to, relating to SJW’s and CTWS’s businesses, regulatory decisions and the regulatory environment generally, industry performance and market conditions, interest rates and corporate financing activities, competition, general business and financial conditions, the effective tax rate and other factors described under “Special Note Regarding Forward-Looking Statements” beginning on page 29 of this joint proxy statement/prospectus, and “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus, all of which are subject to change. The financial projections set forth below also did not give effect to the merger. In addition, financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for SJW’s or CTWS’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared, including assumptions with respect to the future prices of water. SJW’s forecasts depend, in large part, upon sales volume, customer growth, major weather disturbances and the ability to manage expenses, uncollectibles, capital expenditures and recovery of costs through customer rates as permitted by applicable regulators. CTWS’s forecasts depend, in large part, upon the ability to manage expenses, uncollectibles, capital expenditures and recovery of costs through customer rates as permitted by applicable regulators. As a result, actual results may differ materially from those contained in the financial projections.

SJW has made no representations to CTWS, and CTWS has made no representations to SJW, in the merger agreement or otherwise, concerning the financial projections or the estimates or budgets on which they are based. SJW and CTWS urge all stockholders to review SJW’s and CTWS’s most recent SEC filings for a description of SJW’s and CTWS’s reported financial results.

The SJW projections and the CTWS projections, based on the factors discussed above, are presented below:

SJW Projections

	For Fiscal Year Ending on December 31,
($ in millions, except for Fully Diluted Earnings Per Share)	2018E	2019E	2020E	2021E	2022E
EBITDA(1)	$128	$138	$147	$156	$171
Net Income	$42	$45	$47	$50	$55
Capital Expenditures	$116	$125	$134	$145	$156
Fully Diluted Earnings Per Share	$2.02	$2.19	$2.29	$2.43	$2.65

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.

CTWS Projections

	For Fiscal Year Ending on December 31,
($ in millions, except for Fully Diluted Earnings Per Share)	2018E	2019E	2020E	2021E	2022E
EBITDA(1)	$59	$63	$73	$80	$85
Net Income	$29	$30	$34	$38	$41
Capital Expenditures	$68	$99	$78	$73	$67
Fully Diluted Earnings Per Share	$2.33	$2.41	$2.53	$2.88	$3.06

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.

SJW and CTWS calculate certain non-U.S. GAAP financial metrics using different methodologies. For more information regarding non-U.S. GAAP calculations, refer to the respective SEC filings for SJW and CTWS. Consequently, the financial metrics presented in each company’s prospective financial projections and in sections of this document with respect to the opinions of the financial advisors of SJW and CTWS may not be directly comparable to one another.

Certain Financial Projections Utilized by the CTWS Board of Directors and CTWS’s Financial Advisor

CTWS does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, in connection with the CTWS board of directors’ consideration of the proposed merger, CTWS management prepared the CTWS projections, which are non-public financial projections regarding CTWS’s anticipated future operations. The CTWS projections and the SJW projections were independently prepared by CTWS management and SJW management, respectively, based on assumptions that CTWS management or SJW management, as applicable, believed to be reasonable at the time. The CTWS projections and the SJW projections were provided to the CTWS board of directors in connection with its review and evaluation of the proposed merger and to CTWS’s financial advisor for its use in connection with its financial analyses and opinion (see section “ — Opinion of CTWS’s Financial Advisor — Opinion of Wells Fargo Securities, LLC” beginning on page 110 of this joint proxy statement/prospectus).

The CTWS projections and the SJW projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with published guidelines of the SEC regarding forecasts, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or compliance with U.S. GAAP. In addition, neither the CTWS projections nor the SJW projections were prepared with the assistance of, or reviewed, compiled or examined by, an independent auditor. Neither CTWS’s nor SJW’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the CTWS projections or the SJW projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The Baker Tilly Virchow Krause, LLP (“Baker Tilly”) report incorporated by reference into this joint proxy statement/prospectus relates to CTWS’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Although the CTWS projections and the SJW projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by CTWS management or SJW management, as applicable, that they believed were reasonable at the time the CTWS projections and the SJW projections were prepared, taking into account the relevant information available to CTWS management or SJW management, as applicable, at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the CTWS projections and/or the SJW projections not to be achieved include general economic conditions; changes in the general economic environment or social or political conditions that could affect the businesses; the effect of current or future water, utility, environmental and other governmental policies and regulations on CTWS and SJW or the industries in which they operate; CTWS’s ability to achieve forecasted sales; accuracy of certain accounting estimates; changes in actual or projected cash flows; competitive pressures; reliance on and integration of information technology systems; the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs; the ability to hire and retain key personnel; the risk that the credit ratings of CTWS and SJW may be different from CTWS’s expectations; the outcomes of any litigation; changes in tax laws; the risk that the anticipated tax treatment of the transaction is not obtained; litigation relating to the transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; and the combined company’s ability to achieve some or all of the benefits expected to result from the elimination of duplicative public company and other related costs expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined company’s existing businesses. Neither the CTWS projections nor the SJW projections take into account any circumstances or events occurring after the date they were prepared. As a result, none of CTWS, SJW or their respective affiliates, officers, directors or other representatives can provide any assurance that actual results will not differ materially from the financial projections set forth below, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. The financial projections set forth below cover multiple years and such information by its nature becomes less predictive with each successive year. None of CTWS, SJW or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding CTWS’s or SJW’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved.

The financial projections set forth below were based on numerous variables and assumptions that are inherently uncertain and are beyond the control of CTWS and SJW. The CTWS projections and the SJW projections are subject to many risks and uncertainties, including, but not limited to, relating to CTWS’s and SJW’s businesses, regulatory decisions and the regulatory environment generally, industry performance and market conditions, interest rates and corporate financing activities, competition, general business and financial conditions, the effective tax rate and other factors described under “Special Note Regarding Forward-Looking Statements” beginning on page 29 of this joint proxy statement/prospectus, and “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus, all of which are subject to change. The financial projections set forth below also did not give effect to the merger. In addition, financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for CTWS’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared, including assumptions with respect to the future prices of water. CTWS’s forecasts depend, in large part, upon the ability to manage expenses, uncollectibles, capital expenditures and recovery of costs through customer rates as permitted by applicable regulators. SJW’s forecasts depend, in large part, upon sales volume, customer growth, major weather disturbances and the ability to manage expenses, uncollectibles, capital expenditures and recovery of costs through customer rates as permitted by applicable regulators. As a result, actual results may differ materially from those contained in the financial projections.

CTWS has made no representations to SJW, and SJW has made no representations to CTWS, in the merger agreement or otherwise, concerning the financial projections or the estimates or budgets on which they are based. CTWS and SJW urge all shareholders to review CTWS’s and SJW’s most recent SEC filings for a description of CTWS’s and SJW’s reported financial results.

SJW Projections

In connection with the SJW board of directors’ consideration of the proposed merger, SJW management prepared the SJW projections (see the section entitled “— Unaudited Financial Forecasts — Certain Financial Projections Utilized by the SJW Board of Directors and SJW’s Financial Advisor”), which projections were then provided to CTWS management. These financial projections were utilized by the CTWS board of directors in connection with its review and evaluation of the merger and by CTWS’s financial advisor in connection with its financial analyses and opinion to the CTWS board of directors. These financial projections are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions, except for Fully Diluted Earnings Per Share)	2018E	2019E	2020E	2021E	2022E
EBITDA(1)	$127.8	$137.6	$146.6	$156.4	$170.7
Net Income	$41.5	$45.1	$47.3	$50.4	$55.2
Capital Expenditures	$116.0	$124.5	$134.0	$144.5	$156.0
Fully Diluted Earnings Per Share	$2.02	$2.19	$2.29	$2.43	$2.65

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.

The unaudited financial projections for SJW prepared by SJW management are based on various assumptions, including the following principal assumptions:

•	The debt to equity ratio was assumed to be 47.42%/52.58%;

•	San Jose Water Company’s authorized return on equity was assumed to be 8.30%, reflecting the impact of the CPUC’s proposed decision, issued on February 6, 2018;

•	San Jose Water Company’s overall return on rate base was assumed to be 7.19%, reflecting the impact of the CPUC’s proposed decision, issued on February 6, 2018; and

•	The average effective tax rate for each of the fiscal years ending December 31, 2018 through December 31, 2022 was assumed to be 27%, reflecting the impact of the 2017 Tax Cuts and Jobs Act.

CTWS Projections

CTWS management prepared unaudited financial projections for CTWS for the fiscal years ending December 31, 2018 through December 31, 2022. These financial projections were utilized by the CTWS board of directors in connection with its review and evaluation of the proposed merger and CTWS’s financial advisor for its use in connection with its financial analyses and opinion to the CTWS board of directors. These financial projections are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions, except for Fully Diluted Earnings Per Share)	2018E	2019E	2020E	2021E	2022E
EBITDA(1)	$59.3	$62.6	$72.8	$79.9	$85.0
Net Income	$28.7	$29.8	$33.6	$38.3	$40.8
Capital Expenditures	$68.3	$99.5	$78.3	$72.5	$67.0
Fully Diluted Earnings Per Share	$2.33	$2.41	$2.53	$2.88	$3.06

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.

The unaudited financial projections for CTWS prepared by CTWS management are based on various assumptions, including the following principal assumptions:

•	The Connecticut Water Company’s authorized return on equity for the fiscal years ended December 31, 2018 and December 31, 2019 was based upon its current authorized return on equity, and its authorized return on equity for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022 was assumed to be lower than its current authorized return on equity, reflecting a lower interest rate environment;

•	$36.3 million associated with The Connecticut Water Company’s investments in the Rockville Water Treatment Facility, which amount The Connecticut Water Company is seeking to add into the rate base by a petition it filed with the PURA on February 6, 2018 to reflect its settlement agreement with the Connecticut Office of Consumer Counsel on February 6, 2018, is assumed to have been included in the rate base;

•	The Connecticut Water Company’s Water Infrastructure Conservation Adjustment mechanism was assumed to have been reset to 0%, reflecting The Connecticut Water Company’s settlement agreement with the Connecticut Office of Consumer Counsel on February 6, 2018;

•	It was assumed that no new base rates of The Connecticut Water Company will become effective before January 2020; and

•	The effective tax rate for each of the fiscal years ending December 31, 2018 through 2022 was assumed to be 4.5%, 3.3%, 12.5%, 6.0% and 6.3%, respectively, reflecting the impact of the 2017 Tax Cuts and Jobs Act.

NEITHER SJW NOR CTWS INTENDS TO PUBLICLY UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Amendment to Certificate of Incorporation of SJW

The SJW board of directors has approved, subject to stockholder approval, the SJW certificate of incorporation amendment increasing the number of authorized shares of SJW common stock, par value $0.001 per share, from 36 million to 72 million and increasing the total authorized SJW capital stock from 37 million shares to 73 million shares. A form of the SJW certificate of incorporation amendment is included in this joint proxy statement/prospectus as Annex D. The adoption of the SJW certificate of incorporation amendment by SJW stockholders is a condition to the completion of the merger. The SJW certificate of incorporation amendment will become effective immediately prior to the effective time of the merger. In the event this proposal is approved by SJW stockholders, but the merger is not completed, the SJW certificate of incorporation amendment may not be filed with the Secretary of State of the State of Delaware and may not become effective.

Amendment to Bylaws of SJW

The merger agreement provides that SJW and CTWS will take all actions necessary to effect the governance matters described in the section entitled “— Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus. Among other things, SJW will amend and restate its bylaws as of the effective time of the merger to include the amendment that is attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus.

Interests of SJW Directors and Executive Officers in the Merger

In considering the recommendation of the SJW board of directors that you vote to approve the issuance of shares of SJW common stock in connection with the merger and the adoption of the SJW certificate of incorporation amendment, you should be aware that SJW’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, those of SJW stockholders generally. The SJW board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to you that you approve the issuance of shares of SJW common stock in connection with the merger and the adoption of the SJW certificate of incorporation amendment. These interests are further described below.

Immediately following the effective time of the merger, the board of directors of Combined SJW will consist of twelve members, comprised of: (i) seven of the directors of SJW immediately prior to the effective time of the merger, to be selected by the SJW board of directors, of which one will be Eric W. Thornburg and (ii) five of the directors of CTWS immediately prior to the effective time of the merger, to be selected by the CTWS board of directors. Unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW, such board composition will continue until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of Combined SJW are elected during the calendar year ended December 31, 2020.

All of SJW’s and its subsidiaries’ current officers are expected to continue to serve as officers of Combined SJW or its subsidiaries following the completion of the merger. Furthermore, upon completion of the merger, Mr. Thornburg will serve as chairman, chief executive officer and president of the combined company.

Messrs. Thornburg, Lynch, and Bishop each held shares of CTWS common stock as of May 25, 2018. Mr. Thornburg, who was the chairman, chief executive officer and president of CTWS until September 28, 2017 and an employee of CTWS until October 15, 2017, held 25,749 shares of CTWS common stock and 126,662 CTWS DSUs. The shares subject to the CTWS DSUs will, in accordance with their terms, be issued to Mr. Thornburg on June 15, 2018. Mr. Lynch held 250 shares of CTWS common stock in an IRA account which were acquired on May 6, 2016. In addition, Mr. Lynch is the custodian of two custodial accounts established for the benefit of his children holding 46 shares of CTWS common stock, all of which were acquired on April 6, 2016. Mr. Bishop held 500 shares of CTWS common stock which were acquired on November 25, 2014. In connection with the merger, each share of CTWS common stock will be converted into the right to receive the merger consideration.

None of the non-employee directors or other executive officers of SJW have any interest in the merger other than shares of SJW common stock held by them and their entitlements as directors or employees as determined without regard to the merger.

Outstanding SJW Equity Incentive Awards

The following table presents the number of shares of SJW common stock underlying the SJW deferred stock awards and the restricted stock units held by each of SJW’s non-employee directors and executive officers as of May 25, 2018 and the value of those shares based on the closing trading price of SJW common stock on such date (which is the assumed closing date of the merger solely for the purposes of this disclosure). All such awards will remain subject to the same terms and conditions that are applicable to the awards prior to the merger.

	SJW Deferred Stock Awards		SJW Restricted Stock Units (“SJW RSUs”)		Total Value of SJW Deferred Stock Awards and SJW RSUs (#)
Name	Shares (#)	Value ($)	Shares (#)	Value ($)
Non-Employee Directors(1)
Katharine Armstrong			1,055	$66,560	$66,560
Walter J. Bishop			1,055	$66,560	$66,560
Douglas R.King	9,294	$586,358	1,055	$66,560	$652,918
Gregory P. Landis			1,055	$66,560	$66,560
Debra C. Man			1,055	$66,560	$66,560
Daniel B. More			1,055	$66,560	$66,560
Robert A. Van Valer	2,705	$170,658	1,055	$66,560	$237,218

Executive Officers(2)
Eric W. Thornburg			26,976	$1,701,916	$1,701,916
Andrew R. Gere			5,182	$326,932	$326,932
Palle L. Jensen			4,817	$303,905	$303,905
James P. Lynch			5,431	$342,642	$342,642
Suzy Papazian			4,657	$293,810	$293,810
Andrew F. Walters			4,686	$295,640	$295,640

(1)	Each non-employee director receives restricted stock units granted under the SJW Long-Term Incentive Plan that vest in full upon the non-employee director’s continuation in service to the board of directors through the day immediately preceding the date of the following annual stockholder meeting. Messrs. King and Van Valer also hold deferred stock awards.
(2)	Each of the executive officers holds service-based and/or performance-based restricted stock units that entitle the executive to receive shares of SJW common stock upon vesting.

Indemnification of SJW Directors and Officers

SJW directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Interests of CTWS Directors and Executive Officers in the Merger

In considering the recommendation of the CTWS board of directors that you vote for the proposal to approve the merger agreement, you should be aware that CTWS’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, those of CTWS shareholders generally. The CTWS board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated thereby as well as in recommending to you that you vote for the proposal to approve the merger agreement.

Immediately following the effective time of the merger, the board of directors of Combined SJW will consist of twelve members, comprised of: (i) seven of the directors of SJW immediately prior to the effective time of the merger, to be selected by the SJW board of directors and (ii) five of the directors of CTWS immediately prior to the effective time of the merger, to be selected by the CTWS board of directors. Unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW, such board composition will continue until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of Combined SJW are elected during the calendar year ended December 31, 2020.

Combined SJW’s bylaws will provide that, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of the combined company, in connection with each annual or special stockholders meeting at which directors of the combined company are elected from the effective time of the merger until December 31, 2020, (i) the SJW continuing directors will have the exclusive power and authority of the board of directors to nominate and fill each board seat held by the SJW continuing directors and (ii) the CTWS continuing directors will have the exclusive power and authority of the board of directors to nominate and fill each board seat held by the CTWS continuing directors. Combined SJW bylaws will also provide that, from and after the effective time of the merger until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors are elected during the calendar year ended December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of the combined company, (i) all vacancies on the board of directors created by a cessation of service of an SJW continuing director will be filled by a nominee or appointee selected by the SJW continuing directors, and the SJW continuing directors will have the exclusive power and authority of the board of directors to fill all such vacancies, and (ii) all vacancies on the board created by the cessation of service of a CTWS continuing director will be filled by a nominee or appointee selected by the CTWS continuing directors, and the CTWS continuing directors will have the exclusive power and authority of the board of directors to fill all such vacancies. Following the effective time of the merger until December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire the board of directors of the combined company, the CTWS continuing directors will have the authority to designate the lead independent director from among the CTWS continuing directors.

In addition, David C. Benoit (the current President and Chief Executive Officer of CTWS) will serve as president of Combined SJW’s New England Region and The Connecticut Water Company until at least December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of the combined company; Richard L. Knowlton (the current President of The Maine Water Company) will continue to serve as the President of The Maine Water Company; Kristen A. Johnson (the current Vice President, Human Resources and Corporate Secretary of CTWS) will serve as the Chief Human Resource Officer of the combined company and its subsidiaries; Maureen P. Westbrook (the current Vice President, Customer and Regulatory Affairs of CTWS) will serve as the Senior Vice President of External Affairs of the combined company and its subsidiaries; Craig J. Patla (the current Vice President, Service Delivery of CTWS) will serve as the Vice President, Operations for Combined SJW’s New England Region; and Robert J. Doffek (the current Chief Financial Officer, Treasurer and Controller of CTWS) will serve as the Vice President, Controller for Combined SJW’s New England Region.

Treatment of CTWS Restricted Share Units, Deferred Share Units, Performance Share Units and Performance Cash Units

CTWS Restricted Share Units. Upon completion of the merger, all outstanding and unvested CTWS RSU awards granted pursuant to the CTWS stock plans will be automatically converted, pursuant to the merger agreement, into restricted stock units of SJW, and all of the terms and restrictions applicable to the CTWS RSUs (including any deferral elections) will apply to the restricted stock units of SJW. The number of shares of SJW common stock underlying each such converted CTWS RSU award will be determined by multiplying the number of unvested shares of CTWS common stock subject to such award immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. CTWS RSUs are awards that are subject to service-based vesting and are not or are no longer subject to performance-based vesting and entitle the holder to receive shares of CTWS upon vesting, and include awards granted as CTWS PSUs for which performance has been determined prior to the effective date of the merger and which are still subject to service vesting.

CTWS Deferred Share Units. Upon completion of the merger, all outstanding CTWS DSU awards granted pursuant to the CTWS stock plans will be automatically converted, pursuant to the merger agreement, into deferred stock units of SJW, and all of the terms and restrictions applicable to the CTWS DSUs (including any deferral elections) will apply to the deferred stock units of SJW. The number of shares of SJW common stock underlying each such converted CTWS DSU award will be determined by multiplying the number of shares of CTWS common stock subject to such award immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. CTWS DSUs are awards previously granted as CTWS PSUs that are fully vested (based on performance and completion of service vesting) with the underlying shares of CTWS common stock to be issued on a specified date or event, as elected by the participant.

CTWS Performance Share Units. Upon completion of the merger, (i) all outstanding and unvested CTWS PSU awards that were granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the effective date of the merger, will become performance vested as to a number of shares of CTWS common stock determined by calculating the actual level of attainment of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service-based vesting for each such performance vested CTWS PSU shall be accelerated and each such vested share of CTWS common stock will be cancelled and converted into the right to receive a number of shares of SJW common stock based on the exchange ratio, and will continue to be subject to the same dividend equivalents and deferral elections as in effect for such award prior to the completion of the merger, if any, and (ii) all outstanding and unvested CTWS PSUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting awards covering a number of restricted stock units of SJW equal to the product of (x) the target number of outstanding and unvested share units that was subject to each applicable CTWS PSU award immediately prior to closing of the merger and (y) the exchange ratio, with any fractional share units rounded down to the nearest whole share unit.

CTWS Performance Cash Units. Upon completion of the merger, (i) all outstanding and unvested CTWS PCU awards that were granted prior to the date of the merger agreement, and for which the amount payable based on the level of attainment of the performance goals applicable to the award has been determined by the CTWS board of directors prior to the effective date of the merger but are subject to service vesting, will be accelerated and will be paid out in cash in such amount at the effective time, (ii) all outstanding and unvested CTWS PCUs that were granted prior to the date of the merger agreement and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the effective date of the merger, will become performance vested for an amount based on the actual performance of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service vesting will be accelerated and the award shall be paid out in cash in such amount at the effective time, and (iii) all outstanding and unvested CTWS PCU awards that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting cash awards based on target.

Quantification of Payments. For an estimate of the amounts that would be payable to each of CTWS’s named executive officers (other than Mr. Thornburg, who does not hold any unvested CTWS equity awards) upon settlement of their unvested CTWS equity awards, see the section entitled “— Golden Parachute Compensation — CTWS” below. The estimated aggregate amount that would be payable to CTWS’s two executive officers who are not named executive officers upon settlement of their unvested CTWS equity awards if the effective time of the merger occurred on May 25, 2018 is $219,007. The amount specified in this paragraph has been calculated assuming that the merger was completed on May 25, 2018 (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus) and a per share price of CTWS common stock of $60.79, the average per-share closing price of CTWS’s common stock over the first five business days following the first public announcement of the merger agreement. Depending on when the merger occurs, certain equity awards that are now unvested and included in the amount specified may vest pursuant to their terms based upon the completion of continued service with CTWS or the prior achievement of performance goals, in either case, independent of the occurrence of the merger.

Non-Employee Directors’ Interests

CTWS Restricted Stock. CTWS’s non-employee directors have historically received an annual grant of restricted shares of CTWS common stock on or around the date of the annual CTWS shareholders meeting, which vest on the first anniversary of the grant date. CTWS made annual equity award grants to each of its non-employee directors in the ordinary course of business on May 10, 2018, in the form of restricted shares of CTWS common stock with an aggregate value (based on the closing price of CTWS common stock on the day prior to the grant date) equal to $22,000. Pursuant to CTWS’s form of restricted stock award agreement to non-employee directors, outstanding restricted stock awards will vest in full on a change-in-control, including the closing of the merger. In accordance with the merger agreement, on the closing of the merger, issued and outstanding shares of CTWS common stock will be converted into the right to receive shares of SJW common stock.

The table below sets forth the number of outstanding restricted shares held by each non-employee director as of May 25, 2018 and the value of those shares based on a per share price of CTWS common stock of $60.79 (the average per share closing price of CTWS’s common stock over the first five business days following the first public announcement of the merger agreement).

Director	Restricted Shares (#)	Restricted Shares ($)
Richard H. Forde	323	$19,635
Mary Ann Hanley	323	$19,635
Heather Hunt	323	$19,635
Bradford A. Hunter	323	$19,635
Lisa J. Thibdaue	323	$19,635
Carol P. Wallace	323	$19,635
Ellen C. Wolf	323	$19,635

Indemnification of CTWS Directors and Officers

Directors and officers of CTWS also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see the section entitled “Comparison of Rights of CTWS Shareholders and Combined SJW Stockholders — Indemnification of Officers and Directors” beginning on page 197.

Executive Officer Interests

The interests of CTWS’s executive officers are described and quantified below and, with respect to the named executive officers, in the narrative and table included under “— CTWS Shareholder Advisory Vote On Merger-Related Compensation for CTWS’s Named Executive Officers Proposal,” beginning on page 130.

As described under “The Merger Agreement — Employee Benefit Matters,” SJW and CTWS have agreed that following completion of the merger:

•	until December 31, 2019, (i) SJW will, or will cause its subsidiaries to, provide CTWS employees with (A) the same base compensation and no less favorable target annual cash incentive opportunities as in effect immediately prior to the effective time of the merger, (B) benefits (other than severance and change in control benefits) that are substantially comparable in the aggregate to such benefits in effect for such employees immediately prior to the effective time of the merger and (C) severance benefits that are no less favorable than the severance benefits SJW provides to similarly situated employees of SJW and its subsidiaries (except that SJW will not be required to provide such benefits to CTWS employees who are entitled to severance benefits under CTWS employment agreements or the CTWS Change in Control Severance Plan which will continue to apply to such CTWS employees in accordance with their terms), and (ii) each CTWS employee who received a long-term incentive award under the CTWS stock plans in 2018 will be granted an equity incentive award (with the target and maximum dollar values of such award equal to or greater than the target and maximum dollar values of the last award granted to such CTWS employee under the CTWS stock plans prior to the effective time of the merger) under the SJW stock plans for each calendar year following the effective time of the merger until December 31, 2019 (other than a calendar year in which such CTWS employee received an equity incentive award under a CTWS stock plan), which will be made at the same time and subject to the same terms and conditions as awards made to SJW’s executive officers; and

•	to the extent any CTWS employee is eligible to participate under any employee benefit plan of SJW or its subsidiaries following the closing, SJW will, and will cause its subsidiaries to, give credit under such SJW employee benefit plans to CTWS employees for all service with CTWS or its subsidiaries prior to the effective time of the merger for certain purposes and to the extent such service was taken into account or recognized by CTWS or an applicable subsidiary, but not to the extent crediting such service would result in duplication of benefits.

Employment Agreements

The following discussion summarizes certain terms of the existing employment agreements between CTWS, The Connecticut Water Company and certain of CTWS’s executive officers (David C. Benoit, President and Chief Executive Officer, Kristen A. Johnson, Vice President—Human Resources and Corporate Secretary, Craig J. Patla, Vice President—Service Delivery, and Maureen P. Westbrook, Vice President—Customer and Regulatory Affairs). Robert J. Doffek, who was appointed Chief Financial Officer, Treasurer and Controller on March 6, 2018, does not have an employment agreement with CTWS. CTWS has entered into an employment agreement with Peter J. Bancroft, Assistant Treasurer and Director Rates – Forecasting, but by its terms, his employment agreement will not become effective because the term of the employment agreement ends upon the executive attaining age 65 and Mr. Bancroft is over 65 years old.

The employment agreements become effective upon the occurrence of a change-in-control of CTWS (the “CIC effective date”). The merger would constitute a “change-in-control” under each agreement.

Pursuant to the terms of the employment agreement, The Connecticut Water Company agrees to employ the executive as of the CIC effective date, for a continuously renewing three-year period commencing on the CIC effective date. Compensation under the agreements for Messrs. Benoit and Patla, and Mesdames Johnson and Westbrook is paid by The Connecticut Water Company and consists of (i) base salary, (ii) annual bonus, (iii) participation in incentive, savings and retirement plans, and welfare plans applicable to executive employees, (iv) fringe benefits, and (v) an office and support staff.

If the executive’s employment is terminated at any time during the term of the employment agreement for any reason other than cause, death, or attainment of age 65, or if the executive’s employment is terminated by reason of the executive’s disability, or if the executive voluntarily terminates employment for good reason, the executive will be entitled to receive the following benefits:

(i)	a lump-sum payment in consideration of the executive’s covenants regarding confidential information and non-competition (the “covenants”), in an amount determined by an independent expert to be the reasonable value of such covenants as of the termination date (the “covenant value”), but in no event greater than the aggregate value of the benefits provided in subparagraphs (ii) – (v) and (vii) below (the “termination benefits”); such termination benefits are to be offset by the covenant value, provided, however, that the executive may elect to receive any termination benefit that would be so offset, but in such event the covenant value will be reduced by the value of such termination benefit;

(ii)	an amount equal to three times the base salary of the executive plus three times the target percentage of the midpoint of the executive’s salary grade under the Officers Incentive Program for the year in which termination occurs, reduced by any amount payable under any applicable severance plan, payable over the three years following termination;

(iii)	the value of the aggregate amounts that would have been contributed on behalf of the executive, except for any elective deferrals, under any qualified defined contribution retirement plan(s) then in effect, plus estimated earnings thereon, assuming that the executive had continued to participate in such plan(s) for an additional three years and made contributions under such plans equal to the maximum amount the executive was permitted to contribute for the plan year immediately preceding the executive’s termination;

(iv)	an amount equal to the difference between benefits which would have been payable to the executive under any deferred compensation agreement had the executive continued in the employ of The Connecticut Water Company for an additional three years and the benefits actually payable;

(v)	additional retirement benefits equal to the discounted present value of the difference between the annual pension benefits that would have been payable to the executive under The Connecticut Water Company’s qualified defined benefit retirement plan and under any non-qualified supplemental executive retirement plan covering the executive had the executive continued to participate in such plan(s) for an additional three years (including for purposes of age, service and vesting credit) and the benefits actually payable;

(vi)	accelerated vesting in any form of compensation previously granted to the executive (other than benefits payable under a qualified retirement plan);

(vii)	a lump sum cash payment equal to three multiplied by the sum of the average of the annual contributions, payments, credits or allocations made by The Connecticut Water Company on behalf of the executive for coverage under all life, health, disability and similar welfare benefit plans and programs of The Connecticut Water Company and for other perquisites maintained by The Connecticut Water Company for a period of three years preceding the executive’s termination;

(viii)	disability benefits payable in accordance with any bona fide disability plan in the event the executive is terminated by reason of disability and qualifies for benefits under the terms of such bona fide disability plan;

(ix)	reimbursement for reasonable legal and accounting fees and expenses incurred by the executive to obtain or enforce any right provided for in the executive’s employment agreement; and

(x)	outplacement services for one year.

“Cause” is defined in the employment agreement as the executive’s serious, willful misconduct in respect of the executive’s duties under the agreement, including conviction for a felony or perpetration by the executive of a common law fraud upon The Connecticut Water Company or CTWS which has resulted or is likely to result in material economic damage to The Connecticut Water Company or CTWS, as determined by a vote of at least 75% of all of the directors (excluding the executive) of each of The Connecticut Water Company and the CTWS board of directors.

In addition, “good reason” is defined as the occurrence of any action which (i) removes or changes the executive’s title or reduces the executive’s job responsibilities or base salary; (ii) results in a significant worsening of the executive’s work conditions; or (iii) moves the executive’s place of employment to a location that increases the executive’s commute by more than 30 miles over the length of the executive’s commute from the executive’s place of principal residence at the time the move is requested. Any good faith determination by the executive that any such action has occurred shall be conclusive. The employment agreements for Mr. Benoit and Ms. Westbrook provide that, for the period commencing on the CIC effective date and ending on the 30th day after the first anniversary of the CIC effective date, “good reason” shall mean any reason or no reason.

In the event that any payment or benefit received or to be received by Mr. Benoit and Ms. Westbrook under each of their respective agreements is subject to the federal excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “IRC”), then a “gross-up” payment will be made to the named executive. The gross-up payment would compensate the named executive for the initial 20% excise tax payable on the executive’s excess parachute payments plus the income and excise taxes then becoming payable on such initial gross-up payment. The agreements for Ms. Johnson and Mr. Patla provide for a “best of net cutback” provision to address the calculation of their benefits in the event of a potential termination in association with a change-in-control. The “best of net cutback” instructs that the executive will receive their full change-in-control related payments, except that the payments will be reduced to an amount such that the payments would not constitute an “excess parachute payment,” as defined in IRC Section 280G, if reduced amount would be more favorable to the executive on an after-tax basis.

Change in Control Severance Plan

One of CTWS’s named executive officers (Robert J. Doffek, Chief Financial Officer, Treasurer and Controller) and certain of CTWS’s executive officers who are not named executive officers and other key individuals are participants in the CTWS Change in Control Severance Plan (the “CTWS CIC Severance Plan”). The CTWS CIC Severance Plan provides that, in the event the participant is terminated without cause or resigns for good reason upon or within 24 months following a change in control, he or she will be entitled to the following severance benefits from CTWS, which differ based on a participant’s tier level (as designated by the plan administrator):

•	A cash payment in equal, monthly installments over a two-year and six-month (Tier 1), two-year (Tier 2) or one-year and six-month (Tier 3) period of:

•	2.5x (Tier 1), 2x (Tier 2) or 1.5x (Tier 3) the sum of (i) base salary plus (ii) target bonus in the year of termination;

•	A pro rata bonus for the year of termination at target; and

•	Outplacement services for 1 year, not to exceed $25,000.

•	Continued health insurance coverage for a maximum of 18 months (Tier 1), 15 months (Tier 2) or 12 months (Tier 3).

The CTWS CIC Severance Plan provides for a “best of net cutback” provision to address the calculation of benefits in the event of a potential termination in association with a change in control. The “best of net cutback” instructs that the participant will receive their full change in control related payments, except that the payments will be reduced to an amount such that the payments would not constitute an “excess parachute payment,” as defined in IRC Section 280G, if such reduced amount would be more favorable to the participant on an after-tax basis. The merger will constitute a change in control for purposes of the CTWS CIC Severance Plan. The CTWS CIC Severance Plan also provides for a two-year post-termination confidentiality covenant. Additionally, all payments to the executive officers are contingent upon his or her execution of a release agreement containing a complete release of claims against CTWS.

As a Tier 2 participant, the estimated aggregate amount that would be payable to Mr. Doffek under the CTWS CIC Severance Plan if the effective time of the merger were to occur and he were to experience a qualifying termination on May 25, 2018 is $675,129. The estimated aggregate amount that would be payable to CTWS’s executive officers who are not named executive officers under the CTWS CIC Severance Plan if the effective time of the merger were to occur and they were to experience a qualifying termination on May 25, 2018 is $744,112.

For further information regarding the compensation that may become payable to each of the CTWS named executive officers, see the section entitled “— CTWS Shareholder Advisory Vote On Merger-Related Compensation For CTWS’s Named Executive Officers Proposal” beginning on page 130.

CTWS Shareholder Advisory Vote On Merger-Related Compensation For CTWS’s Named Executive Officers Proposal

CTWS is required, pursuant to Section 14A of the Exchange Act, to include in this joint proxy statement/prospectus a non-binding, advisory vote on certain compensation that may become payable to each of its “named executive officers,” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed merger pursuant to arrangements entered into with CTWS. In accordance with the applicable rules, Mr. Thornburg is included as a named executive officer even though he resigned from his position as the chairman, chief executive officer and president of CTWS on September 28, 2017 and as an employee of CTWS on October 15, 2017 and is not entitled to any payments from CTWS in connection with the merger (other than as a holder of 25,749 shares of CTWS common stock and 126,662 CTWS DSUs (which will be settled in shares of CTWS common stock on June 15, 2018, subject to the terms of the CTWS 2014 Performance Stock Program), as of May 25, 2018).

Golden Parachute Compensation — CTWS

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of CTWS that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the business combination-related compensation payable to CTWS’s named executive officers. The “golden parachute” compensation payable to CTWS’s named executive officers is subject to a non-binding advisory vote of CTWS shareholders, as described in this section. The arrangements pursuant to which such compensation would be paid are the employment agreements with each named executive officer discussed above and the treatment of the outstanding equity awards under the merger agreement.

The amounts set forth below have been calculated assuming (1) that the merger was completed on May 25, 2018 (which is the latest practicable date prior to the filing of this joint proxy statement/prospectus) and, where applicable, that each named executive officer experiences a qualifying termination of employment on such date and (2) a per share price of CTWS common stock of $60.79, the average per-share closing price of CTWS’s common stock over the first five business days following the first public announcement of the merger agreement. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to their terms based upon the completion of continued service with CTWS or the prior achievement of performance goals, in either case, independent of the occurrence of the merger. For further information regarding the consideration to be received in settlement of equity-based awards, see the section entitled “The Merger—Treatment of CTWS Restricted Share Units, Deferred Share Units, Performance Share Units and Performance Cash Units” beginning on page 136.

The amounts indicated below are estimates of amounts that might become payable to the named executive officers, and such estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus and, as a result, the actual amounts, if any, to be received by any named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number. For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment or specified date following the effective time of the merger, as applicable.

Golden Parachute Compensation(1)
Executive Officer(2)	Cash(3)	Equity(4)	Pension/ NQDC(5)	Perquisites/ Benefits(6)	Tax Reimbursement(7)	Total
David C. Benoit President and Chief Executive Officer	$2,387,819	$671,365	$1,078,042	$59,934	—	$4,197,160
Robert J. Doffek(8) Chief Financial Officer, Treasurer and Controller	$796,627	$15,927	$0	$20,406	—	$832,960
Kristen A. Johnson(8) Vice President, Human Resources and Corporate Secretary	$1,146,010	$179,938	$2,232,113	$52,205	—	$3,610,266
Craig J. Patla(8) Vice President, Service Delivery	$1,044,030	$152,036	$212,456	$73,681	—	$1,482,203
Maureen P. Westbrook Vice President, Customer and Regulatory Affairs	$1,149,414	$85,106	$1,016,814	$7,875	—	$2,259,209

(1)	Except as described in footnotes (3) and (4) below, all amounts reflected in the table are attributable to double-trigger arrangements.
(2)	Eric W. Thornburg, who was a named executive officer of CTWS in 2017, resigned from his position as the chairman, chief executive officer and president of CTWS on September 28, 2017 and as an employee of CTWS on October 15, 2017, following which he became the president and chief executive officer of SJW. Mr. Thornburg is no longer employed by CTWS and holds no unvested CTWS equity awards. Accordingly, he is not eligible to receive any payments from CTWS in connection with the merger (other than as a holder of 25,749 shares of CTWS common stock and 126,662 CTWS DSUs (which will be settled in shares of CTWS common stock on June 15, 2018, subject to the terms of the CTWS 2014 Performance Stock Program), as of May 25, 2018).
(3)

Amounts for each of the named executive officers except Mr. Doffek reflect cash severance payments equal to three times the sum of (i) the executive’s annual base salary in effect on May 25, 2018, (ii) the executive’s target percentage of the midpoint of the executive’s salary grade under the Officers Incentive Program for fiscal year 2018, and (iii) outplacement services for one year that would be payable under the employment agreements entered into with each of the named executive officers which will become effective at the effective time of the merger, assuming an involuntary termination by CTWS without cause or such officer’s resignation for good reason (see discussion above under “— Employment Agreements”). Amounts for Mr. Doffek reflect cash severance payments equal to (i) two times the sum of (A) his annual base salary in effect on May 25, 2018 and (B) his target bonus for fiscal year 2018, and (ii) a pro rata target bonus for fiscal year 2018 that would be payable under the CTWS CIC Severance Plan, assuming an involuntary termination by CTWS without cause or Mr. Doffek’s resignation for good reason (see discussion above under “— Change in Control Severance Plan”). In addition, the amounts in this column reflect outstanding CTWS PCUs granted prior to the date of the merger agreement that will become vested as to an amount determined assuming target performance for purposes of this disclosure and converted into the right to receive the cash payments at the effective time of the merger, and are therefore single-trigger payments.

The aggregate payments included in this column are comprised of the following:

Named Executive Officer	Cash Severance ($)	Unvested CTWS PCUs ($)
David C. Benoit	$2,006,650	$252,061
Robert J. Doffek	$654,723	$112,830
Kristen A. Johnson	$1,032,772	$113,238
Craig J. Patla	$905,368	$138,662
Maureen P. Westbrook	$1,055,644	$93,770

In addition, in connection with Mr. Benoit’s and Mr. Doffek’s promotions in 2018 to President and Chief Executive Officer and Chief Financial Officer and Treasurer, respectively, the CTWS board of directors acted to adjust their base salary and target awards under the Officers Incentive Program; the increased payout opportunity under their incentive awards as a result of such adjustment is payable in cash in the form of a “true up” payment at the time the performance under the incentive awards is determined. Included in the aggregate payment above is a true up payment of $129,108 for Mr. Benoit and $29,075 for Mr. Doffek, assuming the performance under the incentive awards is measured on May 25, 2018.

(4)	As described above in “The Merger—Treatment of CTWS Restricted Share Units, Deferred Share Units, Performance Share Units and Performance Cash Units”, outstanding equity awards will vest and become payable as follows: (i) all outstanding CTWS PSUs granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the date of the merger agreement, will become performance vested and the service-based vesting for such performance vested CTWS PSU shall be accelerated and each such vested CTWS PSU will be cancelled and converted into the right to receive the merger consideration at the effective time of the merger; such awards are therefore single-trigger benefits (that will continue to be subject to dividend equivalents and deferral elections, if any, applicable to the CTWS PSUs); and (ii) all outstanding CTWS RSUs will be converted into SJW restricted stock units and will vest and become payable on the earlier of (x) the original vesting date and (y) a covered termination, which makes them double-trigger payments, subject to payment in accordance with any deferral election. The number of CTWS shares subject to such awards and the values thereof (which do not include the values of dividend equivalents relating to such shares) is as follows:

Named Executive Officer	Unvested CTWS RSUs (#)	Unvested CTWS RSUs ($)	Unvested CTWS PSUs (#)	Unvested CTWS PSUs ($)
David C. Benoit	3,618	$219,938	7,426	$451,427
Robert J. Doffek	0	$0	262	$15,927
Kristen A. Johnson	1,484	$90,212	1,476	$89,726
Craig J. Patla	1,836	$111,610	665	$40,425
Maureen P. Westbrook	1,400	$85,106	0	$0

(5)	The amounts reported for each of the named executive officers except Mr. Doffek include: (i) an additional retirement benefit equal to the present value (using an assumed discount rate of November 2017 417(e)(3) lump sum segment rates of 2.20%, 3.57% and 4.24%) of the difference between the annual pension benefits that would have been payable under The Connecticut Water Company Employee’s Retirement Plan had the executive continued to participate in the plan for an additional three years and the vested benefits at the time of termination, pursuant to the executive’s employment agreement; (ii) the difference between the benefits which would have been payable to the named executive under any deferred compensation agreement had the named executive continued in the employ of CTWS for an additional three years and the benefits actually payable; (iii) aggregate amounts that would have been contributed on behalf of the named executive under the Connecticut Water Company Employee Savings Plan (401(k)) (“401(k)”) for an additional three years, plus estimated earnings had the named executive continued to participate.

The table below sets forth the value of each of the benefits listed in the paragraph above, plus the present value (using an assumed discount rate of November 2017 417(e)(3) lump sum segment rates of 2.20%, 3.57% and 4.24% for the pension benefit and 3.90% for the SERP benefit) of the accumulated retirement benefit at May 25, 2018:

Named Executive Officer	Retirement Benefits: Pension Plan ($)	Retirement Benefits: SERP ($)	Deferred Compensation ($)	Defined Contribution Plans ($)	Total ($)
David C. Benoit	$1,133,148	$3,080,135	$357,671	$26,255	$4,597,209
Kristen A. Johnson	$353,999	$2,142,221	$67,215	$22,677	$2,586,112
Craig J. Patla	$873,770	$0	$0	$20,924	$894,694
Maureen P. Westbrook	$1,319,084	$1,341,635	$89,200	$24,338	$2,774,257

(6)	The amounts for each of the named executive officers except Mr. Doffek reflect the sum of: (i) a lump sum payment equal in value of the benefits provided to the named executive under the life, health, disability, and welfare benefit programs of CTWS for a period of three years, plus three years of additional credit for purposes of determining eligibility to participate in any such plan for retirees and (ii) three additional years of all other perquisites that the executive was receiving at the date of termination. The amounts reported for Mr. Doffek reflect the estimated value of continued health insurance coverage for 15 months.
(7)	As discussed above under “Interests of CTWS Directors and Executive Officers in the Merger — Executive Officer Interests”, the agreements for Mr. Benoit and Ms. Westbrook provide that in the event that any payment or benefit received or to be received by the executive under the agreement would be subject to the federal excise tax imposed by IRC Section 4999, then a “gross-up” payment will be made to the named executive. The gross-up payment would compensate the executive for the initial 20% excise tax payable on the executive’s excess parachute payments plus the income and excise taxes then becoming payable on such initial gross-up payment. For purposes of this determination, however, the value of a non-competition covenant with an executive would not be considered in determining whether a gross-up payment is required under the executive’s agreement. Based on a valuation of the non-compete covenants undertaken in 2015, CTWS has determined that no such excise tax would be payable upon termination of employment for Mr. Benoit nor Ms. Westbrook in connection with the merger. However, if the applicable severance arrangements were not subject to non-compete covenants, CTWS has determined that the amount of the gross-up (assuming an May 25, 2018 termination date), would be $1,514,355 for Mr. Benoit and $1,015,822 for Ms. Westbrook. The actual amount of the gross up payment will only be determined at such time as any severance payments become payable to the executive and will be based on a number of factors, including the value of the non-compete covenants at that time.
(8)	As discussed above under “Interests of CTWS Directors and Executive Officers in the Merger — Executive Officer Interests”, the amounts for Mr. Patla and Ms. Johnson are subject to a “best of net cutback” provision that may reduce the value of the “golden parachute” compensation, depending on the value of severance and the number of equity awards payable to the executive. The amounts for Mr. Doffek are subject to the same “best of net cutback” provision.

CTWS Merger-Related Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, CTWS is seeking shareholder approval of a non-binding advisory proposal to approve the compensation of CTWS’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section “— CTWS Shareholder Advisory Vote On Merger-Related Compensation For CTWS’s Named Executive Officers Proposal” beginning on page 130. The non-binding advisory proposal gives CTWS shareholders the opportunity to express their views on the merger-related compensation of CTWS’s named executive officers.

Accordingly, CTWS is requesting that its shareholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to CTWS’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘CTWS Shareholder Advisory Vote On Merger-Related Compensation for CTWS’s Named Executive Officers Proposal — Golden Parachute Compensation,’ are hereby APPROVED.”

Vote Required

The vote regarding this non-binding advisory proposal on CTWS merger-related compensation is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, CTWS shareholders may vote to approve the merger agreement and vote not to approve the proposal on CTWS merger-related compensation and vice versa. Because the vote regarding the CTWS merger-related compensation is advisory only, it will not be binding on either CTWS or, following completion of the merger, the combined company. Accordingly, if the merger is approved and completed, the CTWS named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of CTWS shareholders.

Assuming a quorum is present, approval of the CTWS merger-related compensation requires that the votes favoring the action cast by the shareholders entitled to vote thereon exceed the votes opposing the action cast by the shareholders entitled to vote thereon. Abstentions, failures to vote and broker non-votes will have no effect on the proposal.

THE CTWS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CTWS SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, SPECIFIC COMPENSATORY ARRANGEMENTS BETWEEN CTWS AND ITS NAMED EXECUTIVE OFFICERS RELATING TO THE MERGER.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of Combined SJW will consist of twelve members, comprised of: (i) seven of the directors of SJW immediately prior to the effective time of the merger, to be selected by the SJW board of directors and (ii) five of the directors of CTWS immediately prior to the effective time of the merger, to be selected by the CTWS board of directors. Unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW, such board composition will continue until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of Combined SJW are elected during the calendar year ended December 31, 2020.

Combined SJW’s bylaws will provide that, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of the combined company, in connection with each annual or special stockholders meeting at which directors of the combined company are elected from the effective time of the merger until December 31, 2020, (i) the SJW continuing directors will have the exclusive power and authority of the board of directors to nominate and fill each board seat held by the SJW continuing directors and (ii) the CTWS continuing directors will have the exclusive power and authority of the board of directors to nominate and fill each board seat held by the CTWS continuing directors. Combined SJW bylaws will also provide that, from and after the effective time of the merger until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors are elected during the calendar year ended December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of the combined company, (i) all vacancies on the board of directors created by a cessation of service of an SJW continuing director will be filled by a nominee or appointee selected by the SJW continuing directors, and the SJW continuing directors will have the exclusive power and authority of the board of directors to fill all such vacancies, and (ii) all vacancies on the board created by the cessation of service of a CTWS continuing director will be filled by a nominee or appointee selected by the CTWS continuing directors, and the CTWS continuing directors will have the exclusive power and authority of the board of directors to fill all such vacancies. Following the effective time of the merger until December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire the board of directors of the combined company, the CTWS continuing directors will have the authority to designate the lead independent director from among the CTWS continuing directors.

One of the SJW continuing directors will be Eric W. Thornburg, who will serve as the chairman, chief executive officer and president of Combined SJW; in the event that Eric W. Thornburg is not the chairman, chief executive officer and president of SJW immediately prior to the effective time of the merger, the SJW board of directors shall determine his replacement after consulting in good faith with the CTWS board of directors. From and after the effective time of the merger until December 31, 2020, the CTWS continuing directors will be authorized to select a CTWS continuing director (who qualifies as “independent” under the applicable standards of the NYSE and the policies of Combined SJW) to serve as the lead independent director of Combined SJW, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW. As of the date of this joint proxy statement/prospectus, other than Mr. Thornburg, in the case of SJW, neither SJW nor CTWS has made a determination as to which directors will be appointed to the board of directors of the combined company.

All of SJW’s and its subsidiaries’ current officers are expected to continue to serve as officers of Combined SJW or its subsidiaries following the completion of the merger. In addition, pursuant to the terms of the merger agreement, at the effective time of the merger, the following CTWS officers will serve as officers of Combined SJW or its subsidiaries, as applicable: (i) David C. Benoit will serve as president of Combined SJW’s New England Region and The Connecticut Water Company, an indirect subsidiary of Combined SJW; (ii) Richard L. Knowlton will serve as president of The Maine Water Company, an indirect subsidiary of Combined SJW; (iii) Kristen A. Johnson will serve as chief human resource officer of Combined SJW and its subsidiaries; (iv) Maureen P. Westbrook will serve as senior vice president of external affairs of Combined SJW and its subsidiaries; (v) Craig J. Patla will serve as vice president, operations of Combined SJW’s New England Region; and (vi) Robert J. Doffek will serve as vice president, controller of Combined SJW’s New England Region.

From and after the effective time of the merger until December 31, 2020, David C. Benoit (or such other chief executive officer of CTWS as of the effective time of the merger) shall continue as president of Combined SJW’s New England Region and of The Connecticut Water Company, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW. Other officers of CTWS and its subsidiaries, effective as of the effective time of the merger, will include the existing officers of CTWS and its respective subsidiaries as of immediately prior to the effective time of the merger.

For additional information regarding the board directors and officers of the combined company following the effectiveness of the merger, see the section entitled “— Governance Matters After the Merger” beginning on page 154 of this joint proxy statement/prospectus.

Treatment of SJW Equity Incentive Awards

The merger will not result in a change in control for purposes of any SJW equity incentive awards and accordingly no accelerated vesting of any such awards will be triggered by the merger. All such awards will remain outstanding subject to the same terms and conditions that are applicable to the awards prior to the merger.

Treatment of CTWS Restricted Share Units, Deferred Share Units, Performance Share Units and Performance Cash Units

CTWS Restricted Share Units. Upon completion of the merger, all outstanding and unvested CTWS RSU awards granted pursuant to the CTWS stock plans will be automatically converted, pursuant to the merger agreement, into restricted stock units of SJW, and all of the terms and restrictions applicable to the CTWS RSUs (including any deferral elections) will apply to the restricted stock units of SJW. The number of shares of SJW common stock underlying each such converted CTWS RSU award will be determined by multiplying the number of unvested shares of CTWS common stock subject to such award immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. CTWS RSUs are awards that are subject to service-based vesting and are not or are no longer subject to performance-based vesting and entitle the holder to receive shares of CTWS upon vesting, and include awards granted as CTWS PSUs for which performance has been determined prior to the effective date of the merger and which are still subject to service vesting.

CTWS Deferred Share Units. Upon completion of the merger, all outstanding CTWS DSU awards granted pursuant to the CTWS stock plans will be automatically converted, pursuant to the merger agreement, into deferred stock units of SJW, and all of the terms and restrictions applicable to the CTWS DSUs (including any deferral elections) will apply to the deferred stock units of SJW. The number of shares of SJW common stock underlying each such converted CTWS DSU award will be determined by multiplying the number of shares of CTWS common stock subject to such award immediately prior to the completion of the merger by the exchange ratio, and rounding down to the nearest whole share. CTWS DSUs are awards previously granted as CTWS PSUs that are fully vested (based on performance and completion of service vesting) with the underlying shares of CTWS common stock to be issued on a specified date or event, as elected by the participant.

CTWS Performance Share Units. Upon completion of the merger, (i) all outstanding and unvested CTWS PSU awards that were granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the effective date of the merger will become performance vested as to a number of shares of CTWS common stock determined by calculating the actual level of attainment of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service-based vesting for each such performance vested CTWS PSU shall be accelerated and each such vested share of CTWS common stock will be cancelled and converted into the right to receive a number of shares of SJW common stock based on the exchange ratio, and will continue to be subject to the same dividend equivalents and deferral elections as in effect for such award prior to the completion of the merger, if any and (ii) all outstanding and unvested CTWS PSUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting awards covering a number of restricted stock units of SJW equal to the product of (x) the target number of outstanding and unvested share units that was subject to each applicable CTWS PSU immediately prior to closing of the merger and (y) the exchange ratio, with any fractional share units rounded down to the nearest whole share unit.

CTWS Performance Cash Units. Upon completion of the merger, (i) all outstanding and unvested CTWS PCU awards that were granted prior to the date of the merger agreement, and for which the amount payable based on the level of attainment of the performance goals applicable to the award has been determined by the CTWS board of directors prior to the effective date of the merger but are subject to service vesting, will be accelerated and will be paid out in cash in such amount at the effective time (ii) all outstanding and unvested CTWS PCUs that were granted prior to the date of the merger agreement and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the effective date of the merger, will become performance vested for an amount based on the actual performance of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses incurred in connection with the merger) and the service vesting will be accelerated and the award shall be paid out in cash in such amount at the effective time, and (iii) all outstanding and unvested CTWS PCU awards that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting cash awards based on target.

Regulatory Clearances Required for the Merger

To complete the merger, SJW and CTWS must obtain approvals or consents from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. SJW and CTWS are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, SJW and CTWS intend to seek such consents and approvals and make such filings.

SJW and CTWS will seek to complete the merger during the fourth quarter of 2018. Although SJW and CTWS believe that they will receive the required consents and approvals described below to complete the merger, SJW and CTWS cannot give any assurance as to the timing of these consents and approvals or as to SJW’s and CTWS’s ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that SJW and CTWS will obtain such consents or approvals on satisfactory terms and conditions.

Under the Connecticut General Statutes, SJW and CTWS filed a joint application with the PURA on May 7, 2018 in order to obtain the approval of the PURA regarding the merger. Within 30 business days of the applicants’ filing of a completed application, the PURA is required to hold a public hearing. The PURA held this public hearing in connection with the joint application of SJW and CTWS on May 25, 2018. Within 120 days after the filing, the PURA must make a ruling on the merger, unless SJW and CTWS agree to an extension of the 120 day timeframe. On June 8, 2018, the PURA issued a draft decision to dismiss without prejudice the joint application for approval of the merger in Connecticut filed by SJW and CTWS on May 7, 2018. The draft decision stated that the joint application was not ripe for review by the PURA and that a new application may be filed after CTWS’s go-shop process has concluded and CTWS has determined all of the details of any proposed change of control or merger for which it seeks PURA approval. On June 19, 2018, CTWS sent a letter to the PURA on behalf of SJW and CTWS withdrawing the joint application for approval of the merger in Connecticut filed by SJW and CTWS on May 7, 2018. CTWS and SJW will file with the PURA a new joint application for approval of the merger. In evaluating the application, the PURA is required to consider whether SJW possesses the financial, technological and managerial suitability to assume ownership and management of CTWS and provide safe, adequate and reliable service to CTWS’s customers. SJW and CTWS will have the burden of proving that the merger is in the public interest. Factors that the PURA will likely consider when determining if the merger is in the public interest include potential benefits from the transaction such as financial strength, access to capital for infrastructure investments, operational capability, opportunities to increase the reliability and adequacy of water service, managerial suitability, best practices, employee commitments, improved customer service, community support and environmental stewardship. Ultimately, the PURA may approve the application in whole or in part and upon such terms and conditions as it deems necessary or appropriate or disapprove the application.

Under the Maine Revised Statutes, The Maine Water Company, CTWS’s regulated Maine utility, filed an application with the MPUC on May 4, 2018 in order to obtain the approval of the MPUC regarding the merger. The MPUC will review and make a ruling on the merger within 60 days of the filing unless the MPUC determines that the necessary investigation cannot be concluded within 60 days, in which case it may extend the review period for up to an additional 120 days. In evaluating the application, the MPUC is required to consider, and The Maine Water Company must demonstrate, that there will be “no net harm” to ratepayers, such that the benefits to ratepayers are equal to or outweigh any detriment or likely harm to ratepayers. The application may be resolved by settlement and stipulation and/or the MPUC may hold hearings to consider testimony of witnesses, and the MPUC approval may include conditions.

Under the HSR Act, SJW and CTWS must file notifications with the FTC and the Antitrust Division of the United States Department of Justice and observe a mandatory pre-merger waiting period before completing the merger, unless the waiting period is terminated earlier. On April 18, 2018, each of SJW and CTWS filed its notification under the HSR Act. The waiting period under the HSR Act was set to expire as of 11:59 p.m., Eastern time, on May 18, 2018. However, the FTC granted early termination of the waiting period on April 27, 2018.

Under FCC regulations implementing provisions of the Communications Act of 1934, as amended, an entity holding private radio licenses for internal communications purposes generally must obtain the pre-approval of the FCC before the direct or indirect transfer of control or assignment of those licenses. Subsidiaries of CTWS hold certain FCC licenses for private internal communications and, thus, must obtain prior FCC approval to assign or transfer indirect control of those licenses. The parties believe they will be able to obtain the required FCC pre-approvals.

In addition, SJW and CTWS are required to obtain (i) the filing and acceptance of the certificate of merger with the Secretary of the State of the State of Connecticut and appropriate documents with the relevant authorities of the other jurisdictions in which SJW and CTWS are qualified to do business, consents, registrations, declarations, notices or filings under the securities or “blue sky” laws of various states, (ii) the filing and acceptance of the SJW certificate of incorporation amendment with the Secretary of State of the State of Delaware, (iii) authorization from the NYSE for the listing of the shares of SJW common stock to be issued as merger consideration, and (iv) any filings and approvals in connection with the DGCL or the CBCA.

SJW believes that no prior authorization of the CPUC is required for the planned merger of equals with CTWS. In this regard, SJW notes that the relevant California statute requires prior commission approval only where (i) a public utility doing business in California is itself party to the merger or (ii) a third party acquires control over a public utility doing business in California—neither of which is the case with respect to the planned merger of equals with CTWS. SJW further notes that its position is supported not only by the statute, but also by a thorough review of applicable CPUC precedent. SJW notes, however, that, by letter dated June 8, 2018, the General Counsel of the CPUC directed SJW and San Jose Water Company to submit an application to the CPUC seeking authorization of the planned merger of equals between SJW and CTWS. On June 11, 2018, the CPUC published an agenda for a meeting to be held on June 21, 2018; included among the agenda items was a proposal to ratify the General Counsel’s direction to SJW and San Jose Water Company to submit an application for approval. On June 13, 2018, SJW and San Jose Water Company responded to the General Counsel’s letter through its California regulatory counsel. In their response, SJW and San Jose Water Company stated their belief that, based on the relevant California statute and applicable CPUC precedent, CPUC approval is not required because the planned merger of equals with CTWS would entail neither a merger of a public utility doing business in California nor an acquisition of control over a public utility doing business in California. At its meeting on June 21, 2018, the CPUC did not address the General Counsel’s letter and deferred any action with respect to the planned merger of equals with CTWS until the CPUC’s July 12, 2018 meeting. SJW is unable to predict what action, if any, the CPUC will take with respect to the planned merger of equals with CTWS at its July 12, 2018 meeting. If the CPUC were to determine that its prior authorization is required for the planned merger of equals with CTWS, SJW believes that the CPUC’s review would be completed within six to 12 months.

Exchange of Shares in the Merger

Prior to the effective time of the merger, SJW will have appointed an exchange agent, reasonably acceptable to CTWS, to handle the exchange of shares of CTWS common stock for shares of SJW common stock in the merger. At the effective time of the merger, shares of CTWS common stock entitled to receive the merger consideration will be converted into the right to receive shares of SJW common stock without the need for any action by the holders of CTWS common stock.

As promptly as practicable (but in no event later than two business days) after the effective time of the merger, SJW will cause the exchange agent to mail a letter of transmittal to each holder of record of CTWS common stock (as of immediately prior to the effective time of the merger) specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates or book-entry shares representing CTWS common stock will pass, only upon delivery of such certificates or book-entry shares to the exchange agent. The letter will also include instructions explaining the procedure for surrendering shares of CTWS common stock held in book-entry form in exchange for shares of SJW common stock.

After the effective time of the merger, shares of CTWS common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of CTWS common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of SJW common stock and any dividends or other distributions to which the holders of shares of SJW common stock are entitled with a record date after the effective time of the merger. With respect to such shares of SJW common stock deliverable upon the surrender of CTWS common stock, until holders of such CTWS common stock have surrendered such CTWS common stock to the exchange agent for exchange, those holders will not receive dividends or other distributions with respect to such shares of SJW common stock with a record date after the effective time of the merger.

SJW will not issue fractional shares of SJW common stock pursuant to the merger agreement. Instead, each CTWS shareholder who otherwise would have been entitled to receive a fraction of a share of SJW common stock will be entitled to receive a cash payment in lieu thereof representing that stockholder’s proportionate interest in the proceeds from the sale by the exchange agent of SJW common stock equal to (i) such fractional amount, multiplied by (ii) the average of the volume weighted average price per share of SJW common stock on the NYSE on each of the five consecutive trading days ending with the last complete trading day prior to the closing date.

SJW stockholders need not take any action with respect to their stock certificates.

Dividend Policy

At the close of business on the SJW record date, [●] shares of SJW common stock were outstanding. SJW currently pays regular quarterly cash dividends on shares of its common stock and is permitted to continue doing so under the merger agreement in an amount not to exceed $0.30 per share of SJW common stock in accordance with SJW’s current dividend policy, which amount may be increased if the effective time of the merger does not occur on or before March 31, 2019 for any dividends payable on or after May 1, 2019 and prior to the effective time of the merger to an amount not to exceed $0.3120 per share.

At the close of business on the CTWS record date, [●] shares of CTWS common stock were outstanding. CTWS currently pays regular quarterly cash dividends on shares of CTWS common stock, and is permitted to continue doing so under the merger agreement, in an amount not to exceed $0.31 per share, which amount was increased to $0.3125 per share for an annualized dividend of $1.25 pursuant to a written consent by SJW and Merger Sub on May 9, 2018, effective with the dividend declared by the CTWS board of directors that is payable on June 15, 2018 for CTWS shareholders of record as of June 1, 2018, which amount may be further increased if the effective time of the merger does not occur on or before March 31, 2019 for any dividends payable on or after May 1, 2019 and prior to the effective time of the merger to an amount not to exceed $0.3225 per share.

On January 22, 2018, the CTWS board of directors declared a quarterly cash dividend of $0.20 per share on CTWS voting cumulative preferred stock, Series A, $20 par value (“Series A preferred stock”), that was paid on April 16, 2018 to shareholders of record as of April 2, 2018, and a quarterly cash dividend of $0.225 on CTWS cumulative preferred stock, Series $0.90, $16 par value (“Series $0.90 preferred stock”, together with Series A preferred stock, “CTWS preferred stock”), that was paid on May 4, 2018 to shareholders of record as of April 20, 2018.

Pursuant to the merger agreement, CTWS agreed to redeem all of the issued and outstanding shares of CTWS preferred stock as promptly as practicable after the date of the merger agreement. On April 3, 2018, CTWS provided notice to the holders of the CTWS preferred stock that the CTWS preferred stock would be redeemed on May 4, 2018. On May 4, 2018, (i) the Series A preferred stock was redeemed for $21.00 per share, plus that portion of the quarterly dividend accrued thereon and all unpaid dividends thereon, if any, and (ii) the Series $0.90 preferred stock was redeemed for $16.00 per share, plus that portion of the quarterly dividend accrued thereon and all unpaid dividends thereon (including, for the avoidance of doubt, the quarterly dividend of $0.225 per share of Series $0.90 preferred stock declared by the CTWS board of directors that was paid on May 4, 2018). As of May 4, 2018, the CTWS preferred stock is deemed to no longer be outstanding, dividends thereon ceased to accrue and all rights with respect to the CTWS preferred stock have ceased and terminated, except for the right of the holders thereof to receive the applicable redemption price for the shares of CTWS preferred stock so redeemed, but without interest, upon surrender of such shares.

Upon completion of the merger, any future determination regarding dividend or distribution payments will be at the discretion of the combined company’s board of directors, subject to applicable limitations under Delaware law.

Listing of SJW Common Stock; De-Listing and Deregistration of CTWS Stock

It is a condition to the completion of the merger that the shares of SJW common stock to be issued to CTWS shareholders pursuant to the merger be authorized for listing, and SJW and CTWS have agreed to cooperate to cause such shares to be listed, on the NYSE, subject to official notice of issuance.

Upon completion of the merger, the CTWS common stock currently listed on the NASDAQ will be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the effective time of the merger.

No Appraisal Rights

Under Delaware and Connecticut law, as applicable, holders of SJW common stock and CTWS common stock are not entitled to appraisal rights in connection with the merger. See the section entitled “No Appraisal Rights” beginning on page 202 of this joint proxy statement/prospectus.

Litigation Related to the Merger

On June 14, 2018, a putative class action complaint was filed against the members of the CTWS board of directors, SJW and Eric W. Thornburg on behalf of the CTWS shareholders in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Dunn v. Benoit, et al., Case No. MMX-CV18-6021536-S (Conn. Super. Ct.). The complaint alleges that the members of the CTWS board of directors breached their fiduciary duties owed to CTWS shareholders in connection with negotiating the merger. The complaint further alleges that SJW and Eric W. Thornburg aided and abetted the alleged breaches by the CTWS board of directors. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

Also on June 14, 2018, a near-identical putative class action complaint was filed against the members of the

CTWS board of directors, SJW and Eric W. Thornburg on behalf of CTWS shareholders in the Connecticut Superior Court in the Judicial District of Middlesex under the caption Tillotson v. Benoit, et al., Case No. MMX-CV18-6021537-S (Conn. Super. Ct.). The complaint alleges that the members of the CTWS board of directors breached their fiduciary duties owed to CTWS shareholders in connection with negotiating the merger. The complaint further alleges that SJW and Eric W. Thornburg aided and abetted the alleged breaches by the CTWS board of directors. Among other remedies, the action seeks to recover rescissory and other damages and attorneys’ fees and costs. The defendants believe this lawsuit is without merit and intend to defend vigorously against these allegations.

SJW Voting and Support Agreements

In connection with the merger agreement, on March 14, 2018, SJW entered into SJW voting and support agreements with certain holders of shares of SJW common stock (collectively, the “SJW supporting parties”). As of the record date for the SJW stockholders meeting, the SJW supporting parties collectively beneficially owned approximately [●]% of the outstanding shares of SJW common stock.

Pursuant to and during the term of the SJW voting and support agreements, each of the SJW supporting parties agreed, among other things and subject to certain conditions and exceptions:

•	at any meeting of SJW stockholders and each action by written consent in lieu of a meeting, or at any postponement or adjournment thereof, to vote its respective SJW supporting party shares:

•	in favor of the approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger;

•	in favor of the adoption of the SJW certificate of incorporation amendment;

•	in favor of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes to approve of the matters described in the immediately preceding two bullets;

•	in favor of any other matter considered at any such meeting of SJW stockholders that the SJW board of directors has (i) determined is necessary or desirable for the consummation of the merger, (ii) disclosed in this joint proxy statement/prospectus or other written materials distributed to all SJW stockholders and (iii) recommended that SJW stockholders approve or adopt;

•	against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of SJW in the merger agreement;

•	against any takeover proposal in respect of SJW; and

•	against any agreement, amendment of the SJW certificate of incorporation (other than the SJW certificate of incorporation amendment included in this joint proxy statement/prospectus) or SJW bylaws (other than as included as Exhibit C of the merger agreement) or other action that would delay, postpone or discourage the consummation of the merger;

•	not to, and not to agree to, directly or indirectly, (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of any of its respective SJW supporting party shares; (ii) deposit such shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to them; (iii) otherwise permit such shares to become subject to liens; or (iv) take any action that would make any representation or warranty of such SJW supporting party set forth in the respective SJW voting and support agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such SJW supporting party from performing any of his obligations thereunder, unless, in each of case (i), (ii) and (iii), in respect of the merger or in connection with bona fide state planning purposes for the benefit of such SJW supporting party’s affiliates or beneficiaries; and

•	not to, directly or indirectly, (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal in respect of SJW; (ii) participate in any discussions or negotiations with any third party regarding any takeover proposal in respect of SJW (other than to inform any person of such prohibition); or (iii) enter into any agreement related to any takeover proposal in respect of SJW, unless SJW notifies such SJW supporting party that SJW is permitted to take similar actions in response to a takeover proposal in accordance with the terms of the merger agreement.

The obligations of the SJW supporting parties under the SJW voting and support agreements will remain in effect until the earlier of certain termination events set forth in each of the SJW voting and support agreements, including, (i) the written agreement of the parties thereto to terminate such SJW voting and support agreement, (ii) the termination of the merger agreement in accordance with its terms, (iii) the approval of both the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment, (iv) the amendment or modification of the merger agreement, without the prior written consent of such SJW supporting party, that results in an increase in the exchange ratio or merger consideration payable to holders of shares of CTWS common stock or a change in the form of merger consideration, and (v) an adverse recommendation change made by the SJW board of directors.

This summary is subject to, and is qualified in its entirety by reference to, the full text of each of the SJW voting and support agreements, copies of which are attached hereto as Annexes E, F and G to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of SJW and CTWS are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. SJW stockholders and CTWS shareholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including approving the merger agreement, the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment, as applicable.

The merger agreement is included as Annex A in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about SJW or CTWS. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 207 of this joint proxy statement/prospectus.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement, and in accordance with the CBCA, at the effective time of the merger, Merger Sub, a Connecticut corporation and wholly owned subsidiary of SJW, will merge with and into CTWS. CTWS will be the surviving corporation in the merger and will become a wholly owned subsidiary of SJW. At the effective time of the merger, each share of CTWS common stock (other than shares of CTWS common stock owned by SJW, Merger Sub, CTWS or any of their respective subsidiaries and not held on behalf of third parties, which will be canceled and retired and cease to exist) issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive 1.1375 shares of SJW common stock (the “exchange ratio”), with cash paid in lieu of fractional shares (the “merger consideration”). This exchange ratio will not be adjusted for changes in the market price of either SJW common stock or CTWS common stock between the date of signing of the merger agreement and completion of the merger. However, if from the date of the merger agreement until the effective time of the merger, the number of outstanding shares of SJW common stock or CTWS common stock changes into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or similar event, then the exchange ratio will be appropriately adjusted to provide SJW and the holders of CTWS common stock the same economic effect as contemplated by the merger agreement prior to such event.

SJW will not issue fractional shares of SJW common stock pursuant to the merger agreement. Instead, each CTWS shareholder who otherwise would have been entitled to receive a fraction of a share of SJW common stock will be entitled to receive a cash payment in lieu thereof equal to (i) such fractional amount, multiplied by (ii) the average of the volume weighted average price per share of SJW common stock on the NYSE on each of the five consecutive trading days ending with the last complete trading day prior to the closing date.

Assumption of CTWS Stock Plans

At the effective time of the merger, SJW will assume the CTWS 2014 Performance Stock Program, the CTWS 2004 Performance Stock Program and the CTWS 1994 Performance Stock Program, as well as outstanding equity awards as described on page 184. Following the effective time of the merger, SJW may grant equity awards to certain employees covering SJW common stock to the extent permitted by applicable NYSE rules, using the share reserve available under the assumed CTWS 2014 Performance Stock Program immediately prior to the effective time of the merger as converted into SJW common stock based on the exchange ratio. In addition, to the extent permitted by applicable NYSE rules, dividend equivalents credited to assumed CTWS awards may be issued from the reserve available under the assumed stock plan from which the awards were granted. As of May 25, 2018, 368,032, 259,712 and 218,105 shares of CTWS common stock were available for issuance under the 2014 Performance Stock Program, the CTWS 2004 Stock Program and the CTWS 1994 Performance Stock Program, respectively.

SJW Certificate of Incorporation Amendment

The merger agreement provides that, subject to approval by the holders of SJW common stock, prior to the effective time of the merger, SJW will adopt the SJW certificate of incorporation amendment increasing the number of authorized shares of SJW common stock, par value $0.001 per share, from 36 million to 72 million and increasing the total authorized SJW capital stock from 37 million shares to 73 million shares, a copy of the form of which is included as Annex D to this joint proxy statement/prospectus. The SJW certificate of incorporation amendment will become effective immediately prior to the effective time of the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place within three business days after all conditions to the completion of the merger have been satisfied or waived, or at such time and date as may be agreed in writing between SJW and CTWS. The merger will be effective when the parties file a certificate of merger with the Secretary of the State of the State of Connecticut in accordance with the CBCA, or at such later time as the parties agree and specify in the certificate of merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, SJW will appoint an exchange agent, reasonably acceptable to CTWS, to handle the exchange of shares of CTWS common stock for the merger consideration. At the effective time of the merger, shares of CTWS common stock entitled to receive the merger consideration will be converted into the right to receive shares of SJW common stock without the need for any action by the holders of CTWS common stock.

As promptly as practicable (but in no event later than two business days) after the effective time of the merger, SJW will cause the exchange agent to mail a letter of transmittal to each holder of record of CTWS common stock (as of immediately prior to the effective time of the merger) specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates or book-entry shares representing CTWS common stock will pass, only upon delivery of such certificates or book-entry shares to the exchange agent. The letter will also include instructions explaining the procedure for surrendering shares of CTWS common stock held in book-entry form in exchange for shares of SJW common stock.

After the effective time of the merger, shares of CTWS common stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate, if any, that previously represented shares of

CTWS common stock will represent only the right to receive the merger consideration and any cash in lieu of fractional shares of SJW common stock as described above, as well as any dividends or other distributions declared or made with respect to shares of SJW common stock to which the holders of shares of SJW common stock are entitled and which have a record date after the effective time of the merger. With respect to such shares of SJW common stock deliverable upon the surrender of CTWS common stock, until holders of such CTWS common stock have surrendered such CTWS common stock to the exchange agent for exchange, those holders will not receive dividends or other distributions declared or made with respect to shares of SJW common stock to which the holders of shares of SJW common stock are entitled and which have a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of SJW and CTWS has made representations and warranties regarding, among other things:

•	corporate organization, standing and corporate power;

•	ownership of subsidiaries;

•	capital structure;

•	authority with respect to the execution and delivery of the merger agreement, the due and valid execution and delivery of the merger agreement and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable law and other contracts;

•	required federal and state regulatory filings and consents and approvals of governmental entities;

•	certain SEC filings and the financial statements contained in such filings;

•	absence of undisclosed liabilities (other than certain specified exceptions);

•	controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;

•	regulation as a utility under applicable state law;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	absence of certain changes and events from January 1, 2017 to the date of execution of the merger agreement;

•	tax matters;

•	employee benefit matters and compliance regarding the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

•	collective bargaining agreements and other employee and labor matters;

•	absence of certain legal proceedings;

•	compliance with applicable laws;

•	possession of, and compliance with, applicable permits;

•	compliance with applicable federal and state drinking water standards and other water quality laws;

•	environmental matters;

•	material contracts and the absence of breaches of material contracts;

•	real property, including owned and leased property as well as easements and other forms of real property;

•	intellectual property;

•	insurance;

•	fees that may be payable to investment bankers, financial advisors or others in connection with the merger;

•	opinions from financial advisors;

•	inapplicability of the Investment Company Act of 1940;

•	affiliate transactions; and

•	absence of appraisal rights (solely in the case of CTWS).

The merger agreement also contains certain representations and warranties of SJW with respect to its wholly owned subsidiary, Merger Sub, including, without limitation, corporate organization, lack of prior business activities, capitalization and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). Under the merger agreement, a “material adverse effect” means, with respect to any person, any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such person and its subsidiaries, taken as a whole, except to the extent that it results from or arises out of the following:

•	changes or conditions generally affecting the industries in which such person or its subsidiaries operate;

•	general economic or political conditions or securities, credit, financial or other capital markets conditions;

•	any failure, in and of itself, by such person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

•	entry into the merger agreement or public announcement regarding or the consummation of the merger or other transactions contemplated thereby;

•	any change in the market price or trading volume of such person’s securities;

•	any change in applicable law or U.S. GAAP;

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of the same;

•	the occurrence of natural disasters, force majeure events or weather conditions adverse to the business of such person or its subsidiaries;

•	any proceeding brought or threatened by shareholders of CTWS or SJW asserting allegations of breach of fiduciary duty relating to the merger agreement, or otherwise arising out of or relating to the merger agreement, the merger and the related transactions, or violations of securities laws in connection with this joint proxy statement/prospectus or registration statement of which this joint proxy statement/prospectus forms a part;

•	changes in interest or currency exchange rates; or

•	any actions required to be taken pursuant to the express terms of the merger agreement;

except, in the case of the first, second, sixth and seventh bullets above, to the extent such change or condition has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to others in the industries in which such person and any of its subsidiaries operate.

The representation and warranties do not survive the effective time of the merger.

Conduct of Business Pending the Effective Time

In the merger agreement, SJW and CTWS have each agreed that until the effective time of the merger, subject to certain specified exceptions or otherwise expressly permitted or required by the merger agreement, and unless the other party consents in writing (which consent will not be unreasonably withheld, conditioned or delayed), they and their respective subsidiaries will conduct their business in the ordinary course of business consistent with past practice in all material respects.

In addition, each of SJW and CTWS has agreed that until the effective time of the merger, subject to certain specified exceptions or otherwise expressly permitted or required by the merger agreement, it and its respective subsidiaries will not do any of the following without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed):

•	declare, set aside or pay any dividends or other distributions in respect of any of its capital stock, voting securities or other equity interests, other than:

•	in the case of SJW, regular quarterly cash dividends in an amount not to exceed $0.30 per share of SJW common stock in accordance with SJW’s current dividend policy, which amount may be increased if the effective time of the merger does not occur on or before March 31, 2019 for any dividends payable on or after May 1, 2019 and prior to the effective time of the merger to an amount not to exceed $0.3120 per share;

•	in the case of CTWS, regular quarterly cash dividends in accordance with CTWS’s current dividend policy, in respect of: (i) shares of CTWS common stock in an amount not to exceed $0.31 per share, which amount was increased to $0.3125 per share pursuant to a written consent by SJW and Merger Sub on May 9, 2018, which amount may be further increased if the effective time of the merger does not occur on or before March 31, 2019 for any dividends payable on or after May 1, 2019 and prior to the effective time of the merger to an amount not to exceed $0.3225 per share; (ii) CTWS’s Series $0.90 preferred stock, in an amount not to exceed $0.225 per share, until the CTWS preferred shares have been redeemed as required by the merger agreement; and (iii) CTWS’s Series A preferred stock, in an amount not to exceed $0.20 per share, until the CTWS preferred shares have been redeemed as required by the merger agreement;

•	in the case of SJW and CTWS, dividends and distributions by a direct or indirect wholly owned subsidiary to its parent and as required in order to ensure that holders of SJW common stock and CTWS common stock do not receive two dividends, or fail to receive one dividend, for any single calendar quarter;

•	split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for the same (or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests), with limited exceptions;

•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its or its subsidiaries’ capital stock or voting securities, or other of its or its subsidiaries’ equity interests, or any securities convertible into or exchangeable or exercisable for any of such capital stock or voting securities, or other of its or its subsidiaries’ equity interests, or any warrants, calls, options or other rights to acquire any of the same, with limited exceptions;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of capital stock of, or other interests in, the applicable company or any of its subsidiaries, other than:

•	in the case of SJW, the issuance of shares upon the settlement of SJW restricted stock units or SJW performance share units or upon the settlement of deferred share units or the distribution of deferred shares, in each case outstanding as of the date of the merger agreement in accordance with their terms on the date of the merger agreement or issued after the date of the merger agreement in accordance with the merger agreement, and the issuance of common shares pursuant to SJW’s 2014 Employee Stock Purchase Plan; and

•	in the case of CTWS, the issuance of shares upon the vesting of CTWS PSUs outstanding as of the date of the merger agreement in accordance with their terms on the date of the merger agreement and the issuance of shares pursuant to CTWS’s Third Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan as in effect on the date of the merger agreement (which issuance shall not occur at a discount);

•	amend its organizational documents, other than, in the case of SJW, the SJW’s certificate of incorporation amendment included as Annex D to this joint proxy statement/prospectus or as required by law;

•	except for actions required by the terms of any benefit plan or collective bargaining agreement as in effect on the date of the merger agreement or as required by applicable law:

•	grant to any employee an increase in compensation or benefits or pay or award any bonuses or incentive compensation, with limited exceptions, including increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate;

•	grant to any employee an increase in change in control, retention, severance or termination pay, and in the case of CTWS, grant any new change in control, retention, severance or termination pay to any existing or new personnel;

•	except in the ordinary course of business consistent with past practice, grant or amend any equity or equity-based compensation awards, enter into or modify any existing employment or consulting agreement or hire any employee with annual compensation in excess of $200,000;

•	establish, adopt, enter into or amend in any material respect any material benefit plan;

•	take any action to accelerate the time of vesting or payment of any material compensation or benefits under any benefit plan, other than, in the case of CTWS, discretionary acceleration of the vesting of any equity-based award upon the retirement of the holder on or after age 60 (where such retirement occurs between the date of the merger agreement and the effective date of the merger) under the applicable stock plan in the ordinary course of business consistent with past practice; or

•	except as may be required by U.S. GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

•	communicate with personnel regarding the compensation, benefits or other treatment they will receive following completion of the merger, unless any such communication is about the compensation, benefits or other treatment any person will receive as set forth in the merger agreement or consistent with communications previously agreed upon in writing by SJW and CTWS;

•	make any change in financial accounting methods, principles or practices, except as required by a change in U.S. GAAP or law following the date of the merger agreement;

•	acquire or agree to acquire in any transaction any equity interests, businesses, properties or assets with total value in excess of $3 million;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien, or otherwise dispose of, any properties or assets or any interests therein that have a fair market value in excess of $3 million, except in relation to mortgages, liens, pledges to secure indebtedness for borrowed money otherwise permitted by the following bullet, and easements, licenses and dispositions of obsolete or worn-out equipment in the ordinary course of business;

•	incur any indebtedness, other than (i) incurred in the ordinary course of business consistent with past practice not to exceed $10 million in the aggregate, (ii) to replace existing indebtedness in a manner permitted by the terms of the merger agreement, (iii) guarantees of indebtedness of or by wholly owned subsidiaries and (iv) indebtedness incurred under SJW’s and CTWS’s revolving credit facility existing as of the date of the merger agreement in the ordinary course of business consistent with past practice or as reasonably required to finance any permitted capital expenditure;

•	make any capital expenditure, other than (i) in accordance with the capital budget as disclosed to the other party, plus a 5% variance on such capital budget, (ii) capital expenditures related to operational emergencies, equipment failures or outages and (iii) capital expenditures required by applicable law or prudent industry practices;

•	enter into, extend, renew, replace, amend, modify or terminate any contract, or take any other action or omit to take any other action, in each case, that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	enter into, extend, renew, replace, amend or modify any material contract to the extent consummation of the merger or compliance with the provisions of the merger agreement would reasonably be expected to conflict with, result in any violation of or default under, give rise to a right of termination, cancelation, or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or capital stock, voting securities or other equity interests, or any loss of a material benefit under, result in the creation of any lien upon material properties or assets, require SJW, CTWS or any of their respective subsidiaries to license or transfer any of its material properties or assets under, give rise to any material increased, additional, accelerated, guaranteed right or entitlements of any third party under or result in any material alteration of any provision of, such contract;

•	enter into, extend, renew, replace, materially amend, materially modify or terminate any collective bargaining agreement applicable to employees, other than as required by law or pursuant to the terms of such collective bargaining agreements;

•	voluntarily recognize or certify any labor union or other similar organization as the bargaining representative for any current or former director, officer, consultant or employee;

•	waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of such party or its respective subsidiaries (other than (i) in connection with rate case proceedings before applicable state regulatory agencies or commissions and (ii) the payment of monetary damages not exceeding $0.5 million individually or $1 million in the aggregate (disregarding any portion of such payment covered by applicable insurance policies));

•	other than in the ordinary course of business consistent with past practice, extend, renew, replace, amend, modify, terminate any material contract or enter into, extend, renew, replace, amend, modify or terminate any contract that would be a material contract if it had been entered into prior to the date of the merger agreement;

•	enter into any new line of business;

•	dissolve or liquidate any subsidiary;

•	take any actions or omit to take any actions that would or would reasonably be expected to result in any of the merger agreement’s closing conditions not being satisfied or result in new or additional required approvals from any governmental entity in connection with, or prevent or materially impede, interfere with, hinder or delay the consummation of, the merger or other transactions contemplated by the merger agreement;

•	make, change or rescind any material tax election, material method of tax accounting or any annual tax accounting period (except to the extent such action is taken in response to changes enacted by the Tax Cuts and Jobs Act and such action is reasonably determined to be in its best interests), make a request for a tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, tax claim or other controversy relating to material taxes, file any material amended tax return or surrender any material right to claim a refund or offset of any taxes; or

•	authorize, or commit or agree to take, any of the foregoing actions.

Solicitation of Alternative Proposals

SJW and CTWS have agreed that, during a 45-day period which will conclude at 11:59 p.m. Eastern time on July 14, 2018 (the “go-shop period”), CTWS has the right to solicit takeover proposals (as defined below) from third parties, engage in discussions regarding such proposals, furnish certain information (including non-public information) in connection with such proposals, and otherwise cooperate with efforts to make such proposals. CTWS is entitled to continue discussions with any party who submits a takeover proposal by the end of the go-shop period if the CTWS board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that the proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below), until the earlier of (i) a withdrawal of the proposal, (ii) a determination in good faith by the CTWS board of directors, after consultation with its outside counsel and financial advisor, that the proposal no longer constitutes or is reasonably likely to lead to a superior proposal and (iii) 11:59 p.m. Eastern time on the 30th day following the end of the go-shop period.

Except as set forth above, CTWS has agreed that, from the conclusion of the go-shop period until the earlier of the effective time of the merger and the termination of the merger agreement, CTWS will not, and it will not authorize or permit any of its affiliates or any of its or their representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person (other than its representatives) regarding, or furnish to any person (other than its representatives) any non-public information with respect to, any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal. Except as set forth in the previous paragraph, CTWS has also agreed to, and to cause its subsidiaries and direct its and their respective representatives to, following the end of the go-shop period, immediately cease and cause to be terminated all discussions or negotiations with any person conducted during the go-shop period with respect to any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal, request the prompt return or destruction of all confidential information previously furnished to, and to immediately terminate all physical and electronic dataroom access previously granted to, any such person or its representatives.

Notwithstanding anything in the merger agreement to the contrary, at any time following the conclusion of the go-shop period and prior to obtaining the CTWS shareholder approval required by the merger agreement, in response to a bona fide written takeover proposal that the CTWS board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a superior proposal (as defined below) and that did not result from a material breach of the obligations described in the preceding paragraph, CTWS may, subject to procedures and notification requirements included in the merger agreement, (x) furnish information with respect to such party to the person making such takeover proposal (and its representatives), pursuant to a customary confidentiality agreement, and (y) participate in discussions regarding the terms of such takeover proposal and the negotiation of such terms with, and only with, the person making such takeover proposal (and such person’s representatives)

SJW has agreed that, from the time of the execution of the original merger agreement on March 14, 2018 until the earlier of the effective time of the merger and the termination of the merger agreement, SJW will not, and it will not authorize or permit any of its affiliates or any of its or their representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person (other than its representatives) regarding, or furnish to any person (other than its representatives) any non-public information with respect to, any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal. SJW has also agreed to, and to cause its subsidiaries and direct its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal, request the prompt return or destruction of all confidential information previously furnished to, and to immediately terminate all physical and electronic dataroom access previously granted to, any such person or its representatives.

Notwithstanding the foregoing, at any time prior to obtaining the SJW stockholder approvals required by the merger agreement, in response to a bona fide written takeover proposal that the SJW board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or is reasonably likely to lead to a superior proposal (as defined below) and that did not result from a material breach of the obligations described in the preceding paragraph, SJW may, subject to procedures and notification requirements included in the merger agreement, (x) furnish information with respect to such party to the person making such takeover proposal (and its representatives), pursuant to a customary confidentiality agreement, and (y) participate in discussions regarding the terms of such takeover proposal and the negotiation of such terms with, and only with, the person making such takeover proposal (and such person’s representatives).

A “takeover proposal” means any proposal or offer (whether or not in writing) made by a third party relating to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving SJW or CTWS, or any of their respective subsidiaries, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a subsidiary of SJW or CTWS or otherwise) of any business or assets of SJW or CTWS, or any of their respective subsidiaries representing 15% or more of the consolidated revenues, net income or assets of SJW or CTWS and their respective subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person or group, of securities or derivative securities representing 15% or more of the total outstanding voting power of SJW or CTWS, (iv) transaction in which any person would acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of SJW or CTWS or (v) combination of the foregoing (in each case, other than the merger).

A “superior proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the shares of SJW common stock or CTWS common stock or all or substantially all of the assets of SJW or CTWS and its respective subsidiaries, taken as a whole, (i) on terms which such party’s board of directors determines in its reasonable judgment (after consultation with its outside legal counsel and financial advisor) to be superior to the merger, taking into account all of the terms and conditions of such offer (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the person making the proposal, any risks of non-consummation of the proposal and any other factors, including, in the case of CTWS, those specified in Article Fifth, Section (d) of CTWS’s certificate of incorporation and Section 33-756(g) of the CBCA, that such party’s board of directors determines are appropriate under the circumstances) and the merger agreement (including any changes proposed by the other party to the terms of the merger agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed and for which financing (if required) is fully committed and reasonably likely to be obtained.

During the go-shop period, the merger agreement requires that CTWS notify SJW in writing on a weekly basis of the number of parties who have submitted a takeover proposal that the CTWS board of directors has determined in good faith, after consultation with its outside counsel and financial advisor, constitutes or is reasonably likely to lead to a superior proposal and provide SJW with a written summary of the material terms and conditions of any takeover proposal received from such party (including the identity of such party). In addition, the merger agreement requires that, following the conclusion of the go-shop period, after receiving any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal, CTWS will promptly, and in any event within one business day, notify SJW in writing of its receipt of such takeover proposal or inquiry or proposal, the material terms and conditions of such takeover proposal or inquiry or proposal (including any changes thereto) and the identity of the party making such request. Following the conclusion of the go-shop period, CTWS will keep SJW informed in all material respects on a prompt basis (and in any event within one business day) of the status and details (including any change to the terms thereof) of such takeover proposal and will provide to SJW as soon as practicable after receipt or delivery thereof copies of any such takeover proposal or inquiry or proposal received in writing (including drafts of acquisition agreements (as defined below)).

The merger agreement also requires that SJW promptly, and in any event no later than 24 hours, after receiving any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal, notify in writing CTWS of its receipt of such takeover proposal or inquiry or proposal, the material terms and conditions of such takeover proposal or inquiry or proposal (including any changes thereto) and the identity of the party making such request. SJW will keep CTWS informed in all material respects on a prompt basis (and in any event within 24 hours) of the status and details (including any change to the terms thereof) of such takeover proposal and will provide to CTWS as soon as practicable after receipt or delivery thereof copies of any such takeover proposal or inquiry or proposal received in writing (including drafts of acquisition agreements (as defined below)).

Changes in Board Recommendations

Each of SJW and CTWS agreed that neither its board of directors nor any committee thereof would (i) withdraw or modify or qualify in any manner adverse to the other party the recommendation to its shareholders to approve of the transactions contemplated by the merger agreement (including the share issuance, charter amendment or merger agreement, as applicable), or propose publicly to do the same, or adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any takeover proposal (an “adverse recommendation change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow SJW or CTWS or its respective affiliates, as applicable, to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (each, an “acquisition agreement”) constituting or that would reasonably be expected to lead to any takeover proposal.

Notwithstanding the restrictions described above, at any time prior to obtaining the shareholder approval required by the merger agreement, the SJW board of directors or the CTWS board of directors, as applicable, may make an adverse recommendation change if (i) in the case of CTWS, the CTWS board of directors provides SJW with five business days prior written notice and, in the case of SJW, the SJW board of directors provides CTWS 96 hours prior written notice (in each case, a “notice of recommendation change”) of its intention to take such action and specifying the reasons therefor, including the terms and conditions of any takeover proposal or superior proposal that is the basis of the adverse recommendation change, (ii) during the five business days or 96 hours, as applicable, following such written notice, if requested by the other party, the board of directors effecting the adverse recommendation change has negotiated in good faith with the other party regarding any revisions to the terms of the merger agreement proposed by the other party and (iii) at the end of the five-business-day period or 96-hour period described in clause (ii), as applicable, such board of directors, as applicable, concludes in good faith (after consultation with its outside legal counsel and financial advisor, taking into account any changes to the terms of the merger agreement proposed by the other party in response to a notice of recommendation change or otherwise) that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties under applicable law. Any amendment to the financial terms or any other material term of any takeover proposal or superior proposal giving rise to a notice of adverse recommendation change requires a new notice as described above except that, in connection with such amendment, in the case of CTWS, the five-business-day period referred to will be reduced to 3 business days and, in the case of SJW, the 96-hour period referred to will be reduced to 72 hours, as applicable.

Efforts to Obtain Required Stockholder Votes

Under the terms of the merger agreement, SJW and CTWS agreed to each set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable, except that neither SJW nor CTWS may hold its respective shareholders meeting prior to July 27, 2018, which is no less than 10 business days following the last day of the go-shop period. SJW and CTWS also agreed that each will each use its reasonable best efforts to hold its respective shareholders meetings on the same date.

SJW has agreed to use its reasonable best efforts to solicit stockholder approval for the proposal to approve the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and for the proposal to adopt the SJW certificate of incorporation amendment. The SJW board of directors has approved the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the amendment to SJW’s certificate of incorporation and has adopted resolutions directing that such proposals be submitted to SJW stockholders for their approval.

CTWS has also agreed to use its reasonable best efforts to solicit shareholder approval for the proposal to approve the merger agreement. The CTWS board of directors has approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, advisable to and in the best interests of CTWS and its shareholders and adopted resolutions directing that the merger agreement be submitted to CTWS shareholders for their approval.

In the event of a valid termination of the merger agreement, neither party will be under any obligation to hold a special meeting.

Efforts to Complete the Merger

Each party to the merger agreement has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, as soon as reasonably practicable, including using reasonable best efforts to accomplish the following:

•	ensure that no takeover statute or similar statute or regulation is or becomes applicable to the merger agreement, the merger or any other transaction contemplated by the merger agreement;

•	file with the SEC a definitive form of this joint proxy statement/prospectus, the SEC’s declaration of effectiveness of such Form S-4, and filing with the SEC other reports or filings required in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	comply with, and make filings under, the HSR Act;

•	make all filings, submissions and registrations required to be made to the PURA and the MPUC;

•	make all other applications, notices, registrations, filings, reports and other documents required to be filed with any other governmental entity;

•	give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before a governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement, and keep the other party informed as to the status of such legal proceeding or threat;

•	contest and resist any legal proceeding by or before any governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order preventing or restricting consummation of the merger or the other transactions contemplated by the merger agreement;

•	execute and deliver any additional documents, certificates, agreements and instruments reasonably requested by the other party to evidence or reflect the transactions contemplated by the merger agreement; and

•	obtain each approval, consent, ratification, permission, waiver of authorization required to be obtained from governmental entities or third parties to certain material contracts.

Each of SJW and CTWS has agreed to use reasonable best efforts to make all filings required with respect to the merger as promptly as reasonably practicable. In connection with the receipt of any necessary approvals or clearances of a governmental entity, SJW, CTWS and their respective subsidiaries may be required to sell, divest or hold separate or otherwise take actions that limit its freedom, or after the merger, the freedom of action of Combined SJW or any of its affiliates with respect to, or its ability to retain, its subsidiaries or any of their respective businesses, product lines or assets, unless and to the extent such divestiture or other action would, individually or in the aggregate, have or reasonably be expected to have a “regulatory material adverse effect.” The term “regulatory material adverse effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or result of operations of SJW and its subsidiaries, taken as a whole, CTWS and its subsidiaries, taken as a whole, or the Combined SJW (with each of SJW and its subsidiaries, taken as a whole, and the Combined SJW deemed to be the size and scale of CTWS and its subsidiaries, taken as a whole).

Governance Matters After the Merger

Board of Directors

Immediately following the effective time of the merger, the board of directors of Combined SJW will consist of twelve members, comprised of: (i) seven of the directors of SJW immediately prior to the effective time of the merger, to be selected by the SJW board of directors and (ii) five of the directors of CTWS immediately prior to the effective time of the merger, to be selected by the CTWS board of directors. Unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW, such board composition will continue until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of Combined SJW are elected during the calendar year ended December 31, 2020.

One of the SJW continuing directors will be Eric W. Thornburg, who will serve as the chairman, chief executive officer and president of Combined SJW; in the event that Eric W. Thornburg is not the chairman, chief executive officer and president of SJW immediately prior to the effective time of the merger, the SJW board of directors shall determine his replacement after consulting in good faith with the CTWS board of directors. From and after the effective time of the merger until December 31, 2020, the CTWS continuing directors will be authorized to select a CTWS continuing director (who qualifies as “independent” under the applicable standards of the NYSE and the policies of Combined SJW) to serve as the lead independent director of Combined SJW, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW.

Under the Combined SJW bylaws, consisting of the SJW bylaws as amended and restated to include the amendment that is attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, in connection with each stockholders meeting at which directors of Combined SJW are elected from and after the effective time of the merger until December 31, 2020, (i) the SJW continuing directors will have the exclusive power and authority to nominate, on behalf of the board of directors of Combined SJW, directors for election to fill each board seat held by the SJW continuing directors and (ii) the CTWS continuing directors will have the exclusive power and authority to nominate, on behalf of the board of directors of Combined SJW, directors for election to fill each board seat held by the CTWS continuing directors, in the case of each of (i) and (ii), unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW and subject to each such nominee having the qualifications required of directors by the Combined SJW nomination of directors policies.

Similarly, from and after the effective time of the merger until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of Combined SJW are elected during the calendar year ended December 31, 2020, (i) all vacancies on the board of directors created by a cessation of service of an SJW continuing director will be filled by a nominee or appointee selected by the SJW continuing directors, and the SJW continuing directors will have the exclusive power and authority to fill all vacancies on the board of directors of Combined SJW created by the cessation of service of an SJW continuing director, and (ii) all vacancies on the board of directors created by the cessation of service of a CTWS continuing director will be filled by a nominee or appointee selected by the CTWS continuing directors, and the CTWS continuing directors will have the exclusive power and authority to fill all vacancies on the board of directors of Combined SJW created by the cessation of service of a CTWS continuing director, in the case of each of (i) and (ii), unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW and subject to each such nominee having the qualifications required of directors by the Combined SJW nomination of directors policies.

SJW and CTWS will take all actions necessary to effect the governance matters set forth above, among which SJW will amend and restate the SJW bylaws to include the amendment that is attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus.

At the effective time of the merger or as promptly as reasonably practicable thereafter, Combined SJW will cause the boards of directors of each of its subsidiaries that is subject to regulation as a public utility or public service company (including CTWS), except for The Heritage Village Water Company, to have the same membership as the board of directors of Combined SJW. The Heritage Village Water Company board of directors is required to include a certain number of directors who are representatives of the towns of Southbury, Middlebury and Oxford, Connecticut.

Other Officers

All of SJW’s and its subsidiaries’ current officers are expected to continue to serve as officers of Combined SJW or its subsidiaries following the completion of the merger. In addition, pursuant to the terms of the merger agreement, at the effective time of the merger, the following CTWS officers will serve as officers of Combined SJW or its subsidiaries, as applicable: (i) David C. Benoit will serve as president of Combined SJW’s New England Region and The Connecticut Water Company, an indirect subsidiary of Combined SJW; (ii) Richard L. Knowlton will serve as president of The Maine Water Company, an indirect subsidiary of Combined SJW; (iii) Kristen A. Johnson will serve as chief human resource officer of Combined SJW and its subsidiaries; (iv) Maureen P. Westbrook will serve as senior vice president of external affairs of Combined SJW and its subsidiaries; (v) Craig J. Patla will serve as vice president, operations of Combined SJW’s New England Region; and (vi) Robert J. Doffek will serve as vice president, controller of Combined SJW’s New England Region.

From and after the effective time of the merger until December 31, 2020, David C. Benoit (or such other chief executive officer of CTWS as of the effective time of the merger) shall continue as president of Combined

SJW’s New England Region and of The Connecticut Water Company, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW.

If any such person is not employed by CTWS immediately prior to the effective time of the merger, SJW will determine who will serve in such position after consulting in good faith with the CTWS board of directors and management regarding potential candidates. Other officers of CTWS and its subsidiaries, effective as of the effective time of the merger, will include the existing officers of CTWS and its respective subsidiaries as of immediately prior to the effective time of the merger.

Amendments to Governance Provisions

From and after the effective time of the merger until December 31, 2020, these governance provisions may be amended or repealed, and any bylaw provision or other resolution inconsistent with these governance provisions may be adopted, only by the affirmative vote of at least 75% of the entire board of directors of Combined SJW. After December 31, 2020, these governance provisions in the Combined SJW bylaws will automatically terminate and without further action become void and be of no further force and effect. Combined SJW will not, directly or indirectly, support any proposal, take any action, or omit to take any action that would, in any case, be inconsistent with these governance provisions.

Employee Benefit Matters

SJW and CTWS have agreed that following completion of the merger:

•	until December 31, 2019, (i) SJW will, or will cause its subsidiaries to, provide CTWS employees with (A) the same base compensation and no less favorable target annual cash incentive opportunities as in effect immediately prior to the effective time of the merger, (B) benefits (other than severance and change in control benefits) that are substantially comparable in the aggregate to such benefits in effect for such employees immediately prior to the effective time of the merger and (C) severance benefits that are no less favorable than the severance benefits SJW provides to similarly situated employees of SJW and its subsidiaries (except that SJW will not be required to provide such benefits to CTWS employees who are entitled to severance benefits under CTWS employment agreements or the CTWS Change in Control Severance Plan which will continue to apply to such CTWS employees in accordance with their terms), and (ii) each CTWS employee who received a long-term incentive award under the CTWS stock plans in 2018 will be granted an equity incentive award (with the target and maximum dollar values of such award equal to or greater than the target and maximum dollar values of the last award granted to such CTWS employee under the CTWS stock plans prior to the effective time of the merger) under the SJW stock plans for each calendar year following the effective time of the merger until December 31, 2019 (other than a calendar year in which such CTWS employee received an equity incentive award under a CTWS stock plan), which will be made at the same time and subject to the same terms and conditions as awards made to SJW’s executive officers; and

•	to the extent any CTWS employee is eligible to participate under any employee benefit plan of SJW or its subsidiaries following the closing, SJW will, and will cause its subsidiaries to, give credit under such SJW employee benefit plans to CTWS employees for all service with CTWS or its subsidiaries prior to the effective time of the merger for certain purposes and to the extent such service was taken into account or recognized by CTWS or an applicable subsidiary, but not to the extent crediting such service would result in duplication of benefits.

Treatment of CTWS Equity Awards

CTWS Restricted Share Units and CTWS Deferred Share Units. Upon completion of the merger, (i) all outstanding and unvested CTWS RSUs and (ii) all outstanding CTWS DSUs will be automatically converted pursuant to the merger agreement into, respectively, restricted stock units of SJW and deferred stock units of

SJW based on the exchange ratio with any fractional units rounded down to the nearest whole unit and will continue to be subject to the same terms and conditions (including any deferral elections) as were in effect for such awards immediately prior to the completion of the merger. CTWS RSUs are awards that are subject to service-based vesting and are not or are no longer subject to performance-based vesting and entitle the holder to receive shares of CTWS upon vesting, and include awards granted as CTWS PSUs for which performance has been determined prior to the effective date of the merger and which are still subject to service vesting. CTWS DSUs are awards previously granted as CTWS PSUs that are fully vested (based on performance and completion of service vesting) with the underlying shares of CTWS common stock to be issued on a specified date or event as elected by the participant.

CTWS Performance Share Units. All outstanding and unvested CTWS PSUs that were granted prior to the date of the merger agreement, and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the effective date of the merger, will become performance vested as to a number of shares of CTWS common stock determined by calculating the actual level of attainment of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses associated with the merger) and the service-based vesting for each such performance vested CTWS PSU shall be accelerated and each such vested share of CTWS common stock will be cancelled and converted into the right to receive a number of shares of SJW common stock based on the exchange ratio, and will continue to be subject to the same dividend equivalents and deferral elections as in effect for such award prior to the completion of the merger, if any. All outstanding and unvested CTWS PSUs that were granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting awards covering a number of restricted stock units of SJW equal to the product of (x) the target number of outstanding and unvested share units that was subject to each applicable CTWS PSU award immediately prior to closing of the merger and (y) the exchange ratio, with any fractional share units rounded down to the nearest whole share unit.

CTWS Performance Cash Units. All outstanding and unvested CTWS PCUs granted prior to the date of the merger agreement, and for which the amount payable based on the level of attainment of the performance goals applicable to the award has been determined by the CTWS board of directors prior to the effective date of the merger but are subject to service vesting, will be accelerated and will be paid out in cash in such amount at the effective time. All outstanding and unvested CTWS PCUs that were granted prior to the date of the merger agreement and for which the level of attainment of the performance goals applicable to the award has not been determined by the CTWS board of directors prior to the effective date of the merger, will become performance vested for an amount based on the actual performance of the performance goals applicable to the award up to the effective time of the merger (as may be adjusted to eliminate the impact of any non-recurring costs and expenses associated with the merger) and the service vesting will be accelerated and the award shall be paid out in cash in such amount at the effective time. All outstanding and unvested CTWS PCUs granted on or after the date of the merger agreement will be assumed by SJW and automatically converted into time-based vesting cash awards based on target.

CTWS Restricted Stock. CTWS’s non-employee directors have historically received an annual grant of restricted shares of CTWS common stock on or around the date of the annual CTWS shareholders’ meeting, which vest on the first anniversary of the grant date. Pursuant to CTWS’s form of restricted stock award agreement to non-employee directors, outstanding restricted stock awards will vest in full on a change-in-control, including the closing of the merger. In accordance with the merger agreement, on the closing of the merger, issued and outstanding CTWS common stock will be converted into the right to receive shares of SJW.

For additional information regarding treatment of CTWS equity awards, see the section entitled “The Merger — Treatment of CTWS Restricted Share Units, Deferred Share Units, Performance Share Units and Performance Cash Units” beginning on page 136 of this joint proxy statement/prospectus and “The Merger — Interests of CTWS Directors and Executive Officers in the Merger” beginning on page 124 of this joint proxy statement/prospectus.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between SJW and CTWS in the preparation of this joint proxy statement/prospectus;

•	redemption of the shares of CTWS preferred stock;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•	cooperation between SJW and CTWS in the preparation and filing of all required applications and other documents with any governmental entity or regulatory authority with respect to the merger;

•	notice of material changes regarding representations, warranties, covenants and conditions contained in the merger agreement;

•	treatment of CTWS equity awards;

•	fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	cooperation between SJW and CTWS in the defense or settlement of any stockholder litigation relating to the merger and the other transactions contemplated by the merger agreement;

•	causing any dispositions of CTWS common stock or derivative securities resulting from the merger and any acquisitions of SJW common stock or derivative securities resulting from the merger by each individual who is or may become subject to reporting requirements under Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	cooperation of CTWS in connection with debt financing, if any, obtained by SJW in connection with the consummation of the merger and the other transactions contemplated by the merger agreement;

•	cooperation between SJW and CTWS in connection with public announcements;

•	cooperation to cause the shares of SJW common stock to be issued to CTWS shareholders pursuant to the merger to be listed on the NYSE, and to cause the shares of CTWS common stock and other securities, if applicable, to be delisted from the NASDAQ;

•	cooperation between SJW and CTWS to coordinate the record and payment dates of dividends payable on shares of each party’s common stock;

•	the use of reasonable best efforts, subject to applicable laws, to cooperate in connection with planning the integration of the business operations of SJW and CTWS and their respective subsidiaries;

•	voting agreements entered into between SJW and certain of its stockholders; and

•	continuation of charitable contributions and community support for two years following the merger.

Under the merger agreement, following the completion of the merger, to the fullest extent permitted by law, Combined SJW and CTWS (the surviving corporation in the merger) will assume all obligations relating to indemnification, advancement of expenses and exculpation from liabilities for certain acts or omissions occurring at or prior to the effective time of the merger existing in favor of the former or present directors and officers of CTWS and its subsidiaries. Prior to the effective time of the merger, CTWS will purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policies.

Conditions to Completion of the Merger

Each party’s obligation to consummate the merger is conditioned upon the satisfaction (or waiver by such party) at or prior to the closing of the merger of each of the following:

•	approval of the merger agreement by CTWS shareholders;

•	approval of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger by SJW stockholders;

•	approval of the SJW certificate of incorporation amendment by SJW stockholders;

•	filing with and acceptance by the Secretary of State of the State of Delaware of the SJW certificate of incorporation amendment;

•	approval of the listing on the NYSE of the shares of SJW common stock to be issued to CTWS shareholders pursuant to the merger, subject to official notice of issuance;

•	any required approvals (as listed below) having been obtained and having become final orders (as to which all conditions, not within the control of SJW or CTWS, to the consummation of such transactions prescribed by applicable law or order have been satisfied) and any waiting period having expired or been terminated, and that do not impose terms or conditions that are materially adverse to CTWS, SJW, or Combined SJW, in each case, taken as a whole (and in the case of SJW and Combined SJW, the materiality assessed for an equivalent entity of the size and scale of CTWS);

•	the expiration or earlier termination of the waiting period applicable to the completion of the merger and the other transactions contemplated by the merger agreement under the HSR Act;

•	any pre-approvals of license transfers by the FCC;

•	consents required by the PURA; and

•	consents required by the MPUC;

•	absence of any statute, law, ordinance, rule, regulation, binding legal requirement, judgment, order or decree by any court, tribunal or other governmental entity of appropriate jurisdiction that seeks to make illegal or prohibit the consummation of the merger, the SJW certificate of incorporation amendment or the other transactions contemplated by the merger agreement; and

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings initiated and not subsequently withdrawn by the SEC for that purpose.

In addition, the obligations of each of SJW and Merger Sub, on the one hand, and CTWS, on the other hand, to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party (other than the representations and warranties related to (i) the shares of capital stock issued and outstanding or reserved for issuance, (ii) the absence of any outstanding voting debt interests, (iii) the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement, (iv) the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement and (v) solely in the case of SJW and Merger Sub, the sole purpose of and lack of business engagement by Merger Sub) will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties) as of the closing date of the merger (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect;

•	the representations and warranties of the other party relating to (i) the absence of any outstanding voting debt interests, (ii) the authority with respect to the execution, delivery, and performance of the merger agreement and the due and valid authorization and enforceability of the merger agreement and (iii) the fees payable to a financial advisor, broker or finder in connection with the transactions under the merger agreement will be true and correct in all material respects as of the closing date of the merger (except to the extent such representations or warranties address matters only as of an earlier date, which need only be true and correct as of such earlier date);

•	the representations and warranties of the other party relating to (i) the shares of capital stock issued and outstanding or reserved for issuance and (ii) solely in the case of SJW and Merger Sub, the sole purpose of and lack of business engagement by Merger Sub, will be true and correct in all respects (except de minimis errors) as of the closing date of the merger (except to the extent such representations or warranties are expressly made as of an earlier date, which need only be true and correct as of such earlier date);

•	the other party having performed in all material respects all of its obligations under the merger agreement at or prior to the closing of the merger;

•	receipt of a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions described in the preceding four bullet points;

•	no fact, circumstance, effect, change, event or development will have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the other party that has not been ameliorated or cured; and

•	receipt of a legal opinion of such party’s counsel (or such other nationally recognized tax counsel reasonably satisfactory to the other party), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, before or after the receipt of the required shareholder approvals, under the following circumstances:

•	by mutual written consent of SJW and CTWS;

•	by either SJW or CTWS:

•	if the merger is not consummated on or before March 14, 2019, except if, as of 5:00 p.m., Pacific time, on March 14, 2019, all the conditions to closing have been satisfied or waived, or will then be capable of being satisfied (other than the conditions related to required governmental approvals having been obtained and having become final orders and those conditions that by their nature are to be satisfied at the closing of the merger), such date will be extended automatically to June 14, 2019 (such date, as so extended, the “end date”); provided that the right to terminate the merger agreement under the provision described in this bullet will not be available to any party if such failure of the merger to occur on or before the end date is the result of a material breach of any representation, warranty, covenant or agreement of the merger agreement by such party (the “end-date termination provision”);

•	if any law or final and non-appealable judgment, order or decree is issued, imposed or deemed applicable to the merger by any governmental entity of competent jurisdiction which permanently prohibits or makes illegal the consummation of the merger, the SJW certificate of incorporation amendment or the other transactions contemplated by the merger agreement; except that the right to terminate the merger agreement under the provision described in this bullet will not be available to any party if such failure of the merger to be capable of being consummated is the result of the failure of such party to comply with the reasonable best efforts covenant under the merger agreement;

•	if SJW stockholders fail to approve either the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment at the SJW stockholders meeting (or, if the SJW stockholders meeting has been adjourned or postponed, at the final adjournment or postponement thereof) (the “SJW stockholder approval failure termination provision”); or

•	if CTWS shareholders fail to approve the merger agreement at the CTWS shareholders meeting (or, if the CTWS shareholders meeting has been adjourned or postponed, at the final adjournment or postponement thereof) (the “CTWS shareholder approval failure termination provision”);

•	by SJW:

•	if CTWS has breached or failed to perform any of its obligations under the merger agreement, or if any of its representations or warranties has failed to be true and correct, which breach or failure to perform (i) is not reasonably capable of being cured by CTWS by the end date, or is not cured by CTWS within the earlier of (x) 45 days after receiving written notice from SJW or (y) three business days prior to the end date and (ii) would give rise to the failure of certain closing conditions; provided that the right to terminate the merger agreement under the provision described in this bullet will not be available to SJW if SJW is then also in breach of any of its covenants or agreements, or if any of its representation or warranties has failed to be true and correct such as would give rise to the failure of certain closing conditions (the “CTWS material breach termination provision”);

•	prior to the time that CTWS shareholders approve the merger agreement, if:

•	CTWS materially breaches any of its obligations described under “— Solicitation of Alternative Proposals”;

•	the CTWS board of directors has made an adverse recommendation change;

•	CTWS has failed to include, in this joint proxy statement/prospectus, the recommendation of its board of directors that CTWS shareholders approve the merger agreement;

•	following the receipt of a takeover proposal with respect to CTWS, the CTWS board of directors has failed to publicly reaffirm its recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement within 10 business days after SJW reasonably requests in writing that such recommendation be reaffirmed; or

•	a tender or exchange offer relating to any shares of CTWS common stock has been publicly commenced and CTWS has not, within 10 business days after the commencement thereof, recommended rejection of such tender or exchange offer and reaffirmed its recommendation of the merger agreement and the merger and the other transactions contemplated by the merger agreement; or

•	prior to the time that SJW stockholders approve both the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment, if SJW is not in material breach of its obligations described under “— Solicitation of Alternative Proposals” in order to accept a superior proposal with respect to SJW and enter into an acquisition agreement related to such superior proposal, and SJW pays to CTWS a termination fee of $42.5 million pursuant to the terms of the merger agreement;

•	by CTWS:

•

if SJW or Merger Sub has breached or failed to perform any of its obligations under the merger agreement, or if any of their respective representations or warranties has failed to be true and correct, which breach or failure to perform (i) is not reasonably capable of being cured by SJW or Merger Sub by the end date, or is not cured by SJW or Merger Sub, as applicable, within the earlier of (x) 45 days after receiving written notice from CTWS or (y) three business days prior to the end date and (ii) would give rise to the failure of certain closing conditions; provided that the right to terminate the merger agreement under the provision described in this bullet will not be available to CTWS if CTWS is then also in breach of any of its covenants or agreements, or if any of its representation or warranties has failed to be true and correct such as would give rise to the failure of certain closing conditions (the “SJW material breach termination provision”);

•	prior to the time that SJW stockholders approve both the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment, if:

•	SJW materially breaches any of its obligations described under “— Solicitation of Alternative Proposals”;

•	the SJW board of directors has made an adverse recommendation change;

•	SJW has failed to include, in this joint proxy statement/prospectus, the recommendation of its board of directors that SJW stockholders approve both the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment;

•	following the receipt of a takeover proposal with respect to SJW, the SJW board of directors has failed to publicly reaffirm its recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement within 10 business days after CTWS reasonably requests in writing that such recommendation be reaffirmed; or

•	a tender or exchange offer relating to any shares of SJW common stock has been publicly commenced and SJW has not, within 10 business days after the commencement thereof, recommended rejection of such tender or exchange offer and reaffirmed its recommendation of the merger agreement and the merger and the other transactions contemplated by the merger agreement; or

•	prior to the time that CTWS shareholders approve the merger agreement, if CTWS is not in material breach of its obligations described under “— Solicitation of Alternative Proposals” in order to accept a superior proposal with respect to CTWS and enter into an acquisition agreement related to such superior proposal, and CTWS pays to SJW a termination fee of $28.1 million pursuant to the terms of the merger agreement.

In the event of a valid termination of the merger agreement, other than termination by mutual written consent, written notice will be given by the terminating party to the other party specifying the provision pursuant to which such termination is made. In the event of a valid termination of the merger agreement, the merger agreement will be terminated and will become void and have no effect, without any liability or obligation on the part of SJW or CTWS, except that certain provisions regarding the termination fee and other general matters will survive such termination and nothing in the merger agreement will relieve any party from liabilities or damages incurred or suffered as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach by such party of any covenant or agreement set forth in the merger agreement. In such case, neither party will be under any obligation to hold a special meeting. The termination of the merger agreement will not affect the obligations of the parties contained in the confidentiality agreement between SJW and CTWS.

Expenses and Termination Fees; Liability for Breach

Each party will pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement.

SJW will be obligated to pay a termination fee of $42.5 million to CTWS if:

•	CTWS terminates the merger agreement, prior to the time that SJW stockholders approve both the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment, as a result of any of the following:

•	SJW materially breaches any of its obligations described under “— Solicitation of Alternative Proposals”;

•	the SJW board of directors has made an adverse recommendation change;

•	SJW has failed to include, in this joint proxy statement/prospectus, the recommendation of its board of directors that SJW stockholders approve both the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment;

•	following the receipt of a takeover proposal with respect to SJW, the SJW board of directors has failed to publicly reaffirm its recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement within 10 business days after CTWS reasonably requests in writing that such recommendation be reaffirmed; or

•	a tender or exchange offer relating to any shares of SJW common stock has been publicly commenced and SJW has not, within 10 business days after the commencement thereof, recommended rejection of such tender or exchange offer and reaffirmed its recommendation of the merger agreement and the merger and the other transactions contemplated by the merger agreement;

•	SJW terminates the merger agreement because SJW stockholders fail to approve either the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger or the adoption of the SJW certificate of incorporation amendment at the SJW stockholders meeting (or, if the SJW stockholders meeting has been adjourned or postponed, at the final adjournment or postponement thereof), at any time during which CTWS would have been permitted to terminate the merger agreement under the provision described in the primary bullet immediately above;

•	SJW terminates the merger agreement in order to accept a superior proposal and enter into an acquisition agreement related to such superior proposal, prior to the time that SJW stockholders approve both the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment, if SJW is not in material breach of its obligations described under “— Solicitation of Alternative Proposals”; or

•	each of the following three events occurs:

•	a takeover proposal is made to SJW or becomes publicly known, or an intention to make such a takeover proposal is publicly announced and not publicly withdrawn, after the date of the merger agreement and prior to the SJW stockholders meeting;

•	the merger agreement is thereafter terminated by (A) CTWS or SJW pursuant to either of the end-date termination provision (if the SJW stockholders meeting has not been held) or the SJW stockholder approval failure termination provision, or (B) CTWS pursuant to the SJW material breach termination provision; and

•	within 12 months of such termination of the merger agreement, SJW enters into a definitive contract to consummate or consummates a takeover proposal; provided that for purposes of the provision described in this bullet, the term “takeover proposal” has the meaning described under “— Solicitation of Alternative Proposals,” except that all references to 15% therein will be changed to 50%.

SJW will be obligated to reimburse CTWS for certain fees and expenses in an amount not to exceed $5 million if either SJW or CTWS terminates the merger agreement because SJW stockholders fail to approve of either or both of the issuance of shares of SJW common stock to CTWS shareholders pursuant to the merger and the adoption of the SJW certificate of incorporation amendment. If any termination fee is later payable by SJW to CTWS, the amount of such termination fee payable by SJW will be reduced by the expense reimbursement amount actually paid by SJW to CTWS.

CTWS will be obligated to pay a termination fee of $28.1 million to SJW if:

•	SJW terminates the merger agreement, prior to the time that CTWS shareholders approve the merger agreement, as a result of any of the following:

•	CTWS materially breaches any of its obligations described under “— Solicitation of Alternative Proposals”;

•	the CTWS board of directors has made an adverse recommendation change;

•	CTWS has failed to include, in this joint proxy statement/prospectus, the recommendation of its board of directors that CTWS shareholders approve the merger agreement;

•	following the receipt of a takeover proposal with respect to CTWS, the CTWS board of directors has failed to publicly reaffirm its recommendation of the merger agreement, the merger and the other transactions contemplated by the merger agreement within 10 business days after SJW reasonably requests in writing that such recommendation be reaffirmed; or

•	a tender or exchange offer relating to any shares of CTWS common stock has been publicly commenced and CTWS has not, within 10 business days after the commencement thereof, recommended rejection of such tender or exchange offer and reaffirmed its recommendation of the merger agreement and the merger (and the other transactions contemplated by the merger agreement);

•	CTWS terminates the merger agreement because CTWS shareholders fail to approve the merger agreement at the CTWS shareholders meeting (or, if the CTWS shareholders meeting has been adjourned or postponed, at the final adjournment or postponement thereof), at any time during which SJW would have been permitted to terminate the merger agreement under the provision described in the bullet immediately above;

•	CTWS terminates the merger agreement in order to accept a superior proposal and enter into an acquisition agreement related to such superior proposal, prior to the time that CTWS shareholders approve the merger agreement, if CTWS is not in material breach of its obligations described under “— Solicitation of Alternative Proposals”; or

•	each of the following three events occurs:

•	a takeover proposal is made to CTWS or becomes publicly known, or an intention to make such a takeover proposal is publicly announced and not publicly withdrawn, after the date of the merger agreement and prior to the CTWS shareholders meeting;

•	the merger agreement is thereafter terminated by (A) SJW or CTWS pursuant to either of the end-date termination provision (if the CTWS shareholders meeting has not been held) or the CTWS shareholders approval failure termination provision, or (B) SJW pursuant to the CTWS material breach termination provision; and

•	within 15 months of such termination of the merger agreement, CTWS enters into a definitive contract to consummate or consummates a takeover proposal; provided that for purposes of the provision described in this bullet, the term “takeover proposal” has the meaning described under “— Solicitation of Alternative Proposals,” except that all references to 15% therein will be changed to 50%.

CTWS will be obligated to reimburse SJW for certain fees and expenses in an amount not to exceed $5 million if either CTWS or SJW terminates the merger agreement because CTWS shareholders fail to approve the merger agreement. If any termination fee is later payable by CTWS to SJW, the amount of such termination fee payable by CTWS will be reduced by the expense reimbursement amount actually paid by CTWS to SJW.

Amendments, Extensions and Waivers

Prior to the effective time of the merger, the merger agreement may be amended by the parties (by a signed written instrument) at any time before or after the receipt of the approvals of the SJW or CTWS shareholders required to consummate the merger.

At any time prior to the effective time of the merger, the parties may (i) extend the time for performance of any obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement (iii) waive compliance with any covenants or agreements contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement.

Notwithstanding the foregoing, after receipt of the approvals by the shareholders of SJW and/or CTWS required to consummate the merger, there will not be, without further approval of such shareholders, any amendment for which applicable law requires further shareholder approval.

Parties in Interest

Except as expressly provided in the merger agreement, nothing expressed or referred to in the merger agreement is intended to confer, nor should it be read or construed to confer, upon any person other than the parties (and their respective successors and permitted assigns) any rights or remedies.

For additional information regarding indemnification of directors and officers, see the section entitled “The Merger — Interests of SJW Directors and Executive Officers in the Merger — Indemnification of SJW Directors and Officers” beginning on page 123 of this joint proxy statement/prospectus and “The Merger — Interests of CTWS Directors and Executive Officers in the Merger — Indemnification of CTWS Directors and Officers” beginning on page 126 of this joint proxy statement/prospectus.

Specific Performance

SJW and CTWS have agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy. To that end, the parties agreed that prior to the termination of the merger agreement, each party will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further agreed to waive any requirement for the securing or posting of any bond in connection with any remedy relating to specific performance.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of CTWS common stock that exchange their shares of CTWS common stock for shares of SJW common stock in the merger. The following summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, or federal laws applicable to alternative minimum taxes or the Medicare tax on net investment income, are not addressed in this joint proxy statement and prospectus.

For purposes of this discussion, the term “U.S. holder” is used to mean a beneficial owner of CTWS common stock which is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion addresses only those U.S. holders of CTWS common stock that hold their CTWS common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of CTWS common stock in light of their individual circumstances or to holders of CTWS common stock that are subject to special rules, such as, for example:

•	financial institutions;

•	pass-through entities (or other entities or arrangements classified as pass-through entities for U.S. federal income tax purposes) or investors in pass-through entities;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	persons that hold CTWS common stock that are subject to the alternative minimum tax;

•	persons that immediately before the merger actually or constructively owned at least 5% of CTWS common stock;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold CTWS common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons required to accelerate the recognition of any item of gross income with respect to CTWS common stock as a result of such income being recognized on an applicable financial statement;

•	persons who are not citizens or residents of the United States or who are U.S. expatriates and former citizens or long-term residents of the United States; and

•	holders who acquired their shares of CTWS common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds CTWS common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

No rulings will be sought by SJW or CTWS from the Internal Revenue Service (“IRS”) with respect to the merger, and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences described herein. The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within SJW’s or CTWS’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a “reorganization” under Section 368(a) of the Code, the material U.S. federal income tax consequences to U.S. holders will be as follows:

•	except as discussed below under “— Cash Received Instead of a Fractional Share of SJW Common Stock,” no gain or loss will be recognized by U.S. holders of CTWS common stock on the exchange of CTWS common stock for SJW stock pursuant to the merger;

•	the aggregate basis of the SJW common stock received by a U.S. holder of CTWS common stock in the merger (including fractional shares of SJW common stock deemed received and exchanged for cash as described below) will be the same as the aggregate basis of the CTWS common stock for which it is exchanged; and

•	the holding period of SJW common stock received in exchange for shares of CTWS common stock (including fractional shares of SJW common stock deemed received and exchanged for cash as described below) will include the holding period of the CTWS common stock for which it is exchanged.

If a U.S. holder of CTWS common stock acquired different blocks of CTWS common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of CTWS common stock.

Completion of the merger is conditioned on, among other things, the receipt by CTWS and SJW of legal opinions from Sullivan & Cromwell LLP (or such other nationally recognized tax counsel reasonably satisfactory to SJW) and Skadden, Arps, Slate, Meagher & Flom LLP (or such other nationally recognized tax counsel reasonably satisfactory to CTWS), respectively, each dated as of the closing date of the merger, that, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by CTWS and SJW to be delivered at the time of closing. Neither of the tax opinions will be binding on the IRS. As discussed above, neither CTWS nor SJW intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and there is no guarantee that the IRS or a court will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Cash Received Instead of a Fractional Share of SJW Common Stock

A U.S. holder of CTWS common stock who receives cash instead of a fractional share of SJW common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash. As a result, such U.S. holder of CTWS common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in such holder’s fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. For U.S. holders of shares of CTWS common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

Information Reporting

Payments of cash in lieu of a fractional share to a U.S. holder of CTWS common stock pursuant to the merger may, under certain circumstances, be subject to information reporting unless the holder provides proof of an applicable exemption.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, SJW and CTWS strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Holders of CTWS common stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate, gift or other non-income tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

ACCOUNTING TREATMENT

SJW prepares its financial statements in accordance with GAAP. The merger will be accounted for by applying the acquisition method, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. The accounting guidance for business combinations, referred to as ASC 805, provides that in identifying the acquiring entity (the entity that obtains control over the acquiree) in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests.

Based on current SJW board members representing a majority of the board of directors of the combined company, as well as the terms of the merger, with CTWS shareholders receiving a premium (as of the closing date) over the fair market value of their shares on such date, SJW is considered to be the acquirer of CTWS for accounting purposes. This means that SJW will allocate the purchase price to the fair value of CTWS’ assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) have been primarily derived from the March 31, 2018 interim condensed consolidated financial statements and the December 31, 2017 year-end consolidated financial statements of SJW and CTWS incorporated by reference into this document.

The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) as of March 31, 2018 gives effect to the merger as if it were completed on March 31, 2018. The unaudited pro forma condensed combined statements of Operations (the “pro forma statements of operations”) for the three-month period ended March 31, 2018 and the year ended December 31, 2017 give effect to the merger as if it were completed on January 1, 2017.

The merger agreement provides that each outstanding share of CTWS stock will be converted into the right to receive 1.1375 shares of SJW common stock, with cash to be paid in lieu of fractional shares.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the pro forma statements of operations, expected to have continuing impact on the combined results of SJW and CTWS. As such, the impact of non-recurring merger related expenses is not included in the pro forma statements of operations. However, the impact of such expenses is reflected in the pro forma balance sheet as an increase to liabilities and deferred tax assets and a decrease to retained earnings.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or synergies that could result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the merger is completed. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company.

United States generally accepted accounting principles (“U.S. GAAP”) require that one party to the merger be identified as the acquirer. In accordance with such principles, the merger of SJW and CTWS will be accounted for as an acquisition of CTWS common stock by SJW and will follow the acquisition method of accounting for business combinations. The purchase price ultimately will be determined on the acquisition date based on the fair value of shares of SJW common stock issued in the merger. The purchase price in the pro forma financial statements is based on the closing price of SJW common stock on the NYSE on May 25, 2018 of $63.09 per share and the exchange of CTWS’s outstanding shares for the right to receive 1.1375 shares of SJW common stock (refer to Note 3 to the pro forma financial statements for additional information related to the preliminary purchase price).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT MARCH 31, 2018

(In Thousands)

	Historical Results (as reported)		Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note 5))		Pro Forma Combined
	SJW Group	Connecticut Water
ASSETS
Utility Plant:
Land	$17,831	$—	$13,475	$—		31,306
Depreciable plant and equipment	1,733,449	—	812,920	—		2,546,369
Nondepreciable Plant	—	—	106,677	—		106,677
Construction in progress	54,933	12,333	—	—		67,266
Utility plant	—	933,072	(933,072)	—		—
Intangible assets	15,567	—	—	—		15,567

Total utility plant	1,821,780	945,405	—	—		2,767,185
Less accumulated depreciation and amortization	566,844	245,776	—	—		812,620

Net utility plant	1,254,936	699,629	—	—		1,954,565
Nonutility plant	56,213	11,130	(10,545)	—		56,798
Less accumulated depreciation	11,431	—	—	—		11,431

Net nonutility property	44,782	11,130	(10,545)	—		45,367
CURRENT ASSETS:
Cash and equivalents	6,954	4,020	—	—		10,974
Accounts receivable:
Customers, net of allowance	18,326	12,777	(444)	—		30,659
Other	8,650	—	444	—		9,094
Unbilled utility revenue	22,608	8,238	—	—		30,846
Current reg asset	—	—	3,567	462	b	4,029
Other current assets	4,522	11,156	(4,086)	—		11,592

Total current assets	61,060	36,191	(519)	462		97,194
OTHER ASSETS:
Investments	3,067	—	10,545	—		13,612
Regulatory assets and deferred charges, less current portion	97,293	87,998	(45)	5,009	b	190,255
Other intangible Assets	—	—	—	15,000	a	15,000
Goodwill	—	67,016	—	563,260	c	630,276
Other	2,736	—	—	—		2,736

Total other assets	103,096	155,014	10,500	583,269		851,879

	1,463,874	901,964	(564)	583,731		2,949,005

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common Stock	$21	$192,253	$—	$(192,239)	h	35
Additional paid-in capital	83,986	—	—	867,513	e,h	951,499
Retained earnings	373,823	97,586	—	(129,053)	e,f,h	342,356
Accumulated other comprehensive income	—	(420)	—	420	h	—

Total shareholders’ equity	457,830	289,419	—	546,640		1,293,889
Preferred stock	—	772	—	—		772
Long-term debt, less current portion	431,175	252,194	—	4,325	d	687,694

Total capitalization	889,005	542,385	—	550,965		1,982,355
CURRENT LIABILITIES:
Line of credit	39,000	29,197	—	—		68,197
Current portion of long-term debt	—	6,246	—	398	d	6,644
Accrued ground water extraction charge, purchased water and power	11,692	—	—	—		11,692
Accounts payable	22,482	6,857	(1,922)	32,223	e,h	59,640
Accrued interest	7,400	1,524	—	—		8,924
Accrued taxes	2,780	—	—	—		2,780
Accrued payroll	3,620	—	1,922	12,382	h	17,924
Other current liabilities	8,386	3,248	(564)	—		11,070

Total current liabilities	95,360	47,072	(564)	45,003		186,871

DEFERRED INCOME TAXES	84,442	33,820	60,375	(12,237)	e,f,g,h	166,400
ADVANCES FOR CONSTRUCTION	82,611	20,363	—	—		102,974
CONTRIBUTION IN AID OF CONSTRUCTION	162,443	131,180	—	—		293,623
POSTRETIREMENT BENEFIT PLANS	74,735	33,356	—	—		108,091
REGULATORY LIABILITY	62,205	31,086	—	—		93,291
UNFUNDED FUTURE INCOME TAXES	—	60,375	(60,375)	—		—
OTHER NONCURRENT LIABILITIES	13,073	2,327	—	—		15,400

	$1,463,874	$901,964	$(564)	$583,731		2,949,005

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2018

(In Thousands)

	Historical Results (as reported)		Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note (5)		Pro Forma Combined
	SJW Group	Connecticut Water
OPERATING REVENUE	$75,042	$24,853	—	—		99,895

OPERATING EXPENSE:
Production Expenses:
Purchased water	15,416	—	357	—		15,773
Ground water extraction charges	9,532	—	—	—		9,532
Other production expenses	5,480	—	3,175	—		8,655
Operations and maintenance	—	13,020	(13,020)	—		—

Total production expenses	30,428	13,020	(9,488)	—		33,960
Administrative and general	11,568	—	7,201	—		18,769
Maintenance	4,460	—	2,477	—		6,937
Taxes, other than income	3,866	2,857	—	—		6,723
Depreciation & amortization	13,583	4,705	—	250	a,j	18,538
Merger related expenses	3,806	3,261	150	(7,217)	i,h	—

Total operating expense	67,711	23,843	340	(6,967)		84,927

OPERATING INCOME	7,331	1,010	(340)	6,967		14,968
Interest on long-term debt	(6,052)	(2,562)	(81)	($48)	d,k	(8,743)
Pension non-service cost	(583)	—	(310)	—		(893)
Unrealized loss on investments	(667)	—	—	—		(667)
Other, net	676	309	636	—		1,621

Income before income taxes	$705	($1,243)	($95)	$6,919	l	6,286
Provision for income taxes	($580)	($7)	($95)	$1,937		1,255

NET INCOME	$1,285	($1,236)	$—	$4,982		$5,031

Earnings Per Share and Common Shares Outstanding, Assuming an Exchange Ratio of 1.1375
Basic	$0.06	$(0.10)	—	—		0.15
Diluted	$0.06	$(0.10)	—	—		0.15
Weighted Average Common Shares Outstanding
Basic	20,561,000	11,862,000	—	1,902,888	m	34,325,888
Diluted	20,701,000	12,080,000	—	1,684,888	m	34,465,888

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2017

(In Thousands)

	Historical Results (as reported)		Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Note (5)		Pro Forma Combined
	SJW Group	Connecticut Water
OPERATING REVENUE	$389,225	$107,054	—	—		496,279

OPERATING EXPENSE:
Production Expenses:
Purchased water	86,456	—	1,559	—		88,015
Ground water extraction charges	47,817	—	—	—		47,817
Other production expenses	22,498	—	11,401	—		33,899
Operations and maintenance	—	48,017	(48,017)	—		—

Total production expenses	156,771	48,017	(35,057)	—		169,731
Administrative and general	55,011	—	26,674	—		81,685
Maintenance	17,430	—	9,462	—		26,892
Taxes, other than income	13,642	10,941	—	—		24,583
Depreciation & amortization	48,292	16,684	—	1,000	a,j	64,976

Total operating expense	291,146	75,642	1,079	1,000		368,867

OPERATING INCOME	98,079	31,412	(1,079)	(1,000)		127,412
Interest on long-term debt	(22,610)	(9,054)	199	$2	d,k	(31,463)
Interest on mortgages and other	(319)	—	—	—		(319)
Gain on sale of real estate investments	6,903	33	22	—		6,958
Gain on sale of utility property	12,499	—	—	—		12,499
Other utility income, net of taxes	—	824	(824)	—		—
Dividend income	75	—	—	—		75
Non-water sales earnings	—	1,167	(1,167)	—		—
Allowance for funds used during construction	—	774	(774)	—		—
Other interest and investment income	—	359	837	—		1,196
Other, net	1,866	(2,454)	4,947	—		4,359

Income before income taxes	$96,493	$23,061	$2,161	($998)		120,717

Provision for income taxes	$35,393	($1,993)	$2,161	($279)	l	35,282

Net income before noncontrolling interest	$61,100	$25,054	—	($718)		$85,436
Less net income attributable to noncontrolling interest	$1,896	—	—	—		$1,896

NET INCOME	$59,204	$25,054	—	($718)		$83,540

Earnings Per Share and Common Shares Outstanding, Assuming an Exchange Ratio of 1.1375
Basic	$2.89	$2.17	—	—		2.44
Diluted	$2.86	$2.13	—	—		2.43
Weighted Average Common Shares Outstanding
Basic	20,507,000	11,540,000	—	2,184,000	m	34,231,000
Diluted	20,685,000	11,762,000	—	1,962,000	m	34,409,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma balance sheet as of March 31, 2018 gives effect to the merger as if it were completed on March 31, 2018. The pro forma statements of operations for three-month period ended March 31, 2018 and the year ended December 31, 2017 gives effect to the merger as if it were completed on January 1, 2017.

The pro forma financial statements have been derived from the March 31, 2018 interim condensed consolidated financial statements and the December 31, 2017 year-end consolidated financial statements of SJW and CTWS that are incorporated by reference into this document. Assumptions and estimates underlying the pro forma adjustments are described in the Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which should be read in conjunction with the pro forma financial statements. Since the pro forma financial statements have been prepared based upon preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented herein. These preliminary estimates are subject to change pending further review of the assets acquired and the liabilities assumed.

The merger is reflected in the pro forma financial statements as an acquisition of CTWS by SJW, based on the guidance provided by U.S. GAAP for business combinations. In accordance with such accounting guidance, the total estimated purchase price is calculated as described in Note 3 to the pro forma financial statements, and the CTWS assets acquired and the liabilities assumed have been measured at estimated fair value. For purpose of measuring the estimated fair value of assets acquired and liabilities assumed, SJW has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the merger, including historical and current market data. The pro forma adjustments included herein are preliminary and will be revised at the time of the merger when SJW has completed detailed fair value valuations and additional analyses. The final purchase price allocation will be determined at the time that the merger is completed. The final amounts recorded for the merger may differ materially from the information presented herein.

Merger costs recorded by SJW and CTWS in each of the respective companies’ March 31, 2018 interim condensed consolidated financial statements have been excluded from the pro forma statement of operations for the three months ended March 31, 2018 as they reflect non-recurring charges directly related to the transaction. In addition, merger costs estimated by SJW and CTWS for the year ended December 31, 2017 have been excluded from the pro forma statement of operations for the year ended December 31, 2017 because they reflect direct, non-recurring transaction charges. However, recorded merger cost in the SJW and CTWS March 31, 2018 interim condensed consolidated financial statements and estimated remaining merger costs are reflected in the pro forma balance sheet as an increase to liabilities and deferred tax assets and a decrease to retained earnings as of March 31, 2018.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies, or other restructuring that could result from the merger. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements once the merger is completed.

The SJW historical consolidated 2017 financial statements include the sale of its Texas Water Alliance Limited subsidiary (“TWA”). SJW recognized a pre-tax gain on the sale of $12.5 million. The sale of TWA was not considered to be an unusual transaction, as defined, and as a result, no separate pro forma condensed statement of operations is presented for this transaction.

CTWS’s regulated operations are comprised of water and waste water operations. The operations are subject to the rate-setting authority of the PURA and the MPUC and are accounted for pursuant to U.S. GAAP, including the U.S. GAAP accounting guidance for regulated operations. The rate-setting and cost recovery provisions currently in place for CTWS’s regulated operations provide revenues derived from costs including a return on investments of assets included in rate base. The fair values of CTWS’s tangible and intangible assets which are subject to these rate-setting provisions will be determined when detailed asset information can be obtained and a fair value analysis can be performed. The amounts presented in the pro forma financial statements for CTWS’s regulated utility plant tangible and intangible assets are at carrying value. Fair value amounts may differ materially from the carrying value of the CTWS assets presented herein.

Note 2. Reclassification Adjustments

Certain CTWS historical consolidated financial statement balances have been reclassified in the pro forma financial statements to conform to the historical consolidated financial statement presentation of SJW. Additionally, based on SJW’s review of CTWS’s summary of significant accounting policies disclosed in the CTWS March 31, 2018 interim condensed financial statements and the CTWS December 31, 2017 consolidated financial statements and preliminary discussions with CTWS management, certain historical consolidated financial statement balances have been reclassified in the pro forma financial statements to conform its accounting policies to those of SJW.

The following reclassification adjustments have been made to the CTWS financial information in the pro forma balance sheet as of March 31, 2018 (in thousands):

	Pro Forma Balance Sheet Increase (Decrease) as of March 31, 2018
Account Description	Reclass Utility Plant	Reclass Investments	Reclass Customer Accounts Receivable	Reclass Current Regulatory Assets	Reclass Payroll	Reclass Unfunded Future Income Tax
Land	$13,475	—	—	—	—	—
Depreciable plant and equipment	$812,920	—	—	—	—	—
Non depreciable plant and equipment	$106,677	—	—	—	—	—
Utility Plant	$(933,072)	—	—	—	—	—
Nonutility plant	—	$(10,545)	—	—	—	—
Investments	—	$10,545	—	—	—	—
Accounts receivable- Customers, net	—	—	$(444)	—	—	—
Accounts Receivable- Other	—	—	$444	—	—	—
Current regulatory asset	—	—	—	$3,567	—	—
Deferred charges and other cost	—	—	—	$(45)	—	—
Other current assets	—	—	—	$(4,086)	—	—
Accounts payable	—	—	—	—	$(1,922)	—
Accrued payroll	—	—	—	—	$1,922	—
Other current liabilities	—	—	—	$(564)	—	—
Deferred income taxes	—	—	—	—	—	$60,375
Unfunded Future Income Taxes	—	—	—	—	—	$(60,375)

The following reclassification adjustments have been made to the CTWS historical financial information in the pro forma statement of operations for the three months ended March 31, 2018 (in thousands):

	Pro Forma Statement of Operations Increase (Decrease) Three month period ended March 31, 2018
Account Description	Other Income	Reclass Operations and Maintenance	Reclass Pension Expense	Reclass AFUDC Interest	Reclass SERP Expense	Reclass Non Water Sales Earnings	Reclass Non Water Income Taxes	Total
Purchase water	—	$357	—	—	—	—	—	$357
Other production expenses	—	$3,175	—	—	—	—	—	$3,175
Operations and maintenance	—	$(13,020)	—	—	—	—	—	$(13,020)
Pension non-service costs	—	—	$(310)	—	—	—	—	$(310)
Administrative and general	—	$7,017	—	—	$184	—	—	$7,201
Maintenance	$6	$2,471	—	—	—	—	—	$2,477
Merger transaction costs	—	—	—	—	—	—	$150	$150
Interest on long-term debt	$(1)	—	—	$(80)	—	—	—	$(81)
Other, net	$106	—	$310	$80	$184	$(44)	—	$636
Provision for income taxes	$(99)	—	—	—	—	$44	$150	$95

The following reclassification adjustments have been made to the CTWS historical financial information in the pro forma statement of operations for the year ended December 31, 2017 (in thousands):

	Pro Forma Statement of Operations Increase (Decrease) Year ended December 31, 2017
Account Description	Other Income	Reclass Operations and Maintenance	Reclass AFUDC Interest	Reclass Other Interest and Investment Income	Reclass SERP Expense	Reclass Non- Water Sales Earnings	Reclass Non Water Income Taxes	Total
Purchase water	—	$1,559	—	—	—	—	—	$1,559
Other production expenses	—	$11,401	—	—	—	—	—	$11,401
Operations and maintenance	—	$(48,017)	—	—	—	—	—	$(48,017)
Administrative and general	—	$25,704	—	—	$970	—	—	$26,674
Maintenance	$109	$9,353	—	—	—	—	—	$9,462
Interest on long-term debt	$36	—	$163	—	—	—	—	$199
Allowance for funds used during construction	—	—	$(774)	—	—	—	—	$(774)
Gain on sale of real estate	—	—	—	—	—	—	$22	$22
Non-water sales earnings	—	—	—	—	—	$(1,167)	—	$(1,167)
Other utility income, net of income taxes	$(824)	—	—	—	—	—	—	$(824)
Other interest and investment income	$(360)	—	$611	$586	—	—	—	$837
Other, net	$1,795	—	—	$(586)	$970	$2,143	$625	$4,947
Provision for income taxes	$(538)	—	—	—	—	$(976)	$(647)	$(2,161)

Upon completion of the merger, further review of CTWS’s consolidated financial statements and accounting policies may result in additional revisions to CTWS’s classifications and accounting policies to conform to those of SJW’s.

Note 3. Preliminary Purchase Price

On the terms and subject to the conditions contained in the merger agreement and upon completion of the merger contemplated by the merger agreement, holders of CTWS common stock will receive 1.1375 shares of

SJW common stock for each share of CTWS common stock, with cash to be paid in lieu of fractional shares, and each CTWS RSU, CTWS DSU, CTWS PSU and CTWS PCU will be treated in a manner specific to such awards. For further information regarding the consideration to be received in settlement of equity-based awards, see the section entitled “The Merger-Treatment of CTWS Restricted Share Units, Deferred Share Units, Performance Share Units and Performance Cash Units” beginning on page 136. The purchase price for the merger is estimated as follows:

CTWS shares outstanding as of March 31, 2018 (in thousands) (1)	12,089
Dividend Reinvestment Shares expected to be issued through December 31, 2018 (in thousands)	12

Shares used for consideration	12,101
Exchange Ratio	1.1375

SJW Shares issued for each share of SJW shares outstanding (in thousands)	13,765
Closing price of SJW common stock on May 25, 2018	$63.09

Preliminary purchase price for common stock (in thousands)	$868,427

(1)	Includes common stock equivalents and restricted stock shares

The preliminary purchase price was computed using CTWS’s outstanding shares as of    March 31, 2018, adjusted for the exchange ratio. The preliminary purchase price reflects the market value of SJW’s common stock to be issued in connection with the merger based on the closing price of SJW’s common stock on the NYSE on May 25, 2018.

The preliminary purchase price will fluctuate with the market price of SJW’s common stock until it is reflected on an actual basis when the merger is completed. An increase or decrease in SJW’s common share price of 10% from the price used above would increase or decrease the purchase price by approximately $86.8 million. The outstanding number of shares of CTWS common stock will change prior to the closing of the merger due to transactions in the ordinary course of business, including the vesting of outstanding CTWS equity awards. These changes are not expected to have a material impact on the pro forma financial statements

Note 4. Preliminary Purchase Price Allocation

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to the fair values of CTWS’s assets and liabilities. The allocation of the preliminary purchase price is as follows (in thousands):

	March 31, 2018 CTWS Historical Information	Fair Value Adjustments	Purchase Price Allocation
Utility Plant, Net	$699,629	—	$699,629
Current assets	$35,672	$462	$36,134
Investments	$10,545	—	$10,545
Non Utility Property	$585	—	$585
Regulatory assets and deferred charges, less current portion	$87,953	$5,009	$92,962
Other intangible assets	$—	$15,000	$15,000
Goodwill	$67,016	$563,260	$630,276

Total assets acquired	$901,400	$583,731	$1,485,131

Long-term Debt	$252,194	$4,325	$256,519
Current liabilities, including maturities of long-term debt	$46,508	$398	$46,906
Deferred Income taxes	$94,195	—	$94,195
Regulatory liabilities	$31,086	—	$31,086
Post retirement benefit plans	$33,356	—	$33,356
Contributions in aid of construction and construction advances	$151,543	—	$151,543
Other long-term liabilities and Preferred Stock	$3,099	—	$3,099

Total liabilities assumed	$611,981	$4,723	$616,704

Note 5. Adjustments to the Pro Forma Financial Statements

Adjustments to the Pro Forma Balance Sheet

(a) Intangible Assets. The pro forma adjustment reflects the fair value of an identified acquired intangible asset for non-regulated operations that consists of customer relationships ($15.0 million). The asset was valued using the Excess Earnings Method. The fair value estimate is preliminary and determined based on assumptions that a market participant would use in pricing an asset based on the most advantageous market for the asset (i.e., highest and best use). The final fair value determination of the customer relationships intangible asset may differ materially from this preliminary estimate.

(b) Regulatory Assets and Deferred Charges. The pro forma adjustment reflects a net increase to regulatory assets ($462 thousand in current regulatory assets and $5.0 million in regulatory assets and deferred charges) to reflect the write-up to fair value of the long-term debt of CTWS’s regulated subsidiaries (an increase to current portion of long-term debt and long-term debt of $398 thousand and a decrease of $359 thousand, respectively, and the elimination of $4.7 million in unamortized debt issuance costs and acquisition fair value adjustments related to prior acquisitions as described in Note 5(d)).

(c) Goodwill. The pro forma adjustment reflects the preliminary estimate of the purchase price paid over the fair value of CTWS’s identifiable assets acquired and liabilities assumed. The estimated purchase price of the transaction is based on the closing price of SJW’s common stock on the NYSE on May 25, 2018, and the excess purchase price over the fair value of the identifiable net assets acquired is calculated as follows (in thousands):

Preliminary Purchase Price	$868,427
Less: Fair value of net assets acquired (excludes beginning goodwill)	$305,167

Pro forma goodwill adjustment(2)	$563,260

(2)	After write-off CTWS historical goodwill of $67,016 as of March 31, 2018

(d) Long-Term Debt. The pro forma adjustment represents the fair value adjustments to decrease CTWS’s parent company long-term debt (current portion of long-term debt and long-term debt of $64 thousand and $754 thousand, respectively) and the increase the regulated companies’ long-term debt (current portion of long-term debt and long-term debt of $462 thousand and $395 thousand, respectively) based on prevailing market prices for the individual debt securities as of March 31, 2018. In addition, the unamortized debt issuance costs and the acquisition fair value adjustments related to prior acquisitions of $70 thousand for the parent company and $4.6 million for the regulated operating companies were eliminated upon the fair value re-measurement.

The final fair value determination of long-term debt will be based on prevailing market prices upon completion of the merger. The resulting adjustment to parent company debt will be amortized as an adjustment to interest expense over the remaining life of the debt, as described in note 5(j). The portion of the adjustment related to regulated company debt is offset by an increase to regulatory assets, and amortization of the adjustments will offset each other with no effect on earnings, as described in Note 5(b). The preliminary estimated annual fair value debt amortization adjustment is $370 thousand. This preliminary estimate is based on the preliminary fair value re-measurement of long term debt and may differ materially when the final fair value long-term debt adjustment is completed.

(e) Accounts Payable. The pro forma adjustment represents the accrual for estimated nonrecurring merger transaction costs of $32.2 million for the combined companies to be incurred subsequent to March 31, 2018 including $900 thousand related to estimated stock registration costs. Also refer to note 5(h).

(f) Other Current Liabilities. In connection with SJW’s merger with CTWS, certain CTWS officers are eligible to receive severance and other separation benefits related to preexisting employment agreements with double trigger provisions. These double-trigger agreements result in cash payments to eligible officers following the occurrence of two events: a change of control (as defined) and, where applicable, the named officer experiences a qualifying termination of employment other than for cause, death, or attainment of age 65, by the company or by the participant for good reason (as defined) as determined by such eligible officer at the closing of a merger or as of a specified date following such closing. The amount has been calculated assuming the merger was completed on May 25, 2018 (the last practicable date prior to the filing of this joint proxy statement/prospectus) and, where applicable, each participating officer experienced a qualifying termination of employment on such date using a price per share of CTWS stock of $60.79 (the average per-share closing price of CTWS common stock for the first five business days after the Merger Agreement was announced). The estimate is based on multiple assumptions that may or may not actually occur and as a result, the actual amount may differ in material respects from the estimate. Also refer to note 5(h).

(g) Deferred Income Taxes. The pro forma adjustment for deferred income taxes represents the estimated net deferred tax asset, based on the estimated post-merger composite statutory tax rate of 28% multiplied by the certain fair value adjustments recorded to assets acquired and liabilities assumed, excluding goodwill. This estimated rate is different than SJW’s effective tax rate for the three month period ended March 31, 2018, which includes excess tax benefits related to share-based payment awards recognized during the period, and the year ended December 31, 2017, which includes the revaluation of deferred tax assets and liabilities in accordance with the 2017 Tax and Jobs Act and other tax charges or benefits. In addition, the composite statutory rate does not take into account any historical or future tax events that may impact the combined company.

(h) Shareholders’ Equity. The pro forma balance sheet reflects the elimination of CTWS’s historical equity balances as of March 31, 2018 and recognition of approximately 13.8 million new SJW common shares issued ($13.8 thousand of $0.001 par value common stock and $868.4 million in additional paid-in capital). Additional paid-in-capital has also been adjusted to reflect the estimated cost of registering the new SJW shares ($900 thousand). Also refer to note 3 regarding future changes to the preliminary purchase price.

Pro forma retained earnings were reduced by $22.5 million (net of tax, with the tax benefit of $8.8 million reflected as an increase in deferred tax assets and the pre-tax amount of $32.2 million, including estimated costs of issuing new SJW Shares of $900 thousand, reflected as an increase in accounts payable) for remaining estimated merger transaction costs of the combined companies directly related to the merger that would be expensed. Incurred and remaining estimated merger transaction costs have been excluded from the pro forma statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017 as they reflect non-recurring charges directly related to the merger. Also refer to note 5(e)

In addition, pro forma retained earnings were reduced by $8.9 million (net of tax, with the tax benefit of $3.5 million reflected as an increase in deferred tax assets and the pre-tax amount of $12.4 million reflected as an increase in accrued payroll) for severance costs included in employment agreements with certain officers relating to double trigger change-in-control provisions. Such estimated severance costs are directly related to the merger and are non-recurring. As a result, they have been excluded from the pro forma statements of operations for the three months ended March 31, 2018 and the year ended December 31, 2017.

Adjustments to the Pro Forma Statement of Operations

(i) Transaction Costs. The pro forma adjustment reflects the elimination of historical acquisition-related merger expenses of $7.2 million incurred by SJW and CTWS during the three month period ended March 31, 2018. The merger related expenses consisted principally of legal and advisory fees, and have been eliminated as they were directly related to the merger and were nonrecurring in nature. Also refer to note 5(h).

(j) Amortization of intangible assets. The pro forma adjustment represents amortization of the fair value adjustment for a finite lived, identified intangible asset. The asset, customer relationships, is being amortized on a straight-line basis over a 15 year estimated useful life. The preliminary estimated annual fair value intangible asset adjustment is $250 thousand for the three months ended March 31, 2018 and $1.0 million for the year ended December 31, 2017. Also refer to note 5(a). The final amortization amount will be determined once a final fair value determination of the customer receivable is completed.

(k) Interest expense. The pro forma adjustment reflects a net increase in interest expense for the three month period ended March 31, 2018 of $48 thousand and a decrease in interest expense of $2 thousand for the year ended December 31, 2017 as a result of the amortization of the pro forma fair value adjustment of CTWS’ parent company long-term debt offset by the elimination of deferred costs related to this debt. The effect of the fair value adjustment is being amortized over the remaining life of the individual debt issuances, with the average amortization period being approximately 15 years. The final fair value determination will be based on prevailing market interest rates at the completion of the merger and the necessary fair value adjustment will be amortized as an adjustment to interest expense over the remaining life of the individual debt issuances. Also refer to note 5(d).

(l) Income Tax Expense. The pro forma adjustments for the three month period ended March 31, 2018 and the year ended December 31, 2017 include the income tax effects of the pro forma adjustments calculated using an estimated statutory composite income tax rate of 28%.

(m) Shares Outstanding. The pro forma shares outstanding reflect the elimination of CTWS’s common stock, including outstanding CTWS common stock equivalents and restricted shares reported as outstanding shares at March 31, 2018, and the issuance of approximately 13.8 million common shares of SJW, using an exchange ratio of 1.1375. The share issuance does not consider fractional shares that will be paid in cash as applicable. This payout will be reflected as a reduction of cash and actual shares issued at the time of the merger.

The pro forma weighted average number of basic shares outstanding for the three month period ended March 31, 2018 and the year ended December 31, 2017 is calculated by adding SJW’s weighted average number of basic shares outstanding during each period to the number of SJW shares expected to be issued to CTWS shareholders as a result of the merger. The pro forma weighted average number of diluted shares outstanding is calculated by adding SJW’s weighted average number of diluted shares outstanding for the three month period ended March 31, 2018 and the year ended December 31, 2017 to the number of SJW shares expected to be issued to CWTS shareholders as a result of the merger. The pro forma weighted average number of basic and diluted shares is as follows (in thousands):

	March 31, 2018	December 31, 2017
Pro Forma Basic Earnings Per Share (in thousands):
SJW wt. average shares outstanding	20,561	20,507
Equivalent CTWS common shares after exchange	13,765	13,724

Basic weighted average shares outstanding	34,326	34,231

Pro Forma Diluted Earnings Per Share (in thousands):
SJW weighted average shares outstanding	20,701	20,685
Equivalent CTWS common shares after exchange	13,765	13,724

Diluted weighted average shares outstanding	34,466	34,409

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of SJW common stock are listed for trading on the NYSE under the symbol “SJW.” Shares of CTWS common stock are listed for trading on the NASDAQ under the symbol “CTWS.” The following table sets forth the closing sales prices per share of SJW common stock and CTWS common stock, on an actual and equivalent per share basis, on the NYSE and the NASDAQ on the following dates:

•	March 14, 2018, the last full trading day prior to the public announcement of the merger, and

•	June 22, 2018, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	SJW Common Stock	CTWS Common Stock	CTWS Equivalent Per Share (a)
March 14, 2018	$54.38	$52.57	$61.86
June 22, 2018	$68.15	$65.58	$77.52

(a)	The equivalent per share data for CTWS common stock has been determined by multiplying the market price of one share of SJW common stock on each of the dates by the exchange ratio of 1.1375.

The following table sets forth, for the periods indicated, the high and low sales prices per share of SJW common stock on the NYSE and CTWS common stock on the NASDAQ trade reporting system. For current price information, you should consult publicly available sources.

	SJW		CTWS
	High	Low	High	Low
Calendar Year 2015
Three months ended March 31, 2015	$35.67	$29.75	$38.55	$35.07
Three months ended June 30, 2015	31.98	28.62	37.99	33.20
Three months ended September 30, 2015	31.62	27.54	36.58	33.15
Three months ended December 31, 2015	33.84	27.60	39.93	34.15
Calendar Year 2016
Three months ended March 31, 2016	$37.86	$28.58	$45.66	$37.48
Three months ended June 30, 2016	39.38	31.38	56.27	43.16
Three months ended September 30, 2016	46.73	37.64	56.62	45.13
Three months ended December 31, 2016	56.93	42.01	58.32	48.00
Calendar Year 2017
Three months ended March 31, 2017	$56.42	$46.02	$59.26	$51.87
Three months ended June 30, 2017	53.25	45.39	62.15	50.75
Three months ended September 30, 2017	57.85	47.57	59.65	53.24
Three months ended December 31, 2017	69.29	56.67	65.04	57.02
Calendar Year 2018
Three months ended March 31, 2018	$64.61	$51.44	$62.25	$48.86

Dividend

At the close of business on the SJW record date, [●] shares of SJW common stock were outstanding. SJW currently pays quarterly cash dividends on shares of its common stock and is permitted to continue doing so under the merger agreement in an amount not to exceed $0.30 per share per quarter. If the merger is not completed on or before March 31, 2019, SJW will have the right to pay quarterly cash dividends on shares of SJW common stock in an amount not to exceed $0.3120 per share per quarter for any dividends payable on or after May 1, 2019. SJW paid quarterly cash dividends between $0.2025 and $0.2175 per share of SJW common stock in 2016 and 2017, a special cash dividend of $0.17 in the fourth quarter of 2017, and a quarterly cash dividend of $0.28 per share in the first quarter of 2018.

At the close of business on the CTWS record date, [●] shares of CTWS common stock were outstanding. CTWS currently pays quarterly cash dividends on shares of its common stock and is permitted to continue doing so under the merger agreement in an amount not to exceed $0.31 per share per quarter. On May 9, 2018, SJW and Merger Sub consented to an increase in the payments by CTWS of the quarterly cash dividends on shares of its common stock to an amount not to exceed $0.3125 per share per quarter for an annualized dividend of $1.25, effective with the dividend declared by the CTWS board of directors that is payable on June 15, 2018 for CTWS shareholders as of June 1, 2018. If the merger is not completed on or before March 31, 2019, CTWS will have the right to pay quarterly cash dividends on shares of CTWS common stock in an amount not to exceed $0.3225 per share per quarter for any dividends payable on or after May 1, 2019. CTWS paid quarterly cash dividends between $0.2675 and $0.2975 per share of CTWS common stock in 2016 and 2017 and $0.2975 in the first quarter of 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF CTWS

Security Ownership of Certain Beneficial Owners and Management

The following table lists, to CTWS’s knowledge, the beneficial ownership of CTWS’s capital stock and the nature of such ownership for each director and nominee for director, for each named executive officer, for all executive officers and directors of CTWS as a group, and for each person who beneficially owns in excess of five percent of the outstanding shares of any class of CTWS’s voting securities. Except for shares that are subject to CTWS PSUs as indicated in the table’s footnotes, which shares are not issued, or unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of May 25, 2018, and assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding. The beneficial ownership percentages have been calculated based on 12,092,414 shares of CTWS common stock outstanding (including 220,491 CTWS common stock equivalent shares awarded under the CTWS 2014 Performance Stock Program, the CTWS 2004 Performance Stock Program and the CTWS 1994 Performance Stock Program) as of such date.

The total insider ownership, individually and as a group, is less than 5% of the outstanding shares of CTWS common stock.

Security Ownership of Directors and Named Executive Officers of CTWS

Name of Beneficial Owners	Total Amount of CTWS Common Stock Beneficially Owned	Percent of CTWS Common Stock Outstanding
David C. Benoit(1)	44,792	*	*
Robert J. Doffek(2)	1,215	*	*
Richard H. Forde*(3)	2,276	*	*
Mary Ann Hanley*(3)	7,013	*	*
Heather Hunt*(3)	6,311	*	*
Bradford A. Hunter*(3)	1,675	*	*
Kristen A. Johnson(4)	16,174	*	*
Craig J. Patla(5)	8,811	*	*
Lisa J. Thibdaue*(3)	6,372	*	*
Eric W. Thornburg(6)	152,411	*	*
Carol P. Wallace*(3) (8)	7,612	*	*
Maureen P. Westbrook(7)	37,781	*	*
Ellen Wolf*(3)	1,675	*	*
Total Directors, Nominees, and Executive Officers (13 persons) As a Group	147,185	1.22%

*	denotes non-employee director
**	indicates ownership of less than 1% of the class of securities
(1)	Includes 26,183 CTWS DSUs, 8,173 CTWS PSUs (of which 309 are CTWS RSUs) and 10,436 directly-owned shares.
(2)	Includes 402 CTWS DSUs, 534 CTWS PSUs (of which 166 are CTWS RSUs) and 279 directly-owned shares.
(3)	Includes 323 shares of restricted stock under the Company’s 2014 Performance Stock Program that will vest on May 10, 2019.
(4)	Includes 12,497 CTWS DSUs, 2,677 CTWS PSUs (of which 462 are CTWS RSUs) and 1,000 directly-owned shares.

(5)	Includes 3,122 CTWS DSUs, 1,769 CTWS PSUs (of which 814 are CTWS RSUs), 453 directly-owned shares and 3,467 shares owned in CTWS’s 401(k).
(6)	Includes 126,662 CTWS DSUs and 25,749 directly-owned shares. Mr. Thornburg resigned from his director and officer positions with CTWS effective September 28, 2017, and his last day of employment with CTWS was October 15, 2017. These shares are not included in the total amount of CTWS common stock beneficially owned by all executive officers and directors of CTWS as a group.
(7)	Includes 23,166 CTWS DSUs, 378 CTWS PSUs (of which 377 are CTWS RSUs), 11,450 directly-owned shares and 2,787 shares owned in CTWS’s 401(k) plan.
(8)	Ms. Wallace’s spouse owns 1,120 shares.

Security Ownership of Other Beneficial Owners of CTWS

Name and Address of Beneficial Owner	Title and Class	Shares Beneficially Owned		Percent of CTWS Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Common	852,846	(1)	7.05%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	Common	667,766	(2)	5.52%

(1)	This information is solely based on a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc. (“Blackrock”), which reflects ownership by BlackRock as a parent holding company. As reported on such Schedule 13G/A filed on January 29, 2018, BlackRock has sole voting power with respect to 828,085 and sole dispositive power with respect to 852,846 shares.
(2)	This information is solely based on a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group (“Vanguard”), which reflects ownership by Vanguard as a parent holding company. As reported on such Schedule 13G/A filed on February 9, 2018, Vanguard has sole voting power with respect to 13,219 shares, shared voting power with respect to 6,900 shares, sole dispositive power with respect to 648,447 shares and shared dispositive power with respect to 19,319 shares.

DESCRIPTION OF COMBINED SJW CAPITAL STOCK

This section of this joint proxy statement/prospectus summarizes the material terms of Combined SJW’s capital stock that will be in effect if the merger is completed. You are encouraged to read the form of the SJW certificate of incorporation amendment, which is included as Annex D to this joint proxy statement/prospectus, and the form of amendment to SJW’s bylaws, attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus, for greater detail on the provisions that may be important to you. All references within this section to common stock mean the common stock of Combined SJW unless otherwise noted.

Authorized Capital Stock

Subject to the approval of SJW stockholders, after giving effect to the SJW certificate of incorporation amendment of the combined company, Combined SJW’s authorized capital stock will consist of shares made up of:

•	72 million shares of common stock, par value $0.001 per share; and

•	1 million shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by the board of directors of Combined SJW.

Description of Combined SJW Common Stock

Voting Rights

After the completion of the merger, each share of common stock, par value $0.001 (“Combined SJW common stock”), outstanding will be entitled to one vote on all matters on which stockholders of Combined SJW generally are entitled to vote. However, the voting rights of holders of Combined SJW common stock will be restricted to the extent such rights conflict with the rights of holders of any series of Combined SJW preferred stock as may be designated by the board of directors of Combined SJW from time to time.

Generally, the vote of the holders of a majority of the voting power of all shares of Combined SJW stock issued and outstanding and entitled to vote, present in person or represented by proxy, at a meeting on a matter will be required in order to approve such matter.

Liquidation Rights

In the event that Combined SJW is liquidated, dissolved or wound up, the holders of Combined SJW common stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of Combined SJW’s liabilities and of the prior rights of any outstanding series of Combined SJW preferred stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Combined SJW common stock are entitled to dividends when, as and if declared by the board of directors of Combined SJW out of funds legally available for that purpose. In the case that preferred stock of Combined SJW is issued, its holders will be similarly entitled to dividends when, as and if declared by the board of directors of Combined SJW out of funds legally available for that purpose.

No Preemptive Rights

The common stock has no preemptive rights or other subscription rights.

No Redemption Rights, Conversion Rights or Sinking Fund

There are no redemption, conversion or sinking fund provisions applicable to the common stock.

Exchange Listing

It is expected that following the completion of the merger, Combined SJW’s common stock will continue to be listed on the NYSE under the symbol “SJW.”

Blank Check Preferred Stock

Combined SJW’s certificate of incorporation will permit Combined SJW to issue up to 1 million shares of Combined SJW preferred stock, par value $0.001 per share, in one or more series with such designations, powers, preferences, rights, qualifications, limitations or restrictions as may be fixed by the board of directors of Combined SJW without any further action by Combined SJW stockholders. The ability to authorize undesignated preferred stock will make it possible for the board of directors of Combined SJW to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that may impede the success of any attempt to acquire Combined SJW. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of Combined SJW.

The issuance of preferred stock may adversely affect the rights of Combined SJW’s common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock; or

•	impairing the liquidation rights of the common stock.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock of Combined SJW.

Anti-takeover Provisions

General

Some provisions of Delaware law and Combined SJW’s certificate of incorporation and bylaws could discourage or make it more difficult to acquire control of the combined company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Meetings and Elections of Directors

Special Meetings of Stockholders. Combined SJW’s bylaws will provide that special meetings of stockholders may be called by the chairman of the board of directors, by the president, by resolution of the board of directors adopted by a majority of the total number of authorized directors (regardless of any vacancy), or by stockholders holding 20% or more of Combined SJW’s voting power.

Stockholder Action by Written Consent. Combined SJW’s bylaws will provide that holders of Combined SJW common stock having enough votes necessary to authorize or take an action at a meeting can act by written consent in lieu of a meeting. However, the election of directors by written consent of the stockholders requires unanimous written consent of all shares entitled to vote for the election of directors.

Vacancies. If the office of any director becomes vacant for any reason or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, although less than a quorum, or by a sole remaining director, may choose a successor or successors or fill the newly created directorship. Any director so chosen shall hold office until the next annual election and until his or her successor shall be elected and qualified.

No Cumulative Voting

Combined SJW’s certificate of incorporation will not grant stockholders the right to vote cumulatively.

Advance Notice Procedure

Combined SJW’s bylaws will provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

Combined SJW’s bylaws will provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to Combined SJW’s secretary (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting or (ii) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, not earlier than 120 days before the annual meeting nor later than the later of 90 days prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Combined SJW. In addition, any proposed business other than the nomination of persons for election to the combined company’s board of directors must constitute a proper matter for stockholder action.

In the case of nominations for election at an annual meeting, notice must be delivered to Combined SJW’s secretary (i) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting or (ii) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, not earlier than 120 days before the annual meeting nor later than the later of 90 days prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Combined SJW. In the case of nominations for election at a special meeting of stockholders called for the election of directors, a stockholder may nominate candidates by delivering notice to Combined SJW’s secretary not earlier than 120 days before the special meeting nor later than the later of 90 days prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In addition, each such stockholder’s notice must include certain information regarding the stockholder and the director nominee as set forth in Combined SJW’s bylaws.

Amendments to Bylaws

Combined SJW’s certificate of incorporation and bylaws will provide that its bylaws may be adopted, amended or repealed by the affirmative action of a majority of the Combined SJW board of directors or the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such proposed adoption, amendment or repeal be contained in the notice of such meeting. In addition, prior to the effective time of the merger, SJW will adopt an amendment to the SJW bylaws (in the form attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus), which amendment will provide that Article VII of the Combined SJW bylaws may not be amended other than with the affirmative approval of 75% of the board of directors of Combined SJW.

Selection of Lead Independent Director

Combined SJW’s bylaws will provide that, during the period beginning at the completion of the merger and ending December 31, 2020, the CTWS continuing directors will be authorized to select a CTWS continuing director (who qualifies as “independent” under the applicable standards of the NYSE and the policies of Combined SJW) to serve as the lead independent director of Combined SJW, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW. See the section entitled “Comparison of Rights of CTWS Shareholders and Combined SJW Stockholders” beginning on page 190 of this joint proxy statement/prospectus and “— Board of Directors and Management Following the Merger” beginning on page 134 of this joint proxy statement/prospectus for additional information.

Interested Stockholder Transaction and Business Combination

Section 203 of DGCL prohibits, subject to certain exceptions, a Delaware corporation from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without approval of the board of directors. Section 203 makes certain types of unfriendly or hostile corporate takeovers, or other non-board approved transactions involving a corporation and one or more of its significant stockholders, more difficult. Delaware companies may opt out of Section 203 if the company’s original certificate of incorporation expressly elects not to be governed by Section 203. Combined SJW’s certificate of incorporation and bylaws will not “opt out” of Section 203, therefore Section 203 will apply to Combined SJW following the merger.

COMPARISON OF RIGHTS OF CTWS SHAREHOLDERS AND COMBINED SJW STOCKHOLDERS

CTWS and SJW are incorporated under the laws of the State of Connecticut and the State of Delaware, respectively, and, accordingly, the rights of CTWS shareholders are currently governed by the CBCA and the governing documents of CTWS, including CTWS’s certificate of incorporation and CTWS’s bylaws, and the rights of SJW stockholders are currently governed by the DGCL and the governing documents of SJW, including SJW’s certificate of incorporation and SJW’s bylaws.

Upon completion of the merger, CTWS shareholders will become stockholders of the combined company. Subject to the approval of SJW stockholders, and as a condition to the closing of the merger, SJW’s certificate of incorporation will be amended, in the form included in this joint proxy statement/prospectus as Annex D. SJW’s bylaws will be amended and restated upon the closing of the merger to add a new Article VII in the form attached as Exhibit C to the merger agreement, which is included as Annex A to this joint proxy statement/prospectus (with such changes as necessary to reflect the applicable provisions based on the actual date of completion of the merger). Subject to the approval of SJW stockholders of the proposal to adopt the SJW certificate of incorporation amendment, upon the completion of the merger, the rights of the former CTWS shareholders and SJW stockholders will thereafter be governed by the DGCL and by Combined SJW’s certificate of incorporation and Combined SJW’s bylaws.

The following is a summary of the expected material differences between the rights of CTWS shareholders and Combined SJW stockholders, but it is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. All CTWS shareholders and SJW stockholders are urged to read carefully this entire joint proxy statement/prospectus, the relevant provisions of the CBCA and the DGCL, and the respective certificates of incorporation and bylaws of CTWS and SJW, as well as the proposed amendments thereto. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 207.

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)
Authorized Capital

The authorized capital stock of CTWS consists of:

1.  25,000,000 shares of CTWS common stock, no par value;

2.  15,000 shares of Series A preferred stock;

3.  50,000 shares of Series $0.90 preferred stock;

4.  400,000 shares of cumulative preferred stock, $25 par value; and

5.  1,000,000 shares of preference stock, $1 par value.

The authorized capital stock of Combined SJW will consist of: 1. 72,000,000 shares of Combined SJW common stock; and 2. 1,000,000 shares of preferred stock, par value $0.001.

Outstanding Capital Stock	As of the CTWS record date, CTWS had outstanding: 1. [●] shares of CTWS common stock; 2. no shares of preferred stock; and 3. no shares of preference stock.	As of the SJW record date, SJW had outstanding: 1. [●] shares of SJW common stock; and 2. no shares of preferred stock.

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)
Voting Rights

Each holder of:

•  CTWS common stock is entitled to three votes for each share held; and

•  Series A preferred stock is entitled to one vote for each share held.

Holders of CTWS common stock and Series A preferred stock vote together as a single class, unless otherwise required by CTWS’s certificate of incorporation or the CBCA.

Each holder of Combined SJW common stock is entitled to one vote for each share held.

Number of Directors	CTWS’s certificate of incorporation and bylaws provide that the CTWS board of directors is to be comprised of not less than nine or more than 15 directors (exclusive of directors, if any, elected by holders of one or more series of preference stock, $1 par value, which may at any time be outstanding, voting separately as a class or series). The exact number of directors will be fixed from time to time within these limits by the CTWS board of directors. The size of the CTWS board of directors is currently set at nine directors.

Combined SJW’s bylaws will provide that from and after the effective time of the merger until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors of Combined SJW are elected during the calendar year ended December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW, the board will be comprised of twelve directors, comprised of:

•  seven of the directors of SJW immediately prior to the effective time of the merger, to be selected by the SJW board of directors (together with their replacement directors as provided in the Combined SJW bylaws, the “SJW continuing directors”); and

•  five of the directors of CTWS immediately prior to the effective time of the merger, to be selected by the CTWS board of directors (together with their replacement directors as provided in the Combined SJW bylaws, the “CTWS continuing directors”).

Combined SJW’s amended and restated corporate governance policies will provide that a majority of

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)
directors must be “independent” (defined, generally, in accordance with the NYSE and SEC rules).

Nomination of Directors	CTWS’s bylaws provide that directors may be nominated (i) by or at the direction of the CTWS board of directors or (ii) by any CTWS shareholder entitled to vote for the election of directors who complies with certain procedures provided for in CTWS’s bylaws and detailed below in this summary under “Stockholder Proposals and Director Nominations.”

Combined SJW’s bylaws will provide that, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors, in connection with each annual or special stockholders meeting at which directors of Combined SJW are elected from the effective time of the merger until December 31, 2020, (i) the SJW continuing directors will have the exclusive power and authority to nominate, on behalf of the board of directors, directors for election to fill each board seat held by the SJW continuing directors and (ii) the CTWS continuing directors will have the exclusive power and authority to nominate, on behalf of the board of directors, directors for election to fill each board seat held by the CTWS continuing directors.

Combined SJW’s bylaws will also provide that directors may be nominated by any Combined SJW stockholder of record entitled to vote for the election of directors who complies with certain procedures that will be provided in Combined SJW’s bylaws and detailed below in this summary under “Stockholder Proposals and Director Nominations.”

Election of Directors

CTWS’s certificate of incorporation provides that directors are to be divided into three classes, as nearly equal in number as possible, with members to hold office until their successors are elected and qualified. Each class is to be elected for a three-year term at successive annual meetings.

Under Section 33-712 of the CBCA, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of shareholders at which a quorum is present.

Directors will be elected annually at the annual meeting of Combined SJW stockholders to hold office until the next annual meeting or until their earlier resignation or removal.

Combined SJW’s bylaws will provide that each director will be elected by a majority of votes cast with respect to that director at any meeting of stockholders at which a quorum is present, except that the directors will be elected by the vote of a plurality of votes cast by the stockholders entitled to vote at the election in the event that

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)
the number of nominees exceeds the number of directors to be elected as of a date that is 10 days in advance of the date that Combined SJW files its definitive proxy statement with the SEC.

Quorum for Stockholders Meeting	CTWS’s bylaws provide that the holders of a majority of the shares of the issued and outstanding stock entitled to vote, present in person or by proxy, will constitute a quorum.	Combined SJW’s bylaws will provide that the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person or by proxy, will be requisite for and constitute a quorum.

Removal of Directors	CTWS’s certificate of incorporation provides that any director may be removed at any time but only for cause (defined as conviction of a felony or gross negligence or willful misconduct in the performance of a duty to CTWS, as determined by the CTWS board of directors) and by the affirmative vote of at least a majority of the combined voting power of all of the then- outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	Combined SJW’s bylaws will provide that any and all of the directors may be removed at any time, with or without cause, by the affirmative vote of at least a majority of the voting power of the issued and outstanding shares of capital stock then entitled to vote in the election of directors.

Vacancies on the Board of Directors

CTWS’s certificate of incorporation and bylaws provide that newly created directorships resulting from any increase in the number of directorships will be filled by the concurring vote of the directors holding a majority of the directorships, which number will be the number prior to the vote of the increase, and that vacancies resulting from death, resignation, retirement, disqualification, removal or other cause will be filled by the concurring vote of the remaining directors then in office, though less than a quorum.

Pursuant to Section 33-739 of the CBCA, the term of a director elected to fill a vacancy expires at the next shareholders meeting at which directors are elected.

The Combined SJW bylaws will provide that from and after the effective time of the merger until the termination of the term of office that commences upon the close of the annual stockholders meeting at which directors are elected during the calendar year ended December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire board of directors of Combined SJW, (i) all vacancies on the board created by a cessation of service of an SJW continuing director will be filled by a nominee or appointee selected by the SJW continuing directors, and the SJW continuing directors will have the exclusive power and authority of the board to fill all such vacancies, and (ii) all vacancies on the board created

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)
by the cessation of service of a CTWS continuing director will be filled by a nominee or appointee selected by the CTWS continuing directors, and the CTWS continuing directors will have the exclusive power and authority of the board to fill all such vacancies.

Stockholder Proposals and Director Nominations

CTWS’s bylaws provide that the nomination of persons for election to the CTWS board of directors may only be made (i) by or at the direction of the board or (ii) by any shareholder entitled to vote for the election of directors at the meeting who has complied with the advance notice procedures set forth in CTWS’s bylaws.

With respect to an annual meeting, a CTWS shareholder that wants to nominate a director or raise another proposal, must provide timely written notice to the secretary of CTWS not later than 120 days prior to the anniversary of the preceding year’s annual meeting.

With respect to a special meeting, a CTWS shareholder that wants to (i) nominate a director, may only do so at a special meeting called for the purpose of electing directors, and must provide timely written notice to the secretary of CTWS no later than the 10th day following the date on which notice of such meeting is first mailed to shareholders or (ii) raise another proposal, must provide timely written notice to the secretary of CTWS no later than the 10th day following the date on which notice of such meeting is first mailed to shareholders.

The notice must contain specific information concerning the matter being proposed and the shareholder making the proposal and, in the case of a director nomination, specific information concerning the nominee.

Combined SJW’s bylaws will provide that the nomination of persons for election to the board of directors of Combined SJW and the proposal of business to be considered by stockholders may only be made (i) pursuant to Combined SJW’s notice of meeting, (ii) by or at the direction of the board of directors of Combined SJW or (iii) by certain stockholders of record entitled to vote who have complied with the advance notice procedures set forth in Combined SJW’s bylaws.

With respect to an annual meeting, a Combined SJW stockholder that wants to nominate a director or raise another proposal, generally, must provide timely written notice to the secretary of Combined SJW not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual meeting.

If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be provided not earlier than the close of business on the 120th day prior to the such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

In the case of a director nomination, if the number of directors to be elected to the board of directors of Combined

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)

SJW is increased and there is no public announcement naming all nominees or specifying the size of the increased board at least 100 days prior to the anniversary of the preceding year’s annual meeting, notice must be provided not later than the 10th day following the day on which such public announcement is first made by Combined SJW, but only with respect to nominees for any new positions created by such increase.

With respect to a special meeting, a Combined SJW stockholder that wants to nominate a director or raise another proposal, generally, must provide timely written notice to the secretary of Combined SJW not earlier than the close of business on 120th day prior to such special meeting and not later than the close of business on the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of the meeting and of the nominees proposed by the board to be elected is first made.

The notice must contain specific information concerning the matter being proposed and the stockholder making the proposal and, in the case of a director nomination, specific information concerning the nominee.

Notice of Stockholders Meeting

CTWS’s bylaws provide that written notice of an annual or special meeting of shareholders must be mailed or delivered to each shareholder entitled to vote at such meeting, at least 10 but not more than 60 days prior to the date of the meeting. Notice may be waived by a shareholder either (i) in writing or (ii) by attendance without protest at such meeting.

Notice will specify the date, time and place of the meeting and, for special meetings, the general purpose for such meeting.

Combined SJW’s bylaws will provide that written notice of an annual or special meeting of stockholders must be given to each stockholder entitled to vote at such meeting, not less than 10 nor more than 60 days prior to the meeting. Notice may be waived by (i) a written and signed waiver, (ii) waiver by electronic transmission or (iii) by attendance not solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Notice will specify the place, if any, date and hour of the meeting and the

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)
means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting.

Proxies	Under Section 33-706 of the CBCA, a shareholder may vote his, her or its shares in person or by proxy.	Combined SJW’s bylaws will provide that, at each meeting of stockholders, every stockholder having the right to vote may authorize another person to act for such stockholder by proxy, provided that no proxy may be voted on after three years from its date, unless the proxy provides for a longer period.

Special Meeting of Stockholders

CTWS’s bylaws provide that a special meeting of the shareholders:

•  may be called by the CTWS board of directors pursuant to a resolution adopted by the concurring vote of directors holding a majority of the total number of directorships; and

•  will be called upon the written request of the shareholders who hold at least 35% of all votes entitled to be cast on any issue proposed to be considered at such special meeting.

Combined SJW’s certificate of incorporation and Combined SJW’s bylaws will provide that a special meeting of the stockholders may be called at any time by:

•  the chairman of the board;

•  the president of Combined SJW;

•  resolution of the board of directors of Combined SJW adopted by a majority of the total number of authorized directors; or

•  stockholders holding not less than 20% of all voting power on the record date for such special meeting.

Amendments to the Certificate of Incorporation	CTWS’s certificate of incorporation may, generally, be amended so long as the amendment is adopted by the CTWS board of directors, followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders in accordance with Section 33-797 of the CBCA.

Section 242 of the DGCL provides that Combined SJW’s certificate of incorporation may, generally, be amended by a resolution of the board of directors of Combined SJW which is approved by the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Section 251(g) of the DGCL provides that Combined SJW may, under certain circumstances and without requiring a separate vote of its stockholders, change its corporate name following a merger with its wholly owned subsidiary.

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)

Amendments to Bylaws

Generally, CTWS’s bylaws provide that the bylaws may be amended, added to, rescinded or repealed by:

•  the affirmative vote of directors holding a majority of the authorized directorships; or

•  the affirmative vote of a majority of the voting power of the shares entitled to vote thereon.

Notwithstanding the foregoing, CTWS’s bylaws provide that the affirmative vote of the holders of at least 80% of the combined voting power of all the then-outstanding shares of the voting stock, voting together as a single class, will be required to alter, amend or repeal, among other sections, the sections of CTWS’s bylaws relating to annual and special meetings of shareholders, requirements for advance notice of director nominations, the number, election and term of office of directors, the resignation and removal of directors and vacancies on the CTWS board of directors.

Notice of the proposed change to CTWS’s bylaws must be given in the notice of the shareholders meeting, or, in the case of a meeting of the board, at least two days prior to such meeting.

Combined SJW’s bylaws will provide that the bylaws may be adopted, amended or repealed by:

•  the affirmative vote of a majority of the board of directors of Combined SJW; or

•  the affirmative vote of a majority of the stock issued and outstanding and entitled to vote at a meeting of stockholders if notice of such proposed adoption, amendment or repeal is contained in the notice of such meeting.

Notwithstanding the foregoing, Combined SJW’s bylaws will provide that from and after the effective time of the merger until December 31, 2020, new Article VII of Combined SJW’s bylaws, which includes the governance provisions for the combined company agreed by CTWS and SJW in connection with the merger, will not be amended or repealed, nor will any bylaw provision or other resolution inconsistent with Article VII be adopted, without the affirmative vote of at least 75% of the board of directors of Combined SJW.

Indemnification of Officers and Directors	Section 33-771 of the CBCA provides, generally, that a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if (i) (a) the individual conducted himself or herself in good faith, (b) the individual reasonably believed (1) in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation and (2) in all other cases, that his or her conduct was at least not opposed to the best interests	Section 145(a) of the DGCL provides, generally, that a corporation may indemnify a director, officer, employee or agent of the corporation, or a person serving in a similar capacity at its request for another entity, against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding if the person acted in good faith and in a manner

Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)

of the corporation and (c) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (ii) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation. Section 33-775 of the CBCA provides, generally, that a corporation may not indemnify a director under Section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in Section 33-771.

Sections 33-772 and 33-776 of the CBCA provide, generally, that a corporation must indemnify a director, officer, employee or agent of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he or she was a director of the corporation, against reasonable expenses incurred by him or her in connection with the proceeding. Sections 33-774 and 33-776 of the CBCA permit, generally, a director, officer, employee or agent of the corporation who is party to a proceeding because of that individual’s position as such to apply to a court for an award of indemnification.

CTWS’s certificate of incorporation provides that CTWS will indemnify to the fullest extent of the law its directors and officers from and against any and all of the liabilities, expenses and other matters referred to or covered by the CBCA, in addition to providing indemnification for any action taken, or any failure to take any action, as director or officer, except for liability that (i) involved a the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal actions, had no reasonable cause to believe was unlawful.

Section 145(c) of the DGCL provides, generally, that a corporation must indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any suit or proceeding described under Sections 145(a) or 145(b) of the DGCL (including attorney’s fees) actually and reasonably incurred by such person.

Section 102(b)(7) of the DGCL provides, generally, that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 the DGCL (which relates to liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption), or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Combined SJW’s bylaws will provide that Combined SJW will indemnify and hold harmless its officers and directors to the fullest extent of the law except that Combined SJW will not be obligated to indemnify any person in connection with any

Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)

knowing and culpable violation of law by the director or officer, (ii) enabled the director, officer or an associate to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director or officer to CTWS under circumstances in which the director or officer was aware that his or her conduct or omission created an unjustifiable risk of serious injury to CTWS, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s or officer’s duty to CTWS, or (v) created liability under Section 33-757 of the CBCA (which relates to unlawful distributions to shareholders).

CTWS’s certificate of incorporation provides that CTWS will pay for or reimburse directors and officers for expenses incurred in defending a civil or criminal action to the fullest extent of the law in advance of the final disposition of such action, and may indemnify or reimburse the expenses of employees or agents not otherwise entitled to indemnification on such terms and conditions as the CTWS board of directors may establish.

proceeding (i) for which payment has actually been made to or on behalf of the person, except with respect to any excess beyond the amount paid, (ii) where it has been adjudicated finally by a competent court that the indemnified person is liable to Combined SJW with respect to the claim out of which the claim for adjudication has arisen, (iii) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid, (iv) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions in another law, if such person is held liable therefor, (v) for any reimbursement of Combined SJW by such person of any bonus or other incentive-based or equity-based compensation or any profits realized by such person from the sale of securities of Combined SJW, as required in each case under the Exchange Act, if such person is held liable therefor, (vi) initiated by such person against Combined SJW or its directors, officers, employees, agents or other indemnitees (unless (a) the board of directors of Combined SJW authorized the proceeding prior to its initiation, (b) Combined SJW provides the indemnification, at its sole discretion, pursuant to applicable law, (c) pursuant to the indemnification section in Combined SJW’s bylaws or (d) otherwise required by law), or (vii) if prohibited by applicable law.

Combined SJW’s bylaws will provide that Combined SJW will reimburse directors and officers for all expenses incurred in successfully defending a claim against the corporation, and may indemnify or reimburse the expenses of employees or agents not otherwise entitled to indemnification

	Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)

on such terms and conditions as the board of directors of Combined SJW may establish.

Combined SJW’s certificate of incorporation will provide that no director will be personally liable to Combined SJW or its stockholders for monetary damages for breach of fiduciary duties by such director as director.

Forum Selection

CTWS’s bylaws provide that, unless CTWS consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the state and federal courts located within the State of Connecticut will be the sole and exclusive forum for:

•  any claim that is based upon a violation of a duty owed under the laws of the State of Connecticut by a current or former director, officer or CTWS shareholder in such capacity to CTWS or CTWS shareholders;

•  any derivative action or proceeding brought on behalf of CTWS;

•  any action asserting a claim arising pursuant to any provision of the CBCA, or CTWS’s certificate of incorporation or bylaws; or

•  any action asserting a claim governed by the internal affairs doctrine that is not included in the foregoing three items, inclusive.

Combined SJW’s certificate of incorporation will provide that unless Combined SJW consents in writing to an alternative forum, a state or federal court located in the State of Delaware will be the sole and exclusive forum for:

•  any action asserting a claim based on breach of a fiduciary duty owed by any director, officer or other employee to Combined SJW or Combined SJW stockholders;

•  any derivative action or proceeding brought on behalf of Combined SJW;

•  any action asserting a claim arising pursuant to any provision of the DGCL; or

•  any action asserting a claim governed by the internal affairs doctrine;

in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Approval of Mergers and Other Corporate Transactions	Section 33-817 of the CBCA provides, generally, that a plan of merger or share exchange must be approved by (i) the affirmative vote of at least two-thirds of the voting power of each voting group entitled to vote thereon and (ii) the affirmative vote of at least two-thirds of the voting power of each class of stock outstanding prior to

Section 251 of the DGCL provides that, with some exceptions, a merger agreement must be adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

Combined SJW will not “opt out” of Section 203 of the DGCL, which will

Rights of CTWS Shareholders (Before the Merger)	Rights of Combined SJW Stockholders (After the Merger)
January 1, 1997, and not otherwise entitled to vote thereon.	prohibit, subject to certain exceptions, Combined SJW from engaging in a business combination with an interested stockholder (i.e., a stockholder acquiring 15% or more of the outstanding voting stock) for three years following the date that such stockholder becomes an interested stockholder without approval of the board of directors of Combined SJW.

NO APPRAISAL RIGHTS

CTWS shareholders will not have appraisal or dissenters’ rights in connection with any of the proposals to be voted upon at the CTWS special meeting. Under Section 33-856 of the CBCA, appraisal rights are not available for the holders of shares of any class or series of shares which is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act when the terms of the corporate action requiring appraisal rights require such holders to accept cash or shares of any class or any series of shares which is a covered security under Section 18(b)(1)(A) or (B) of the Securities Act. The CTWS common stock is listed on the NASDAQ and CTWS shareholders will receive a combination of shares of SJW common stock, which is listed on the NYSE, and cash in lieu of fractional shares. As NYSE-listed shares and NASDAQ-listed shares are “covered securities” under Section 18(b)(1)(A) of the Securities Act, appraisal rights are not available for CTWS shareholders.

LEGAL MATTERS

The validity of the shares of SJW common stock to be issued pursuant to the merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP. It is a condition to the merger that SJW and CTWS receive opinions from Skadden, Arps, Slate, Meagher & Flom LLP (or such other nationally recognized tax counsel reasonably satisfactory to CTWS) and Sullivan & Cromwell LLP (or such other nationally recognized tax counsel reasonably satisfactory to SJW), respectively, to the effect that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

EXPERTS

SJW

The consolidated financial statements of SJW as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CTWS

The consolidated financial statements of CTWS as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, financial statement schedule for the three-year period ending December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

SJW

SJW will hold a regular annual meeting in 2019 regardless of whether the merger is completed.

For inclusion in the proxy statement and form of proxy relating to the 2019 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by SJW no later than November 16, 2018. For matters other than stockholder proposals pursuant to SEC Rule 14a-8 to be properly brought before the 2019 annual meeting by a stockholder, including director nominations, the stockholder must comply with the advance notice and other provisions in SJW’s bylaws. To be timely, a stockholder’s notice shall be delivered to SJW’s secretary between December 26, 2018 and January 25, 2019, both inclusive. If, however, the date of the annual meeting is not within 30 days before or 60 days after April 25, 2019, notice by the stockholder must be delivered not earlier than 120 days before the annual meeting nor later than the later of 90 days prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by SJW. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

CTWS

CTWS will only hold a regular annual meeting in 2019 if the merger is not completed. If, however, the merger is not completed and CTWS holds a regular annual meeting in 2019, in order to be considered for inclusion in the proxy statement and form of proxy for the 2019 annual meeting of shareholders, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by CTWS no later than December 7, 2018. For matters other than shareholder proposals pursuant to SEC Rule 14a-8 to be properly brought before the 2019 annual meeting by a shareholder, including director nominations, shareholders desiring to bring business before the 2019 annual meeting of shareholders must give proper and timely notice in writing to the secretary of CTWS. To be timely, a shareholder’s notice must be delivered to or mailed and received by the secretary of CTWS at the Main Offices of CTWS, 93 West Main Street, Clinton, Connecticut 06413, no later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting, which date for purposes of the 2019 annual meeting of shareholders is January 10, 2019. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on CTWS’s books, of the shareholder proposing such business, (c) the class and number of shares of CTWS common stock which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

OTHER MATTERS

Other Matters Presented at the Special Meetings

As of the date of this joint proxy statement/prospectus, neither the SJW board of directors nor the CTWS board of directors knows of any matters that will be presented for consideration at either the SJW special meeting or the CTWS special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either the SJW special meeting or the CTWS special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

SJW and CTWS each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including SJW and CTWS, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult SJW’s or CTWS’s website for more information about SJW or CTWS, respectively. SJW’s website is www.sjwgroup.com. CTWS’s website is www.ctwater.com. The information contained on the websites of SJW, CTWS and the SEC (except for the filings described below) is not incorporated by reference into this joint proxy statement/prospectus.

SJW has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of SJW common stock to be issued to CTWS shareholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about SJW and SJW common stock. The rules and regulations of the SEC allow SJW and CTWS to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows SJW and CTWS to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that SJW has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about SJW, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

•	Quarterly Report on Form 10-Q for the period ended March 31, 2018.

•	Proxy Statement on Schedule 14A filed March 6, 2018.

•	Current Reports on Form 8-K filed on January 4, 2018, February 9, 2018, February 22, 2018, March 15, 2018, March 22, 2018, April 26, 2018 and May 31, 2018 (other than the portions of this document not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

•	The description of our common stock contained in our registration statement on Form 8-A filed on October 31, 2005, including any amendment or reports filed for the purpose of updating such description.

In addition, SJW incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the SJW special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or SJW will provide you with copies of these documents, without charge, upon written or oral request to:

SJW Group

110 West Taylor Street

San Jose, California 95110

(408) 279-7800

Attention: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that CTWS has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about CTWS, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

•	Quarterly Report on Form 10-Q for the period ended March 31, 2018.

•	Proxy Statement on Schedule 14A filed April 6, 2018.

•	Current Reports on Form 8-K filed February 7, 2018, March 7, 2018, March 15, 2018, April 3, 2018, April 20, 2018, May 9, 2018, May 11, 2018 and May 31, 2018 (other than the portions of these documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

In addition, CTWS incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the CTWS special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or CTWS will provide you with copies of these documents, without charge, upon written or oral request to:

Connecticut Water Service, Inc.

93 West Main Street

Clinton, Connecticut 06413

(860) 664-6056

Attention: Corporate Secretary

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to SJW stockholders or CTWS shareholders nor the issuance by SJW of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of SJW and CTWS made to the other in the merger agreement. Representations and warranties made by SJW, CTWS and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding SJW, CTWS or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of May 30, 2018,

among

SJW GROUP,

HYDRO SUB, INC.

and

CONNECTICUT WATER SERVICE, INC.

A-i

A-ii

Exhibits

Exhibit A – Governance Matters

Exhibit B – Form of SJW Charter Amendment

Exhibit C – Form of SJW Bylaws Amendment

A-iii

Disclosure Letters

CTWS Disclosure Letter

SJW Disclosure Letter

A-iv

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement” or “Amended and Restated Agreement”), dated as of May 30, 2018 (the “Execution Date”), among SJW Group, a Delaware corporation (“SJW”), Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned Subsidiary of SJW (“Merger Sub”), and Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), amends and restates in its entirety that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of March 14, 2018 (the “Original Execution Date”), among SJW, Merger Sub and CTWS.

WHEREAS, the Board of Directors of CTWS (the “CTWS Board”) has approved, adopted and declared advisable and resolved to recommend to CTWS’s shareholders the approval of this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of SJW (the “SJW Board”) has (i) approved and adopted this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement, (ii) approved the SJW Charter Amendment, and (iii) resolved to recommend to SJW’s stockholders the approval of the Share Issuance and the SJW Charter Amendment;

WHEREAS, the Board of Directors of Merger Sub has approved, adopted and declared advisable and resolved to recommend to Merger Sub’s sole shareholder the approval of this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, SJW, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of, and as an inducement to the willingness of CTWS to enter into, the Original Merger Agreement, SJW has entered into agreements with certain stockholders of SJW (collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed to vote the SJW Common Shares beneficially owned by them in favor of approving the SJW Charter Amendment and the Share Issuance, as more particularly set forth therein;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement will be, and hereby is, adopted as a plan of reorganization;

WHEREAS, SJW, Merger Sub and CTWS desire to amend and restate the Original Merger Agreement in its entirety in accordance with Section 8.03 thereof on the terms and subject to the conditions set forth in this Amended and Restated Agreement;

WHEREAS, the parties intend, as further set forth in Section 9.04, that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were made in the Original Merger Agreement and (c) each reference to “this Agreement” in the representations and warranties set forth in Article III and Article IV shall refer to “the Original Merger Agreement”, in each of cases (a), (b) and (c), unless expressly specified otherwise in this Agreement; and

WHEREAS, SJW, Merger Sub and CTWS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Connecticut Business Corporation Act (the “CBCA”), on the Closing Date, Merger Sub shall be merged with and into CTWS (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and CTWS shall continue as the surviving entity in the Merger (the “Surviving Corporation”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California, 94301 at 7:00 a.m., Pacific time, on a date to be specified by SJW and CTWS, which shall be no later than the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between SJW and CTWS. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (i) file with the Secretary of the State of the State of Connecticut a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the CBCA, and (ii) as soon as practicable on or after the Closing Date, make all other filings required under the CBCA or by the Secretary of the State of the State of Connecticut in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of the State of the State of Connecticut, or at such later time as SJW and CTWS shall agree and specify in the Certificate of Merger in accordance with the relevant provisions of the CBCA (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the CBCA.

Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of CTWS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of CTWS, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors and Officers of Surviving Corporation. The directors and officers of the Surviving Corporation shall be determined in accordance with Exhibit A.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SJW, Merger Sub, CTWS or any holder of any of the following securities:

(a) Conversion of CTWS Common Stock. Subject to Section 2.02, each share of common stock, without par value, of CTWS (“CTWS Common Stock”, and such shares, “CTWS Common Shares”), other than any Cancelled CTWS Common Shares, issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive that number of fully paid and nonassessable common shares, par value $0.001 per share, of SJW (the “SJW Common Shares”) equal to the Exchange Ratio (the “Merger Consideration”). All such CTWS Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such CTWS Common Shares (each such certificate, a “Certificate”) or CTWS Common Shares held in direct registration form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of SJW Common Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.02, in each case, without interest. For purposes of this Agreement, the “Exchange Ratio” means 1.1375. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding SJW Common Shares or CTWS Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein that is based upon the number of SJW Common Shares or CTWS Common Shares, as the case may be, will be appropriately adjusted to provide to SJW and the holders of CTWS Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit SJW or CTWS to take any action with respect to its securities that is prohibited by Section 5.01(a) or 5.01(b), as applicable. As provided in Section 2.02(j), the right of any holder of CTWS Common Stock to receive the Merger Consideration or other consideration shall be reduced by the amount of any withholding under applicable Tax Law.

(b) Cancelled CTWS Common Shares. Each CTWS Common Share that is owned directly or indirectly by SJW or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by CTWS or any CTWS Subsidiary immediately prior to the Effective Time (in each case, other than any CTWS Common Share held on behalf of third parties) (the “Cancelled CTWS Common Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Exchange.

(a) Exchange Agent. Prior to the Effective Time, SJW shall appoint a bank or trust company with the prior approval of CTWS (not to be unreasonably withheld) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, SJW shall deposit with the Exchange Agent, for the benefit of the former holders of CTWS Common Stock entitled to receive Merger Consideration under Section 2.01(a), for exchange in accordance with this Article II through the Exchange Agent, (i) a sufficient number of SJW Common Shares (whether represented in certificated or non-certificated direct registration form) to issue the aggregate Merger Consideration and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). From time to time as needed, SJW shall deposit with the Exchange Agent cash sufficient to pay any dividends or other distributions which former holders of CTWS Common Stock have the right to receive pursuant to Section 2.02(d). All such cash and SJW Common Shares deposited with the Exchange Agent is hereinafter referred to collectively as the “Exchange Fund.”

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, SJW shall cause the Exchange Agent to mail to each holder of record of CTWS Common Stock a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any Certificates or Book-Entry Shares shall pass, only upon delivery of such Certificates or Book-Entry Shares to the Exchange Agent and shall be in such customary form and have such other customary provisions as SJW may specify subject to CTWS’s reasonable approval, together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.

(i) After the Effective Time, upon the surrender of a Certificate for cancelation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the Merger Consideration into which the CTWS Common Shares previously represented by such Certificate have been converted pursuant to Section 2.01(a) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which such holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of CTWS Common Stock that is not registered in the transfer records of CTWS, the proper number of SJW Common Shares pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate (or, for Book-Entry Shares, proper evidence of such transfer) representing such CTWS Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer, including evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificates or Book-Entry Shares were entitled to receive pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable under this Section 2.02(c) or under Section 2.02(d), 2.02(e) or 2.02(f).

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall deliver to each former holder of Book-Entry Shares (A) the Merger Consideration into which such CTWS Common Shares have been converted pursuant to Section 2.01(a) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f). Notwithstanding anything to the contrary in this Agreement, no former record holder of a Book-Entry Share shall be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such former record holder shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and SJW shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time (and in any event not later than the third Business Day thereafter), the Merger Consideration in respect of each Book-Entry Share of such former holder, and such Book-Entry Shares shall forthwith be cancelled. The SJW Common Shares deliverable to any holder under this Section 2.02(c)(ii) shall be deemed issued to such holder on the Closing Date.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to SJW Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the SJW Common Shares issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to abandoned property, escheat, Tax or other applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of the SJW Common Shares issued in exchange therefor

(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional SJW Common Share to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of SJW Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of SJW Common Shares.

(e) No Further Ownership Rights in CTWS Common Stock. The SJW Common Shares issued and cash paid in accordance with the terms of this Article II upon conversion of any CTWS Common Shares (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such CTWS Common Shares, subject to SJW’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been declared or made by CTWS on such CTWS Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of SJW of CTWS Common Shares that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(h), if, after the Effective Time, any Certificates or Book-Entry Shares are presented for transfer to the Surviving Corporation, SJW or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No fractional SJW Common Shares shall be issued upon the conversion of CTWS Common Stock pursuant to Section 2.01(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of SJW Common Shares. Notwithstanding any other provision of this Agreement, each holder of CTWS Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a SJW Common Share (after taking into account all Certificates or Book-Entry Shares surrendered by such holder) shall receive, in lieu thereof, cash in an amount equal to (i) such fractional amount, multiplied by (ii) the average of the volume weighted average price per SJW Common Share on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by SJW and CTWS) on each of the five consecutive trading days ending with the last complete trading day prior to the Closing Date (the “SJW Common Share Closing VWAP”).

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains undistributed to the holders of CTWS Common Stock for six months after the Effective Time shall be delivered to SJW, upon demand, and any former holder of CTWS Common Stock who has not previously complied with this Article II shall thereafter look only to SJW for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and other distributions to which such holder is entitled pursuant to this Article II.

(h) No Liability. None of SJW, CTWS, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of SJW, free and clear of all claims or interests of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The Exchange Agent shall invest any cash in the Exchange Fund as reasonably directed by SJW. Any interest and other income resulting from such investments shall be paid to SJW. Notwithstanding the foregoing, to the extent that there are any losses with respect to such investments or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the payments contemplated by this Article II, SJW shall promptly replace, restore or supplement the

SJW Common Shares or cash, as applicable, in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payments contemplated by this Article II.

(j) Withholding Rights. Each of SJW, Merger Sub, CTWS and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SJW, the posting by such Person of a bond, in such reasonable and customary amount as SJW may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.02(h), SJW) shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any other cash deliverable in respect thereof pursuant to this Section 2.02.

Section 2.03 Termination of CTWS Dividend Reinvestment Plan. If requested in writing by SJW, CTWS shall take such action as may be necessary to cause CTWS’s Third Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “CTWS Dividend Reinvestment Plan”) to be terminated immediately prior to the Effective Time in accordance with the terms of the CTWS Dividend Reinvestment Plan; provided, that the termination of the CTWS Dividend Reinvestment Plan will not have any effect on the CTWS Common Shares credited to the account of a participant in the CTWS Dividend Reinvestment Plan at the time of such termination or the right of such CTWS Common Shares to receive the Merger Consideration pursuant to Section 2.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SJW AND MERGER SUB

SJW represents and warrants to CTWS that the statements contained in this Article III are true and correct, except (i) as set forth or incorporated in the SJW Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2017 and at least one Business Day prior to the date of this Agreement (the “Filed SJW Reporting Documents”) (excluding any disclosures (A) in any risk factors section, (B) in any “Forward-Looking Statements” section and (C) in any other sections to the extent such disclosures are similarly predictive or forward-looking in nature (collectively, “Excluded Disclosure”) in the Filed SJW Reporting Documents) or (ii) as set forth in the disclosure letter delivered by SJW to CTWS prior to the execution and delivery by SJW of this Agreement (the “SJW Disclosure Letter”). The SJW Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01 Organization, Standing and Power. SJW and each of SJW’s Subsidiaries (the “SJW Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the SJW Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. SJW and each SJW Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. SJW has made available to CTWS, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of SJW in effect as of the date of this Agreement (the “SJW Charter”) and the bylaws of SJW in effect as of the date of this Agreement (the “SJW Bylaws”).

Section 3.02 SJW Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each SJW Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by SJW, by another SJW Subsidiary or by SJW and another SJW Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 3.02(a) of the SJW Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the SJW Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the SJW Subsidiaries, neither SJW nor any SJW Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 3.03 Capital Structure.

(a) The authorized capital stock of SJW consists of 36,000,000 SJW Common Shares and 1,000,000 preferred shares, par value $0.001 per share (the “SJW Preferred Shares” and, together with the SJW Common Shares, the “SJW Capital Stock”). At the close of business on March 12, 2018:

(i) (v) 20,585,018 SJW Common Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by SJW, (w) no SJW Common Shares were held in SJW’s treasury, (x) 295,887 SJW Common Shares were reserved and available for issuance pursuant to the SJW’s 2014 Employee Stock Purchase Plan (the “SJW ESPP”), (y) 890,179 SJW Common Shares were reserved and available for issuance pursuant to the SJW Stock Plan, of which (1) 66,538 shares were issuable upon vesting of SJW Restricted Share Units and SJW Performance Share Units, (2) 7,000 shares were deliverable pursuant to the terms of vested and deferred SJW Restricted Share Units (the “SJW Deferred Share Units”) and (3) 118,195 deferred SJW Common Shares, including deferred SJW Common Shares with dividend equivalent rights convertible into deferred SJW Common Shares, were deliverable subject to and upon the terms of applicable deferral elections (the “SJW Deferred Shares”); and

(ii) no SJW Preferred Shares were issued and outstanding.

Except as set forth in this Section 3.03(a), at the close of business on March 12, 2018, no shares of capital stock or voting securities of, or other equity interests in, SJW were issued, reserved for issuance or outstanding. From the close of business on March 12, 2018, to the date of this Agreement, there have been no issuances by SJW of shares of capital stock or voting securities of, or other equity interests in, SJW, other than upon the settlement of SJW Restricted Share Units and SJW Performance Share Units, in each case outstanding at the close of business on March 12, 2018, and in accordance with their terms in effect at such time.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of

Merger Sub is, and at the Effective Time will be, owned by SJW or a direct or indirect wholly owned Subsidiary of SJW. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) The SJW Common Shares constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or other Law, the SJW Charter, the SJW Bylaws or any Contract to which SJW or any SJW Subsidiary is a party or otherwise bound.

(d) All outstanding shares of SJW Capital Stock issuable upon the exercise of purchase rights under the SJW ESPP or upon the settlement of SJW Restricted Share Units, SJW Performance Share Units, SJW Deferred Share Units and SJW Deferred Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any provision of the DGCL or other Law, the SJW Charter, the SJW Bylaws or any Contract to which SJW or any SJW Subsidiary is a party or otherwise bound (including the SJW Stock Plan). Except as set forth above in this Section 3.03 or pursuant to this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of SJW or any SJW Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary or any securities of SJW or any SJW Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, (y) any warrants, calls, options or other rights to acquire from SJW or any SJW Subsidiary, or any other obligation of SJW or any SJW Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary or (z) any rights issued by or other obligations of SJW or any SJW Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, the value of SJW, any SJW Subsidiary or any part of SJW or any SJW Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary. Except pursuant to the SJW Stock Plan, there are not any outstanding obligations of SJW or any SJW Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of SJW having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of SJW may vote (collectively, “SJW Voting Debt”). Except for the Voting Agreements, neither SJW nor any SJW Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, SJW. Except for this Agreement, neither SJW nor any SJW Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of SJW or any SJW Subsidiary.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a) Each of SJW and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the issuance of SJW Common Shares constituting the Merger Consideration (the “Share Issuance”) and the SJW Charter Amendment, to the receipt of the SJW Stockholder Approval. The SJW Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of SJW was present, (i) approving and adopting this Agreement, (ii) determining that entering into this Agreement is in the best interests of SJW and its stockholders, (iii) approving the SJW Charter Amendment and (iv) recommending that SJW’s stockholders vote in favor of approval of the Share Issuance and the SJW Charter Amendment and directing that the Share Issuance and the SJW Charter Amendment be submitted to SJW’s stockholders for approval at a duly held meeting of such shareholders for such purpose (the “SJW Stockholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “SJW Recommendation”). The execution and delivery of this Agreement and the consummation of the

Merger and the transactions contemplated hereby have been duly and validly authorized by each of the Board of Directors of Merger Sub and SJW, as the sole shareholder of Merger Sub. None of the resolutions described in the immediately preceding two sentences have been amended or withdrawn as of the date of this Agreement. Except for (i) the approval of the Share Issuance by the affirmative vote of the holders of a majority of the outstanding SJW Common Shares represented in person or by proxy at the SJW Stockholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual, and (ii) the approval of the SJW Charter Amendment by a majority of the outstanding SJW Common Shares entitled to vote thereon at the SJW Stockholders Meeting, as required by Section 242 of the DGCL (clauses (i) and (ii) being referred to as the “SJW Stockholder Approval”), no other corporate proceedings on the part of SJW or Merger Sub are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the CBCA). Each of SJW and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by CTWS, this Agreement constitutes the legal, valid and binding obligation of SJW and Merger Sub, enforceable against SJW and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The SJW Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and the Voting Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to or as a result of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, or the Voting Agreements, in respect of SJW.

(c) The representations and warranties set forth in this Section 3.04 shall be made (i) with respect to the Original Merger Agreement, as of the Original Execution Date, and (ii) with respect to this Amended and Restated Agreement, as of the Execution Date.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by SJW of this Agreement does not, and the performance by SJW of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of SJW or any SJW Subsidiary under, any provision of (i) the SJW Charter, the SJW Bylaws or the comparable organizational documents of any SJW Subsidiary (assuming that the SJW Stockholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which SJW or any SJW Subsidiary is a party or by which any of their respective properties or assets is bound or any SJW Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree of a Governmental Entity or arbitrator (“Judgment”) or Law, in each case applicable to SJW or any SJW Subsidiary or their respective properties or assets (assuming that the SJW Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a SJW Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with, any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to SJW or any SJW Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act of 1933 (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by SJW of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) the filing and acceptance of the Certificate of Merger with the Secretary of the State of the State of Connecticut and appropriate documents with the relevant authorities of the other jurisdictions in which SJW and CTWS are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) the filing and acceptance of the SJW Charter Amendment with the Secretary of State of the State of Delaware, (vi) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE as are required to permit the consummation of the Merger and the listing of the SJW Common Shares to be issued as Merger Consideration, (vii) any pre-approvals of license transfers by the Federal Communications Commission, (viii) in connection with or in compliance with the DGCL or the CBCA, (ix) such Consents required by the Connecticut Public Utilities Regulatory Authority (“PURA”), and (x) such Consents required by the Maine Public Utilities Commission (the “MPUC”) (the Consents in (ix) and (x), collectively, the “State Approvals,” and the Consents in (i) through (x), collectively, the “SJW Regulatory Approvals”), except for such other Consents that the failure to obtain or make, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a SJW Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06 Reporting Documents; Undisclosed Liabilities.

(a) SJW has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by SJW with the SEC since January 1, 2015 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “SJW Reporting Documents”).

(b) Each SJW Reporting Document (i) at the time filed or furnished, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as applicable to such SJW Reporting Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of SJW included in the SJW Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of SJW and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) SJW and the SJW Subsidiaries do not have liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a SJW Material Adverse Effect.

(d) Each of the principal executive officer of SJW and the principal financial officer of SJW (or each former principal executive officer of SJW and each former principal financial officer of SJW) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SJW Reporting Documents, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither SJW nor any SJW Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) SJW maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of SJW, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of SJW are being made only in accordance with authorizations of management and directors of SJW, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of SJW’s assets that could have a material effect on its financial statements.

(f) SJW maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by SJW in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of SJW, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of SJW to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of SJW, SJW’s independent accountants, the SJW Board or the audit committee of the SJW Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of SJW that are reasonably likely to adversely affect SJW’s ability to record, process, summarize and report financial information, (ii) “material weakness” in the internal controls over financial reporting of SJW or (iii) fraud, whether or not material, that involves management or other employees of SJW who have a significant role in the internal controls over financial reporting of SJW. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(h) None of the SJW Subsidiaries is, or at any time since January 1, 2016 has been, subject to the reporting requirements of Section  13(a) or 15(d) of the Exchange Act.

Section 3.07 Regulation as a Utility.

(a) The SJW Subsidiaries set forth in Section 3.07(a) of the SJW Disclosure Letter (the “Regulated SJW Subsidiaries”) are regulated as a “water corporation” and a “public utility” within California and a “water and sewer utility” and “retail public utility” in Texas. All assets included in the rate base calculations of the Regulated SJW Subsidiaries (i) in California, to the extent any portion of such facilities were eliminated from consideration within the meaning of Section 455.5 of the California Public Utilities Code, for rate setting purposes, have been “returned to useful service” and such facilities’ value and associated expenses are currently considered for purposes of establishment of the Regulated SJW Subsidiary’s rates and (ii) in Texas, are “used by and useful to the utility in providing service” within the meaning of Section 13.185 of the Texas Water Code. No assets of SJW or any of the Regulated SJW Subsidiaries are currently disallowed from recovery in rates based on its value and associated expenses in any ratemaking procedure before the California Public Utilities Commission (the “CPUC”) or the Public Utilities Commission of Texas (the “PUCT”), as applicable.

(b) Since January 1, 2015, SJW and each SJW Subsidiary has filed with the SEC or the appropriate state public utilities commission (including the CPUC and the PUCT), as the case may be, all documents required to be filed by it under applicable state public utility Laws, except for filings the failure of which to make would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect. All such documents complied, as of the date so filed, with all applicable requirements of the applicable statute and rules and regulations thereunder, except for any failures to comply that would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

(c) As of the date hereof, neither SJW nor any Subsidiary or Affiliate of SJW is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, other than California and Texas, or in any foreign country.

Section 3.08 Information Supplied. None of the information supplied or to be supplied by SJW for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of SJW’s stockholders and CTWS’s shareholders or at the time of each of the SJW Stockholders Meeting and the CTWS Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act, except that no representation is made by SJW with respect to statements made or incorporated by reference therein based on information supplied by CTWS for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by SJW with respect to statements made or incorporated by reference therein based on information supplied by CTWS for inclusion or incorporation by reference therein.

Section 3.09 Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement, SJW and each SJW Subsidiary has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, SJW or the capital stock or voting securities of, or other equity interests in, any SJW Subsidiary (other than (x) regular quarterly cash dividends in an amount not exceeding $0.28 per SJW Common Share, (y) a special dividend declared on November 16, 2017 in an amount of $0.17 per SJW Common Share and (z) dividends or other distributions by a direct or indirect wholly owned SJW Subsidiary to its direct shareholders or other equity holders) or any repurchase for value by SJW of any capital stock or voting securities of, or other equity interests in, SJW or the capital stock or voting securities of, or other equity interests in, any SJW Subsidiary;

(c) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, SJW, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, SJW;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of SJW or any SJW Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e) (i) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of SJW’s or any SJW Subsidiary’s property or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law or (ii) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law;

(f) any change in financial accounting methods, principles or practices by SJW or any SJW Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(g) any material elections or changes thereto with respect to Taxes by SJW or any SJW Subsidiary or any settlement or compromise by SJW or any SJW Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 3.10 Taxes.

(a) (i) SJW and each SJW Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) SJW and each SJW Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) SJW and each SJW Subsidiary has adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the SJW Reporting Documents for all material Taxes payable by SJW and each SJW Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(b) No material Tax Return of SJW or any SJW Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of SJW, oral) notice of such an audit or examination has been received by SJW or any SJW Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against SJW or any SJW Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending or have been granted. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) SJW and each SJW Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of material Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to material Taxes against any of the properties or assets of SJW or any SJW Subsidiary. No written or, to the Knowledge of SJW, other claim has been received by SJW or any SJW Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction.

(e) Within the past three years, neither SJW nor any SJW Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither SJW nor any SJW Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(g) Neither SJW nor any SJW Subsidiary has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Neither SJW nor any SJW Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by SJW or any SJW Subsidiary under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(i) Neither SJW nor any SJW Subsidiary (i) is a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement (other than an agreement with SJW or any SJW Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has been a member of an affiliated group (other than a group the common parent of which is SJW or includes only SJW and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than SJW and its Subsidiaries.

(j) Neither SJW nor any SJW Subsidiary is a “U.S. shareholder” of any foreign corporation within the meaning of Section 951(b) of the Code.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the SJW Disclosure Letter sets forth a correct and complete list of each material SJW Benefit Plan. With respect to each material SJW Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to CTWS by SJW: (i) the SJW Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the SJW Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the two most recent annual reports (Form 5500) filed with the IRS, (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, (viii) all material filings and communications received from or sent to any Governmental Entity and (ix) the most recent audited financial statement and/or actuarial valuation.

(b) Each SJW Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material contributions required to be made to any SJW Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any SJW Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of SJW in accordance with GAAP. There are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the SJW Benefit Plans or any trusts related thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 3.11(c) of the SJW Disclosure Letter identifies each SJW Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “SJW Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each SJW Qualified Plan and its related trust, or with respect to a prototype SJW Qualified Plan, the prototype sponsor has received a favorable IRS opinion or advisory letter, or the SJW Qualified Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination, advisory or opinion as to the qualified status of each such SJW Qualified Plan, and, if issued, such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of SJW and the SJW Subsidiaries, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any SJW Qualified Plan or the related trust.

(d) Each SJW Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 3.11(d) of the SJW Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each such SJW Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no lien in favor of any such SJW Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA, (iii) such SJW Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA, (iv) SJW has delivered or made available to CTWS a copy of the most recent actuarial valuation report for such SJW Benefit Plan and such report is complete and accurate in all material respects, (v) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings to terminate such SJW Benefit Plan, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by SJW or any of the SJW Subsidiaries.

(e) None of SJW, any of the SJW Subsidiaries or any of their respective ERISA Affiliates has maintained, established, contributed to, been obligated to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(f) Neither SJW nor any of the SJW Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable Laws.

(g) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of SJW or any of the SJW Subsidiaries to severance pay, retention or any other bonus amount or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any SJW Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any such current or former employee, director, consultant or officer, (v) result in any breach or violation of, or default under, or limit SJW’s right to extend, renew, replace, amend, modify or terminate, any SJW Benefit Plan or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No SJW Benefit Plan provides for, and neither SJW nor any of the SJW Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(h) To the Knowledge of SJW, each SJW Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained, in form and operation, in compliance with all applicable requirements of Section 409A of the Code.

Section 3.12 Labor and Employment Matters.

(a) Neither SJW nor any SJW Subsidiary is party to or bound by any collective bargaining agreement or other written Contract with any labor union or other similar organization (“Collective Bargaining Agreement”) with respect to any SJW Personnel. No SJW Personnel are represented by any labor union or other similar organization (“Labor Organization”) with respect to their employment with SJW. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) there is no pending or, to the Knowledge of SJW, threatened strike, lockout, slowdown, work stoppage or unfair labor practice by or with respect to any SJW Personnel and (ii) to the Knowledge of SJW, there are no activities or proceedings of any Labor Organization to organize any employees of SJW or any SJW Subsidiary and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any Labor Organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, SJW and the SJW Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, child labor, immigration, safety and health, disability rights or benefits, equal employment, plant closures and layoffs, workers’ compensation, employee leave issues, unemployment insurance and continuation coverage under group health plans.

(c) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, no SJW Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to SJW or any SJW Subsidiary or (ii) to a former employer of any such SJW Personnel relating (A) to the right of any such SJW Personnel to be employed by SJW or any SJW Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(d) To the Knowledge of SJW, in the last five years, no allegations of sexual harassment have been made to SJW against any individual in his or her capacity as (i) an officer of SJW, (ii) a member of the SJW Board or (iii) an employee of SJW or any SJW Subsidiary at a level of Vice President or above.

Section 3.13 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of SJW, threatened against or affecting SJW or any SJW Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of SJW, demand or investigation by any Governmental Entity involving SJW or any SJW Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect.

Section 3.14 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, SJW and the SJW Subsidiaries are in compliance with all applicable Laws (including privacy Laws) and the SJW Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of SJW, threatened alleging that SJW or any SJW Subsidiary is not in compliance with any applicable Law or SJW Permit or which challenges or questions the validity of any rights of the holder of any SJW Permit. To the Knowledge of SJW, no noncompliance with any applicable Law or SJW Permit exists, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. This Section 3.14 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Section 3.10, 3.11, 3.12, 3.17 and 3.20, respectively.

Section 3.15 Permits. SJW and each SJW Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, easements, exemptions, exceptions, consents, certificates, orders, registrations, permissions, qualifications, clearances and other approvals (collectively, “Permits”) necessary to enable SJW and each SJW Subsidiary to own, lease and operate its respective properties and assets or to develop, produce, store, distribute, promote, offer and sell its respective products and services or otherwise to carry on its business as it is now being conducted (collectively, the “SJW Permits”), and, as of the date of this Agreement, all such SJW Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by SJW of any of the SJW Permits is pending or, to the Knowledge of SJW, threatened, except where the failure to have such power or authority or to possess the SJW Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. SJW and its Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the SJW Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect.

Section 3.16 Water Quality and Water Rights. The drinking water supplied by SJW and the SJW Subsidiaries to their respective customers is and has been in material compliance since January 1, 2013 with all applicable federal and state drinking water standards. SJW and the SJW Subsidiaries have all material rights, authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, which are necessary to extract and deliver water to their respective customers in a manner adequate and sufficient for the conduct of its business as currently conducted (the “SJW Water Rights”). To the Knowledge of SJW, (i) there is not any existing breach or default by SJW or any SJW Subsidiary under any of the SJW Water Rights which (with or without notice, lapse of time or both) would cause any of the SJW Water Rights to be lost, revoked or compromised or not be satisfied, and (ii) there is no other reason to believe that any SJW Water Rights will be lost, revoked or compromised or will not be satisfied, other than, in each of clauses (i) and (ii), any such exceptions which have not had and would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

Section 3.17 Environmental Matters.

(a) SJW and each SJW Subsidiary is in compliance with all Environmental Laws except as would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect; and neither SJW nor any SJW Subsidiary has received any written or, to the Knowledge of SJW, oral notice alleging that SJW or any SJW Subsidiary is in material violation of, or has any material liability under, any Environmental Law.

(b) SJW and each SJW Subsidiary possesses and is in material compliance with all material Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its respective operations as presently conducted and all such Environmental Permits are valid and in good standing.

(c) To the Knowledge of SJW, there is no basis for any material Environmental Permits to be amended, revoked, limited or otherwise conditioned, except as would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

(d) There are no material Environmental Claims pending or, to the Knowledge of SJW, threatened against or affecting SJW or any SJW Subsidiary.

(e) To the Knowledge of SJW, there has been no Release of or exposure to any Materials of Environmental Concern or, to the Knowledge of SJW, other event, fact, incident, activity, circumstance or condition that would reasonably be expected to form the basis of any Environmental Claim against SJW or any SJW Subsidiary or result in any liability under Environmental Laws, except in each case as would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

(f) Neither SJW nor any SJW Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against SJW or any SJW Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

(g) SJW has provided or made available to CTWS all material environmental assessments, reports and studies prepared in the last three years that are in the possession of SJW and the SJW Subsidiaries regarding matters pertaining to the environmental condition of the business and properties of SJW and the SJW Subsidiaries, and their compliance (or noncompliance) with any Environmental Laws.

For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial suits, actions, other proceedings, demands, investigations, Judgments, directives, Liens or written or oral notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for costs, fees, expenses, damages, fines, penalties and other losses relating to enforcement proceedings, investigations, cleanup, removal, remediation, mitigation, corrective actions, response actions, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Materials of Environmental Concern at any location or (B) the failure to comply with any Environmental Law; (ii) “Environmental Law” means any Law, Judgment, Permit or legally binding agreement issued, promulgated or entered into by or with any Governmental Entity relating to pollution, contamination, water quality, natural resources, the climate, human health and safety (as it relates to exposure to or handling of Materials of Environmental Concern) or the protection or conservation of the environment (including ambient and indoor air, surface water, groundwater, land surface or subsurface strata, natural resources or endangered or threatened species); (iii) “Materials of Environmental Concern” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, pollutant, contaminant, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration.

Section 3.18 Contracts.

(a) Section 3.18(a) of the SJW Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract or understanding containing terms that expressly (A) limit or otherwise restrict SJW or any SJW Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area in a manner that would be reasonably likely to be material, in the case of (A), to SJW and the SJW Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each loan and credit agreement or other Contract or understanding pursuant to which any Indebtedness of SJW or any SJW Subsidiary is outstanding or may be incurred, other than any such Contract or understanding between or among SJW and the wholly owned SJW Subsidiaries;

(iii) each partnership, joint venture or similar agreement, Contract or understanding to which SJW or any SJW Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to SJW and the SJW Subsidiaries, taken as a whole;

(iv) each Contract entered into since January 1, 2013, providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by SJW or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (x) was paid upon closing or paid or to be paid over time, (y) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) and (z) in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $500,000 and (B) under which SJW or any of its Subsidiaries have or are reasonably likely to have a payment obligation, including any obligation to make any indemnification payment (other than indemnification with respect to directors and officers) or any payment under any guarantee or other financial obligation, in each case, involving consideration in excess of $500,000;

(v) each material Contract with a Governmental Entity to which SJW or any SJW Subsidiary is a party, other than in the ordinary course of business;

(vi) each Contract or understanding to which SJW or any SJW Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $2,500,000 or, in the case of dispositions or acquisitions included in SJW’s or any SJW Subsidiary’s capital budget, $5,000,000; and

(vii) each Contract or understanding with any supplier or vendor under which SJW or any SJW Subsidiary is obligated to purchase technology, goods or services involving consideration in excess of $2,500,000 or, in the case of purchases included in SJW’s or any SJW Subsidiary’s capital budget, $5,000,000 (except with respect to the purchase of water in the ordinary course of business consistent with past practice).

Each Contract or understanding of the type described in this Section 3.18(a), together with any SJW Contract required to be filed by SJW as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than this Agreement or any SJW Benefit Plan), is referred to in this Agreement as a “SJW Material Contract”.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) each SJW Material Contract (including, for purposes of this Section 3.18(b), any Contract entered into after the date of this Agreement that would have been a SJW Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of SJW or one of the SJW Subsidiaries, as the case may be, and, to the Knowledge of SJW, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such SJW Material Contract is in full force and effect and (iii) neither SJW nor any SJW Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such SJW Material Contract and, to the Knowledge of SJW, no other party to any such SJW Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.19 SJW Real Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) SJW or a SJW Subsidiary has good and valid fee simple title to all material SJW Owned Property, in each case, free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens that currently, or would reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the SJW Owned Property, as presently conducted, and (ii) there is no suit, action or other proceeding pending or, to the Knowledge of SJW, threatened against or affecting SJW or any SJW Subsidiary challenging SJW’s or the applicable SJW Subsidiary’s fee simple title to the SJW Owned Property. Section 3.19(a) of the SJW Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material owned SJW Non-Regulated Property.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) SJW or the applicable SJW Subsidiary holds good and subsisting leasehold interests in the SJW Leased Property, free and clear of all subtenancies and other occupancy rights and Liens, except for Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the SJW Leased Property, as presently conducted, (ii) SJW and each SJW Subsidiary has complied with the terms of all SJW Leases, and all such leases are in full force and effect and (iii) there is not any existing default by SJW or any SJW Subsidiary under the SJW Leases and there is not any existing circumstance or event which, with or without notice, lapse of time or both, would become a default by SJW or any SJW Subsidiary under the SJW Leases, in each case, in any material respect. Section 3.19(b) of the SJW Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all leases, subleases, licenses or other occupancy agreements currently in effect for material SJW Non-Regulated Property.

For all purposes of this Agreement, (i) “SJW Owned Property” means the real and personal property (other than the SJW Water Rights and the SJW Property Easements) owned by SJW or a SJW Subsidiary, (ii) “SJW Non-Regulated Property” means any SJW Property owned or leased by any SJW Subsidiary that is not subject to regulation as a public utility or public service company or similar designation, (iii) “SJW Leased Property” means the real and personal property (other than the SJW Water Rights and the SJW Property Easements) leased pursuant to the SJW Leases, (iv) “SJW Leases” means the leases, subleases, licenses or other occupancy agreements for material real property to which SJW or any SJW Subsidiary is a party that are currently in effect and (v) “SJW Property” means the SJW Leased Property and the SJW Owned Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, SJW and the SJW Subsidiaries have fulfilled and performed all of their obligations with respect to any material authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, pertaining to the SJW Property and the SJW Water Rights (the “SJW Property Easements”) in a manner adequate and sufficient for the conduct of its business as currently conducted, and to the Knowledge of SJW, no event has occurred that would allow, with or without notice or lapse of time or both, revocation or termination thereof or would result in any impairment of the rights of SJW or any SJW Subsidiary with respect to any SJW Property Easements.

(d) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) no condemnation, eminent domain, litigation, administrative action, zoning or other similar proceeding is pending or, to the Knowledge of SJW, threatened against any of the SJW Property, (ii) the present use of the land, buildings, structures and improvements on the SJW Property are in conformity with applicable Law, (iii) neither SJW nor any SJW Subsidiary has leased or otherwise granted to any Person the right to use or occupy any SJW Property or any portion thereof, (iv) there are no outstanding options, rights of first offer or rights of first refusal to purchase any SJW Property or any portion thereof or interest therein, (v) there are no boundary disputes relating to any SJW Property and no encroachments materially and adversely affecting the use of any SJW Property and (vi) the SJW Property and the SJW Property Easements,

taken as a whole, are in all respects adequate and sufficient for the conduct of the businesses of SJW and the SJW Subsidiaries, as currently conducted, and all of the SJW Property is in good condition and repair and is suitable in all material respects for the purpose for which it is now being used in the conduct of the businesses of SJW and the SJW Subsidiaries.

Section 3.20 Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) SJW and each SJW Subsidiary owns, or is validly licensed or otherwise has the right to use and otherwise exploit, all patents, trademarks, service marks, copyrights, trade secrets and other proprietary intellectual property rights (collectively, “Intellectual Property”) used or exploited in or otherwise necessary for the conduct of its business as currently conducted, (ii) no suits, actions or other proceedings are pending or, to the Knowledge of SJW, threatened that SJW or any SJW Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person, (iii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property rights owned by SJW or any SJW Subsidiary and (iv) during the three years prior to the date hereof, there has been no unauthorized access or use of the information technology systems of SJW or any SJW Subsidiary in a manner that has resulted or could reasonably be expected to result in any material liability to SJW or any SJW Subsidiary.

Section 3.21 Insurance. Since January 1, 2015, SJW and the SJW Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of SJW engaged in businesses similar to those of SJW and the SJW Subsidiaries.

Section 3.22 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “SJW Financial Advisor”), the fees and expenses of which will be paid by SJW, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SJW or any SJW Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to CTWS prior to the date of this Agreement.

Section 3.23 Opinion of Financial Advisor. The SJW Board has received an opinion from the SJW Financial Advisor to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to SJW. A signed copy of the written opinion of the SJW Financial Advisor rendered to the SJW Board was delivered to CTWS following the execution of the Original Merger Agreement, solely for informational purposes (it being agreed that such opinion is for the sole benefit of the SJW Board and may not be relied upon by CTWS or any of CTWS’s Representatives).

Section 3.24 Investment Company Act. Neither SJW nor any SJW Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”).

Section 3.25 Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the SJW Reporting Documents and (ii) the SJW Benefit Plans, Section 3.25 of the SJW Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, SJW or any SJW Subsidiary and, on the other hand, any (x) present executive officer or director of SJW or any SJW Subsidiary or any person that has served as an executive officer or director of SJW or any SJW Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the SJW Common Shares as of the date of this Agreement or (z) to the Knowledge of SJW, any Affiliate of any such officer, director or owner (other than SJW or any SJW Subsidiary).

Section 3.26 No Additional Representations. Except for those representations and warranties expressly set forth in this Article III and except as otherwise expressly set forth in this Agreement, none of SJW nor any of its

Subsidiaries nor Merger Sub or other Person acting on behalf of SJW or Merger Sub has made or makes any representation or warranty of any kind or nature, express or implied, with respect to SJW, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing, none of SJW nor any of its Subsidiaries nor Merger Sub has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, CTWS or its Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SJW or its Subsidiaries or the future business and operations of SJW or its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CTWS

CTWS represents and warrants to SJW and Merger Sub that the statements contained in this Article IV are true and correct, except (i) as set forth or incorporated in the CTWS Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2017 and at least one Business Day prior to the date of this Agreement (the “Filed CTWS Reporting Documents”) (excluding any Excluded Disclosure in the Filed CTWS Reporting Documents) or (ii) as set forth in the disclosure letter delivered by CTWS to SJW and Merger Sub prior to the execution and delivery by CTWS of this Agreement (the “CTWS Disclosure Letter”). The CTWS Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01 Organization, Standing and Power. CTWS and each of CTWS’s Subsidiaries (the “CTWS Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the CTWS Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS and each CTWS Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS has made available to SJW, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of CTWS in effect as of the date of this Agreement (the “CTWS Charter”) and the bylaws of CTWS in effect as of the date of this Agreement (the “CTWS Bylaws”).

Section 4.02 CTWS Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each CTWS Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by CTWS, by another CTWS Subsidiary or by CTWS and another CTWS Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 4.02(a) of the CTWS Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the CTWS Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the CTWS Subsidiaries, neither CTWS nor any CTWS Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 4.03 Capital Structure.

(a) The authorized capital stock of CTWS consists of (i) 25,000,000 CTWS Common Shares, (ii) 50,000 shares of cumulative preferred stock, $16 par value (“CTWS $16 Par Preferred Shares”), (iii) 15,000 shares of cumulative preferred stock, $20 par value (“CTWS $20 Par Preferred Shares”), (iv) 400,000 shares of cumulative preferred stock, $25 par value (“CTWS $25 Par Preferred Shares”), and (v) 1,000,000 shares of preference stock, $1 par value (“CTWS $1 Par Preference Shares”) ((ii) though (v), collectively, the “CTWS Preferred Shares”, and together with the CTWS Common Shares, the “CTWS Capital Stock”). At the close of business on March 12, 2018:

(i) (w) 11,861,315 CTWS Common Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS, (x) no CTWS Common Shares were held in CTWS’s treasury, (y) 295,895 CTWS Common Shares were reserved and available for issuance pursuant to the CTWS Dividend Reinvestment Plan, and (z) 221,343 CTWS Common Shares were reserved and available for issuance pursuant to the CTWS Stock Plans, of which 22,071 shares were issuable upon the vesting of outstanding CTWS Restricted Share Units and CTWS Performance Share Units;

(ii) (x) 29,499 CTWS $16 Par Preferred Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS and (y) no CTWS $16 Par Preferred Shares were held in CTWS’s treasury;

(iii) (x) 15,000 CTWS $20 Par Preferred Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS and (y) no CTWS $20 Par Preferred Shares were held in CTWS’s treasury;

(iv) (x) no CTWS $25 Par Preferred Shares were issued and outstanding and (y) no CTWS $25 Par Preferred Shares were held in CTWS’s treasury; and

(v) (x) no CTWS $1 Par Preference Shares were issued and outstanding and (y) no CTWS $1 Par Preference Shares were held in CTWS’s treasury.

Except as set forth in this Section 4.03(a), at the close of business on March 12, 2018, no shares of capital stock or voting securities of, or other equity interests in, CTWS were issued, reserved for issuance or outstanding. From the close of business on March 12, 2018, to the date of this Agreement, there have been no issuances by CTWS of shares of capital stock or voting securities of, or other equity interests in, CTWS, other than the issuance of CTWS Common Stock upon the settlement of CTWS Restricted Share Units and CTWS Performance Share Units in each case outstanding at the close of business on March 12, 2018, and in accordance with their terms in effect at such time.

(b) All outstanding shares of CTWS Capital Stock are, and all shares of CTWS Capital Stock that may be issued upon the settlement of CTWS Performance Share Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any provision of the CBCA or other Law, the CTWS Charter, the CTWS Bylaws or any Contract to which CTWS or any CTWS Subsidiary is a party or otherwise bound (including the CTWS Stock Plans). Except as set forth above in this Section 4.03 or pursuant to this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of CTWS or any CTWS Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities of CTWS or any CTWS Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (y) any warrants, calls, options or other rights to acquire from CTWS or any CTWS Subsidiary, or any other obligation of CTWS or any CTWS Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or (z) any rights issued by or other obligations of CTWS or any CTWS Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, the value of CTWS, any CTWS Subsidiary or any part of CTWS or any CTWS Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary. Except pursuant to the CTWS Stock Plans, there are not any outstanding obligations of CTWS or any CTWS Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of CTWS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of CTWS may vote (collectively, “CTWS Voting Debt”). Neither CTWS nor any CTWS Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, CTWS. Except for this Agreement, neither CTWS nor any CTWS Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of CTWS or any CTWS Subsidiary. All CTWS Restricted Share Units, CTWS Performance Share Units and CTWS Performance Cash Units outstanding as of the date of this Agreement may, pursuant to their terms, be treated in accordance with Section 6.05.

(c) Section 4.03(c) of the CTWS Disclosure Letter sets forth a true and complete list of all CTWS Restricted Share Units, CTWS Performance Share Units, and CTWS Performance Cash Units outstanding as of March 12, 2018, setting forth the holder’s participation identification number, the number of shares (as applicable) subject to each award, the grant date and vesting schedule with respect to each award, the plan under which each such award was granted and whether such award is subject to any deferral or is otherwise subject to Section 409A of the Code.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) CTWS has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the CTWS Shareholder Approval. The CTWS Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of CTWS was present, (i) approving and adopting this Agreement, (ii) determining that entering into this Agreement is in the best interests of CTWS and its shareholders, (iii) declaring this Agreement advisable, and (iv) recommending that CTWS’s shareholders approve this Agreement and directing that this Agreement be submitted to CTWS’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “CTWS Shareholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “CTWS Recommendation”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of at least two-thirds of the voting power of outstanding CTWS Common Shares (and, in the event the CTWS Preferred Share Redemption does not occur prior to the record date set for the CTWS Shareholders Meeting as contemplated by Section 6.01(e), the CTWS $20 Par Preferred Shares voting together with the CTWS Common Shares) entitled to vote at the CTWS Shareholders Meeting (the “CTWS Shareholder Approval”), no other corporate proceedings on the part of CTWS are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the CBCA). CTWS has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by SJW, this Agreement constitutes the legal, valid and binding obligation of CTWS, enforceable against CTWS in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The CTWS Board (including a majority of the nonemployee directors, of which there were at least two) have approved such resolutions as are necessary to authorize any business combinations with interested shareholders (as provided in Section 33-844 of the CBCA) intended by this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to or as a result of this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of CTWS.

(c) The representations and warranties set forth in this Section 4.04 shall be made (i) with respect to the Original Merger Agreement, as of the Original Execution Date, and (ii) with respect to this Amended and Restated Agreement, as of the Execution Date.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by CTWS of this Agreement does not, and the performance by CTWS of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of CTWS or any CTWS Subsidiary under, any provision of (i) the CTWS Charter, the CTWS Bylaws or the comparable organizational documents of any CTWS Subsidiary (assuming that the CTWS Shareholder Approval is obtained), (ii) any Contract to which CTWS or any CTWS Subsidiary is a party or by which any of their respective properties or assets is bound or any CTWS Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case applicable to CTWS or any CTWS Subsidiary or their respective properties or assets (assuming that the CTWS Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CTWS Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to CTWS or any CTWS Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, (iii) the filing and acceptance of the Certificate of Merger with the Secretary of the State of the State of Connecticut and appropriate documents with the relevant authorities of the other jurisdictions in which SJW and CTWS are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE as are required to permit the consummation of the Merger and the listing of the SJW Common Shares to be issued as Merger Consideration, (vi) any pre-approvals of license transfers by the Federal Communications Commission, (vii) the State Approvals, and (xiii) in connection with or in compliance with the CBCA (the Consents in (i) through (xiii), collectively, the “CTWS Regulatory Approvals”), except for such other Consents that the failure to obtain or make, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse

Effect” shall not be excluded in determining whether a CTWS Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06 Reporting Documents; Undisclosed Liabilities.

(a) CTWS has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by CTWS with the SEC since January 1, 2015 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “CTWS Reporting Documents”).

(b) Each CTWS Reporting Document (i) at the time filed or furnished, complied in all material respects with the requirements of SOX, the Exchange Act and the Securities Act, as applicable to such CTWS Reporting Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of CTWS included in the CTWS Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of CTWS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) CTWS and the CTWS Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a CTWS Material Adverse Effect.

(d) Each of the principal executive officer of CTWS and the principal financial officer of CTWS (or each former principal executive officer of CTWS and each former principal financial officer of CTWS) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the CTWS Reporting Documents, and the statements contained in such certifications are true and correct. Neither CTWS nor any CTWS Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) CTWS maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of CTWS, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of CTWS are being made only in accordance with authorizations of management and directors of CTWS, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of CTWS’s assets that could have a material effect on its financial statements.

(f) CTWS maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by CTWS in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the

SEC and that all such information required to be disclosed is accumulated and communicated to the management of CTWS, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of CTWS to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of CTWS, CTWS’s independent accountants, the CTWS Board or the audit committee of the CTWS Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of CTWS that are reasonably likely to adversely affect CTWS’s ability to record, process, summarize and report financial information, (ii) “material weakness” in the internal controls over financial reporting of CTWS or (iii) fraud, whether or not material, that involves management or other employees of CTWS who have a significant role in the internal controls over financial reporting of CTWS.

(h) None of the CTWS Subsidiaries is, or at any time since January 1, 2016 has been, subject to the reporting requirements of Section  13(a) or 15(d) of the Exchange Act.

Section 4.07 Regulation as a Utility.

(a) The CTWS Subsidiaries set forth in Section 4.07(a) of the CTWS Disclosure Letter (the “Regulated CTWS Subsidiaries”) are regulated as “water company” and a “public service company” within Connecticut and a “water utility” and “public utility” in Maine. All assets included in the rate base calculations of the Regulated CTWS Subsidiaries (i) in Connecticut, are used and useful in providing service to customers of the Regulated CTWS Subsidiaries within Connecticut, and (ii) in Maine, are “used or required to be used in” the Regulated CTWS Subsidiary’s “service to the public within Maine,” within the meaning of Section 303 of the Maine Public Utility Law. No assets of CTWS or any of the Regulated CTWS Subsidiaries are currently disallowed in any ratemaking procedure before the PURA or the MPUC, as applicable.

(b) Since January 1, 2015, CTWS and each CTWS Subsidiary has filed with the SEC or the appropriate state public utilities commission (including the PURA and the MPUC), as the case may be, all documents required to be filed by it under applicable state public utility Laws, except for filings the failure of which to make would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect. All such documents complied, as of the date so filed, with all applicable requirements of the applicable statute and rules and regulations thereunder, except for any failures to comply that would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(c) As of the date hereof, neither CTWS nor any Subsidiary or Affiliate of CTWS is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, other than Connecticut and Maine, or in any foreign country.

Section 4.08 Information Supplied. None of the information supplied or to be supplied by CTWS for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of SJW’s stockholders and CTWS’s shareholders or at the time of each of the SJW Stockholders Meeting and the CTWS Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act, except that no representation is made by CTWS with respect to statements made or incorporated by reference therein based on information supplied by SJW or Merger Sub for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by CTWS with respect to statements made or incorporated by reference therein based on information supplied by SJW or Merger Sub for inclusion or incorporation by reference therein.

Section 4.09 Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement, CTWS and each CTWS Subsidiary has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, CTWS or the capital stock or voting securities of, or other equity interests in, any CTWS Subsidiary (other than (x) regular quarterly cash dividends in an amount not exceeding $0.2975 per CTWS Common Share, $0.225 per CTWS $16 Par Preferred Share and $0.20 per CTWS $20 Par Preferred Share, and (y) dividends or other distributions by a direct or indirect wholly owned CTWS Subsidiary to its direct shareholders or other equity holders) or any repurchase for value by CTWS of any capital stock or voting securities of, or other equity interests in, CTWS or the capital stock or voting securities of, or other equity interests in, any CTWS Subsidiary;

(c) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, CTWS, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, CTWS;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of CTWS or any CTWS Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e) (i) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of CTWS’s or any CTWS Subsidiary’s property or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law or (ii) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law;

(f) any change in financial accounting methods, principles or practices by CTWS or any CTWS Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(g) any material elections or changes thereto with respect to Taxes by CTWS or any CTWS Subsidiary or any settlement or compromise by CTWS or any CTWS Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 4.10 Taxes.

(a) (i) CTWS and each CTWS Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) CTWS and each CTWS Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) CTWS and each CTWS Subsidiary has adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the CTWS Reporting Documents for all material Taxes payable by CTWS and each CTWS Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(b) No material Tax Return of CTWS or any CTWS Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of CTWS, oral) notice of such an audit or examination has been received by CTWS or any CTWS Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against CTWS or any CTWS Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending or have been granted. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) CTWS and each CTWS Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of material Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to material Taxes against any of the properties or assets of CTWS or any CTWS Subsidiary. No written or, to the Knowledge of CTWS, other claim has been received by CTWS or any CTWS Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction.

(e) Within the past three years, neither CTWS nor any CTWS Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither CTWS nor any CTWS Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(g) Neither CTWS nor any CTWS Subsidiary has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Neither CTWS nor any CTWS Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by CTWS or any CTWS Subsidiary under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(i) Neither CTWS nor any CTWS Subsidiary (i) is a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement (other than an agreement with CTWS or any CTWS Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has been a member of an affiliated group (other than a group the common parent of which is CTWS or includes only CTWS and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than CTWS and its Subsidiaries.

(j) Neither CTWS nor any CTWS Subsidiary is a “U.S. shareholder” of any foreign corporation, within the meaning of Section 951(b) of the Code.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the CTWS Disclosure Letter sets forth a correct and complete list of each material CTWS Benefit Plan. With respect to each material CTWS Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to SJW by CTWS: (i) the CTWS Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the CTWS Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the two most recent annual reports (Form 5500) filed with the IRS, (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, (viii) all material filings and communications received from or sent to any Governmental Entity and (ix) the most recent audited financial statement and/or actuarial valuation.

(b) Each CTWS Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material contributions required to be made to any CTWS Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any CTWS Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CTWS in accordance with GAAP. There are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the CTWS Benefit Plans or any trusts related thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 4.11(c) of the CTWS Disclosure Letter identifies each CTWS Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “CTWS Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each CTWS Qualified Plan and its related trust, or with respect to a prototype CTWS Qualified Plan, the prototype sponsor has received a favorable IRS opinion or advisory letter, or the CTWS Qualified Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination, advisory or opinion as to the qualified status of each such CTWS Qualified Plan, and, if issued, such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of CTWS and the CTWS Subsidiaries, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any CTWS Qualified Plan or the related trust.

(d) Each CTWS Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 4.11(d) of the CTWS Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each such CTWS Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no lien in favor of any such CTWS Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA, (iii) such CTWS Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA, (iv) CTWS has delivered or made available to SJW a copy of the most recent actuarial valuation report for such CTWS Benefit Plan and such report is complete and accurate in all material respects, (v) the PBGC has not instituted proceedings to terminate such CTWS Benefit Plan, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by CTWS or any of the CTWS Subsidiaries.

(e) None of CTWS, any of the CTWS Subsidiaries or any of their respective ERISA Affiliates has maintained, established, contributed to, been obligated to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to any plan that is a Multiemployer

Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(f) Neither CTWS nor any of the CTWS Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable Laws.

(g) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of CTWS or any of the CTWS Subsidiaries to severance pay, retention or any other bonus amount or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any CTWS Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any such current or former employee, director, consultant or officer, (v) result in any breach or violation of, or default under, or limit CTWS’s right to extend, renew, replace, amend, modify or terminate, any CTWS Benefit Plan or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No CTWS Benefit Plan provides for, and neither CTWS nor any of the CTWS Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(h) To the Knowledge of CTWS, each CTWS Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained, in form and operation, in compliance with all applicable requirements of Section 409A of the Code.

Section 4.12 Labor and Employment Matters.

(a) Neither CTWS nor any CTWS Subsidiary is party to or bound by any Collective Bargaining Agreement with respect to any CTWS Personnel. No CTWS Personnel are represented by any Labor Organization with respect to their employment with CTWS. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) there is no pending or, to the Knowledge of CTWS, threatened strike, lockout, slowdown, work stoppage or unfair labor practice by or with respect to any CTWS Personnel and (ii) to the Knowledge of CTWS, there are no activities or proceedings of any Labor Organization to organize any employees of CTWS or any CTWS Subsidiary and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any Labor Organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, child labor, immigration, safety and health, disability rights or benefits, equal employment, plant closures and layoffs, workers’ compensation, employee leave issues, unemployment insurance and continuation coverage under group health plans.

(c) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, no CTWS Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i)

to CTWS or any CTWS Subsidiary or (ii) to a former employer of any such CTWS Personnel relating (A) to the right of any such CTWS Personnel to be employed by CTWS or any CTWS Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(d) To the Knowledge of CTWS, in the last five years, no allegations of sexual harassment have been made to CTWS against any individual in his or her capacity as (i) an officer of CTWS, (ii) a member of the CTWS Board or (iii) an employee of CTWS or any CTWS Subsidiary at a level of Vice President or above.

Section 4.13 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of CTWS, demand or investigation by any Governmental Entity involving CTWS or any CTWS Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect.

Section 4.14 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries are in compliance with all applicable Laws (including privacy Laws) and the CTWS Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of CTWS, threatened alleging that CTWS or any CTWS Subsidiary is not in compliance with any applicable Law or CTWS Permit or which challenges or questions the validity of any rights of the holder of any CTWS Permit. To the Knowledge of CTWS, no noncompliance with any applicable Law or CTWS Permit exists, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. This Section 4.14 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 4.10, Section 4.11, 4.12, 4.17 and Section 4.20, respectively.

Section 4.15 Permits. CTWS and each CTWS Subsidiary has all requisite power and authority and possesses all Permits necessary to enable CTWS and each CTWS Subsidiary to own, lease and operate its respective properties and assets or to develop, produce, store, distribute, promote, offer and sell its respective products and services or otherwise to carry on its business as it is now being conducted (collectively, the “CTWS Permits”) and, as of the date of this Agreement, all such CTWS Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal or modification not requested by CTWS of any of the CTWS Permits is pending or, to the Knowledge of CTWS, threatened, except where the failure to have such power or authority or to possess the CTWS Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS and its Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the CTWS Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect.

Section 4.16 Water Quality and Water Rights. The drinking water supplied by CTWS and the CTWS Subsidiaries to their respective customers is and has been in material compliance since January 1, 2013 with all applicable federal and state drinking water standards. CTWS and the CTWS Subsidiaries have all material rights, authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, which are necessary to extract and deliver water to their respective customers in a manner adequate and sufficient for the conduct of its business as currently conducted (the “CTWS Water Rights”). To the Knowledge of CTWS, (i) there is not any existing breach or default by CTWS or any CTWS Subsidiary under any of the CTWS Water Rights which (with or without notice, lapse of time or both) would cause any of the CTWS Water Rights to be lost, revoked or compromised or not be satisfied and (ii) there is no other reason to believe that any CTWS Water Rights will be lost, revoked or compromised or will not be satisfied, other than, in each of clauses (i) and (ii), any such exceptions which have not had and would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

Section 4.17 Environmental Matters.

(a) CTWS and each CTWS Subsidiary is in compliance with all Environmental Laws except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect; and neither CTWS nor any CTWS Subsidiary has received any written or, to the Knowledge of CTWS, oral notice alleging that CTWS or any CTWS Subsidiary is in material violation of, or has any material liability under, any Environmental Law.

(b) CTWS and each CTWS Subsidiary possesses and is in material compliance with all Environmental Permits for the conduct of its respective operations as presently conducted and all such Environmental Permits are valid and in good standing.

(c) To the Knowledge of CTWS, there is no basis for any material Environmental Permits to be amended, revoked, limited or otherwise conditioned, except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(d) There are no material Environmental Claims pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary.

(e) To the Knowledge of CTWS, there has been no Release of or exposure to any Materials of Environmental Concern or, to the Knowledge of CTWS, other event, fact, incident, activity, circumstance or condition that would reasonably be expected to form the basis of any Environmental Claim against CTWS or any CTWS Subsidiary or result in any liability under Environmental Laws, except in each case as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(f) Neither CTWS nor any CTWS Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against CTWS or any CTWS Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(g) CTWS has provided or made available to SJW all material environmental assessments, reports and studies prepared in the last three years that are in the possession of CTWS and the CTWS Subsidiaries regarding matters pertaining to the environmental condition of the business and properties of CTWS and the CTWS Subsidiaries, and their compliance (or noncompliance) with any Environmental Laws.

Section 4.18 Contracts.

(a) Section 4.18(a) of the CTWS Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract or understanding containing terms that expressly (A) limit or otherwise restrict CTWS or any CTWS Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area in a manner that would be reasonably likely to be material, in the case of (A), to CTWS and the CTWS Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each loan and credit agreement or other Contract or understanding pursuant to which any Indebtedness of CTWS or any CTWS Subsidiary is outstanding or may be incurred, other than any such Contract or understanding between or among CTWS and the wholly owned CTWS Subsidiaries;

(iii) each partnership, joint venture or similar agreement, Contract or understanding to which CTWS or any CTWS Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to CTWS and the CTWS Subsidiaries, taken as a whole;

(iv) each Contract entered into since January 1, 2013, providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by CTWS or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (x) was paid upon closing or paid or to be paid over time, (y) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) and (z) in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $500,000 and (B) under which CTWS or any of its Subsidiaries have or are reasonably likely to have a payment obligation, including any obligation to make any indemnification payment (other than indemnification with respect to directors and officers) or any payment under any guarantee or other financial obligation, in each case, involving consideration in excess of $500,000;

(v) each material Contract with a Governmental Entity to which CTWS or any CTWS Subsidiary is a party, other than in the ordinary course of business;

(vi) each Contract or understanding to which CTWS or any CTWS Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $2,500,000 or, in the case of dispositions or acquisitions included in CTWS’s or any CTWS Subsidiary’s capital budget, $5,000,000; and

(vii) each Contract or understanding with any supplier or vendor under which CTWS or any CTWS Subsidiary is obligated to purchase technology, goods or services involving consideration in excess of $2,500,000 or, in the case of purchases included in CTWS’s or any CTWS Subsidiary’s capital budget, $5,000,000 (except with respect to the purchase of water in the ordinary course of business consistent with past practice).

Each Contract or understanding of the type described in this Section 4.18(a), together with any CTWS Contract required to be filed by CTWS as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than this Agreement or any CTWS Benefit Plan), is referred to in this Agreement as a “CTWS Material Contract”.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) each CTWS Material Contract (including, for purposes of this Section 4.18(b), any Contract entered into after the date of this Agreement that would have been a CTWS Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of CTWS or one of the CTWS Subsidiaries, as the case may be, and, to the Knowledge of CTWS, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such CTWS Material Contract is in full force and effect and (iii) neither CTWS nor any CTWS Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such CTWS Material Contract and, to the Knowledge of CTWS, no other party to any such CTWS Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.19 CTWS Real Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS or a CTWS Subsidiary has good and valid fee simple title to all material CTWS Owned Property, in each case, free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens that currently, or would reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the CTWS Owned Property, as presently conducted, and (ii) there is no suit, action or other proceeding pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary challenging CTWS’s or the applicable CTWS Subsidiary’s fee simple title to the CTWS Owned Property. Section 4.19(a) of the CTWS Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material owned CTWS Non-Regulated Property.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS or the applicable CTWS Subsidiary holds good and subsisting leasehold interests in the CTWS Leased Property, free and clear of all subtenancies and other occupancy rights and Liens, except for Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the CTWS Leased Property, as presently conducted, (ii) CTWS and each CTWS Subsidiary has complied with the terms of all CTWS Leases, and all such leases are in full force and effect and (iii) there is not any existing default by CTWS or any CTWS Subsidiary under the CTWS Leases and there is not any existing circumstance or event which, with or without notice, lapse of time or both, would become a default by CTWS or any CTWS Subsidiary under the CTWS Leases, in each case, in any material respect. Section 4.19(b) of the CTWS Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all leases, subleases, licenses or other occupancy agreements currently in effect for material CTWS Non-Regulated Property.

For all purposes of this Agreement, (i) “CTWS Owned Property” means the real and personal property (other than the CTWS Water Rights and the CTWS Property Easements) owned by CTWS or a CTWS Subsidiary, (ii) “CTWS Non-Regulated Property” means any CTWS Property owned or leased by any CTWS Subsidiary that is not subject to regulation as a public utility or public service company or similar designation, (iii) “CTWS Leased Property” means the real and personal property (other than the CTWS Water Rights and the CTWS Property Easements) leased pursuant to the CTWS Leases, (iv) “CTWS Leases” means the leases, subleases, licenses or other occupancy agreements for material real property to which CTWS or any CTWS Subsidiary is a party that are currently in effect and (v) “CTWS Property” means the CTWS Leased Property and the CTWS Owned Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries have fulfilled and performed all of their obligations with respect to any material authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, pertaining to the CTWS Property and the CTWS Water Rights (the “CTWS Property Easements”) in a manner adequate and sufficient for the conduct of its business as currently conducted, and to the Knowledge of CTWS, no event has occurred that would allow, with or without notice or lapse of time or both, revocation or termination thereof or would result in any impairment of the rights of CTWS or any CTWS Subsidiary with respect to any CTWS Property Easements.

(d) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) no condemnation, eminent domain, litigation, administrative action, zoning or other similar proceeding is pending or, to the Knowledge of CTWS, threatened against any of the CTWS Property, (ii) the present use of the land, buildings, structures and improvements on the CTWS Property are in conformity with applicable Law, (iii) neither CTWS nor any CTWS Subsidiary has leased or otherwise granted to any Person the right to use or occupy any CTWS Property or any portion thereof, (iv) there are no outstanding options, rights of first offer or rights of first refusal to purchase any CTWS Property or any portion thereof or interest therein, (v) there are no boundary disputes relating to any CTWS Property and no encroachments materially and adversely affecting the use of any CTWS Property and (vi) the CTWS Property and the CTWS Property Easements, taken as a whole, are in all respects adequate and sufficient for the conduct of the businesses of CTWS and the CTWS Subsidiaries, as currently conducted, and all of the CTWS Property is in good condition and repair and is suitable in all material respects for the purpose for which it is now being used in the conduct of the businesses of CTWS and the CTWS Subsidiaries.

Section 4.20 Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS and each CTWS Subsidiary owns, or is validly licensed or otherwise has the right to use and otherwise exploit, all Intellectual Property used or exploited in or otherwise necessary for the conduct of its business as currently conducted, (ii) no suits, actions or other proceedings are pending or, to the Knowledge of CTWS, threatened that CTWS or any CTWS Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person, (iii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property rights owned by CTWS or any CTWS Subsidiary and (iv) during the three years prior to the date hereof, there has been no unauthorized access or use of the information technology systems of CTWS or any CTWS Subsidiary in a manner that has resulted or could reasonably be expected to result in any material liability to CTWS or any CTWS Subsidiary.

Section 4.21 Insurance. Since January 1, 2015, CTWS and the CTWS Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of CTWS engaged in businesses similar to those of CTWS and the CTWS Subsidiaries.

Section 4.22 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities (the “CTWS Financial Advisor”), the fees and expenses of which will be paid by CTWS, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CTWS or any CTWS Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to SJW prior to the date of this Agreement.

Section 4.23 Opinion of Financial Advisor. The CTWS Board has received an opinion from the CTWS Financial Advisor to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of CTWS Common Stock. A signed copy of the written opinion of the CTWS Financial Advisor rendered to the CTWS Board was delivered to SJW following the execution of the Original Merger Agreement, solely for informational purposes (it being agreed that such opinion is for the sole benefit of the CTWS Board and may not be relied upon by SJW, Merger Sub or any of their Representatives).

Section 4.24 Investment Company Act. Neither CTWS nor any CTWS Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25 Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the CTWS Reporting Documents and (ii) the CTWS Benefit Plans, Section 4.25 of the CTWS Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, CTWS or any CTWS Subsidiary and, on the other hand, any (x) present executive officer or director of CTWS or any CTWS Subsidiary or any person that has served as an executive officer or director of CTWS or any CTWS Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the CTWS Common Shares as of the date of this Agreement or (z)  to the Knowledge of CTWS, any Affiliate of any such officer, director or owner (other than CTWS or any CTWS Subsidiary).

Section 4.26 Appraisal Rights. There are no appraisal rights available to holders of CTWS Capital Stock under the CBCA in connection with the Merger.

Section 4.27 No Additional Representations. Except for those representations and warranties expressly set forth in this Article IV and except as otherwise expressly set forth in this Agreement, neither CTWS nor any of its Subsidiaries or other Person acting on behalf of CTWS has made or makes any representation or warranty of any kind or nature, express or implied, with respect to CTWS or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing, neither CTWS nor any of its Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, SJW or Merger Sub or their respective Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of CTWS or its Subsidiaries or the future business and operations of CTWS or its Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by SJW. Except for matters set forth in Section 5.01(a) of the SJW Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of CTWS (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, SJW shall, and shall cause each SJW Subsidiary to, conduct its business in the ordinary course consistent with past practice in all material respects. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the SJW Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of CTWS (which shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the date of this Agreement to the Effective Time, SJW shall not, and shall not permit any SJW Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by SJW in respect of SJW Common Shares not exceeding $0.30 per SJW Common Share with declaration, record and payment dates as set forth in Section 5.01(a)(i) of the SJW Disclosure Letter and in accordance with SJW’s current dividend policy; provided that if the Effective Time does not occur on or before March 31, 2019, SJW shall have the right to declare regular quarterly cash dividends payable by SJW in respect of SJW Common Shares in an amount not exceeding $0.3120 per SJW Common Share for any dividends payable on or after May 1, 2019, and prior to the Effective Time, (y) dividends and distributions by a direct or indirect wholly owned SJW Subsidiary to its parent and (z) as expressly permitted by Section 6.16, (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary or any securities of SJW or any SJW Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the withholding of SJW Common Shares to satisfy tax obligations with respect to SJW Performance Share Units and SJW Restricted Share Units that become vested and SJW Deferred Share Units and SJW Deferred Shares that become distributable, in each case that are outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement, (2) the acquisition by SJW of awards granted pursuant to the SJW Stock Plan in connection with the forfeiture of such awards and (3) the acquisition by the trustee of any employee benefit plan maintained by SJW or any SJW Subsidiary that is intended to qualify under Section 401(k) of the Code (the “SJW 401(k) Plan”) of SJW Common Shares in order to satisfy participant elections under the SJW 401(k) Plan;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of SJW or any SJW Subsidiary, (B) any other voting securities of or other equity interests in SJW or any SJW Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, (E) any rights issued by SJW or any SJW Subsidiary that are linked in any way to the price of any class of SJW Capital Stock or any shares of capital stock of any SJW Subsidiary, the value of SJW, any SJW Subsidiary or any part of SJW or any SJW Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of SJW or any SJW Subsidiary or (F) any SJW Voting Debt, in each case other than (1) the issuance of SJW Common Shares upon the settlement of SJW Restricted Share Units or SJW Performance Share Units or upon the settlement of SJW Deferred Share Units or the distribution of SJW Deferred Shares, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or issued after the date of this Agreement in accordance with this Agreement and (2) the issuance of SJW Common Shares pursuant to the SJW ESPP;

(iii) (A) amend (whether by merger, consolidation or otherwise) the SJW Charter or the SJW Bylaws (except for those amendments as are necessary to effect the SJW Charter Amendment) or (B) amend (whether by merger, consolidation or otherwise) the charter or bylaws (or comparable organizational documents) of any SJW Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iv) except for actions required pursuant to the terms of any SJW Benefit Plan or Collective Bargaining Agreement covering any SJW Personnel, as in effect on the date of this Agreement, or as required by Law, (A) grant to any SJW Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, except (1) for SJW Personnel, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate and (2) the payment of annual bonuses for completed periods based on actual performance, as reasonably determined by the compensation committee of the SJW Board, in the ordinary course of business consistent with past practice and other than, to the extent not prohibited by clause (E) below, to new hires or in connection with promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) grant to any SJW Personnel any increase in change in control, retention, severance or termination pay, (C) except in the ordinary course of business consistent with past practice, grant or amend any equity or equity-based compensation awards, (D) except in the ordinary course of business consistent with past practice, enter into or modify any existing employment or consulting agreement with any SJW Personnel, (E) except in the ordinary course of business consistent with past practice, hire any employee with compensation (including, if applicable, annual base salary and maximum bonus opportunity) in excess of $200,000 per annum, (F) establish, adopt, enter into or amend in any material respect any material SJW Benefit Plan (or any plan or agreement that would be a SJW Benefit Plan if in existence on the date of this Agreement), (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any SJW Benefit Plan or (H) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any SJW Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(v) communicate with any SJW Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless any such communication is (A) about the compensation, benefits or other treatment any SJW Personnel will receive as set forth in this Agreement or (B) consistent with communications previously agreed upon in writing by SJW and CTWS;

(vi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);

(vii) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets if the aggregate amount of the consideration paid or transferred by SJW and the SJW Subsidiaries in connection with all such transactions would exceed $3,000,000;

(viii) directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) that, individually or in the aggregate, have a fair market value in excess of $3,000,000, except in relation to mortgages, liens, pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(ix), and easements, licenses and dispositions of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $10,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness; provided that the Contracts relating to such Indebtedness meet the requirements of Section 5.01(a)(xii), (C) guarantees by SJW of Indebtedness of any wholly owned SJW Subsidiary and guarantees by any SJW Subsidiary of Indebtedness of SJW or any other wholly owned SJW Subsidiary and (D) Indebtedness incurred under SJW’s revolving credit facility (as existing on the date of this Agreement) in the ordinary course of business consistent with past practice or as reasonably required to finance any capital expenditure permitted to be incurred under Section 5.01(a)(x);

(x) make any capital expenditure except (A) in accordance with the capital budget for the relevant fiscal year as set forth in Section 5.01(a)(x) of the SJW Disclosure Letter, plus a 5% variance on such capital budget, (B) capital expenditures related to operational emergencies, equipment failures or outages and (C) capital expenditures required by applicable Law or prudent industry practices;

(xi) enter into, extend, renew, replace, amend, modify or terminate any Contract, or take any other action or omit to take any other action, if such Contract, extension, renewal, replacement, amendment, modification or termination of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xii) enter into, extend, renew, replace, amend or modify any material Contract to the extent consummation of the Merger or compliance by SJW or any SJW Subsidiary with the provisions of this Agreement would reasonably be expected to (A) conflict with such Contract, (B) result in any violation of or default (with or without notice or lapse of time, or both) under such Contract, (C) give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under such Contract, (D) result in the creation of any Lien upon any of the material properties or assets of SJW or any SJW Subsidiary under such Contract, (E) require SJW, CTWS or any of their respective Subsidiaries to license or transfer any of its material properties or assets under such Contract, (F) give rise to any material increased, additional, accelerated, guaranteed right or entitlements of any third party under such Contract or (G) result in any material alteration of, any provision of such Contract;

(xiii) enter into, extend, renew, replace, materially amend, materially modify or terminate any Collective Bargaining Agreement applicable to the employees of SJW or any SJW Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Collective Bargaining Agreements as required by Law or pursuant to the terms of such Collective Bargaining Agreements;

(xiv) voluntarily recognize or certify any Labor Organization as the bargaining representative for any SJW Personnel;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of SJW or any SJW Subsidiary other than (A) in connection with rate case proceedings before applicable state regulatory agencies or commissions and (B) the payment of monetary damages not exceeding $500,000 individually or $1,000,000 in the aggregate (disregarding any portion of such payment covered by applicable insurance policies);

(xvi) other than in the ordinary course of business consistent with past practice, extend, renew, replace, amend, modify or terminate any SJW Material Contract or enter into, extend, renew, replace, amend, modify or terminate any Contract that would be such a SJW Material Contract if it had been entered into prior to the date of this Agreement;

(xvii) enter into any new line of business outside of its existing business;

(xviii) dissolve or liquidate any SJW Subsidiary;

(xix) take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article VII not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xx) (A) make, change or rescind any material Tax election, material method of Tax accounting or any annual Tax accounting period (except to the extent such action is taken in response to changes enacted by the Tax Cuts and Jobs Act and such action is reasonably determined to be in the best interests of SJW), (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to material Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes; or

(xxi) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by CTWS. Except for matters set forth in Section 5.01(b) of the CTWS Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, CTWS shall, and shall cause each CTWS Subsidiary to, conduct its business in the ordinary course consistent with past practice in all material respects. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the CTWS Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the date of this Agreement to the Effective Time, CTWS shall not, and shall not permit any CTWS Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by CTWS in respect of (1) CTWS Common Shares not exceeding $0.31 per CTWS Common Share, (2) CTWS $16 Par Preferred Shares, through the date of the CTWS Preferred Share Redemption, not exceeding $0.225 per CTWS $16 Par Preferred Share and (3) CTWS $20 Par Preferred Shares, through the date of the CTWS Preferred Share Redemption, not exceeding $0.20 per CTWS $20 Par Preferred Share, in each case with declaration, record and payment dates as set forth in Section 5.01(b)(i) of the CTWS Disclosure Letter and in accordance with CTWS’s current dividend policy; provided that if the Effective Time does not occur on or before March 31, 2019, CTWS shall have the right to declare regular quarterly cash dividends payable by CTWS in respect of CTWS Common Shares in an amount not exceeding $0.3225 per CTWS Common Share for any dividends payable on or after May 1, 2019, and prior to the Effective Time, (y) dividends and distributions by a direct or indirect wholly owned CTWS Subsidiary to its parent and (z) as expressly permitted by Section 6.16, (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities of CTWS or any CTWS Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the withholding of CTWS Common Shares to satisfy tax obligations with respect to the vesting of CTWS Performance Share Units that are outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement, (2) the acquisition by CTWS of awards granted pursuant to the CTWS Stock Plans in connection with the forfeiture of such awards and (3) the CTWS Preferred Share Redemption;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of CTWS or any CTWS Subsidiary, (B) any other voting securities of or other equity interests in CTWS or any CTWS Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (E) any rights issued by CTWS or any CTWS Subsidiary that are linked in any way to the price of any class of CTWS Capital Stock or any shares of capital stock of any CTWS Subsidiary, the value of CTWS, any CTWS Subsidiary or any part of CTWS or any CTWS Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of CTWS or any CTWS Subsidiary or (F) any

CTWS Voting Debt, in each case other than (1) the issuance of CTWS Common Shares pursuant to the vesting of CTWS Performance Share Units, that are outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement and (2) the issuance of CTWS Common Shares pursuant to the CTWS Dividend Reinvestment Plan as in effect on the date of this Agreement (provided, that CTWS will not issue any CTWS Common Shares at a discount as otherwise permitted under Section 13 of the CTWS Dividend Reinvestment Plan);

(iii) (A) amend (whether by merger, consolidation or otherwise) the CTWS Charter or the CTWS Bylaws or (B) amend (whether by merger, consolidation or otherwise) the charter or bylaws (or comparable organizational documents) of any CTWS Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iv) except for actions required pursuant to the terms of any CTWS Benefit Plan or Collective Bargaining Agreement covering any CTWS Personnel, as in effect on the date of this Agreement, or as required by Law, (A) grant to any CTWS Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, except (1) for CTWS Personnel, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate and (2) the payment of annual bonuses for completed periods based on actual performance, as reasonably determined by the compensation committee of the CTWS Board (the “CTWS Compensation Committee”), in the ordinary course of business consistent with past practice and other than, to the extent not prohibited by clause (E) below, to new hires or in connection with promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) grant to any CTWS Personnel any new, or any increase in, change in control, retention, severance or termination pay, including that no CTWS Personnel hired after the date of this Agreement shall be granted or otherwise be eligible for, and no amount shall be paid or payable to any such employee with respect to, change in control, severance or termination pay, (C) except in the ordinary course of business consistent with past practice, grant or amend any equity or equity-based compensation awards, (D) except in the ordinary course of business consistent with past practice, enter into or modify any existing employment or consulting agreement with any CTWS Personnel, (E) except in the ordinary course of business consistent with past practice, hire any employee with compensation (including, if applicable, annual base salary and maximum bonus opportunity) in excess of $200,000 per annum, (F) establish, adopt, enter into or amend in any material respect any material CTWS Benefit Plan (or any plan or agreement that would be a CTWS Benefit Plan if in existence on the date of this Agreement), (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any CTWS Benefit Plan (other than CTWS’s exercise of discretion under the terms of the applicable CTWS Stock Plan in the ordinary course of business consistent with past practice to accelerate the vesting of any CTWS equity-based award upon the retirement of the holder on or after age 60 where the retirement occurs between the date of this Agreement and the Effective Time) or (H) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any CTWS Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(v) communicate with any CTWS Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless any such communication is (A) about the compensation, benefits or other treatment any CTWS Personnel will receive as set forth in this Agreement or (B) consistent with communications previously agreed upon in writing by SJW and CTWS;

(vi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);

(vii) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets if the aggregate amount of the consideration paid or transferred by CTWS and the CTWS Subsidiaries in connection with all such transactions would exceed $3,000,000;

(viii) directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) that, individually or in the aggregate, have a fair market value in excess of $3,000,000, except in relation to mortgages, liens, pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(ix), and easements, licenses and dispositions of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $10,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness; provided that the Contracts relating to such Indebtedness meet the requirements of Section 5.01(b)(xii), (C) guarantees by CTWS of Indebtedness of any wholly owned CTWS Subsidiary and guarantees by any CTWS Subsidiary of Indebtedness of CTWS or any other wholly owned CTWS Subsidiary and (D) Indebtedness incurred under CTWS’s revolving credit facility (as existing on the date of this Agreement) in the ordinary course of business consistent with past practice or as reasonably required to finance any capital expenditure permitted to be incurred under Section 5.01(b)(x);

(x) make any capital expenditure except (A) in accordance with the capital budget for the relevant fiscal year as set forth in Section 5.01(b)(x) of the CTWS Disclosure Letter, plus a 5% variance on such capital budget, (B) capital expenditures related to operational emergencies, equipment failures or outages and (C) capital expenditures required by applicable Law or prudent industry practices;

(xi) enter into, extend, renew, replace, amend, modify or terminate any Contract, or take any other action or omit to take any other action, if such Contract, extension, renewal, replacement, amendment, modification or termination of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xii) enter into, extend, renew, replace, amend or modify any material Contract to the extent consummation of the Merger or compliance by CTWS or any CTWS Subsidiary with the provisions of this Agreement would reasonably be expected to (A) conflict with such Contract, (B) result in any violation of or default (with or without notice or lapse of time, or both) under such Contract, (C) give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under such Contract, (D) result in the creation of any Lien upon any of the material properties or assets of CTWS or any CTWS Subsidiary under such Contract, (E) require SJW, CTWS or any of their respective Subsidiaries to license or transfer any of its material properties or assets under such Contract, (F) give rise to any material increased, additional, accelerated, guaranteed right or entitlements of any third party under such Contract or (G) result in any material alteration of, any provision of such Contract;

(xiii) enter into, extend, renew, replace, materially amend, materially modify or terminate any Collective Bargaining Agreement applicable to the employees of CTWS or any CTWS Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Collective Bargaining Agreements as required by Law or pursuant to the terms of such Collective Bargaining Agreements;

(xiv) voluntarily recognize or certify any Labor Organization as the bargaining representative for any CTWS Personnel;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of CTWS or any

CTWS Subsidiary other than (A) in connection with rate case proceedings before applicable state regulatory agencies or commissions and (B) the payment of monetary damages not exceeding $500,000 individually or $1,000,000 in the aggregate (disregarding any portion of such payment covered by applicable insurance policies);

(xvi) other than in the ordinary course of business consistent with past practice, extend, renew, replace, amend, modify or terminate any CTWS Material Contract or enter into, extend, renew, replace, amend, modify or terminate any Contract that would be such a CTWS Material Contract if it had been entered into prior to the date of this Agreement;

(xvii) enter into any new line of business outside of its existing business;

(xviii) dissolve or liquidate any CTWS Subsidiary;

(xix) take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article VII not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xx) (A) make, change or rescind any material Tax election, material method of Tax accounting or any annual Tax accounting period (except to the extent such action is taken in response to changes enacted by the Tax Cuts and Jobs Act and such action is reasonably determined to be in the best interests of CTWS and the Surviving Corporation), (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to material Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes; or

(xxi) authorize, or commit or agree to take, any of the foregoing actions.

(c) No Control of SJW’s Business. CTWS acknowledges and agrees that (i) nothing contained in this Agreement is intended to give CTWS, directly or indirectly, the right to control or direct the operations of SJW or any SJW Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, SJW shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SJW Subsidiaries’ respective operations.

(d) No Control of CTWS’s Business. SJW acknowledges and agrees that (i) nothing contained in this Agreement is intended to give SJW, directly or indirectly, the right to control or direct the operations of CTWS or any CTWS Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, CTWS shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CTWS Subsidiaries’ respective operations.

Section 5.02 No Solicitation by SJW; SJW Board Recommendation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, except as expressly permitted pursuant to this Section 5.02, SJW shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than SJW’s Representatives) regarding, or furnish to any Person (other than SJW’s Representatives) any non-public information with respect to, any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal (other than to state that the terms of this Section 5.02 prohibit any such discussions). SJW shall, and shall cause its Subsidiaries and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the SJW Stockholder Approval, in response to a bona fide written SJW Takeover Proposal that the SJW Board determines in good faith (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior SJW Proposal, and that did not result from a material breach of this Section 5.02(a), SJW, and its Representatives at the request of SJW, may, subject to compliance with Section 5.02(c), (x) furnish information with respect to SJW and the SJW Subsidiaries to the Person making such SJW Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to CTWS or is provided to CTWS prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement that, taken as a whole, is not materially less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “SJW Acceptable Confidentiality Agreement”), and (y) participate in discussions regarding the terms of such SJW Takeover Proposal and the negotiation of such terms with, and only with, the Person making such SJW Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any SJW Subsidiary or any of its or their Representatives shall constitute a breach of this Section 5.02(a) by SJW.

(b) Except as set forth below, neither the SJW Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to CTWS), or propose publicly to withdraw (or modify or qualify in any manner adverse to CTWS), the SJW Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any SJW Takeover Proposal (any action in this clause (i) being referred to as a “SJW Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow SJW or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (each, an “Acquisition Agreement”) (other than a SJW Acceptable Confidentiality Agreement) constituting or that would reasonably be expected to lead to any SJW Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the SJW Stockholder Approval, the SJW Board may make a SJW Adverse Recommendation Change if the SJW Board determines in good faith (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that SJW shall not be entitled to exercise its right to make a SJW Adverse Recommendation Change in connection with a SJW Takeover Proposal or a Superior SJW Proposal until after 96 hours following CTWS’s receipt of written notice (a “SJW Notice of Recommendation Change”) from SJW advising CTWS that the SJW Board intends to make a SJW Adverse Recommendation Change and specifying the reasons therefor, including the terms and conditions of any SJW Takeover Proposal or Superior SJW Proposal that is the basis of the proposed action by the SJW Board (it being understood and agreed that any amendment to the financial terms or any other material term of such SJW Takeover Proposal or Superior SJW Proposal shall require a new SJW Notice of Recommendation Change, except that any subsequent notice period shall be reduced to 72 hours). In determining whether to make a SJW Adverse Recommendation Change, the SJW Board shall take into account any changes to the terms of this Agreement proposed by CTWS in response to a SJW Notice of Recommendation Change or otherwise, and, if requested by CTWS, SJW and Merger Sub shall engage in good faith negotiations with CTWS regarding any changes to the terms of this Agreement proposed by CTWS during the required notice period.

(c) In addition to the obligations of SJW set forth in Sections 5.02(a) and 5.02(b), SJW shall promptly (and in any event within 24 hours of receipt thereof by SJW or any of its Affiliates or any of its or their Representatives) advise CTWS in writing of any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal, the material terms and conditions of any such SJW Takeover Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such SJW Takeover Proposal or inquiry or proposal. SJW shall (i) keep CTWS informed in all material respects on a prompt basis (and in any event within 24 hours) of the status and details (including any change to the terms thereof) of any SJW Takeover Proposal and (ii) provide to CTWS as soon as practicable after receipt or delivery thereof copies of any such SJW Takeover Proposal or inquiry or proposal received in writing (including drafts of Acquisition Agreements) exchanged between SJW or any of its Affiliates or any of its or their Representatives and any Person who describes any of the terms or conditions of any SJW Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit SJW from complying with its disclosure obligations under U.S. federal or state Laws regarding a SJW Takeover Proposal or a SJW Adverse Recommendation Change, including with respect to (i) disclosing a position contemplated by Rule 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that if any such disclosure or communication does not reaffirm the SJW Recommendation, or has the effect of modifying or qualifying the SJW Recommendation in any manner adverse to CTWS, such disclosure or communication shall constitute a SJW Adverse Recommendation Change.

(e) For purposes of this Agreement:

“SJW Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than CTWS or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving SJW or any SJW Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a SJW Subsidiary or otherwise) of any business or assets of SJW or the SJW Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of SJW and the SJW Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 15% or more of the total outstanding voting power of SJW, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of SJW or (v) combination of the foregoing (in each case, other than the Merger).

“Superior SJW Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the SJW Common Shares or all or substantially all of the assets of SJW and the SJW Subsidiaries, taken as a whole, (i) on terms which the SJW Board determines in its reasonable judgment (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) to be superior to the Merger, taking into account all of the terms and conditions of such offer (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the Person making the proposal, any risks of non-consummation of the proposal and any other factors that the SJW Board determines are appropriate under the circumstances) and this Agreement (including any changes proposed by CTWS to the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed and for which financing (if required) is fully committed and reasonably likely to be obtained.

Section 5.03 CTWS Takeover Proposals; CTWS Board Recommendation.

(a) Notwithstanding anything in this Agreement to the contrary, during the period beginning on the Execution Date and continuing until 11:59 p.m. Eastern time on the forty-fifth day after the Execution Date (the “Go-Shop Period”), CTWS, its Affiliates and its and their respective Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, encourage and facilitate any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal; (ii) initiate or participate in any discussions or negotiations with any Person regarding any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal; (iii) furnish to any Person information (including non-public information), other than information furnished by SJW pursuant to the Confidentiality Agreement, in connection with any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal (provided that all such information has previously been provided to SJW or is provided to SJW prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement that, taken as a whole, is not materially less restrictive of such Person than the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions (a “CTWS Acceptable Confidentiality Agreement”); and (iv) otherwise cooperate with, assist, participate in and facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any CTWS Takeover Proposal.

(b) Except (a) as expressly permitted pursuant to this Section 5.03 and (b) with respect to any Excluded Party (with whom CTWS may continue to engage in the activities described in Section 5.03(a) for so long as such Person is an Excluded Party), from and after 12:00 a.m. Eastern time on the forty-sixth day after the Execution Date (the “No-Shop Period Start Time”) until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, CTWS shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than CTWS’s Representatives) regarding, or furnish to any Person (other than CTWS’s Representatives) any non-public information with respect to, any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal (other than to state that the terms of this Section 5.03 prohibit any such discussions). Except (a) as expressly permitted pursuant to this Section 5.03 and (b) with respect to any Excluded Party (with whom CTWS may continue to engage in the activities described in Section 5.03(a) for so long as such Person is an Excluded Party), CTWS shall, and shall cause its Subsidiaries and direct its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person conducted during the Go-Shop Period with respect to any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding anything in this Agreement to the contrary, at any time beginning at the No-Shop Period Start Time and prior to obtaining the CTWS Shareholder Approval, in response to a bona fide written CTWS Takeover Proposal that the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior CTWS Proposal, and that did not result from a material breach of this Section 5.03(b), CTWS, and its Representatives at the request of CTWS, may, subject to compliance with Section 5.03(d), (x) furnish information with respect to CTWS and the CTWS Subsidiaries to the Person making such CTWS Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to SJW or is provided to SJW prior to or substantially concurrent with the time it is provided to such Person) pursuant to a CTWS Acceptable Confidentiality Agreement and (y) participate in discussions regarding the terms of such CTWS Takeover Proposal and the negotiation of such terms with, and only with, the Person making such CTWS Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(b) by any CTWS Subsidiary or any of its or their Representatives shall constitute a breach of this Section 5.03(b) by CTWS.

(c) Except as set forth below, neither the CTWS Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to SJW or Merger Sub), or propose publicly to withdraw (or modify or qualify in any manner adverse to SJW or Merger Sub), the CTWS Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any CTWS Takeover Proposal (any action in this clause (i) being referred to as a “CTWS Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow CTWS or any of its Affiliates to execute or enter into, any Acquisition Agreement (other than a CTWS Acceptable Confidentiality Agreement) constituting or that would reasonably be expected to lead to any CTWS Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the CTWS Shareholder Approval, the CTWS Board may make a CTWS Adverse Recommendation Change if the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that CTWS shall not be entitled to exercise its right to make a CTWS Adverse Recommendation Change in connection with a CTWS Takeover Proposal or a Superior CTWS Proposal (including a proposal received during the Go-Shop Period) until after five Business Days following SJW’s receipt of written notice (a “CTWS Notice of Recommendation Change”) from CTWS advising SJW that the CTWS Board intends to make a CTWS Adverse Recommendation Change and specifying the reasons therefor, including the terms and conditions of any CTWS Takeover Proposal or Superior CTWS Proposal that is the basis of the proposed action by the CTWS Board (it being understood and agreed that any amendment to the financial terms or any other material term of such CTWS Takeover Proposal or Superior CTWS Proposal shall require a new CTWS Notice of Recommendation Change, except that any subsequent notice period shall be reduced to three Business Days). In determining whether to make a CTWS Adverse Recommendation Change, the CTWS Board shall take into account any changes to the terms of this Agreement proposed by SJW in response to a CTWS Notice of Recommendation Change or otherwise, and, if requested by SJW, CTWS shall engage in good faith negotiations with SJW regarding any changes to the terms of this Agreement proposed by SJW during the required notice period.

(d) During the Go-Shop Period, CTWS shall notify SJW in writing on a weekly basis of the number of Excluded Parties and provide SJW with a written summary of the material terms and conditions of any CTWS Takeover Proposal received from an Excluded Party (including the identity of the Excluded Party). In addition to the obligations of CTWS set forth in Sections 5.03(b), from and after the No-Shop Period Start Time CTWS shall promptly (and in any event within one Business Day of receipt thereof by CTWS or any of its Affiliates or any of its or their Representatives) advise SJW in writing of any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal, the material terms and conditions of any such CTWS Takeover Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such CTWS Takeover Proposal or inquiry or proposal. From and after the No-Shop Period Start Time, CTWS shall (i) keep SJW informed in all material respects on a prompt basis (and in any event within one Business Day) of the status and details (including any change to the terms thereof) of any CTWS Takeover Proposal and (ii) provide to SJW as soon as practicable after receipt or delivery thereof copies of any such CTWS Takeover Proposal or inquiry or proposal received in writing (including drafts of Acquisition Agreements) exchanged between CTWS or any of its Affiliates or any of its or their Representatives and any Person who describes any of the terms or conditions of any CTWS Takeover Proposal.

(e) Nothing contained in this Section 5.03 shall prohibit CTWS from complying with its disclosure obligations under U.S. federal or state Laws regarding a CTWS Takeover Proposal or a CTWS Adverse Recommendation Change, including with respect to (i) disclosing a position contemplated by Rule 14d-9 and

Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that if any such disclosure or communication does not reaffirm the CTWS Recommendation, or has the effect of modifying or qualifying the CTWS Recommendation in any manner adverse to SJW, such disclosure or communication shall constitute a CTWS Adverse Recommendation Change.

(f) For purposes of this Agreement:

“CTWS Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than SJW or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving CTWS or any CTWS Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a CTWS Subsidiary or otherwise) of any business or assets of CTWS or the CTWS Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of CTWS and the CTWS Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 15% or more of the total outstanding voting power of CTWS, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of CTWS or (v) combination of the foregoing (in each case, other than the Merger).

“Superior CTWS Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the CTWS Common Stock or all or substantially all of the assets of CTWS and the CTWS Subsidiaries, taken as a whole, (i) on terms which the CTWS Board determines in its reasonable judgment (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) to be superior to the Merger, taking into account all of the terms and conditions of such offer (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the Person making the proposal, any risks of non-consummation of the proposal and any other factors, including those specified in Article Fifth, Section(d) of the CTWS Charter and Section 33-756(g) of the CBCA, that the CTWS Board determines are appropriate under the circumstances) and this Agreement (including any changes proposed by SJW to the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed and for which financing (if required) is fully committed and reasonably likely to be obtained.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Form S-4 and the Joint Proxy Statement; SJW Stockholders Meeting and CTWS Shareholders Meeting.

(a) As promptly as practicable following the date of this Agreement, and in any event no later than 60 days following the date of this Agreement, SJW and CTWS shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of SJW relating to the SJW Stockholders Meeting and to the shareholders of CTWS relating to the CTWS Shareholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and SJW shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and SJW and CTWS shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of SJW and CTWS shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of SJW and CTWS shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of SJW and CTWS shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of SJW and CTWS (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other or its counsel and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of SJW and CTWS shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of SJW and CTWS shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of SJW and CTWS shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act and any applicable foreign or state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration.

(b) If prior to the SJW Stockholders Meeting, any event occurs with respect to SJW or any SJW Subsidiary, or any change occurs with respect to other information supplied by SJW for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4 so that the Joint Proxy Statement or the Form S-4, as applicable, would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, SJW shall promptly notify CTWS of such event, and SJW and CTWS shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to SJW’s stockholders and CTWS’s shareholders.

(c) If prior to the CTWS Shareholders Meeting, any event occurs with respect to CTWS or any CTWS Subsidiary, or any change occurs with respect to other information supplied by CTWS for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4 so that the Joint Proxy Statement or the Form S-4, as applicable, would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, CTWS shall promptly notify SJW of such event, and SJW and CTWS shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to SJW’s stockholders and CTWS’s shareholders.

(d) SJW shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the SJW Stockholders Meeting for the purpose of seeking the SJW Stockholder Approval; provided, however, that in no event shall the SJW Stockholders Meeting be held on a date that is less than 10 Business Days following the last day of the Go-Shop Period. In furtherance of the foregoing, SJW shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to SJW’s stockholders and (y) to hold the SJW Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the SJW Charter and the SJW Bylaws. SJW shall, through the SJW Board, recommend to its stockholders that they give the SJW Stockholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to solicit the SJW Stockholder Approval (which shall include hiring a proxy solicitor), except to the extent that the SJW Board has made a SJW Adverse Recommendation Change as permitted by Section 5.02(b). Notwithstanding anything to the contrary contained in this Agreement, if SJW reasonably believes that (i) it is necessary to postpone or adjourn the SJW Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of SJW within a reasonable amount of time in advance of the SJW Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the SJW Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient SJW Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SJW Stockholders Meeting, then SJW, after consultation with CTWS, may postpone or adjourn, or make one or more successive postponements or adjournments of, the SJW Stockholders Meeting, as long as, in the case of all postponements and adjournments under clause (ii) of this sentence, the date of the SJW Stockholders Meeting is not postponed and adjourned more than an aggregate of 60 days; provided, that SJW may postpone or adjourn the SJW Stockholders Meeting more than an aggregate of 60 days with the prior written consent of CTWS (which shall not be unreasonably withheld, conditioned or delayed). In the event that during the five Business Days prior to the date that the SJW Stockholders Meeting is then scheduled to be held, SJW delivers a notice of an intent to make a SJW Adverse Recommendation Change, CTWS may direct SJW to postpone the SJW Stockholders Meeting for up to six Business Days and SJW shall promptly, and in any event no later than the next Business Day, postpone the SJW Stockholders Meeting in accordance with CTWS’s direction, subject to SJW’s right to postpone the SJW Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(e) CTWS shall take all actions necessary, appropriate or advisable to redeem all issued and outstanding CTWS Preferred Shares in accordance with the requirements of the CTWS Charter and applicable Law (the “CTWS Preferred Share Redemption”) as promptly as reasonably practicable. In addition, CTWS shall take all other actions necessary, appropriate or advisable such that no CTWS Preferred Share (i) shall be entitled to vote at the CTWS Shareholders Meeting or (ii) entitles its holder to any consent, approval or voting right necessary in order to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(f) CTWS shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CTWS Shareholders Meeting for the purpose of seeking the CTWS Shareholder Approval; provided, however, that in no event shall the CTWS Shareholders Meeting be held on a date that is less than 10 Business Days following the last day of the Go-Shop Period. In furtherance of the foregoing, CTWS shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to CTWS’s shareholders and (y) to hold the CTWS Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the CTWS Charter and the CTWS Bylaws. CTWS shall, through the CTWS Board, recommend to its shareholders that they give the CTWS Shareholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to solicit the CTWS Shareholder Approval (which shall include hiring a proxy solicitor), except to the extent that the CTWS Board has made a CTWS Adverse Recommendation Change as permitted by Section 5.03(c). Notwithstanding anything to the contrary contained in this Agreement, if CTWS reasonably believes that (i) it is necessary to postpone or adjourn the CTWS Shareholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the shareholders of CTWS within a reasonable amount of time in advance of the CTWS Shareholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the CTWS Shareholder Approval, whether or not a quorum is present, or (B) it will not have sufficient CTWS Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CTWS Shareholders Meeting, then CTWS, after consultation with SJW, may postpone or adjourn, or make one or more successive postponements or adjournments of, the CTWS Shareholders Meeting, as long as, in the case of all postponements or adjournments under clause (ii) of this sentence, the date of the CTWS Shareholders Meeting is not postponed and adjourned more than an aggregate of 60 days; provided, that CTWS may postpone or adjourn the CTWS Shareholders Meeting more than an aggregate of 60 days with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed). In the event that during the five Business Days prior to the date that the CTWS Shareholders Meeting is then scheduled to be held, CTWS delivers a notice of an intent to make a CTWS Adverse Recommendation Change, SJW may direct CTWS to postpone the CTWS Shareholders Meeting for up to six Business Days and CTWS shall promptly, and in any event no later than the next Business Day, postpone the CTWS Shareholders Meeting in accordance with SJW’s direction, subject to CTWS’s right to postpone the CTWS Shareholders Meeting for a longer period pursuant to the immediately preceding sentence.

(g) Each of SJW and CTWS shall use their reasonable best efforts to hold the SJW Stockholders Meeting and the CTWS Shareholders Meeting, respectively, on the same date as the other party.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, each of SJW and CTWS shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, to all their respective properties (including for purposes of conducting environmental site assessments; provided that no subsurface sampling or invasive testing shall be conducted as part of any such assessment), books, contracts, commitments, personnel and records and, during such period, each of SJW and CTWS shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities Laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (x) that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) subject to any attorney-client privilege or protections, including attorney work-product protections and confidentiality protections (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or protections), or (z) if the sharing of such document or information would result in a violation of applicable Law. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, each of SJW and CTWS shall, within five Business Days of request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of CTWS Common Stock would be entitled under Sections 33-946 and 33-704 of the CBCA. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated August 10, 2016 between SJW and CTWS (the “Confidentiality Agreement”).

Section 6.03 Required Actions.

(a) Subject to the terms and conditions of this Agreement, SJW, Merger Sub and CTWS shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 6.03(a), SJW and the SJW Board and CTWS and the CTWS Board, as the case may be, shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement.

(c) Without limiting the generality of Section 6.03(a):

(i) As promptly as reasonably practicable following the date of this Agreement, SJW and CTWS each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein required by the HSR Act. Without limitation of Section 6.03(c)(ii) below, SJW and CTWS each shall use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and SJW and CTWS shall each, as promptly as reasonably practicable, (A) supply the other with any information which may be required in order to effectuate such filings and (B) supply any additional information which reasonably may be required by the FTC or the DOJ.

(ii) Each of SJW and CTWS shall use reasonable best efforts to prepare and file, or cause to be prepared and filed, as promptly as reasonably practicable after the date of this Agreement, all filings, submissions and registrations required to be made to the PURA and the MPUC, and all other applications, notices, registrations, filings, reports and other documents required to be filed with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, including all SJW Regulatory Approvals and all CTWS Regulatory Approvals. Each of CTWS and SJW shall, as promptly as reasonably practicable, (A) supply the other with any information which reasonably may be required in order to effectuate such filings, (B) supply any additional information which reasonably may be required by a Governmental Entity of any jurisdiction and which the parties may reasonably deem appropriate, and (C) subject to applicable Law and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the SJW or CTWS, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect to any such filings, investigation or other inquiry without using reasonable best efforts to give (to the extent feasible and appropriate) the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, a reasonable opportunity to attend or participate. Subject to applicable Law and the instructions of any Governmental Entity, the parties will consult and cooperate with one another and permit the other party or its counsel to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication by such party to any Governmental Entity in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act, other antitrust Laws or any applicable state Laws in connection with the Merger and the other transactions contemplated by this Agreement.

(iii) Each of SJW and CTWS shall (A) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such legal proceeding or threat, and (C) cooperate in all material respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, Judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated hereby.

(iv) Each of SJW and CTWS shall: (A) reasonably cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (B) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (C) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Entity) required to be obtained from Governmental Entities pursuant to any applicable Law by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, including the SJW Regulatory Approvals and the CTWS Regulatory Approvals; and (D) obtain any approval, consent, ratification, permission, waiver or authorization required to be obtained from parties to any SJW Material Contract identified on Section 6.03(c)(iv) of the SJW Disclosure Letter or CTWS Material Contract identified on Section 6.03(c)(iv) of the CTWS Disclosure Letter, including by entering into and negotiating commercially reasonable definitive agreements with respect to such parties to such material Contracts, offering customary fees, discounts and other incentives to such parties on commercially reasonable terms and paying any customary expenses incurred in connection therewith; provided, however, that SJW and CTWS are not required to take any such action unless the effectiveness of the action is contingent upon the consummation of the Merger.

(d) Notwithstanding any other provision of this Agreement, SJW and the SJW Subsidiaries shall be required to sell, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of SJW or any of SJW’s Affiliates with respect to, or its ability to retain, SJW and SJW’s Subsidiaries, CTWS or CTWS’s Subsidiaries, or any of the respective businesses, product lines or assets of SJW, CTWS or any of their respective Subsidiaries or Affiliates to the extent necessary to satisfy the conditions set forth in Section 7.01(d), unless and to the extent such divestiture or other action would, individually or in the aggregate, have or reasonably be expected to have a Regulatory Material Adverse Effect. In addition, neither SJW nor any of its Affiliates shall be under any obligation to take any action under this Section 6.03(d) if the FTC or the DOJ authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding any other provision of this Agreement, CTWS and the CTWS Subsidiaries shall be required to sell, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of SJW or any of SJW’s Affiliates with respect to, or its ability to retain, SJW and SJW’s Subsidiaries, CTWS or CTWS’s Subsidiaries, or any of the respective businesses, product lines or assets of SJW, CTWS or any of their respective Subsidiaries or Affiliates to the extent necessary to satisfy the conditions set forth in Section 7.01(d), unless and to the extent such divestiture or other action would, individually or in the aggregate, have or reasonably be expected to have a Regulatory Material Adverse Effect. In addition, neither CTWS nor any of its Affiliates shall be under any obligation to take any action under this Section 6.03(e) if the FTC or the DOJ authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement.

(f) Notwithstanding any other provision of this Agreement, (i) neither SJW nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any SJW Takeover Proposal and (ii) neither CTWS nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any CTWS Takeover Proposal.

Section 6.04 Notice of Changes. SJW shall give prompt notice to CTWS, and CTWS shall give prompt notice to SJW, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or SJW Material Adverse Effect or CTWS Material Adverse Effect, as applicable, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) of any fact, circumstance, effect, change, event or development that, individually or in the aggregate with all past facts, circumstances, effects, changes, events or developments, has had or would reasonably be expected to have a SJW Material Adverse Effect or CTWS Material Adverse Effect, as applicable; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.05 Awards under CTWS Stock Plan.

(a) As promptly as reasonably practicable following the date of this Agreement, the CTWS Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) CTWS Performance Share Units.

(1) Awards Granted Prior to Date of this Agreement. At the Effective Time, each unvested CTWS Performance Share Unit award that was granted prior to the date of this Agreement and that is outstanding immediately prior to the Effective Time shall become vested as to that number of CTWS Common Shares determined by calculating the actual performance of the performance goals applicable under the terms of the award up to the Effective Time; provided, that any applicable performance goals (as specified in the agreement evidencing the award) may be adjusted as determined by the CTWS Compensation Committee in its reasonable discretion to the extent necessary to eliminate the impact on such performance goals of any non-recurring costs and expenses (including out-of-pocket costs, fees and expenses) incurred in connection with the negotiation, execution, performance and delivery of this Agreement or related documents or the consummation of the transactions contemplated hereby or thereby; and thereafter each CTWS Performance Share Unit determined to have vested pursuant to such calculation (the “Vested Performance Share Units”) shall be cancelled and converted into, and shall thereafter represent only the right to receive, the Merger Consideration. For the avoidance of doubt, any CTWS Performance Share Units that do not become Vested Performance Share Units pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(2) Awards Granted on or After Date of this Agreement. At the Effective Time, each CTWS Performance Share Unit award that was granted on or after the date of this Agreement and that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by SJW and converted automatically (without regard to the attainment of the applicable performance goals) into a time-based award (each, an “Assumed PSU Award”) covering a number of restricted share units of SJW equal to the product obtained by multiplying (x) the target number of restricted share units outstanding and unvested under such CTWS Performance Share Unit award immediately prior to the Closing by (y) the Exchange Ratio, with any fractional restricted share units rounded down to the next lower whole number of restricted share units. Each Assumed PSU Award shall thereafter be subject to the same service-based vesting terms (such as vesting at the conclusion of a fiscal year for annual awards and ratable vesting over a three-year period for long-term awards measured from the grant date of the applicable CTWS Performance Share Unit award (as specified in the agreement evidencing the award)) and other terms and conditions, but not any performance-based vesting terms, applicable to the converted CTWS Performance Share Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, including as to the settlement date for the award following vesting. CTWS Performance Share Unit Awards granted on or after the date of this Agreement shall not be subject to any accelerated vesting for any reason (including, without limitation, due to retirement or pursuant to the terms of any employment agreement between recipient and CTWS), except to the extent approved by the SJW Board (or a committee thereof). For the avoidance of doubt, any CTWS Performance Share Units that do not vest pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(ii) CTWS Restricted Share Units. At the Effective Time, each CTWS Restricted Share Unit award that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into an award covering a number of restricted share units of SJW (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (x) the total number of restricted share units outstanding and unvested under the CTWS Restricted Share Unit award immediately prior to the Closing by (y) the Exchange Ratio, with any fractional restricted share units rounded down to the next lower whole number of restricted share units. Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the converted CTWS Restricted Share Unit award under the applicable CTWS Stock Plan and the agreements evidencing the award, including as to vesting and payment of cash or stock, as applicable, upon vesting.

(iii) CTWS Performance Cash Units.

(1) Awards Granted Prior to Date of this Agreement. At the Effective Time, each unvested CTWS Performance Cash Unit award that was granted prior to the date of this Agreement and that is outstanding immediately prior to the Effective Time shall become vested as to a cash amount determined by calculating the actual performance of the performance goals applicable under the terms of the award up to the Effective Time; provided, that any applicable performance goals (as specified in the agreement evidencing the award) may be adjusted as determined by the CTWS Compensation Committee in its reasonable discretion to the extent necessary to eliminate the impact on such performance goals of any non-recurring costs and expenses (including out-of-pocket costs, fees and expenses) incurred in connection with the negotiation, execution, performance and delivery of this Agreement or related documents or the consummation of the transactions contemplated hereby or thereby; and thereafter each CTWS Performance Cash Unit determined to have vested pursuant to such calculation (the “Vested Performance Cash Units”) shall be cancelled and converted into, and shall thereafter represent the right only to receive, an amount in cash equal to the number of such Vested Performance Cash Units, multiplied by the product of (x) the Exchange Ratio and (y) the SJW Common Share Closing VWAP. For the avoidance of doubt, any CTWS Performance Cash Units that do not become Vested Performance Cash Units pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(2) Awards Granted on or After Date of this Agreement. At the Effective Time, each unvested CTWS Performance Cash Unit award that was granted on or after the date of this Agreement and that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by SJW and converted automatically (without regard to the attainment of the applicable performance goals) into a time-based vesting award (each, an “Assumed PCU Award”) covering a cash amount equal to the product obtained by multiplying the target number of outstanding and unvested CTWS Performance Cash Units subject to such award immediately prior to the Closing by the product of (x) the Exchange Ratio and (y) the SJW Common Share Closing VWAP. Each Assumed PCU Award shall thereafter be subject to the same service-based vesting terms (such as vesting at the conclusion of a fiscal year for annual awards and ratable vesting over a three-year period for long-term awards measured from the grant date of the applicable CTWS Performance Cash Unit award (as specified in the agreement evidencing the award)) and other terms and conditions, but not any performance-based vesting terms, applicable to the converted CTWS Performance Cash Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, including as to the settlement date for the award following vesting. CTWS Performance Cash Unit Awards granted on or after the date of this Agreement shall not be subject to any accelerated vesting for any reason (including, without limitation, due to retirement or pursuant to the terms of any employment agreement between recipient and CTWS), except to the extent approved by the SJW Board (or a committee thereof). For the avoidance of doubt, any CTWS Performance Cash Units that do not vest pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(iv) CTWS Deferred Share Units. At the Effective Time, each CTWS Deferred Share Unit award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into a number of deferred share units of SJW (each, an “Adjusted DSU Award”) equal to the product obtained by multiplying (x) the total number of CTWS Deferred Share Units outstanding under the CTWS Deferred Share Unit award immediately prior to the Closing by (y) the

Exchange Ratio, with any fractional share units rounded down to the next lower whole number of share units. Each Adjusted DSU Award shall otherwise be subject to the same terms and conditions (including the time of payment) applicable to the converted CTWS Deferred Share Unit award under the deferral elections applicable to the award thereunder.

(v) Notwithstanding anything to the contrary in this Section 6.05(a), to the extent any award described in this Section 6.05(a) (including an award subject to a deferral election under the terms of a CTWS Stock Plan) is subject to Section 409A of the Code, such award will be paid out at the time or times set forth in the applicable award agreement or under the applicable deferral election but in all events in compliance with Section 409A of the Code.

(b) At or before the Effective Time, CTWS shall (1) take all actions that may be necessary or that SJW considers reasonably appropriate (under the CTWS Stock Plans and otherwise) to effectuate the foregoing provisions of this Section 6.05 and ensure that the CTWS Stock Plans and CTWS equity awards can be assumed or cancelled, as the case may be, in accordance with those provisions and (2) cause to be effected, in a manner reasonably satisfactory to SJW, any amendments to the CTWS Stock Plans necessary to give effect to the foregoing provisions of this Section 6.05.

(c) SJW shall take all actions that are necessary for the assumption of the CTWS Stock Plans and equity awards pursuant to Section 6.05(a) including the reservation, issuance and listing of SJW Common Shares as necessary to effect the transactions contemplated by this Section 6.05. If registration of any plan interests in the CTWS Stock Plans or other CTWS Benefit Plans or the shares of SJW Common Shares issuable thereunder is required under the Securities Act, SJW shall file with the SEC within 30 Business Days following the Closing Date a registration statement on Form S-8 with respect to such interests or SJW Common Shares (to the extent such Form is available for registration of such interest and shares), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the assumed equity awards remain outstanding or other CTWS Benefit Plans, as applicable, remain in effect and such registration of interests therein or the SJW Common Shares issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, SJW shall deliver to the holders of CTWS equity awards appropriate notices setting forth such holders’ rights pursuant to the respective CTWS Stock Plans and agreements evidencing the grants of such CTWS equity awards, and stating that such CTWS equity awards and agreements have been assumed by SJW and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.05 after giving effect to the Merger and the terms of the CTWS Stock Plans).

(d) As soon as practicable following the date of this Agreement, CTWS shall take all actions necessary to ensure that, as of the Effective Time, no CTWS Personnel or any other current or former participant in any CTWS Stock Plan or any CTWS Benefit Plan shall have any right thereunder to acquire any capital stock or voting securities of, or other equity interests in, SJW, CTWS or their respective Subsidiaries.

Section 6.06 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted by Law, each of SJW and the Surviving Corporation agrees to indemnify and hold harmless, advance expenses to and exculpate each former and present director or officer of CTWS or any CTWS Subsidiary, determined as of the Effective Time (the “CTWS Indemnified Parties”), against and with respect to all claims, losses, liabilities, damages, Judgments, inquiries, fines, fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any suit, action or other proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), arising out of or pertaining to the fact that the CTWS Indemnified Party is or was an officer or director of CTWS or any CTWS Subsidiary or is or was serving at the request of CTWS or any CTWS Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time.

(b) In the event that SJW, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each case SJW and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of SJW or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.06 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c) Prior to the Effective Time, CTWS shall and, if CTWS is unable to, SJW shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O Insurance”) for the CTWS Indemnified Parties with a claims period of at least six years from and after the Effective Time, from one or more insurance carriers with the same or better credit rating as CTWS’s D&O Insurance carrier as of the date of this Agreement, and with terms, conditions, retentions, limits of liability and levels of coverage at least as favorable as CTWS’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If CTWS and the Surviving Corporation for any reason fail to obtain such “tail” D&O Insurance as of the Effective Time, the Surviving Corporation (or its successor) shall, and SJW shall cause the Surviving Corporation (or its successor) to, continue to maintain in effect for a period of at least six years from and after the Effective Time, for the CTWS Indemnified Parties, D&O Insurance from one or more insurance carriers with the same or better credit rating as CTWS’s D&O Insurance carrier as of the date of this Agreement, and with terms, conditions, retentions, limits of liability and levels of coverage at least as favorable as CTWS’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Notwithstanding the foregoing, in no event shall SJW be required in any year to pay under this Section 6.06(c) more than 300% of the aggregate annual premium payable by CTWS for its D&O Insurance for the period ended August 31, 2018 (the “Maximum Amount”), and if SJW is unable to obtain the insurance required by this Section 6.06(c) for an amount that is equal to or less than the Maximum Amount, it shall obtain D&O Insurance for the six-year period with the greatest coverage available for an amount equal to the Maximum Amount.

(d) The provisions of this Section 6.06 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each CTWS Indemnified Party and his or her heirs and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that each CTWS Indemnified Party may have by contract or otherwise.

Section 6.07 Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) CTWS shall pay to SJW a fee of $28,100,000 (the “CTWS Termination Fee”) if:

(i) (A) SJW terminates this Agreement pursuant to Section 8.01(e) [CTWS Adverse Recommendation Change; Breach of No-Shop] or (B) CTWS terminates this Agreement pursuant to Section 8.01(b)(iv) [CTWS Shareholder Approval Not Obtained] at any time at which SJW would have been permitted to terminate this Agreement pursuant to Section 8.01(e) [CTWS Adverse Recommendation Change; Breach of No-Shop];

(ii) CTWS terminates this Agreement pursuant to Section 8.01(h) [Superior CTWS Proposal]; or

(iii) (A) after the date of this Agreement and prior to the CTWS Shareholders Meeting, a CTWS Takeover Proposal is made to CTWS or otherwise becomes publicly known, or any Person has publicly announced an intention (whether or not conditional) to make a CTWS Takeover Proposal, and such CTWS Takeover Proposal or publicly announced intention was not publicly withdrawn prior to the CTWS Shareholders Meeting, (B) thereafter this Agreement is terminated by CTWS or SJW pursuant to Section 8.01(b)(i) [End Date] (if the CTWS Shareholders Meeting has not been held), by CTWS or SJW pursuant to Section 8.01(b)(iv) [CTWS Shareholder Approval Not Obtained] or by SJW pursuant to Section 8.01(c) [CTWS Material Breach], and (C) within 15 months of such termination, CTWS enters into a definitive Contract to consummate a CTWS Takeover Proposal or a CTWS Takeover Proposal is consummated. For the purposes of Section 6.07(b)(iii)(C) only, the term “CTWS Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(f) except that all references to “15%” therein shall be deemed to be references to “50%”.

Any CTWS Termination Fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement; (y) in the case of clause (ii) above, immediately prior to or concurrently with the termination of this Agreement; and (z) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(c) SJW shall pay to CTWS a fee of $42,500,000 (the “SJW Termination Fee”) if:

(i) (A) CTWS terminates this Agreement pursuant to Section 8.01(f) [SJW Adverse Recommendation Change; Breach of No-Shop] or (B) SJW terminates this Agreement pursuant to Section 8.01(b)(iii) [SJW Stockholder Approval Not Obtained] at any time at which CTWS would have been permitted to terminate this Agreement pursuant to Section 8.01(f) [SJW Adverse Recommendation Change; Breach of No-Shop];

(ii) SJW terminates this Agreement pursuant to Section 8.01(g) [Superior SJW Proposal];

(iii) (A) after the date of this Agreement and prior to the SJW Stockholders Meeting, a SJW Takeover Proposal is made to SJW or otherwise becomes publicly known, or any Person has publicly announced an intention (whether or not conditional) to make a SJW Takeover Proposal, and such SJW Takeover Proposal or publicly announced intention was not publicly withdrawn prior to the SJW Stockholders Meeting, (B) thereafter this Agreement is terminated by SJW or CTWS pursuant to Section 8.01(b)(i) [End Date] (if the SJW Stockholders Meeting has not been held), by SJW or CTWS pursuant to Section 8.01(b)(iii) [SJW Stockholder Approval Not Obtained], by CTWS pursuant to Section 8.01(d) [SJW Material Breach], and (C) within 12 months of such termination, SJW enters into a definitive Contract to consummate a SJW Takeover Proposal or a SJW Takeover Proposal is consummated. For the purposes of Section 6.07(c)(iii)(C) only, the term “SJW Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “15%” therein shall be deemed to be references to “50%”.

Any SJW Termination Fee due under this Section 6.07(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement; (y) in the case of clause (ii) above, immediately prior to or concurrently with the termination of this Agreement; and (z) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(d) In the event that this Agreement is terminated by either SJW or CTWS pursuant to Section 8.01(b)(iv) [CTWS Shareholder Approval Not Obtained], then CTWS shall pay to SJW all of the documented out-of-pocket fees and expenses incurred by SJW or its Affiliates in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $5,000,000 (the “CTWS Expense Reimbursement ”). Any CTWS Expense Reimbursement due under this Section 6.07(d) shall be paid by wire transfer of same day funds on the later of (x) the Business Day immediately following the date of termination of this Agreement and (y) CTWS’s receipt of a written statement setting forth the amount of such CTWS Expense Reimbursement and attaching any applicable documentation. In the event any CTWS Termination Fee is payable at or after the time CTWS pays any CTWS Expense Reimbursement pursuant to this Section 6.07(d), the amount of the CTWS Termination Fee payable by CTWS shall be reduced by such CTWS Expense Reimbursement amount actually paid to SJW.

(e) In the event that this Agreement is terminated by either SJW or CTWS pursuant to Section 8.01(b)(iii) [SJW Stockholder Approval Not Obtained], then SJW shall pay to CTWS all of the documented out-of-pocket fees and expenses incurred by CTWS or its Affiliates in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $5,000,000 (the “SJW Expense Reimbursement”). Any SJW Expense Reimbursement due under this Section 6.07(e) shall be paid by wire transfer of same day funds on the later of (x) the Business Day immediately following the date of termination of this Agreement and (y) SJW’s receipt of a written statement setting forth the amount of such SJW Expense Reimbursement and attaching any applicable documentation. In the event any SJW Termination Fee is payable at or after the time SJW pays any SJW Expense Reimbursement pursuant to this Section 6.07(e), the amount of the SJW Termination Fee payable by SJW shall be reduced by such SJW Expense Reimbursement amount actually paid to CTWS.

(f) SJW and CTWS acknowledge and agree that the agreements contained in Sections 6.07(b), 6.07(c), 6.07(d) and 6.07(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither CTWS nor SJW would enter into this Agreement. Accordingly, if SJW fails promptly to pay the amount due pursuant to Section 6.07(c) or 6.07(e) or CTWS fails promptly to pay the amount due pursuant to Section 6.07(b) or 6.07(d), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made.

(g) In no event shall either party be obligated to pay more than one termination fee or expense reimbursement pursuant to this Section 6.07. The CTWS Termination Fee, if it becomes due and payable and is paid, shall be the sole and exclusive remedy available to SJW and Merger Sub with respect to this Agreement and, upon payment of the CTWS Termination Fee, CTWS (and its Subsidiaries and Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to SJW and Merger Sub under this Agreement; provided, however, that no such payment shall relieve CTWS of any liability or damages to SJW or Merger Sub as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach. The SJW Termination Fee, if it becomes due and payable and is paid, shall be the sole and exclusive remedy available to CTWS with respect to this Agreement and, upon payment of the SJW Termination Fee, SJW (and its Subsidiaries, including Merger Sub, and Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to CTWS under this Agreement; provided, however, that no such payment shall relieve SJW or Merger Sub of any liability or damages to CTWS as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach.

Section 6.08 Certain Tax Matters.

(a) For U.S. federal income tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (iii) with respect to the Merger, SJW, Merger Sub and CTWS will each be a party to the reorganization within the meaning of Section 368(b) of the Code (the qualifications and other matters referred to in clauses (i) through (iii), collectively, the “Intended Tax Treatment”). The parties shall cooperate with each other and use reasonable best efforts to cause the Intended Tax Treatment to be obtained, including (A) refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (B) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the Merger and the other transactions contemplated by this Agreement to such party or its shareholders or stockholders, as applicable) and (C) using reasonable best efforts to obtain the opinions referred to in Sections 7.02(d) and 7.03(d), including by executing customary letters of representation.

(b) Any liability arising out of real estate or other transfer Tax with respect to interests in real or other property owned directly or indirectly by CTWS or any of the CTWS Subsidiaries immediately prior to the Effective Time, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and shall not be a liability of shareholders of CTWS.

Section 6.09 Transaction Litigation. SJW shall give CTWS a reasonable opportunity to participate in the defense or settlement of any shareholder litigation against SJW or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of CTWS, which consent shall not be unreasonably withheld, conditioned or delayed. CTWS shall give SJW a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against CTWS or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of SJW, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of SJW and CTWS shall cooperate, shall cause the SJW Subsidiaries and the CTWS Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such litigation.

Section 6.10 Section 16 Matters. Prior to the Effective Time, SJW (including the SJW Board) and CTWS (including the CTWS Board) each shall take all such steps as may be required to cause (a) any dispositions of CTWS Common Stock (including derivative securities with respect to CTWS Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CTWS immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of SJW Common Shares (including derivative securities with respect to SJW Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is, may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SJW to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Governance Matters. SJW and CTWS agree to take the actions set forth on Exhibit A, and shall take all actions necessary so that the matters set forth on Exhibit A occur effective upon the Closing.

Section 6.12 Financing.

(a) CTWS shall, and shall cause the CTWS Subsidiaries and direct its and their respective Representatives to, use its and their respective reasonable best efforts to provide such cooperation as may be reasonably requested by SJW or its Affiliates in connection with the arrangement of any financing to be consummated in connection with the Merger and the other transactions contemplated by this Agreement (the “Debt Financing”) including, without limitation, (i) participating in a reasonable number of meetings and presentations with prospective financing sources (including direct contact between senior management of CTWS, on the one hand, and actual and potential financing sources, on the other hand), in each case on reasonable advance notice and at times and locations to be mutually agreed, (ii) furnishing SJW with customary financial and other information regarding CTWS and the CTWS Subsidiaries and assisting SJW or its Affiliates in the preparation of pro forma financial statements and financial information (of a type and form required by and in compliance with Regulation S-X and Regulation S-K promulgated under the Securities Act and related forms) and (iii) furnishing SJW and any financing sources promptly, and in any event within 10 Business Days prior to the Closing Date, with all documentation and other information required with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended; provided that nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of CTWS or any CTWS Subsidiary, (ii) require CTWS or any CTWS Subsidiary to pay any fees, reimburse any expenses or otherwise incur any liability prior to the Effective Time, (iii) require CTWS or any CTWS Subsidiary to take any action that would reasonably be expected to conflict with or violate applicable Law, or result in any violation or breach of, or default under, the certificate of incorporation or by-laws or other comparable organizational documents of CTWS or any CTWS Subsidiary, or (iv) require CTWS or any CTWS Subsidiary to execute or deliver any certificate, document, instrument or agreement, or undertake any obligation, that is effective prior to the Closing.

(b) CTWS shall, and shall cause the CTWS Subsidiaries and direct its and their respective Representative to, assist in connection with amending the terms of, the pay-off of or the obtaining of consents pertaining to existing Indebtedness of CTWS or any CTWS Subsidiary, including the delivery of customary payoff letters and releases of related guarantees, liens and other security interests, as applicable, in each case at the request of SJW.

(c) SJW shall (i) promptly upon request by CTWS, reimburse CTWS for all reasonable and documented out-of-pocket fees and expenses (including auditor’s and attorneys’ fees and expenses) of CTWS, its Subsidiaries, its Affiliates and its and their respective Representatives incurred in connection with the requested cooperation set forth in this Section 6.12 and (ii) except as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach by CTWS, its Subsidiaries, its Affiliates or its or their respective Representatives, or arising from historical financial information furnished in writing by or on behalf of SJW and/or its Subsidiaries (including financial statements and audits thereof), indemnify, defend and hold harmless CTWS, its Subsidiaries, its Affiliates and its and their respective Representatives against any claims, losses, liabilities, damages, Judgments, inquiries, awards, penalties, settlement payments, fines, fees, Taxes, costs, fees and expenses (including reasonable auditor’s and attorneys’ fees and expenses), of any kind, incurred, imposed on, sustained, suffered by or asserted against, any of them, arising out of or resulting from the Debt Financing, the performance by CTWS, its Subsidiaries, its Affiliates and its and their respective Representatives of any obligations set forth in this Section 6.12 and any information utilized in connection therewith (including any claim by or with respect to any financing sources, prospective lenders, agents and arrangers and ratings agencies).

(d) Notwithstanding anything to the contrary herein, any breach by CTWS or its Subsidiaries of their obligations under this Section 6.12 shall not constitute a breach of this Agreement for purposes of Article VIII or a breach of the condition precedent set forth in Section 7.02(b).

Section 6.13 Public Announcements. Except with respect to any SJW Adverse Recommendation Change or CTWS Adverse Recommendation Change made in accordance with the terms of this Agreement, SJW and CTWS shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be a joint press release in a form agreed to by the parties.

Section 6.14 Stock Exchange Listing. SJW shall use its reasonable best efforts to cause the SJW Common Shares to be issued in the Merger to be approved for listing on the NYSE, in each case subject to official notice of issuance, prior to the Closing Date. CTWS shall cooperate with SJW in connection with the foregoing, including the provision of information reasonably requested by SJW in connection therewith.

Section 6.15 Stock Exchange De-listing. Each of SJW and CTWS shall use its reasonable best efforts to cause the CTWS Common Shares and any other securities of CTWS specified by SJW to be de-listed from the

NASDAQ Global Select Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.16 Coordination of Dividends.

(a) After the date of this Agreement, in accordance with Sections 5.01(a)(i) and 5.01(b)(i), each of CTWS and SJW, respectively, shall have the right to take any action deemed necessary by such party to ensure that holders of a CTWS Common Share and SJW Common Share, respectively, shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to each CTWS Common Share or SJW Common Share, and each of CTWS and SJW shall cooperate with the other in respect of the payment of dividends with respect to each CTWS Common Share and the SJW Common Share and the record dates and payment dates relating thereto in order to achieve the foregoing.

(b) To the extent permitted by applicable Law and consistent with the fiduciary duties of the SJW Board, SJW shall take all actions necessary so that the first quarterly dividend paid per SJW Common Share after the Effective Time multiplied by the Exchange Ratio and rounded to the nearest cent is at least equal to the amount per CTWS Common Share of the most recent quarterly dividend paid by CTWS prior to the Effective Time.

Section 6.17 Employee Matters.

(a) During the period commencing at the Effective Time and ending on December 31, 2019 (such period, the “Covered Period”), SJW shall, or shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, provide each individual who is actively employed by CTWS or any of its Subsidiaries immediately prior to the Effective Time and who continues employment during such period (the “CTWS Employees”) with (1) the same base compensation in effect immediately prior to the Effective Time, (2) target annual cash incentive opportunities that are no less favorable than the target annual cash incentive opportunities provided by CTWS or any of its Subsidiaries to each such CTWS Employee immediately prior to the Effective Time, (3) benefits, other than severance benefits and change of control benefits, that are substantially comparable in the aggregate to the benefits provided to CTWS Employees immediately prior to the Effective Time and (4) severance benefits that are no less favorable than the severance benefits provided by SJW or any SJW Subsidiary to similarly situated employees of SJW and the SJW Subsidiaries immediately prior to the Effective Time; provided that the immediately preceding clause (4) shall not apply to each CTWS Employee entitled to severance benefits under any agreement or plan set forth on Section 6.17(b) of the CTWS Disclosure Letter. Each CTWS Employee who received a long-term incentive award under the CTWS Stock Plan in 2018 shall be granted an equity incentive award under the SJW Stock Plan for each calendar year in the Covered Period (other than a calendar year in which the CTWS Employee received a long-term incentive award under the CTWS Stock Plan). Any such award granted under the SJW Stock Plan to a CTWS Employee shall be made at the same time and subject to the same terms and conditions as awards made to SJW’s executive officers, provided that the target and maximum dollar values of the award shall be equal to or greater than the target and maximum dollar values of the last award granted to such CTWS Employee under the CTWS Stock Plan prior to the Effective Time; provided further that such awards shall be subject to the accelerated vesting terms of any employment agreement between such employee and SJW or CTWS in effect at the time of the grant of such award.

(b) SJW agrees to honor the terms and conditions of the agreements set forth on Section 6.17(b) of the CTWS Disclosure Letter.

(c) In the event any CTWS Employee becomes eligible to participate under any benefit plans maintained by SJW or any SJW Subsidiary following the Effective Time, for purposes of determining (i) eligibility to participate and vesting with respect to such benefit plans maintained by SJW or any SJW Subsidiary (other than with respect to defined benefit pension plans and equity or equity-related plans maintained by SJW or any SJW Subsidiary) and (ii) level of benefits under vacation and severance plans and arrangements (and not any other plans or arrangements) maintained by SJW or any SJW Subsidiary, service with CTWS or any of the CTWS Subsidiaries (or any predecessor employer of an employee of CTWS or any CTWS Subsidiary, to the extent service with such predecessor employer is recognized by CTWS or the applicable CTWS Subsidiary as of the date of this Agreement) prior to the Effective Time shall be treated as service with SJW or the SJW Subsidiaries; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits, (B) not recognized by CTWS or a CTWS Subsidiary, as applicable, for similar purposes, or (C) the benefit plan or arrangement of SJW or any SJW Subsidiary is grandfathered or frozen, either with respect to eligibility to participate, vesting or level of benefits.

(d) In the event any CTWS Employee becomes eligible to participate under any benefit plans maintained by SJW or any SJW Subsidiary following the Effective Time, for purposes of each benefit plan of SJW or the SJW Subsidiaries, SJW and the SJW Subsidiaries shall use reasonable best efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for employees of CTWS and the CTWS Subsidiaries and their covered dependents (other than limitations, including pre-existing conditions exclusions, or waiting periods that are already in effect with respect to such employees and dependents under the benefit plans of CTWS and the CTWS Subsidiaries and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of SJW and the SJW Subsidiaries) and (ii) give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time occurs (or the year in which employees of CTWS and the CTWS Subsidiaries and their dependents commence participation in the benefit plans of SJW and the SJW Subsidiaries, if later).

(e) This Section 6.17 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.17, express or implied, (i) is intended to confer upon any other person (including any current or former directors, officers, consultants or employees of any of CTWS or any CTWS Subsidiary or, on or after the Effective Time, the Surviving Corporation or any of its subsidiaries) any rights or remedies of any nature whatsoever, (ii) is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of SJW, CTWS, the Surviving Corporation or any respective Subsidiary thereof or (iii) obligates SJW or any of the SJW Subsidiaries to retain the employment of any particular employee of CTWS or any CTWS Subsidiary following the Effective Time.

Section 6.18 Cooperation(a). Each of SJW and CTWS will, and will cause its respective Subsidiaries and Representatives to, use its reasonable best efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of SJW and CTWS and their respective Subsidiaries.

Section 6.19 Voting Agreements(a). SJW agrees that it will not terminate any of the Voting Agreements pursuant to Section 3(a) thereof, or amend any of the Voting Agreements pursuant to Section 4(h) thereof, without the prior written consent of CTWS (which shall not be unreasonably withheld, conditioned or delayed). SJW further acknowledges and agrees that CTWS is an express third-party beneficiary of, and is entitled to specifically enforce the obligations of the parties to the Voting Agreements set forth in, the provisions of the Voting Agreements enumerated in Section 4(h) thereof.

Section 6.20 Post-Merger Community Commitment. SJW and CTWS each agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. During the two-year period immediately following the Effective Time, SJW and the Surviving Corporation agree to continue to provide charitable contributions and community support within the service areas of SJW and CTWS, and each of their respective Subsidiaries in each such service area, at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by SJW and CTWS within their respective service areas during the two-year period immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of SJW, Merger Sub and CTWS to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, the waiver by each party on or prior to the Effective Time of each of the following conditions:

(a) Shareholder and Stockholder Approvals. The SJW Stockholder Approval and the CTWS Shareholder Approval shall have been obtained.

(b) SJW Charter Amendment. The SJW Charter Amendment shall have been filed with and accepted by the Secretary of State of the State of Delaware.

(c) Listing. The SJW Common Shares issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Governmental Approvals. All Required Consents (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Merger and the transactions contemplated by this Agreement) shall have been obtained and shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a Regulatory Material Adverse Effect. As used in this Agreement, a “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than any conditions that are within the control of SJW or CTWS, respectively, to satisfy) to the consummation of such transactions prescribed by applicable Law or order have been satisfied.

(e) No Legal Restraints. No Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction (collectively, “Legal Restraints”) shall be in effect, and no suit, action or other proceeding that has been initiated by a Governmental Entity having jurisdiction over SJW, any Regulated SJW Subsidiary, CTWS or any Regulated CTWS Subsidiary shall be pending, in which such Governmental Entity seeks to impose, or has imposed, any Legal Restraint, in each case that, prevents, makes illegal or prohibits the consummation of the Merger, the SJW Charter Amendment or the other transactions contemplated by this Agreement.

(f) Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and remain in effect, and no proceedings seeking a stop order shall have been commenced by the SEC (unless subsequently withdrawn).

Section 7.02 Conditions to Obligations of SJW and Merger Sub. The respective obligations of SJW and Merger Sub to consummate the Merger is further subject to the satisfaction or, to the extent permitted by Law, the waiver by SJW and Merger Sub acting jointly on or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CTWS contained in this Agreement (except for the representations and warranties contained in Sections 4.03, 4.04 and 4.22) shall be true and correct (without giving effect to any limitation as to “materiality” or “CTWS Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “CTWS Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect, and the representations and warranties of CTWS contained in Sections 4.03(b), 4.04, and 4.22 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the representations and warranties of CTWS contained in Sections 4.03(a) and (c) shall be true and correct in all respects (except de minimis errors) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). SJW shall have received a certificate signed on behalf of CTWS by an executive officer of CTWS to such effect.

(b) Performance of Obligations of CTWS. CTWS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SJW shall have received a certificate signed on behalf of CTWS by an executive officer of CTWS to such effect.

(c) Absence of CTWS Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect that has not been ameliorated or cured such that a CTWS Material Adverse Effect no longer exists.

(d) Merger Opinion. SJW shall have received the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to CTWS, dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of SJW.

The conditions in this Section 7.02 are for the sole benefit of SJW and Merger Sub and may, subject to the terms of this Agreement, be waived by SJW and Merger Sub acting jointly, in whole or in part at any time and from time to time, in the sole discretion of SJW and Merger Sub. The failure by SJW and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

Section 7.03 Conditions to Obligation of CTWS. The obligation of CTWS to consummate the Merger is further subject to the satisfaction or, to the extent permitted by Law, the waiver by CTWS on or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SJW and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.03, 3.04 and 3.22) shall be true and correct (without giving effect to any limitation as to “materiality” or “SJW Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “SJW Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect, and the representations and warranties of SJW and Merger Sub contained in Sections 3.03(d), 3.04 and 3.22 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the representations and warranties of SJW contained in Section 3.03(a)-(c) shall be true and correct in all respects (except de minimis errors) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). CTWS shall have received a certificate signed on behalf of SJW by an executive officer of SJW to such effect.

(b) Performance of Obligations of SJW. Each of SJW and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing

Date, and CTWS shall have received a certificate signed on behalf of SJW by an executive officer of SJW to such effect.

(c) Absence of SJW Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect that has not been ameliorated or cured such that a SJW Material Adverse Effect no longer exists.

(d) Merger Opinion. CTWS shall have received the written opinion of Sullivan & Cromwell LLP, or such other nationally recognized Tax counsel reasonably satisfactory to SJW, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of CTWS.

The conditions in this Section 7.03 are for the sole benefit of CTWS and may, subject to the terms of this Agreement, be waived by CTWS, in whole or in part at any time and from time to time, in the sole discretion of CTWS. The failure by CTWS at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

Section 7.04 Frustration of Closing Conditions. Neither SJW nor CTWS may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the SJW Stockholder Approval or the CTWS Shareholder Approval (unless otherwise specified in this Section 8.01), as follows:

(a) by mutual written consent of SJW and CTWS;

(b) by either SJW or CTWS:

(i) if the Merger is not consummated on or before March 14, 2019 (the “End Date”); provided, further, that if, as of 5:00 p.m. Pacific time on the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any conditions set forth in Section 7.01(d) and those conditions that by their nature are to be satisfied at the Closing), the End Date shall be extended automatically to June 14, 2019 (and such date, as so extended, shall be the “End Date”); provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a material breach of any representation, warranty, covenant or agreement of this Agreement by such party;

(ii) if the condition set forth in Section 7.01(e) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such failure to satisfy the condition set forth in Section 7.01(e) is the result of the failure of such party to have complied with its obligations pursuant to Section 6.03;

(iii) if the SJW Stockholder Approval is not obtained at the SJW Stockholders Meeting duly convened (unless such SJW Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(iv) if the CTWS Shareholder Approval is not obtained at the CTWS Shareholders Meeting duly convened (unless such CTWS Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(c) by SJW, if CTWS breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of CTWS contained herein fails to be true and correct, (i) such that the conditions set forth in Section 7.02(a) or 7.02(b) would not be satisfied and (ii) which breach or failure is not reasonably capable of being cured by CTWS by the End Date or is not cured by CTWS within the earlier of (A) 45 days after receiving written notice from SJW and (B) three Business Days prior to the End Date (provided, however, that the right to terminate this Agreement under this Section 8.01(c) is not available to SJW if SJW is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of SJW contained in this Agreement fails to be true and correct, in each case such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by CTWS, if SJW or Merger Sub breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of SJW or Merger Sub contained herein fails to be true and correct, (i) such that the conditions set forth in Section 7.03(a) or 7.03(b) would not be satisfied and (ii) which breach or failure is not reasonably capable of being cured by SJW or Merger Sub, as the case may be, by the End Date or is not cured by SJW or Merger Sub, as the case may be, within the earlier of (A) 45 days after receiving written notice from CTWS and (B) three Business Days prior to the End Date (provided, however, that the right to terminate this Agreement under this Section 8.01(d) is not available to CTWS if CTWS is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of CTWS contained in this Agreement fails to be true and correct, in each case such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by SJW, prior to the time the CTWS Shareholder Approval is obtained, if (i) CTWS materially breaches its obligations under Section 5.03, (ii) a CTWS Adverse Recommendation Change shall have occurred, (iii) CTWS shall have failed to include the CTWS Recommendation in the Joint Proxy Statement, (iv) following the receipt of a CTWS Takeover Proposal, the CTWS Board fails publicly to reaffirm its recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement within 10 Business Days after SJW requests (which request must be reasonable under the circumstances) in writing that such recommendation be reaffirmed or (v) a tender or exchange offer relating to any CTWS Common Shares shall have been publicly commenced and CTWS shall not have recommended rejection of such tender or exchange offer and reaffirmed its recommendation of this Agreement and the Merger and the other transactions contemplated by this Agreement within 10 Business Days after the commencement of such tender or exchange offer;

(f) by CTWS, prior to the time the SJW Stockholder Approval is obtained, if (i) SJW materially breaches its obligations under Section 5.02, (ii) a SJW Adverse Recommendation Change shall have occurred, (iii) SJW shall have failed to include the SJW Recommendation in the Joint Proxy Statement, (iv) following the receipt of a SJW Takeover Proposal, the SJW Board fails publicly to reaffirm its recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement within 10 Business Days after CTWS requests (which request must be reasonable under the circumstances) in writing that such recommendation be reaffirmed or (v) a tender or exchange offer relating to any SJW Common Shares shall have been publicly commenced and SJW shall not have recommended rejection of such tender or exchange offer and reaffirmed its recommendation of this Agreement and the Merger and the other transactions contemplated by this Agreement within 10 Business Days after the commencement of such tender or exchange offer;

(g) by SJW, prior to the time the SJW Stockholder Approval is obtained, if SJW is not in material breach of its obligations under Section 5.02, in order to accept a Superior SJW Proposal and enter into an Acquisition Agreement related to such Superior SJW Proposal, and SJW pays the SJW Termination Fee required to be paid to CTWS pursuant to Section 6.07(c); or

(h) by CTWS, prior to the time the CTWS Shareholder Approval is obtained, if CTWS is not in material breach of its obligations under Section 5.03, in order to accept a Superior CTWS Proposal and enter into an Acquisition Agreement related to such Superior CTWS Proposal, and CTWS pays the CTWS Termination Fee required to be paid to SJW pursuant to Section 6.07(b).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a)) shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either SJW or CTWS as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SJW or CTWS, other than the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraud, willful misconduct, intentional misrepresentation or intentional breach of any covenant or agreement set forth in this Agreement.

Section 8.03 Amendment. Prior to the Effective Time, this Agreement may be amended by SJW, Merger Sub and CTWS at any time before or after receipt of the SJW Stockholder Approval or the CTWS Shareholder Approval; provided, however, that (i) after receipt of the SJW Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of SJW without the further approval of such stockholders and (ii) after receipt of the CTWS Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of CTWS without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any covenants and agreements contained in this Agreement or (iv) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by SJW shall require the approval of the stockholders of SJW unless such approval is required by Law, and no extension or waiver by CTWS shall require the approval of the shareholders of CTWS unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of SJW, Merger Sub or CTWS, action by such party’s Board of Directors or the duly authorized designee of such party’s Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of SJW or the shareholders of CTWS.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any obligation of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, instructions, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications must be sent to the respective parties at the following street addresses or email address, or at such other street address or email address for a party as shall be specified by like notice in accordance with this Section 9.02 (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

(a) if to SJW or Merger Sub, to:

SJW Group

110 West Taylor Street

San Jose, CA 95110

Phone:        (408) 279-7800

Email:         legal@sjwater.com

Attention:   Suzy Papazian, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Phone:         (650) 470-4500

Email:         leif.king@skadden.com; kenton.king@skadden.com;

        pankaj.sinha@skadden.com

Attention:    Leif B. King

        Kenton J. King

        Pankaj K. Sinha

(b) if to CTWS, to:

Connecticut Water Service, Inc.

93 West Maine Street

Clinton, CT 06413

Phone:         (860) 664-6030

Email:         dbenoit@ctwater.com

Attention:   David C. Benoit, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Phone:         (212) 558-4000

Email:         frumkinj@sullcrom.com; barancikt@sullcrom.com

Attention:   Joseph B. Frumkin

       Tia. S. Barancik

Section 9.03 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986.

“Combined Company” means SJW, the SJW Subsidiaries, CTWS and the CTWS Subsidiaries, taken as a whole.

“CTWS Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which CTWS or any of the CTWS Subsidiaries is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, supplemental retirement, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by CTWS or any CTWS Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of CTWS or any of the CTWS Subsidiaries or (y) with respect to which CTWS or any of the CTWS Subsidiaries could have any actual or potential material liability.

“CTWS Deferred Share Unit” means a fully vested CTWS Performance Share Unit that has been credited to a CTWS Performance Share Account pursuant to the terms of the applicable CTWS Stock Plan.

“CTWS Material Adverse Effect” means a Material Adverse Effect with respect to CTWS.

“CTWS Performance Cash Unit” means a hypothetical equivalent to a number of dollars that is subject to performance-based vesting, granted under a CTWS Stock Plan.

“CTWS Performance Share Account” means an account established for a participant under the CTWS Stock Plans.

“CTWS Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in CTWS Common Shares or the value of which is determined with reference to the value of SJW Common Shares, and that is granted under a CTWS Stock Plan.

“CTWS Personnel” means any current or former director, officer, consultant or employee of CTWS or any CTWS Subsidiary.

“CTWS Restricted Share Unit” means a restricted stock unit that is (i) subject to service-based vesting (and is not or no longer subject to performance-based vesting) and (ii) payable in CTWS Common Shares or the value of which is determined with reference to the value of SJW Common Shares, and that is granted under a CTWS Stock Plan.

“CTWS Stock Plans” means the CTWS 2014 Performance Stock Program, the CTWS 2004 Performance Stock Program, and the CTWS 1994 Performance Stock Program.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity shall mean any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Party” means any Person or group of Persons (including any such Person’s Representatives and Affiliates), other than SJW and its Subsidiaries, from whom CTWS has received during the Go-Shop Period a bona fide written CTWS Takeover Proposal that the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior CTWS Proposal; provided, however, that any such Person or group of Persons shall cease to be an “Excluded Party” following the No-Shop Period Start Time upon the earliest to occur of: (i) the CTWS Takeover Proposal submitted by such Person or group of Persons is withdrawn, (ii) the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) that the CTWS Takeover Proposal submitted by such Person or group of Persons no longer constitutes or is reasonably likely to lead to a Superior CTWS Proposal and (iii) 11:59 p.m. Eastern time on the thirtieth day after the No-Shop Period Start Time.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations (as determined by GAAP) of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property or equipment, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of any other Person or to purchase the obligations or property of any other Person, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person.

“IRS” means the U.S. Internal Revenue Service.

The “Knowledge” of (i) CTWS means, with respect to any matter in question, the actual knowledge of the following CTWS Personnel: David C. Benoit, Richard L. Knowlton, Kristin A. Johnson, Maureen P. Westbrook, Craig J. Patla, Peter J. Bancroft and Robert Doffek, and of (ii) SJW means, with respect to any matter in question, the actual knowledge of the following SJW Personnel: Eric W. Thornburg, James P. Lynch, Andrew Gere, Andrew F. Walters, Suzy Papazian, Palle Jensen, Stephanie Orosco, Dana Drysdale and Willie Brown, in each of (i) and (ii) after making reasonable inquiry of such Person’s direct reports having primary responsibility for such matter.

“Law” means any statute, law (including common law), ordinance, rule, regulation or other binding legal requirement, including the rules and regulations of the NYSE or the NASDAQ Global Select Market, as applicable.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such change or condition has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such condition has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement, pendency or performance of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, Labor Organizations, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law or GAAP (or authoritative interpretation thereof), except to the extent such change has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (viii) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by SJW, CTWS or any of their respective Subsidiaries, (ix) any proceeding brought or threatened by shareholders of CTWS or stockholders of SJW (whether on behalf of the SJW, Merger Sub, CTWS or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or otherwise arising out of or relating to this Agreement, the Merger and the other transactions contemplated by this Agreement or violations of securities Laws in connection with the Joint Proxy Statement or Form S-4, (x) changes in interest or currency exchange rates, or (xi) any actions required to be taken pursuant to the express terms of this Agreement.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Material Adverse Effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of SJW and its Subsidiaries, taken as a whole, CTWS and its Subsidiaries, taken as a whole, or the Combined Company; provided that for the purpose of determining whether a potential adverse effect would constitute a material adverse effect for the purposes hereof, each of SJW and its Subsidiaries, taken as a whole, and the Combined Company shall be deemed to be a consolidated group of entities of the size and scale of CTWS and its Subsidiaries, taken as a whole.

“Required Consents” means (i) the waiting period (and any extension thereof) applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated, (ii) the State Approvals shall have been obtained, and (iii) any pre-approvals of license transfers from the Federal Communications Commission shall have been obtained.

“SJW Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which SJW or any of the SJW Subsidiaries is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, supplemental retirement, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by SJW or any SJW Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of SJW or any of the SJW Subsidiaries or (y) with respect to which SJW or any of the SJW Subsidiaries could have any actual or potential material liability;

“SJW Charter Amendment” means an amendment to the SJW Charter to increase the number of authorized shares of (a) SJW Capital Stock from 37,000,000 shares to 73,000,000 shares and (b) SJW Common Shares from 36,000,000 shares to 72,000,000.

“SJW Material Adverse Effect” means a Material Adverse Effect with respect to SJW.

“SJW Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in SJW Common Shares or the value of which is determined with reference to the value of SJW Common Shares, whether granted under any SJW Stock Plan or otherwise.

“SJW Personnel” means any current or former director, officer, consultant or employee of SJW or any SJW Subsidiary.

“SJW Restricted Share Unit” means any restricted stock unit that is (i) subject to service-based vesting (and is not subject to performance-based vesting) and (ii) payable in SJW Common Shares or the value of which is determined with reference to the value of SJW Common Shares, whether granted under any SJW Stock Plan or otherwise.

“SJW Stock Plan” means the SJW Long-Term Stock Incentive Plan, including any programs thereunder.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Cuts and Jobs Act” means Pub. L. No. 115-97, as enacted on December 22, 2017.

“Tax Law” means Laws in respect of Taxes.

“Tax Return” means any return, declaration, statement, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Treasury Regulations” means regulations promulgated by the IRS under the Code.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any Law defined or referred to herein means such Law as amended, modified or supplemented as of the applicable date or period of time. Any Contract defined or referred to herein means such Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The words “made available” and words of similar import, with respect to SJW or CTWS, refer to documents which were, at least one day prior to the execution of this Agreement, (i) posted to the data site maintained by such party or its Representatives in connection with the transactions contemplated by this Agreement or (ii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day (it being agreed that this clause (ii) shall not apply to Sections 5.02(c) and 5.03(d)). All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified. The parties agree that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date (and be deemed to mean “as of immediately prior to the execution and delivery of the Original Merger Agreement”), (b) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were made in the Original Merger Agreement and (c) each reference to “this Agreement” in the representations and warranties set forth in Article III and Article IV shall refer to “the Original Merger Agreement”, in each of cases (a), (b) and (c), unless expressly specified otherwise in this Agreement.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and each such counterpart shall be deemed an original instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, taken together with the SJW Disclosure Letter, the CTWS Disclosure Letter and the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior and contemporaneous agreements (including the Original Merger Agreement), negotiations, understandings, and representations and warranties, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for Section 6.12 and, in the event the Effective Time occurs, Article II, Sections 6.05 and 6.06 is not intended to confer, and does not confer, upon any Person other than the parties any rights or remedies.

(b) Except for the representations and warranties contained in Article III, CTWS acknowledges and agrees that (i) that none of SJW, Merger Sub, the SJW Subsidiaries or any other Person on behalf of SJW has made or makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) CTWS expressly disclaims, and has not relied and is not relying on, any representations or warranties regarding SJW, Merger Sub, the SJW Subsidiaries or their respective Affiliates or Representatives other than those contained in Article III. Except for the representations and warranties contained in Article IV, SJW and Merger Sub acknowledge and agree that (i) none of CTWS, the CTWS Subsidiaries or any other Person on behalf of CTWS has made or makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) SJW and Merger Sub expressly disclaim, and have not relied and are not relying on, any representations or warranties regarding CTWS, the CTWS Subsidiaries or their respective Affiliates or Representatives other than those contained in Article IV.

Section 9.08 GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF CONNECTICUT ARE MANDATORILY APPLICABLE TO THE MERGER, THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS, RULES OR PRINCIPLES THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10 Specific Enforcement; Consent to Jurisdiction.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (i) of Section 9.10(b), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

Section 9.11 Waiver of Jury Trial. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or other proceeding, seek to enforce the foregoing waiver, (ii) understands and has considered the implications of this waiver, (iii) makes this waiver voluntarily and (iv) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SJW GROUP

by	/s/ Eric W. Thornburg
Name: Eric W. Thornburg
Title: Chairman, Chief Executive Officer and President

HYDRO SUB, INC.

by	/s/ James P. Lynch
Name: James P. Lynch
Title: President, Treasurer and Secretary

CONNECTICUT WATER SERVICE, INC.

by	/s/ David C. Benoit
Name: David C. Benoit
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Index of Defined Terms

Term	Section
Acquisition Agreement	5.02(b)
Adjusted DSU Award	6.05(a)(iv)
Adjusted RSU Award	6.05(a)(ii)
Agreement	Introduction
Amended and Restated Agreement	Introduction
Assumed PCU Award	6.05(a)(iii)(2)
Assumed PSU Award	6.05(a)(i)(2)
Book-Entry Shares	2.01(a)
Cancelled CTWS Common Shares	2.01(b)
CBCA	1.01
Certificate	2.01(a)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Collective Bargaining Agreement	3.12(a)
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing CTWS Directors	Exhibit A (d)
Continuing SJW Directors	Exhibit A (d)
Contract	3.05(a)
Covered Period	6.17(a)
CPUC	3.07(a)
CTWS	Introduction
CTWS $1 Par Preference Shares	4.03(a)
CTWS $16 Par Preferred Shares	4.03(a)
CTWS $20 Par Preferred Shares	4.03(a)
CTWS $25 Par Preferred Shares	4.03(a)
CTWS Acceptable Confidentiality Agreement	5.03(a)
CTWS Adverse Recommendation Change	5.03(c)
CTWS Board	Recitals
CTWS Bylaws	4.01
CTWS Capital Stock	4.03(a)
CTWS Charter	4.01
CTWS Common Shares	2.01(a)
CTWS Common Stock	2.01(a)
CTWS Compensation Committee	5.01(b)(iv)
CTWS Disclosure Letter	Article IV
CTWS Dividend Reinvestment Plan	2.03
CTWS Employees	6.17(a)
CTWS Expense Reimbursement	6.07(d)
CTWS Financial Advisor	4.22
CTWS Indemnified Parties	6.06(a)
CTWS Leased Property	4.19(b)
CTWS Leases	4.19(b)
CTWS Material Contract	4.18(b)
CTWS Non-Regulated Property	4.19(b)
CTWS Notice of Recommendation Change	5.03(c)
CTWS Owned Property	4.19(b)
CTWS Permits	4.15

Index-1

Term	Section
CTWS Preferred Share Redemption	6.01(e)
CTWS Preferred Shares	4.03(a)
CTWS Property	4.19(b)
CTWS Property Easements	4.19(c)
CTWS Qualified Plan	4.11(c)
CTWS Recommendation	4.04(a)
CTWS Regulatory Approvals	4.05(b)
CTWS Reporting Documents	4.06(a)
CTWS Shareholder Approval	4.04(a)
CTWS Shareholders Meeting	4.04(a)
CTWS Subsidiaries	4.01
CTWS Takeover Proposal	5.03(f)
CTWS Termination Fee	6.07(b)
CTWS Voting Debt	4.03(b)
CTWS Water Rights	4.16
D&O Insurance	6.06(c)
Debt Financing	6.12(a)
DGCL	3.03(c)
DOJ	6.03(c)(i)
Effective Time	1.03
End Date	8.01(b)(i)
Environmental Claims	3.17
Environmental Law	3.17
Environmental Permits	3.17(b)
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(a)
Excluded Disclosure	Article III
Execution Date	Introduction
Filed CTWS Reporting Documents	Article IV
Filed SJW Reporting Documents	Article III
Final Order	7.01(d)
Form S-4	3.05(b)
FTC	6.03(c)(i)
GAAP	3.06(b)
Go-Shop Period	5.03 (a)
Governmental Entity	3.05(b)
HSR Act	3.05(b)
Intellectual Property	3.20
Intended Tax Treatment	6.08(a)
Investment Company Act	3.24
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Labor Organization	3.12(a)
Legal Restraints	7.01(e)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Materials of Environmental Concern	3.17
Maximum Amount	6.06(c)
Merger	1.01

Index-2

Term	Section
Merger Consideration	2.01(a)
Merger Sub	Introduction
MPUC	3.05(b)
Multiemployer Plan	3.11(e)
No-Shop Period Start Time	5.03(b)
NYSE	2.02(f)
Original Execution Date	Introduction
Original Merger Agreement	Introduction
PBGC	3.11(d)
Permits	3.15
PUCT	3.07(a)
PURA	3.05(b)
Regulated CTWS Subsidiaries	4.07(a)
Regulated SJW Subsidiaries	3.07(a)
Release	3.17
Representatives	5.02(a)
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04(a)
SJW	Introduction
SJW 401(k) Plan	5.01(a)(i)
SJW Acceptable Confidentiality Agreement	5.02(a)
SJW Adverse Recommendation Change	5.02(b)
SJW Board	Recitals
SJW Bylaws	3.01
SJW Capital Stock	3.03(a)
SJW Charter	3.01
SJW Common Share Closing VWAP	2.02(f)
SJW Common Shares	2.01(a)
SJW Deferred Share Units	3.03(a)(i)
SJW Deferred Shares	3.03(a)(i)
SJW Disclosure Letter	Article III
SJW ESPP	3.03(a)
SJW Expense Reimbursement	6.07(e)
SJW Financial Advisor	3.22
SJW Leased Property	3.19(b)
SJW Leases	3.19(b)
SJW Material Contract	3.18(a)
SJW Non-Regulated Property	3.19(b)
SJW Notice of Recommendation Change	5.02(b)
SJW Owned Property	3.19(b)
SJW Permits	3.15
SJW Preferred Shares	3.03(a)
SJW Property	3.19(b)
SJW Property Easements	3.19(c)
SJW Qualified Plan	3.11(c)
SJW Recommendation	3.04(a)
SJW Regulatory Approvals	3.05(b)
SJW Reporting Documents	3.06(a)
SJW Stockholder Approval	3.04(a)
SJW Stockholders Meeting	3.04(a)

Index-3

Term	Section
SJW Subsidiaries	3.01
SJW Takeover Proposal	5.02(e)
SJW Termination Fee	6.07(c)
SJW Voting Debt	3.03(d)
SJW Water Rights	3.16
SOX	3.06(b)
State Approvals	3.05(b)
Superior CTWS Proposal	5.03(f)
Superior SJW Proposal	5.02(e)
Surviving Corporation	1.01
Vested Performance Cash Units	6.05(a)(iii)(1)
Vested Performance Share Units	6.05(a)(i)(1)
Voting Agreements	Recitals

Index-4

EXHIBIT A

Governance Matters

(a) SJW Corporate Name. From and after the Effective Time, the name of SJW shall be “SJW Group”. Within two years following the Effective Time, SJW will change its name to a name reflecting the Combined Company and not specific to any of the SJW Subsidiaries or CTWS Subsidiaries.

(b) CTWS Corporate Name. From and after the Effective Time, the name of the Surviving Corporation shall be “Connecticut Water Service, Inc.”

(c) Headquarters. From and after the Effective Time, SJW shall have dual headquarters with Clinton, Connecticut as the New England Region headquarters and San Jose, California as the corporate headquarters.

(d) Board of Directors. SJW shall take all necessary action to cause, effective at the Effective Time, the SJW Board to consist of 12 individuals, including seven directors selected by SJW (the “Continuing SJW Directors”), one of whom shall be the individual specified in clause (f) below and each of whom shall be a director of SJW as of the date of this Agreement unless otherwise approved by CTWS, and five directors selected by CTWS (the “Continuing CTWS Directors”), one of whom shall be the individual specified in clause (e) below, each of whom shall be a director of CTWS as of the date of this Agreement unless otherwise approved by SJW. SJW will amend the SJW Bylaws, effective at the Effective Time, to provide that, unless otherwise determined by the affirmative vote of at least 75% of the entire SJW Board, in connection with each SJW stockholder meeting at which directors of SJW are elected from and after the Effective Time until December 31, 2020, (i) the Continuing SJW Directors shall have the exclusive authority to nominate, on behalf of the SJW Board, directors for election to fill the board seats held by the Continuing SJW Directors and (ii) the Continuing CTWS Directors shall have the exclusive authority to nominate, on behalf of the SJW Board, directors for election to fill the board seats held by the Continuing CTWS Directors. At the Effective Time or as promptly as reasonably practicable thereafter, SJW shall cause the boards of directors of each of its subsidiaries that is subject to regulation as a public utility or public service company (including those of the Surviving Corporation) to have the same membership as the SJW Board.

(e) Lead Independent Director. SJW shall take all necessary action to cause, effective at the Effective Time, one of the Continuing CTWS Directors, as designated by CTWS, to be appointed as Lead Independent Director of the SJW Board. If such Lead Independent Director designee is not a member of the CTWS Board immediately prior to the Effective Time, CTWS shall choose one of the Continuing CTWS Directors to serve as the Lead Independent Director of the SJW Board. From and after the Effective Time until December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire SJW Board, the Continuing CTWS Directors shall be delegated the authority to choose a Continuing CTWS Director to serve as the Lead Independent Director.

(f) Chairman, Chief Executive Officer and President. SJW shall take all necessary action to cause, effective at the Effective Time, Eric W. Thornburg to continue as the Chairman, Chief Executive Officer and President of SJW. If Eric W. Thornburg is not the Chairman, Chief Executive Officer and President of SJW immediately prior to the Effective Time, the SJW Board shall determine (after consulting in good faith with the CTWS Board regarding potential candidates) who shall serve as the Chairman, Chief Executive Officer and President of SJW in accordance with the SJW Bylaws.

(g) Other Officers. SJW and the Surviving Corporation shall take all necessary action to appoint, effective at the Effective Time, the persons listed in the table below to the positions indicated after their respective names. If any such person is not employed by CTWS immediately prior to the Effective Time, SJW shall determine who shall serve in such position (after consulting in good faith with the CTWS Board and management regarding potential candidates).

A-1

Name	Title
David C. Benoit	President of New England Region and Connecticut Subsidiary

Richard L. Knowlton	President of Maine Subsidiary

Kristen A. Johnson	Chief Human Resource Officer of SJW and its subsidiaries

Maureen P. Westbrook	Senior Vice President of External Affairs of SJW and its subsidiaries

Craig J. Patla	Vice President, Operations for the New England Region

Robert Doffek	Vice President, Controller for the New England Region

David C. Benoit shall continue as the President of New England Region and Connecticut Subsidiary following the Effective Time until at least December 31, 2020 unless otherwise determined by the affirmative vote of at least 75% of the entire SJW Board.

All other officers of the Surviving Corporation and its subsidiaries, effective as of the Effective Time, shall be the existing officers of CTWS and its respective subsidiaries as of immediately prior to the Effective Time. SJW and the Surviving Corporation shall take all necessary action to cause such determinations to become effective at the Effective Time.

(h) SJW Charter and SJW Bylaws. Prior to the Effective Time, SJW shall file with the Secretary of State of the State of Delaware an amendment to the SJW Charter to effect the SJW Charter Amendment in the form attached to this Agreement as Exhibit B. Effective upon the Closing, the SJW Board shall amend and restate the SJW Bylaws to add a new Article VII in the form attached to this Agreement as Exhibit C.

A-2

EXHIBIT B

Form of SJW Charter Amendment

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SJW GROUP

SJW Group, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article IV of the Corporation’s Certificate of Incorporation is hereby amended by deleting the text of the first two paragraphs of Article IV and substituting the following therefor:

The total number of shares of stock that the Corporation shall have authority to issue is 73,000,000, consisting of the following:

72,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

B-1

IN WITNESS WHEREOF, SJW Group has caused this Certificate to be duly executed in its corporate name this ___ day of ____________, ______.

SJW GROUP

By:

Name:
Title:

B-2

EXHIBIT C

Form of SJW Bylaws Amendment

ARTICLE VII

CERTAIN GOVERNANCE MATTERS.

1. Definitions1. . The following definitions shall apply to this Article VII and as otherwise applicable in these Bylaws:

(a) The term “Continuing CTWS Directors” means the five (5) individuals on the Board of Directors who were directors of Connecticut Water Service, Inc. immediately prior to the Effective Time, and their replacement directors who take office after the Effective Time as a result of being nominated or appointed to the Board of Directors in accordance with this Article VII.

(a) The term “Continuing SJW Directors” means the seven (7) individuals on the Board of Directors who were directors of the Corporation immediately prior to the Effective Time, and their replacement directors who take office after the Effective Time as a result of being nominated or appointed to the Board of Directors in accordance with this Article VII.

(b) The term “Effective Time” means [___________].1

(c) The term “Nomination of Directors Policies” means the Corporation’s Amended and Restated Policies and Procedures of the Nominating & Governance Committee for Nominations for Director, as approved by the Board of Directors on November 15, 2016, as it may be further amended from time to time.

2. Composition of the Board.

(a) From and after the Effective Time until the termination of the term of office that commences upon the close of the annual stockholder meeting at which directors of the Corporation are elected during the calendar year ended December 31, 2020, unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, the Board of Directors shall be comprised of twelve (12) directors, of which seven (7) directors will be the Continuing SJW Directors and five (5) directors will be the Continuing CTWS Directors.

(b) Unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, in connection with each annual or special stockholder meeting at which directors of the Corporation are elected, from and after the Effective Time until December 31, 2020, (i) the Continuing SJW Directors shall have the exclusive power and authority to nominate, on behalf of the Board of Directors, directors for election to fill each board seat held by the Continuing SJW Directors and (ii) the Continuing CTWS Directors shall have the exclusive power and authority to nominate, on behalf of the Board of Directors, directors for election to fill each board seat held by the Continuing CTWS Directors, subject, in the case of each of (i) and (ii), to each such nominee having the qualifications required of directors by the Nomination of Directors Policies. For the avoidance of doubt, nothing in these Bylaws shall prohibit a Continuing CTWS Director or a Continuing SJW Director from continuing to serve on or be nominated for election to the Board of Directors following December 31, 2020.

(c) The Corporation shall use its best efforts to obtain the election of the nominees and re-election, as applicable, of the Continuing SJW Directors and the Continuing CTWS Directors by the stockholders of the Corporation. The Corporation shall not call a special meeting in which the removal of any Continuing CTWS Director would be proposed (other than as required pursuant to a valid shareholder action under Section 141 of the DGCL and Section 4 of Article I of these Bylaws).

[1]	To be the Closing Date of the Merger as determined pursuant to the Merger Agreement.

C-1

3. Vacancies. From and after the Effective Time until the termination of the term of office that commences upon the close of the annual stockholder meeting at which directors of the Corporation are elected during the calendar year ended December 31, 2020, unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, (i) all vacancies on the Board of Directors created by the cessation of service of a Continuing SJW Director shall be filled by a nominee or appointee selected by the Continuing SJW Directors, and the Continuing SJW Directors shall have the exclusive power and authority of the Board of Directors to fill all such vacancies, and (ii) all vacancies on the Board of Directors created by the cessation of service of a Continuing CTWS Director shall be filled by a nominee or appointee selected by the Continuing CTWS Directors, and the Continuing CTWS Directors shall have the exclusive power and authority of the Board of Directors to fill all such vacancies, subject, in the case of each of (i) and (ii), to each such nominee having the qualifications required of directors by the Nomination of Directors Policies.

4. Lead Independent Director; President of New England Region and Connecticut Subsidiary.

(a) From and after the Effective Time until December 31, 2020, unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, the Continuing CTWS Directors shall be delegated the Board’s authority to select the Lead Independent Director from among the Continuing CTWS Directors. Any Continuing CTWS Director selected to be the Lead Independent Director shall qualify as independent under the applicable standards of the New York Stock Exchange and the policies of the Corporation. For the avoidance of doubt, nothing in these Bylaws shall prohibit a Continuing CTWS Director from continuing to serve as the Lead Independent Director following December 31, 2020.

(b) From and after the Effective Time until December 31, 2020, unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, the Chief Executive Officer of CTWS as of the Effective Time shall continue as President of the New England Region and Connecticut Subsidiary. For the avoidance of doubt, nothing in these Bylaws shall prohibit such person from continuing to serve as President of New England Region and Connecticut Subsidiary following December 31, 2020.

5. Amendments. From and after the Effective Time until December 31, 2020, the provisions of this Article VII (including, for the avoidance of doubt, this Section 5) may be amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article VII may be adopted, only by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors. In the event of any inconsistency between any other provision of these Bylaws and any provision of this Article VII, the provisions of this Article VII shall control. After December 31, 2020, this Article VII shall automatically and without further action by the Board of Directors, the Corporation or any other person become void and be of no further force and effect. The Corporation shall not, directly or indirectly, support any proposal, take any action, or omit to take any action that would, in any case, be inconsistent with this Article VII, including without limitation any inconsistent amendment to the Nomination of Directors Policies.

C-2

Annex B

March 14, 2018

The Board of Directors

SJW Group

110 West Taylor Street,

San Jose, CA 95110

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to SJW Group, a Delaware corporation (the “Company”), of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of the Company with Connecticut Water Service, Inc., a Connecticut corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Hydro Sub, Inc., a Connecticut corporation and wholly-owned subsidiary of the Company, and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, without par value, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock owned directly or indirectly by the Company or Hydro Sub, Inc. or any of their respective subsidiaries or held directly or indirectly by Merger Partner or any of its subsidiaries, in each case immediately prior to the Effective Time (as defined in the Agreement), will be converted into the right to receive 1.1375 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated March 13, 2018 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from elimination of public company and other related costs as a result of the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or

383 Madison Avenue, Floor 42, New York, New York 10179

J.P. Morgan Securities LLC

completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Merger Partner. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

383 Madison Avenue, Floor 42, New York, New York 10179

J.P. Morgan Securities LLC

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

383 Madison Avenue, Floor 42, New York, New York 10179

J.P. Morgan Securities LLC

Annex C

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, NC 28202

March 14, 2018

CONFIDENTIAL

The Board of Directors

Connecticut Water Service, Inc.

93 West Main Street

Clinton, CT 06413

Members of the Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Connecticut Water Service, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of outstanding shares of common stock, without par value, of the Company (the “Company Common Stock”) of the Exchange Ratio (defined below) in the Merger (defined below) pursuant to an Agreement and Plan of Merger, (the “Agreement”) to be entered into among the Company, SJW Group (the “Merger Partner”) and Hydro Sub, Inc., a wholly owned subsidiary of the Merger Partner (“Merger Sub”). The Agreement provides for, among other things, the merger of the Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company, the Merger Partner, the Merger Sub or any of their respective subsidiaries (in each case, other than shares of Company Common Stock held on behalf of third parties) immediately prior to the effective time of the Merger (collectively, the “Excluded Shares”), will be converted into the right to receive 1.1375 (the “Exchange Ratio”) shares of the common stock, par value $0.001 per share, of the Merger Partner (the “Merger Partner Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have:

•	reviewed a draft, dated March 13, 2018, of the Agreement;

•	reviewed certain publicly available business and financial information relating to the Company and the Merger Partner;

•	reviewed certain other information relating to the Company and the Merger Partner, including financial forecasts for the Company for the fiscal years ending December 31, 2018 through December 31, 2022 prepared and provided to us by the management of the Company (the “Company Projections”), financial forecasts for the Merger Partner for the fiscal years ending December 31, 2018 through December 31, 2022 prepared and provided to us by the management of the Merger Partner, as approved by the management of the Company for use in our opinion (the “Merger Partner Projections”);

•	discussed with the managements of the Company and the Merger Partner the respective businesses and prospects of the Company and the Merger Partner;

•	compared certain financial and stock market data of the Company and certain financial data of the Merger Partner with similar data for other companies with publicly traded equity securities in businesses that we deemed relevant; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information, and we have assumed and relied upon such information being complete and accurate in all respects. We have been advised and, at your direction, have assumed, that the Company Projections and the Merger Partner Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Merger Partner as to the respective future financial performance of the Company and the Merger Partner. At your direction, we have further assumed that the Company Projections and Merger Partner Projections are a reasonable basis upon which to evaluate the Company, the Merger Partner and the Merger and have used and relied upon such forecasts for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections and the Merger Partner Projections or the assumptions upon which they are based.

For purposes of our analyses and this opinion we have, at your direction, assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Merger Partner or the contemplated benefits of the Merger that is material to our analyses or opinion. We have also assumed that the Merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or opinion and that the final form of the Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. In addition, we have not been requested to make, and have not made, an independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Merger Partner, nor have we been furnished with any such evaluations or appraisals. We have undertaken no independent analysis of any potential or actual litigation or claims, regulatory action, possible unasserted claims or other contingent assets or liabilities, to which the Company or the Merger Partner is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Merger Partner is or may be a party or is or may be subject.

Our opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Shares, of the Exchange Ratio in the Merger pursuant to the Agreement and does not address any other aspect or implication (financial or otherwise) of the Merger, or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice. We have assumed that the Company has or will obtain such advice or opinions from appropriate professional sources.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Merger. We are also not expressing any opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock may be traded at any time.

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Wells Fargo Securities has acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Merger. We will also receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement.

We and our affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of this opinion, neither we nor our affiliates have had any other material investment, commercial banking or financial advisory relationships with the Company or the Merger Partner. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Merger Partner and/or certain of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and our affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing this opinion.

This opinion is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to the Board or any holder of Company Common Stock as to how such holder should vote or act on any matter relating to the proposed Merger. The issuance of this opinion has been approved by an authorized committee of Wells Fargo Securities.

Based upon and subject to the foregoing, and our experience as investment bankers, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Shares.

Very truly yours,

WELLS FARGO SECURITIES, LLC

Annex D

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SJW GROUP

SJW Group, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article IV of the Corporation’s Certificate of Incorporation is hereby amended by deleting the text of the first two paragraphs of Article IV and substituting the following therefor:

The total number of shares of stock that the Corporation shall have authority to issue is 73,000,000, consisting of the following:

72,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, SJW Group has caused this Certificate to be duly executed in its corporate name this          day of                 ,             .

SJW GROUP

By:
Name:
Title:

Annex E

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 14, 2018, is entered into by and between SJW Group, a Delaware corporation (“SJW”) and George Edward Moss, as Trustee for the George Edward Moss Revocable Trust dated August 18, 1982 (“Stockholder”), a stockholder of SJW, and not in his individual capacity.

WHEREAS, concurrently with the execution of this Agreement, SJW, Hydro Sub, Inc., a Connecticut corporation (“Merger Sub”) and Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, Stockholder is the beneficial owner of 1,083,980 shares of common stock, $0.001 par value, of SJW (the “Shares”) (such Shares, together with any other Shares that are acquired by the Stockholder after the date hereof, being collectively referred to herein as the “Covered Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CTWS has required that SJW and Stockholder enter into this Agreement and, in order to induce CTWS to enter into the Merger Agreement, SJW and Stockholder are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Agreements of Stockholder.

(a)	Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at each meeting of the stockholders of SJW however called (and each action by written consent in lieu of a meeting) and each postponement or adjournment thereof, Stockholder shall vote all Covered Shares owned by Stockholder (or cause such Covered Shares to be voted) or (as appropriate) execute written consents in respect thereof: (i) in favor of the Share Issuance; (ii) in favor of the SJW Charter Amendment; (iii) in favor of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes to approve the Share Issuance or the SJW Charter Amendment; (iv) in favor of any other matter considered at any such meeting of the SJW stockholders that the SJW Board has (A) determined is necessary or desirable for the consummation of the Merger, (B) disclosed in the Joint Proxy Statement or other written materials distributed to all SJW stockholders and (C) recommended that the SJW stockholders approve or adopt; (v) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of SJW in the Merger Agreement; (vi) against any SJW Takeover Proposal; and (vii) against any agreement (including, without limitation, any amendment of any agreement), amendment of the SJW Charter (other than the SJW Charter Amendment) or SJW Bylaws (other than as contemplated by Exhibit A of the Merger Agreement) or other action that would delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(b)	Proxy. Solely in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting pursuant to Section 1(a), Stockholder hereby irrevocably (until the termination of this Agreement in accordance with its terms) grants to and appoints SJW as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to represent, vote and otherwise act (by voting at any meeting of the SJW stockholders, by written consent in lieu thereof or otherwise) with respect to the Covered Shares regarding the matters referred to in Section 1(a) until the termination of this Agreement in accordance with its terms, to the same extent and with the same effect as Stockholder might or could do under applicable Law. The proxy granted pursuant to this Section 1(b) is coupled with an interest and shall be irrevocable until the termination of this Agreement in accordance with its terms. Until the termination of this Agreement in accordance with its terms, Stockholder will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of Stockholder’s Shares that may have heretofore been appointed or granted with respect to the matters referred to in this Section 1(b), and prior to the termination of this Agreement in accordance with its terms no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by Stockholder, except as required by any election form or letter of transmittal in connection with the Merger, or in connection with Stockholder voting by proxy at the meeting of the SJW stockholders as contemplated by Section 1(a). Notwithstanding the foregoing, this proxy shall terminate upon termination of this Agreement in accordance with its terms.

(c)	Restriction on Transfer; Proxies; Non-Interference; Etc. From the date hereof until any termination of this Agreement in accordance with its terms, Stockholder shall not, directly or indirectly: (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Covered Shares (or any right, title or interest thereto or therein) (each, a “Transfer”); (ii) deposit any Covered Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Covered Shares; (iii) otherwise permit any Liens to be created on any Covered Shares; (iv) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of its obligations under this Agreement; or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses, in each case of this Section 1(c), other than (A) in respect of the Merger or (B) in connection with bona fide estate planning purposes for the benefit of Stockholder’s affiliates or beneficiaries. Notwithstanding the foregoing, Stockholder may Transfer any or all of the Covered Shares in accordance with the distribution provisions of Stockholder’s Declaration of Trust; provided, however, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is transferred shall have executed and delivered to SJW a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 1(c) shall be null and void and of no effect.

(d)

No Solicitation. From the date hereof until any termination of this Agreement in accordance with its terms, Stockholder shall not, directly or indirectly: (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any SJW Takeover Proposal; (ii) other than to inform any Person of the existence of this Section 1(d), participate in any discussions or negotiations with any third party regarding any SJW Takeover Proposal; or (iii) enter into any agreement related to any SJW Takeover Proposal; provided, however, that Stockholder may, and may authorize and permit any Representative of Stockholder to, take any actions to the extent SJW is permitted to take such actions under Section 5.02 of the Merger Agreement, including providing non-public information to, and participating in discussions or negotiations with, any Person if at such time Stockholder has been notified by SJW that the SJW Board is permitted to take such actions in accordance with Section 5.02 of the Merger Agreement.

(e)	Information for Joint Proxy Statement; Publication.

(i)	Stockholder hereby authorizes CTWS, SJW and Merger Sub to publish and disclose in the Joint Proxy Statement, any other filing with any Governmental Entity or national securities exchange required to be made in connection with the Merger, any other disclosure required by applicable Law in connection with the Merger or any press release issued by SJW or CTWS in connection with the Merger, its identity and ownership of Covered Shares and the nature of its commitments, arrangements and understandings under this Agreement; provided, that in advance of any such publication or disclosure, Stockholder shall be afforded a reasonable opportunity to review and comment on (which comments shall be considered in good faith) the references to Stockholder contained in such publication or disclosure. Stockholder agrees to promptly provide to SJW and CTWS any information they may reasonably require for the preparation of any such publication or disclosure.

(ii)	Except as required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, no Stockholder shall issue or cause the publication of any press release or make any other public announcement (to the extent not previously issued or made in accordance the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated thereby without the prior consent of SJW (not to be unreasonably withheld or delayed). Stockholder shall provide SJW with a reasonable opportunity to review and comment on (which comments shall be considered in good faith) the amendment on Schedule 13D to be filed by Stockholder with the Securities and Exchange Commission under the Exchange Act in connection with this Agreement.

(f)	Notices of Certain Events. Stockholder shall promptly notify SJW of (i) any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of Stockholder set forth in this Agreement to no longer be true and correct or (ii) the failure by Stockholder to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by Stockholder under this Agreement.

2.	Representations and Warranties of Stockholder. Stockholder hereby, severally and not jointly, represents and warrants to SJW as follows:

(a)	Binding Agreement.

(i)	Stockholder has the power, including the requisite trust power, and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement and to perform fully his obligations hereunder.

(ii)	The execution and delivery of this Agreement by Stockholder and the performance of its obligations hereunder have been duly and validly authorized and approved by Stockholder. No other proceedings on the part of Stockholder are necessary to authorize the execution and delivery of this Agreement and the performance by Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by SJW, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application, now or hereinafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b)

Consents and Approvals; No Violations; Non-Contravention. Except for filings under the Exchange Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Stockholder of its obligations under this Agreement, other than such other consents, approval, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by Stockholder nor the consummation by Stockholder of its obligations under this Agreement, nor compliance by Stockholder with any of the terms or provisions hereof or thereof, will (i) violate or conflict with any provision of the organizational documents of Stockholder or (ii) (A) violate any Law applicable to Stockholder, (B) violate any provision of any decree, order or judgment applicable to Stockholder or (C) result in a breach or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon the Covered Shares, under, any of the terms, conditions or provisions of any Contract to which Stockholder is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, accelerations and Liens as, individually and in the aggregate, would not reasonably be expected to prevent or materially delay or impair Stockholder’s ability to perform its obligations hereunder.

(c)	Ownership of Shares. Stockholder is the beneficial owner of 1,083,980 Shares, free and clear of any Liens and proxy and any restriction on the right to vote, sell or otherwise dispose of such Shares, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States. Without limiting the foregoing, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, Stockholder has due power and authority to vote and dispose of all of its Covered Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any of its Covered Shares. As of the date hereof, Stockholder does not own, beneficially or of record, any voting securities of SJW (or any securities convertible or exchangeable for, or rights to purchase or acquire, any voting securities of SJW) other than the number of Shares which constitute its Covered Shares.

3.	Termination. This Agreement shall terminate on the first to occur of: (a) the written agreement executed by the parties hereto to terminate this Agreement; (b) the termination of the Merger Agreement in accordance with its terms; (c) the approval of the stockholders of SJW of the Share Issuance and the SJW Charter Amendment; (d) the entry, without the prior written consent of the Stockholder, into any amendment or modification to the Merger Agreement that results in (i) an increase in the Exchange Ratio or the Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (ii) a change in the form of Merger Consideration; and (e) a SJW Adverse Recommendation Change. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for breach of this Agreement.

4.	Miscellaneous.

(a)	Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Stockholder in its capacity as an owner of Covered Shares and that nothing in this Agreement shall in any way restrict or limit any affiliate of Stockholder from taking or authorizing any action or inaction in his or her capacity as a director, officer, trustee or other fiduciary of SJW, any Subsidiary thereof or any other Person, or of any employee benefit plan of SJW, including, without limitation, if applicable, participating in his or her capacity as a director or officer of SJW in any discussions or negotiations in accordance with Section 5.02 of the Merger Agreement.

(b)	Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)	Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify SJW of the number of Shares, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any Shares as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Covered Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of SJW affecting the Shares, the number of Shares constituting Covered Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of SJW issued to Stockholder in connection therewith.

(d)	Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “beneficially own”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)	Further Assurances. From time to time, at the request of SJW and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)	Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder; provided, however, that CTWS is hereby made an express third-party beneficiary of, and is entitled to specifically enforce the obligations set forth in, this Section 4(f), Section 3, Section 4(h) and Section 4(o).

(g)	Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4(g) shall be null and void.

(h)	Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto; provided, however, that notwithstanding anything to the contrary set forth herein, this Section 4(h), Section 3 and Section 4(f) (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated without the prior written consent of CTWS. Any party to this Agreement may, subject to Law: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; (iii) waive compliance by the other party with any of the agreements contained herein; or (iv) except as otherwise provided herein, waive any of such party’s conditions. No failure or delay by SJW in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

(j)	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and each such counterpart shall be deemed an original instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

(k)	Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to SJW to:

SJW Group

110 West Taylor Street

San Jose, CA 95110

Phone:          (408) 279-7800

Email:          legal@sjwater.com

Attention:    Suzy Papazian, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Phone:         (650) 470-4500

Email:          leif.king@skadden.com; kenton.king@skadden.com;

                      pankaj.sinha@skadden.com

Attention:    Leif B. King

            Kenton J. King

            Pankaj K. Sinha

if to Stockholder to:

George Edward Moss Revocable Trust dated August 18, 1982

4360 Worth Street

Los Angeles, CA 90063

Attention:      George Edward Moss

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Phone:          (858) 720-8943

Facsimile:    (858) 509-3691

Attention:    John D. Tishler, Esq.

(m)

Drafting. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(n)	Reliance. Stockholder understands and acknowledges that SJW, Merger Sub and CTWS are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(o)	Governing Law; Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.

(i)	THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS, RULES OR PRINCIPLES THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

(ii)	Each of the parties (A) consents to submit to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

(iii)	EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 4(o)(iii).

(iv)	The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (A) of the first sentence of Section 4(o)(ii), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SJW GROUP

By:	/s/ James P. Lynch
Name: James P. Lynch
Title: Chief Financial Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:

George Edward Moss Revocable Trust dated August 18, 1982

By:	/s/ George Edward Moss
Name: George Edward Moss
Title: Trustee

[Signature Page to Voting and Support Agreement]

Annex F

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 14, 2018, is entered into by and between SJW Group, a Delaware corporation (“SJW”) and Robert A. Van Valer, as Trustee for the Nonexempt Trust created under the Roscoe Moss Jr. Revocable Trust dated March 24, 1982 and the Exempt Trust created under the Roscoe Moss Jr. Revocable Trust dated March 24, 1982 (“Stockholder”), a stockholder of SJW, and not in his individual capacity.

WHEREAS, concurrently with the execution of this Agreement, SJW, Hydro Sub, Inc., a Connecticut corporation (“Merger Sub”) and Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, Stockholder is the beneficial owner of 2,137,868 shares of common stock, $0.001 par value, of SJW (the “Shares”) (such Shares, together with any other Shares that are acquired by the Stockholder after the date hereof, being collectively referred to herein as the “Covered Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CTWS has required that SJW and Stockholder enter into this Agreement and, in order to induce CTWS to enter into the Merger Agreement, SJW and Stockholder are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Agreements of Stockholder.

(a)	Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at each meeting of the stockholders of SJW however called (and each action by written consent in lieu of a meeting) and each postponement or adjournment thereof, Stockholder shall vote all Covered Shares owned by Stockholder (or cause such Covered Shares to be voted) or (as appropriate) execute written consents in respect thereof: (i) in favor of the Share Issuance; (ii) in favor of the SJW Charter Amendment; (iii) in favor of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes to approve the Share Issuance or the SJW Charter Amendment; (iv) in favor of any other matter considered at any such meeting of the SJW stockholders that the SJW Board has (A) determined is necessary or desirable for the consummation of the Merger, (B) disclosed in the Joint Proxy Statement or other written materials distributed to all SJW stockholders and (C) recommended that the SJW stockholders approve or adopt; (v) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of SJW in the Merger Agreement; (vi) against any SJW Takeover Proposal; and (vii) against any agreement (including, without limitation, any amendment of any agreement), amendment of the SJW Charter (other than the SJW Charter Amendment) or SJW Bylaws (other than as contemplated by Exhibit A of the Merger Agreement) or other action that would delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(b)	Proxy. Solely in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting pursuant to Section 1(a), Stockholder hereby irrevocably (until the termination of this Agreement in accordance with its terms) grants to and appoints SJW as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to represent, vote and otherwise act (by voting at any meeting of the SJW stockholders, by written consent in lieu thereof or otherwise) with respect to the Covered Shares regarding the matters referred to in Section 1(a) until the termination of this Agreement in accordance with its terms, to the same extent and with the same effect as Stockholder might or could do under applicable Law. The proxy granted pursuant to this Section 1(b) is coupled with an interest and shall be irrevocable until the termination of this Agreement in accordance with its terms. Until the termination of this Agreement in accordance with its terms, Stockholder will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of Stockholder’s Shares that may have heretofore been appointed or granted with respect to the matters referred to in this Section 1(b), and prior to the termination of this Agreement in accordance with its terms no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by Stockholder, except as required by any election form or letter of transmittal in connection with the Merger, or in connection with Stockholder voting by proxy at the meeting of the SJW stockholders as contemplated by Section 1(a). Notwithstanding the foregoing, this proxy shall terminate upon termination of this Agreement in accordance with its terms.

(c)	Restriction on Transfer; Proxies; Non-Interference; Etc. From the date hereof until any termination of this Agreement in accordance with its terms, Stockholder shall not, directly or indirectly: (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Covered Shares (or any right, title or interest thereto or therein) (each, a “Transfer”); (ii) deposit any Covered Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Covered Shares; (iii) otherwise permit any Liens to be created on any Covered Shares; (iv) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of its obligations under this Agreement; or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses, in each case of this Section 1(c), other than (A) in respect of the Merger or (B) in connection with bona fide estate planning purposes for the benefit of Stockholder’s affiliates or beneficiaries. Notwithstanding the foregoing, Stockholder may Transfer any or all of the Covered Shares in accordance with the distribution provisions of Stockholder’s Declaration of Trust; provided, however, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is transferred shall have executed and delivered to SJW a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 1(c) shall be null and void and of no effect.

(d)

No Solicitation. From the date hereof until any termination of this Agreement in accordance with its terms, Stockholder shall not, directly or indirectly: (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any SJW Takeover Proposal; (ii) other than to inform any Person of the existence of this Section 1(d), participate in any discussions or negotiations with any third party regarding any SJW Takeover Proposal; or (iii) enter into any agreement related to any SJW Takeover Proposal; provided, however, that Stockholder may, and may authorize and permit any Representative of Stockholder to, take any actions to the extent SJW is permitted to take such actions under Section 5.02 of the Merger Agreement, including providing non-public information to, and participating in discussions or negotiations with, any Person if at such time Stockholder has been notified by SJW that the SJW Board is permitted to take such actions in accordance with Section 5.02 of the Merger Agreement.

(e)	Information for Joint Proxy Statement; Publication.

(i)	Stockholder hereby authorizes CTWS, SJW and Merger Sub to publish and disclose in the Joint Proxy Statement, any other filing with any Governmental Entity or national securities exchange required to be made in connection with the Merger, any other disclosure required by applicable Law in connection with the Merger or any press release issued by SJW or CTWS in connection with the Merger, its identity and ownership of Covered Shares and the nature of its commitments, arrangements and understandings under this Agreement; provided, that in advance of any such publication or disclosure, Stockholder shall be afforded a reasonable opportunity to review and comment on (which comments shall be considered in good faith) the references to Stockholder contained in such publication or disclosure. Stockholder agrees to promptly provide to SJW and CTWS any information they may reasonably require for the preparation of any such publication or disclosure.

(ii)	Except as required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, no Stockholder shall issue or cause the publication of any press release or make any other public announcement (to the extent not previously issued or made in accordance the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated thereby without the prior consent of SJW (not to be unreasonably withheld or delayed). Stockholder shall provide SJW with a reasonable opportunity to review and comment on (which comments shall be considered in good faith) the amendment on Schedule 13D to be filed by Stockholder with the Securities and Exchange Commission under the Exchange Act in connection with this Agreement.

(f)	Notices of Certain Events. Stockholder shall promptly notify SJW of (i) any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of Stockholder set forth in this Agreement to no longer be true and correct or (ii) the failure by Stockholder to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by Stockholder under this Agreement.

2.	Representations and Warranties of Stockholder. Stockholder hereby, severally and not jointly, represents and warrants to SJW as follows:

(a)	Binding Agreement.

(i)	Stockholder has the power, including the requisite trust power, and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement and to perform fully his obligations hereunder.

(ii)	The execution and delivery of this Agreement by Stockholder and the performance of its obligations hereunder have been duly and validly authorized and approved by Stockholder. No other proceedings on the part of Stockholder are necessary to authorize the execution and delivery of this Agreement and the performance by Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by SJW, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application, now or hereinafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b)

Consents and Approvals; No Violations; Non-Contravention. Except for filings under the Exchange Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Stockholder of its obligations under this Agreement, other than such other consents, approval, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by Stockholder nor the consummation by Stockholder of its obligations under this Agreement, nor compliance by Stockholder with any of the terms or provisions hereof or thereof, will (i) violate or conflict with any provision of the organizational documents of Stockholder or (ii) (A) violate any Law applicable to Stockholder, (B) violate any provision of any decree, order or judgment applicable to Stockholder or (C) result in a breach or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon the Covered Shares, under, any of the terms, conditions or provisions of any Contract to which Stockholder is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, accelerations and Liens as, individually and in the aggregate, would not reasonably be expected to prevent or materially delay or impair Stockholder’s ability to perform its obligations hereunder.

(c)	Ownership of Shares. Stockholder is the beneficial owner of 2,137,868 Shares, free and clear of any Liens and proxy and any restriction on the right to vote, sell or otherwise dispose of such Shares, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States. Without limiting the foregoing, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, Stockholder has due power and authority to vote and dispose of all of its Covered Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any of its Covered Shares. As of the date hereof, Stockholder does not own, beneficially or of record, any voting securities of SJW (or any securities convertible or exchangeable for, or rights to purchase or acquire, any voting securities of SJW) other than the number of Shares which constitute its Covered Shares.

3.	Termination. This Agreement shall terminate on the first to occur of: (a) the written agreement executed by the parties hereto to terminate this Agreement; (b) the termination of the Merger Agreement in accordance with its terms; (c) the approval of the stockholders of SJW of the Share Issuance and the SJW Charter Amendment; (d) the entry, without the prior written consent of the Stockholder, into any amendment or modification to the Merger Agreement that results in (i) an increase in the Exchange Ratio or the Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (ii) a change in the form of Merger Consideration; and (e) a SJW Adverse Recommendation Change. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for breach of this Agreement.

4.	Miscellaneous.

(a)	Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Stockholder in its capacity as an owner of Covered Shares and that nothing in this Agreement shall in any way restrict or limit any affiliate of Stockholder from taking or authorizing any action or inaction in his or her capacity as a director, officer, trustee or other fiduciary of SJW, any Subsidiary thereof or any other Person, or of any employee benefit plan of SJW, including, without limitation, if applicable, participating in his or her capacity as a director or officer of SJW in any discussions or negotiations in accordance with Section 5.02 of the Merger Agreement.

(b)	Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)	Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify SJW of the number of Shares, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any Shares as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Covered Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of SJW affecting the Shares, the number of Shares constituting Covered Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of SJW issued to Stockholder in connection therewith.

(d)	Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “beneficially own”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)	Further Assurances. From time to time, at the request of SJW and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)	Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder; provided, however, that CTWS is hereby made an express third-party beneficiary of, and is entitled to specifically enforce the obligations set forth in, this Section 4(f), Section 3, Section 4(h) and Section 4(o).

(g)	Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4(g) shall be null and void.

(h)	Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto; provided, however, that notwithstanding anything to the contrary set forth herein, this Section 4(h), Section 3 and Section 4(f) (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated without the prior written consent of CTWS. Any party to this Agreement may, subject to Law: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; (iii) waive compliance by the other party with any of the agreements contained herein; or (iv) except as otherwise provided herein, waive any of such party’s conditions. No failure or delay by SJW in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

(j)	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and each such counterpart shall be deemed an original instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

(k)	Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to SJW to:

SJW Group

110 West Taylor Street

San Jose, CA 95110

Phone:            (408) 279-7800

Email:             legal@sjwater.com

Attention:       Suzy Papazian, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Phone:        (650) 470-4500

Email:         leif.king@skadden.com; kenton.king@skadden.com;

                     pankaj.sinha@skadden.com

Attention:    Leif B. King

                    Kenton J. King

                    Pankaj K. Sinha

if to Stockholder to:

Roscoe Moss Jr. Revocable Trust dated March 24, 1982

4360 Worth Street

Los Angeles, CA 90063

Attention:    Robert A. Van Valer

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Phone:            (858) 720-8943

Facsimile:      (858) 509-3691

Attention:       John D. Tishler, Esq.

(m)	Drafting. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(n)	Reliance. Stockholder understands and acknowledges that SJW, Merger Sub and CTWS are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(o)	Governing Law; Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.

(i)	THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS, RULES OR PRINCIPLES THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

(ii)	Each of the parties (A) consents to submit to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

(iii)	EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 4(o)(iii).

(iv)	The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (A) of the first sentence of Section 4(o)(ii), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SJW GROUP

By:	/s/ James P. Lynch
Name: James P. Lynch
Title: Chief Financial Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:

Nonexempt Trust created under the
Roscoe Moss Jr. Revocable Trust dated March 24, 1982

By:	/s/ Robert A. Van Valer
Name: Robert A. Van Valer
Title: Trustee

Exempt Trust created under the
Roscoe Moss Jr. Revocable Trust dated
March 24, 1982

By:	/s/ Robert A. Van Valer
Name: Robert A. Van Valer
Title: Trustee

[Signature Page to Voting and Support Agreement]

Annex G

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 14, 2018, is entered into by and between SJW Group, a Delaware corporation (“SJW”) and Robert A. Van Valer (“Stockholder”) in his individual capacity.

WHEREAS, concurrently with the execution of this Agreement, SJW, Hydro Sub, Inc., a Connecticut corporation (“Merger Sub”) and Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, Stockholder is the beneficial owner of 83,272 shares of common stock, $0.001 par value, of SJW (the “Shares”) (such Shares, together with any other Shares that are acquired by the Stockholder after the date hereof, being collectively referred to herein as the “Covered Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, CTWS has required that SJW and Stockholder enter into this Agreement and, in order to induce CTWS to enter into the Merger Agreement, SJW and Stockholder are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Agreements of Stockholder.

(a)	Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at each meeting of the stockholders of SJW however called (and each action by written consent in lieu of a meeting) and each postponement or adjournment thereof, Stockholder shall vote all Covered Shares owned by Stockholder (or cause such Covered Shares to be voted) or (as appropriate) execute written consents in respect thereof: (i) in favor of the Share Issuance; (ii) in favor of the SJW Charter Amendment; (iii) in favor of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes to approve the Share Issuance or the SJW Charter Amendment; (iv) in favor of any other matter considered at any such meeting of the SJW stockholders that the SJW Board has (A) determined is necessary or desirable for the consummation of the Merger, (B) disclosed in the Joint Proxy Statement or other written materials distributed to all SJW stockholders and (C) recommended that the SJW stockholders approve or adopt; (v) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of SJW in the Merger Agreement; (vi) against any SJW Takeover Proposal; and (vii) against any agreement (including, without limitation, any amendment of any agreement), amendment of the SJW Charter (other than the SJW Charter Amendment) or SJW Bylaws (other than as contemplated by Exhibit A of the Merger Agreement) or other action that would delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(b)	Proxy. Solely in the event of a failure by Stockholder to act in accordance with Stockholder’s obligations as to voting pursuant to Section 1(a), Stockholder hereby irrevocably (until the termination of this Agreement in accordance with its terms) grants to and appoints SJW as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to represent, vote and otherwise act (by voting at any meeting of the SJW stockholders, by written consent in lieu thereof or otherwise) with respect to the Covered Shares regarding the matters referred to in Section 1(a) until the termination of this Agreement in accordance with its terms, to the same extent and with the same effect as Stockholder might or could do under applicable Law. The proxy granted pursuant to this Section 1(b) is coupled with an interest and shall be irrevocable until the termination of this Agreement in accordance with its terms. Until the termination of this Agreement in accordance with its terms, Stockholder will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any of Stockholder’s Shares that may have heretofore been appointed or granted with respect to the matters referred to in this Section 1(b), and prior to the termination of this Agreement in accordance with its terms no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by Stockholder, except as required by any election form or letter of transmittal in connection with the Merger, or in connection with Stockholder voting by proxy at the meeting of the SJW stockholders as contemplated by Section 1(a). Notwithstanding the foregoing, this proxy shall terminate upon termination of this Agreement in accordance with its terms.

(c)	Restriction on Transfer; Proxies; Non-Interference; Etc. From the date hereof until any termination of this Agreement in accordance with its terms, Stockholder shall not, directly or indirectly: (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Covered Shares (or any right, title or interest thereto or therein) (each, a “Transfer”); (ii) deposit any Covered Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Covered Shares; (iii) otherwise permit any Liens to be created on any Covered Shares; (iv) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Stockholder from performing any of his obligations under this Agreement; or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses, in each case of this Section 1(c), other than (A) in respect of the Merger, (B) in connection with bona fide estate planning purposes for the benefit of Stockholder’s affiliates or beneficiaries, or (C) upon the death of Stockholder. Notwithstanding the foregoing, Stockholder may Transfer any or all of the Covered Shares in accordance with the distribution provisions of Stockholder’s Declaration of Trust; provided, however, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is transferred shall have executed and delivered to SJW a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. Notwithstanding the foregoing, Stockholder may Transfer any or all of the Covered Shares that are held by the Stockholder in his individual capacity (and not, for the avoidance of doubt, any Covered Shares held by the Stockholder as trustee of the Nonexempt Trust created under the Roscoe Moss Jr. Revocable Trust dated March 24, 1982 or the Exempt Trust created under the Roscoe Moss Jr. Revocable Trust dated March 24, 1982) (i) to any member of the immediate family of Stockholder or to a trust for the benefit of Stockholder or any member of his immediate family or (ii) SJW pursuant to the terms of Stockholder’s restricted stock awards from SJW that provide for forfeiture of such Covered Shares; provided, however, prior to and as a condition to the effectiveness of such Transfer pursuant to clause (i), each Person to which any of such Covered Shares or any interest in any of such Covered Shares is transferred shall have executed and delivered to CTWS a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 1(c) shall be null and void and of no effect.

(d)	No Solicitation. From the date hereof until any termination of this Agreement in accordance with its terms, Stockholder shall not, directly or indirectly: (i) solicit, initiate, cause, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any SJW Takeover Proposal; (ii) other than to inform any Person of the existence of this Section 1(d), participate in any discussions or negotiations with any third party regarding any SJW Takeover Proposal; or (iii) enter into any agreement related to any SJW Takeover Proposal; provided, however, that Stockholder may, and may authorize and permit any Representative of Stockholder to, take any actions to the extent SJW is permitted to take such actions under Section 5.02 of the Merger Agreement, including providing non-public information to, and participating in discussions or negotiations with, any Person if at such time Stockholder has been notified by SJW that the SJW Board is permitted to take such actions in accordance with Section 5.02 of the Merger Agreement.

(e)	Information for Joint Proxy Statement; Publication.

(i)	Stockholder hereby authorizes CTWS, SJW and Merger Sub to publish and disclose in the Joint Proxy Statement, any other filing with any Governmental Entity or national securities exchange required to be made in connection with the Merger, any other disclosure required by applicable Law in connection with the Merger or any press release issued by SJW or CTWS in connection with the Merger, his identity and ownership of Covered Shares and the nature of his commitments, arrangements and understandings under this Agreement; provided, that in advance of any such publication or disclosure, Stockholder shall be afforded a reasonable opportunity to review and comment on (which comments shall be considered in good faith) the references to Stockholder contained in such publication or disclosure. Stockholder agrees to promptly provide to SJW and CTWS any information they may reasonably require for the preparation of any such publication or disclosure.

(ii)	Except as required by applicable Law or listing agreement with a national securities exchange or a Governmental Entity, no Stockholder shall issue or cause the publication of any press release or make any other public announcement (to the extent not previously issued or made in accordance the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated thereby without the prior consent of SJW (not to be unreasonably withheld or delayed). Stockholder shall provide SJW with a reasonable opportunity to review and comment on (which comments shall be considered in good faith) the amendment on Schedule 13D to be filed by Stockholder with the Securities and Exchange Commission under the Exchange Act in connection with this Agreement.

(f)	Notices of Certain Events. Stockholder shall promptly notify SJW of (i) any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of Stockholder set forth in this Agreement to no longer be true and correct or (ii) the failure by Stockholder to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by Stockholder under this Agreement.

2.	Representations and Warranties of Stockholder. Stockholder hereby, severally and not jointly, represents and warrants to SJW as follows:

(a)	Binding Agreement.

(i)	Stockholder has the power, including the requisite trust power, and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement and to perform fully his obligations hereunder.

(ii)

The execution and delivery of this Agreement by Stockholder and the performance of his obligations hereunder have been duly and validly authorized and approved by Stockholder. No other proceedings on the part of Stockholder are necessary to authorize the execution and delivery of this Agreement and the performance by Stockholder of his obligations hereunder. This

Agreement has been duly executed and delivered by Stockholder and, assuming due authorization, execution and delivery hereof by SJW, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application, now or hereinafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b)	Consents and Approvals; No Violations; Non-Contravention. Except for filings under the Exchange Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Stockholder of his obligations under this Agreement, other than such other consents, approval, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Stockholder of any of his obligations under this Agreement. Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by Stockholder nor the consummation by Stockholder of his obligations under this Agreement, nor compliance by Stockholder with any of the terms or provisions hereof or thereof, will (i) violate or conflict with any provision of the organizational documents of Stockholder or (ii) (A) violate any Law applicable to Stockholder, (B) violate any provision of any decree, order or judgment applicable to Stockholder or (C) result in a breach or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon the Covered Shares, under, any of the terms, conditions or provisions of any Contract to which Stockholder is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, accelerations and Liens as, individually and in the aggregate, would not reasonably be expected to prevent or materially delay or impair Stockholder’s ability to perform his obligations hereunder.

(c)	Ownership of Shares. Stockholder is the beneficial owner of 83,272 Shares, 79,412 of which are free and clear of any Liens and proxy and any restriction on the right to vote, sell or otherwise dispose of such Shares, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States. Without limiting the foregoing, except for any such encumbrances arising hereunder and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, Stockholder has due power and authority to vote and dispose of all of his Covered Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any of his Covered Shares. As of the date hereof, Stockholder does not own, beneficially or of record, any voting securities of SJW other than the number of Shares which constitute his Covered Shares.

3.	Termination. This Agreement shall terminate on the first to occur of: (a) the written agreement executed by the parties hereto to terminate this Agreement; (b) the termination of the Merger Agreement in accordance with its terms; (c) the approval of the stockholders of SJW of the Share Issuance and the SJW Charter Amendment; (d) the entry, without the prior written consent of the Stockholder, into any amendment or modification to the Merger Agreement that results in (i) an increase in the Exchange Ratio or the Merger Consideration (each as defined in the Merger Agreement on the date hereof) or (ii) a change in the form of Merger Consideration; and (e) a SJW Adverse Recommendation Change. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for breach of this Agreement.

4.	Miscellaneous.

(a)

Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Stockholder in his capacity as an owner of Covered Shares and that nothing in this Agreement shall in any way restrict or limit Stockholder or any affiliate of Stockholder from taking or authorizing any action or inaction in his or her capacity as a director, officer, trustee or other fiduciary of SJW, any Subsidiary thereof or any other Person, or of any employee benefit plan of SJW, including, without limitation, if applicable, participating in his or her capacity as a director or officer of SJW in any discussions or negotiations in accordance with Section 5.02 of the Merger Agreement.

(b)	Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)	Additional Shares. Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify SJW of the number of Shares, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof. Any Shares as to which Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Covered Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of SJW affecting the Shares, the number of Shares constituting Covered Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of SJW issued to Stockholder in connection therewith.

(d)	Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “beneficially own”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)	Further Assurances. From time to time, at the request of SJW and without further consideration, Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)	Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder; provided, however, that CTWS is hereby made an express third-party beneficiary of, and is entitled to specifically enforce the obligations set forth in, this Section 4(f), Section 3, Section 4(h) and Section 4(o).

(g)	Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4(g) shall be null and void.

(h)

Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto; provided, however, that notwithstanding anything to the contrary set forth herein, this Section 4(h), Section 3 and Section 4(f) (and any related definitions to the extent a modification, waiver or termination of such definitions would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated without the prior written consent of CTWS. Any party to this Agreement may, subject to Law: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; (iii) waive compliance by the other party with any of the agreements contained herein; or (iv) except as otherwise provided herein, waive any of such party’s conditions. No failure or delay by SJW in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

(j)	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and each such counterpart shall be deemed an original instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

(k)	Descriptive Headings. Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to SJW to:

SJW Group

110 West Taylor Street

San Jose, CA 95110

Phone:             (408) 279-7800

Email:             legal@sjwater.com

Attention:       Suzy Papazian, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Phone:             (650) 470-4500

Email:             leif.king@skadden.com; kenton.king@skadden.com;

                         pankaj.sinha@skadden.com

Attention:       Leif B. King Kenton J. King Pankaj K. Sinha

if to Stockholder to:

Robert A. Van Valer

4360 Worth Street

Los Angeles, CA 90063

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130

Phone:             (858) 720-8943

Facsimile:       (858) 509-3691

Attention:        John D. Tishler, Esq.

(m)	Drafting. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(n)	Reliance. Stockholder understands and acknowledges that SJW, Merger Sub and CTWS are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(o)	Governing Law; Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.

(i)	THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS, RULES OR PRINCIPLES THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

(ii)	Each of the parties (A) consents to submit to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (B) agrees that it, or he, will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it, or he, will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

(iii)	EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 4(o)(iii).

(iv)	The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (A) of the first sentence of Section 4(o)(ii), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SJW GROUP

By:	/s/ James P. Lynch
Name: James P. Lynch
Title: Chief Financial Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:

Robert A. Van Valer

/s/ Robert A. Van Valer

[Signature Page to Voting and Support Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit. Combined SJW’s amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. As permitted under the DGCL, SJW has entered into indemnity agreements with its directors and officers. Under the indemnity agreements, SJW will indemnify its directors and officers to the fullest extent permitted by the DGCL, as the same may be amended from time to time.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Combined SJW’s amended and restated bylaws will provide that Combined SJW must indemnify Combined SJW’s directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that, if and to the extent required by the DGCL, such an advance shall be made only upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified therefor.

Prior to the effective time of the merger, CTWS will (and if CTWS is unable to, SJW will cause CTWS as of the effective time of the merger to) obtain and fully pay for “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O insurance”) for each former and present director or officer of CTWS or any CTWS subsidiary, with a claims period of at least six years from and after the effective time of the merger, from one or more insurance carriers with the same or better credit rating as CTWS’s D&O insurance carrier as of the date of the merger agreement, and with terms, conditions, retentions, limits of liability and levels of coverage at least as favorable as CTWS’s existing D&O insurance with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby). However, SJW will not be required to expend more than 300% of the aggregate annual premium payable by CTWS for its D&O insurance for the period ended August 31, 2018 (the “maximum amount”), and if SJW is unable to obtain such insurance for an amount that is equal to or less than the maximum amount, it shall obtain D&O insurance for the six-year period with the greatest coverage available for an amount equal to the maximum amount.

Item 21. Exhibits and Financial Statement Schedules.

The agreements included as exhibits to this joint proxy statement/prospectus contain representations, warranties and covenants that: (i) were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; (ii) were made solely for the benefit of the contracting parties; (iii) may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); (iv) may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts and (v) may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

SJW and CTWS acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about SJW and CTWS may be found elsewhere in this registration statement and SJW’s and CTWS’s other public filings, which are available without charge through the U.S. Securities and Exchange Commission (the “SEC”)’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 207.

(a) Exhibits

Exhibit Number	Description

2.1†	Amended and Restated Agreement and Plan of Merger, dated as of May 30, 2018, by and among SJW Group, Hydro Sub, Inc. and Connecticut Water Service, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this registration statement)

3.1	Certificate of Incorporation of SJW Group (incorporated by reference to Exhibit 3.1 to Form 8-K filed on November 15, 2016)

3.2	Certificate of Amendment of the Certificate of Incorporation of SJW Group (incorporated by reference to Exhibit 3.3 to Form 8-K filed on November 15, 2016)

3.3	Amended and Restated Bylaws of SJW Group (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on January 26, 2017)

3.4*	Form of Amendment to Certificate of Incorporation of SJW Group

3.5*	Form of Amendment to Amended and Restated Bylaws of SJW Group

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered

8.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters

8.2**	Opinion of Sullivan & Cromwell LLP regarding certain U.S. federal income tax matters

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm for SJW Group

23.2	Consent of Baker Tilly Virchow Krause, LLP, Independent Registered Public Accounting Firm for Connecticut Water Service, Inc.

23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.4**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.5**	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)

24.1*	Power of Attorney (included in the signature page hereto)

99.1**	Form of Proxy for SJW Group

99.2**	Form of Proxy for Connecticut Water Service, Inc.

99.3	Consent of J.P. Morgan Securities LLC

99.4	Consent of Wells Fargo Securities, LLC

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Previously filed with registrant’s Registration Statement on Form S-4 (No. 333-224440), which was filed with the Securities and Exchange Commission on April 25, 2018.
**	Previously filed with registrant’s Registration Statement on Amendment No. 1 to Form S-4 (No. 333-224440), which was filed with the Securities and Exchange Commission on June 7, 2018.

Item 22. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

E. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

F. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SJW Group has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 25th day of June, 2018.

SJW GROUP

By:	/s/ Eric W. Thornburg
Name:	Eric W. Thornburg
Title:	Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric W. Thornburg Eric W. Thornburg	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer and Director)	June 25, 2018

* James P. Lynch	Chief Financial Officer and Treasurer (Principal Financial Officer)	June 25, 2018

* Wendy Avila-Walker	Vice President of Finance and Controller (Principal Accounting Officer)	June 25, 2018

* Katharine Armstrong	Director	June 25, 2018

* Walter J. Bishop	Director	June 25, 2018

* Douglas R. King	Director	June 25, 2018

* Gregory P. Landis	Director	June 25, 2018

* Debra C. Man	Director	June 25, 2018

* Daniel B. More	Director	June 25, 2018

Signature	Title	Date

* Robert A. Van Valer	Director	June 25, 2018

*	As Attorney-in-fact

By:	/s/ Eric W. Thornburg
Eric W. Thornburg